Filed pursuant to Rule 424(b)(3)
Registration No. 333-226618

November 26, 2018

AMENDED CLASS V TRANSACTION PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear fellow stockholders:

On or about October 23, 2018, we mailed you a proxy statement/prospectus dated October 19, 2018 (the “proxy statement/prospectus”) relating to a special meeting of the stockholders of Dell Technologies Inc. (“Dell Technologies,” the “Company,” “we,” “our” or “us”), to be held on December 11, 2018, at 8:00 a.m., Central Time, at the Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682. The special meeting has been called for the purpose of considering and voting upon a number of matters relating to a proposed transaction (the “Class V transaction”), which would be implemented pursuant to an Agreement and Plan of Merger, dated as of July 1, 2018 (the “merger agreement”), between the Company and Teton Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”).

I am pleased to announce that, on November 14, 2018, the Company and Merger Sub entered into Amendment No. 1 to the Agreement and Plan of Merger (the “merger agreement amendment” and, together with the merger agreement, as it may be further amended from time to time, the “amended merger agreement”). The merger agreement amendment, among other things, (i) increases the maximum amount of cash consideration payable to the holders of our Class V Common Stock in the Class V transaction from $9 billion to $14 billion, (ii) increases the per share cash consideration payable to the holders of the Class V Common Stock electing to receive cash consideration from $109.00, without interest, to $120.00, without interest, and (iii) increases the ratio at which each share of Class V Common Stock may be exchanged from 1.3665 shares of Class C Common Stock to at least 1.5043 shares of Class C Common Stock. Under the amended merger agreement, at the effective time of the merger, each share of our Class V Common Stock will be converted into the right to receive, at the election of the holder of such share, either (1) such number of shares of our Class C Common Stock as determined by the application of the exchange ratio, which will be between 1.5043 and 1.8130 (as described in the accompanying supplement to the proxy statement/prospectus), or (2) $120.00 in cash, without interest, subject to a cap of $14 billion on the aggregate amount of cash consideration.

In addition, the merger agreement amendment provides for certain corporate governance changes, including changes to the Company’s amended and restated certificate of incorporation (the “amended and restated Company certificate”) to provide for the ability of holders of Class C Common Stock, voting separately as a series, to elect one director at each annual meeting of stockholders of the Company, beginning with the second annual meeting of stockholders of the Company following the completion of the Class V transaction. Further, pursuant to the merger agreement amendment, by no later than June 30, 2019, (i) the Company’s board of directors will appoint to the board a fourth independent director after consultation with holders of Class C Common Stock and (ii) the Company will establish a nominating and corporate governance committee of the board of directors that, among its other responsibilities, will select or recommend to the board of directors a director nominee for election or re-election by the holders of Class C Common Stock, voting separately as a series.

If holders of Class V Common Stock elect in the aggregate to receive more than $14 billion in cash, the cash elections will be subject to proration as described in the accompanying supplement. The Company expects to issue between approximately 299,892,120 shares of Class C Common Stock (if all holders of Class V Common Stock elect to receive shares of Class C Common Stock) and approximately 124,390,453 shares of Class C Common Stock (if the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the exchange ratio is 1.5043). With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction. The Class C Common Stock will be entitled to one vote per share with respect to matters to be voted upon by the Company’s stockholders and will represent an interest in Dell Technologies’ entire business and, unlike the Class V Common Stock, will not track the performance of any distinct assets or business.

The Company has applied to list the Class C Common Stock on the New York Stock Exchange (the “NYSE”) under the symbol “DELL.” If the listing is approved, the shares of Class C Common Stock will begin trading following the completion of the Class V transaction. If the Class V transaction is completed, there will no longer be any outstanding shares of Class V Common Stock, which is currently listed on the NYSE under the ticker symbol “DVMT.”

The completion of the Class V transaction is contingent on, among other things, the holders of a majority of the outstanding shares of our Class V Common Stock (excluding shares held by affiliates of the Company) approving the adoption of the amended merger agreement and the amended and restated Company certificate that is described in the accompanying supplement. The accompanying supplement includes copies of the merger agreement amendment and the form of the amended and restated Company certificate as Annex S-A and Annex S-B thereto, respectively, and the proxy statement/prospectus includes a copy of the merger agreement as Annex A thereto.

Our board of directors formed a Special Committee comprised entirely of independent and disinterested directors to evaluate the Class V transaction and other potential alternatives solely on behalf of, and solely in the interests of, the holders of Class V Common Stock. The Special Committee has unanimously determined that the amended merger agreement and the Class V transaction are advisable and in the best interests of the holders of the Class V Common Stock. The Special Committee unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the amended merger agreement and “FOR” the adoption of the amended and restated Company certificate. Our board of directors also has unanimously determined that the amended merger agreement and the Class V transaction are advisable and in the best interests of the Company and all of its stockholders. The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the amended merger agreement and “FOR” the adoption of the amended and restated Company certificate.

The accompanying supplement describes the amended merger agreement and the Class V transaction. We urge you to read, carefully and in their entirety, the accompanying supplement and its annexes, including the merger agreement amendment and the form of the amended and restated Company certificate attached as Annex S-A and Annex S-B thereto, respectively, and, if you have not done so already, the proxy statement/prospectus, which was previously provided to you, including its annexes and the documents referred to or incorporated by reference therein. In particular, you should carefully consider the matters discussed under “Risk Factors,” which begins on page 60 of the proxy statement/prospectus, and “Update to Risk Factors,” which begins on page S-33 of the accompanying supplement and any documents incorporated by reference into the proxy statement/prospectus and the accompanying supplement.

Regardless of the number of shares of common stock you own, your vote is important. We cannot complete the Class V transaction without the approval of the adoption of the amended merger agreement and the amended and restated Company certificate by our stockholders, including the holders of our Class V Common Stock. Whether or not you plan to attend the special meeting, if you have not already done so, we urge you to submit a proxy as promptly as possible to authorize in advance of the special meeting the voting of your shares by using one of the methods described in the proxy statement/prospectus. If you previously submitted a proxy for the special meeting of stockholders, which proxy has not subsequently been revoked, and you intend such proxy to be voted at the special meeting in the manner specified, you do not need to do anything further. If you previously submitted a proxy card and wish to revoke your proxy or change your voting instructions, we urge you to submit a later dated proxy card to have your shares voted as instructed on the proxy card mailed to you by Dell Technologies, which will revoke any earlier dated proxy card that you submitted. If you fail to vote or abstain from voting on the adoption of the amended merger agreement or the amended and restated Company certificate, the effect will be the same as a vote against the Class V transaction.

Additionally, in connection with the merger agreement amendment, we have updated the election form previously sent to you. If you have not already submitted an election form or wish to change your election, we urge you to complete the updated election form when you receive it and submit it so that your election form is received by our exchange agent by 5:30 p.m., New York City time, on the eighth trading day following the date on which the Company issues a public announcement that the requisite stockholder approvals for the Class V transaction have been obtained. If you have previously submitted an election form, and you do not wish to change your election, you do not need to do anything further because the increase in the share consideration and the cash consideration pursuant to the merger agreement amendment will automatically apply to your election choices indicated in the prior election form. If you fail to submit a properly completed election form by this deadline or fail to properly elect which form of consideration to receive, you will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

We hope to see you at the special meeting and look forward to the successful completion of the Class V transaction.

Sincerely,

Michael S. Dell

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying supplement or the proxy statement/prospectus or determined that the accompanying supplement or the proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying supplement is dated November 26, 2018.

ADDITIONAL INFORMATION

The proxy statement/prospectus, including the accompanying supplement, incorporates important business, financial and other information about the Company from documents that are not included in the proxy statement/prospectus or the accompanying supplement. Stockholders of Dell Technologies, including any beneficial owner, may obtain copies of any of the documents incorporated by reference into the proxy statement/prospectus and the accompanying supplement, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, at no cost, by written or oral request directed to:

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Investor Relations

Telephone: (512) 728-7800

If you have questions about the Class V transaction, the accompanying supplement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or the accompanying supplement or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree M&A Incorporated toll-free at (877) 717-3936 (persons in the United States and Canada), +1 (412) 232-3651 (persons outside the United States and Canada) or (212) 750-5833 (collect) (banks, brokers and other financial institutions). You will not be charged for any of these documents that you request.

If you would like to request documents incorporated by reference into the proxy statement/prospectus or the accompanying supplement, please do so by no later than December 4, 2018, which is five business days before the date of the special meeting of stockholders.

See “Where You Can Find More Information” for additional information, including how you can view the incorporated documents via the internet.

Neither the proxy statement/prospectus nor the accompanying supplement constitutes an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

NOTICE TO STOCKHOLDERS

DELL TECHNOLOGIES INC.

One Dell Way

Round Rock, Texas 78682

SUPPLEMENT DATED NOVEMBER 26, 2018

(to the Proxy Statement/Prospectus dated October 19, 2018)

AMENDED CLASS V TRANSACTION PROPOSAL

To the Stockholders of Dell Technologies Inc.:

On or about October 23, 2018, we mailed you a proxy statement/prospectus, dated October 19, 2018, which is referred to herein as the proxy statement/prospectus, relating to a special meeting of the stockholders of Dell Technologies, to be held on December 11, 2018, at 8:00 a.m. Central Time, at the Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682. On or about November 21, 2018, we mailed you an updated notice of the special meeting (the “November stockholder notice”). This notice confirms the information provided to you in such prior notices. At the special meeting, stockholders will be asked to take the following actions:

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to adopt the Agreement and Plan of Merger, between Dell Technologies and Teton Merger Sub Inc., dated as of July 1, 2018, referred to herein as the merger agreement, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 14, 2018, and as it may be further amended from time to time, referred to herein as the amended merger agreement, pursuant to which Teton Merger Sub Inc. will be merged with and into Dell Technologies, and Dell Technologies will continue as the surviving corporation, which transaction is referred to herein as the merger;

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to adopt the Fifth Amended and Restated Certificate of Incorporation of Dell Technologies Inc., referred to herein as the amended and restated Company certificate, in the form attached as Exhibit A to the merger agreement amendment that is attached as Annex S-A to the accompanying supplement, which is part of the amended merger agreement;

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to approve, on a non-binding, advisory basis, compensation arrangements with respect to the named executive officers of Dell Technologies related to the Class V transaction described in the proxy statement/prospectus, referred to herein as the transaction-related compensation proposal; and

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to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended merger agreement or adopt the amended and restated Company certificate, referred to herein as the adjournment proposal.

A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus and a copy of the merger agreement amendment is attached as Annex S-A to the accompanying supplement.

Dell Technologies will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying supplement and the proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The Dell Technologies board of directors has fixed the close of business on October 18, 2018 as the record date for the special meeting. Only holders of record of Dell Technologies common stock as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Attendance at the special meeting will be limited to Dell Technologies stockholders as of the record date and to guests of Dell Technologies, as more fully described under “Special Meeting of Stockholders—Date, Time and Location” on page 128 of the proxy statement/prospectus. Stockholders who come to the special meeting will be required to present evidence of stock ownership as of October 18, 2018. You can obtain this evidence from your bank, brokerage firm or other nominee, typically in the form of your most recent monthly statement. All stockholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings.

Adoption of the amended merger agreement and the amended and restated Company certificate each require the affirmative vote, in person or by proxy, of (1) holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class, (2) holders of record of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, (3) holders of record of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, and (4) holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class. Approval, on a non-binding, advisory basis, of the transaction-related compensation proposal and approval of the adjournment proposal each require the affirmative vote of holders of record of a majority of the voting power of the outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or by proxy at the meeting and entitled to vote thereon, voting together as a single class.

Under Delaware law, if you are a holder of our Class A Common Stock, our Class B Common Stock or our Class C Common Stock and you do not vote in favor of the proposal to adopt the amended merger agreement, you have not otherwise waived your statutory appraisal right and you comply with other requirements, you are entitled to statutory appraisal rights under Delaware law in connection with the Class V transaction. If you comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, referred to herein as DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of common stock determined by the Court of Chancery of the State of Delaware and to receive cash payment for those shares based on that valuation. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the value of the shares you would own after the merger if you did not exercise your appraisal rights. Any holder of Class A Common Stock, Class B Common Stock or Class C Common Stock seeking to assert appraisal rights should carefully review the procedures described in the proxy statement/prospectus. A copy of the applicable provisions of the DGCL was attached as Exhibit E to the proxy statement/prospectus. In addition, a copy of the applicable provisions of the DGCL, as amended, effective August 1, 2018, was included in the November stockholder notice, and is attached as Annex S-E to this supplement. The amendments to such provisions of the DGCL, effective August 1, 2018, do not affect the manner by which any stockholder with appraisal rights would exercise such rights.

The Special Committee, comprised entirely of independent and disinterested directors, which was established to act solely on behalf of, and solely in the interests of, the holders of Class V Common Stock, unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the amended merger agreement and “FOR” the adoption of the amended and restated Company certificate. The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the amended merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Your vote is very important. Whether or not you expect to attend the special meeting in person, if you have not already done so, we urge you to submit your proxy as promptly as possible by (i) accessing the internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If you previously submitted a proxy for the special meeting of stockholders, which proxy has not subsequently been revoked, and you intend such proxy to be voted at the special meeting in the manner specified, you do not need to do anything further. If you previously submitted a proxy card and wish to revoke your proxy or change your voting instructions, we urge you to submit a later dated proxy card to have your shares voted as instructed on the proxy card mailed to you by Dell Technologies, which will revoke any earlier dated proxy card that you submitted. If your shares are held of record in the name of a nominee, please follow the instructions on the voting instruction form furnished by the nominee.

On November 15, 2018, the Icahn stockholders filed (i) a Schedule 13D/A with the SEC, which amends their prior Schedule 13D filed with the SEC on October 15, 2018, and (ii) definitive additional materials to their definitive proxy statement filed with the SEC on October 15, 2018, in each case disclosing their intention to terminate their opposition to the Class V transaction and their solicitation of the Company’s stockholders to vote against all proposals in the proxy statement/prospectus. Advisors to Dell Technologies have been informed by advisors to the Icahn stockholders that the Icahn stockholders do not intend to vote any proxies submitted to them on the gold proxy card at the special meeting. As a result, if you have previously submitted a gold proxy card sent to you by any Icahn stockholder or its affiliates, your vote will not be counted. We urge you to submit a later dated white proxy card that was enclosed with the proxy statement/prospectus or the November stockholder notice by (i) accessing the internet website specified on such proxy card, (ii) calling the toll-free number specified on such proxy card or (iii) marking, signing, dating and returning such proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting.

Additionally, in connection with the merger agreement amendment, we have updated the election form previously sent to you. We will use our reasonable efforts to cause an updated election form to be disseminated to persons who, as of the record date for the special meeting, were holders of record of shares of Class V Common Stock as soon as practicable following the filing of the accompanying supplement with the SEC. If you have not already submitted an election form or wish to change your election, we urge you to complete the updated election form when you receive it and submit it so that your election form is received by our exchange agent by 5:30 p.m., New York City time, on the eighth trading day following the date on which the Company issues a public announcement that the requisite stockholder approvals for the Class V transaction have been obtained. If you have previously submitted an election form, and you do not wish to change your election, you do not need to do anything further because the increase in the share consideration and the cash consideration pursuant to the merger agreement amendment will automatically apply to your election choices indicated in the prior election form. If you fail to submit a properly completed election form by this deadline or fail to properly elect which form of consideration to receive, you will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

We urge you to read, carefully and in their entirety, the accompanying supplement and the proxy statement/prospectus, including all documents incorporated by reference into the proxy statement/prospectus and the accompanying supplement, and each of their annexes. In particular, see “Risk Factors,” which begins on page 60 of the proxy statement/prospectus, and “Update to Risk Factors,” which begins on page S-33 of the accompanying supplement. If you have any questions concerning the Class V transaction, the merger, the amended merger agreement, the special meeting, the accompanying supplement or the proxy statement/prospectus, would like additional copies of the accompanying supplement or the proxy statement/prospectus or need assistance or help submitting a proxy to have your shares of Dell Technologies common stock voted, please contact Innisfree M&A Incorporated:

Innisfree M&A Incorporated

Stockholders may call toll free: (877) 717-3936

Stockholders outside of the United States and Canada may call: +1 (412) 232-3651

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

Richard J. Rothberg

General Counsel and Secretary

ANNEXES

Annex S-A:	Merger Agreement Amendment (including the Form of Fifth Amended and Restated Certificate of Incorporation as Exhibit A and the Form of Second Amended and Restated Bylaws as Exhibit B)
Annex S-B:	Proposed Amendments to the Company’s Certificate of Incorporation
Annex S-C:	Proposed Amendments to the Company’s Bylaws
Annex S-D:	Opinion of Evercore Group L.L.C. dated November 14, 2018
Annex S-E:	Section 262 of General Corporation Law of the State of Delaware

S-i

EXPLANATORY NOTE

This supplement to the proxy statement/prospectus of Dell Technologies, dated October 19, 2018, which was first mailed on or about October 23, 2018 to Dell Technologies stockholders who were record holders of our common stock as of October 18, 2018, is being provided to you because the parties thereto have entered into an amendment to the Agreement and Plan of Merger, dated as of July 1, 2018, by and between Dell Technologies Inc. and Teton Merger Sub Inc. The merger agreement amendment, among other things, (i) increases the maximum amount of cash consideration payable to the holders of our Class V Common Stock in the Class V transaction from $9 billion to $14 billion, (ii) increases the per share cash consideration payable to the holders of the Class V Common Stock electing to receive cash consideration from $109.00, without interest, to $120.00, without interest, and (iii) increases the ratio at which each share of Class V Common Stock may be exchanged from 1.3665 shares of Class C Common Stock to at least 1.5043 shares of Class C Common Stock. In addition, the merger agreement amendment provides for certain corporate governance changes and a change to the election deadline as described elsewhere in this supplement.

This supplement and the annexes hereto should be read in conjunction with the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to or incorporated by reference into the proxy statement/prospectus and this supplement, each of which should be read in its entirety.

Except as otherwise described in this supplement and the annexes to this supplement, the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to or incorporated by reference into the proxy statement/prospectus and this supplement, are not otherwise modified, supplemented or amended. To the extent that information included in or incorporated by reference into this supplement differs from, updates or conflicts with information included in or incorporated by reference into the proxy statement/prospectus, the information in this supplement shall supersede or supplement the information in the proxy statement/prospectus.

Unless otherwise indicated or as the context otherwise requires, a reference in this supplement to:

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“alternative financing” has the meaning given to such term in this supplement under the heading “Update to Proposal 1—Adoption of the Merger Agreement—Financing of the Increased Maximum Aggregate Amount of Cash Consideration”;

•	“Amended Sponsor Stockholders Agreements” refers to the MD Stockholders Agreement and the SLP Stockholders Agreement, collectively;

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“credit agreement” refers to the credit agreement, dated as of September 7, 2016, by and among Denali Intermediate, Dell, Dell International, EMC (as successor to Universal Acquisition Co.), Credit Suisse AG, Cayman Islands Branch, as Term Loan B administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as Term Loan A/Revolver administrative agent, and the lenders party thereto (as it may be amended, supplemented or modified from time to time);

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“debt financing” has the meaning given to such term in this supplement under the heading “Update to Proposal 1—Adoption of the Merger Agreement—Financing of the Increased Maximum Aggregate Amount of Cash Consideration”;

•	“Dell International” refers to Dell International L.L.C., a Delaware limited liability company;

•	“Denali Intermediate” refers to Denali Intermediate Inc., a Delaware corporation;

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“DVMT Trading Price” refers to the 17-day aggregate volume-weighted average price per share of Class V Common Stock on the NYSE (as reported on Bloomberg) for a period of 17 consecutive trading days ending on the date of the election deadline;

•	“election deadline” refers to 5:30 p.m., New York City time, on the eighth trading day following the date on which the Company issues a public announcement that the stockholder proposals described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement” and “Proposal 2—Adoption of Amended and Restated Company Certificate,” as supplemented by the updates described in this supplement under “Update to Proposal 1—Adoption of the Merger Agreement” and “Update to Proposal 2—Adoption of Amended and Restated Company Certificate,” have been approved by the stockholders of the Company;

•	“exchange ratio” refers to the minimum exchange ratio as increased by the exchange ratio adjustment (provided that the exchange ratio does not exceed the maximum exchange ratio);

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“exchange ratio adjustment” refers to certain adjustments to the exchange ratio as described in this supplement under the heading “Update to Questions and Answers Regarding the Class V Transaction and the Special Meeting—Q: How will the applicable exchange ratio be calculated?” and “Update to Election to Receive Class C Common Stock or Cash Consideration”;

•	“existing Company bylaws” refers to the Amended and Restated Bylaws of Dell Technologies Inc.;

•	“maximum exchange ratio” refers to 1.8130 shares of Class C Common Stock issuable in exchange for each share of Class V Common Stock in the Class V transaction;

•	“merger agreement amendment” refers to Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 14, 2018, by and between Dell Technologies Inc. and Teton Merger Sub Inc.;

•	“minimum exchange ratio” refers to 1.5043 shares of Class C Common Stock issuable in exchange for each share of Class V Common Stock in the Class V transaction;

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“MD Stockholders Agreement” refers to the MD Stockholders Agreement to be effective upon the completion of the Class V transaction, by and among the Company and Denali Intermediate , Dell, EMC, Denali Finance Corp., Dell International, Michael S. Dell and the Susan Lieberman Dell Separate Property Trust;

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“MSD Partners Stockholders Agreement” refers to the MSD Partners Stockholders Agreement to be effective upon the completion of the Class V transaction, by and among the Company and Denali Intermediate, Dell, EMC, Denali Finance Corp., Dell International, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC and the other stockholders named therein;

•	“proxy statement/prospectus” refers to the proxy statement/prospectus included in the Registration Statement on Form S-4 and mailed to stockholders of Dell Technologies on or about October 23, 2018;

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“Registration Statement on Form S-4” refers to the registration statement on Form S-4 (File No. 333-226618) filed by Dell Technologies with the SEC and declared effective by the SEC on October 19, 2018; and

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“SLP Stockholders Agreement” refers to the SLP Stockholders Agreement to be effective upon the completion of the Class V transaction, by and among the Company and Denali Intermediate, Dell, EMC, Denali Finance Corp., Dell International, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P. Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P. and the other stockholders named therein.

In this supplement, unless otherwise indicated, the number of shares of our common stock to be outstanding after the completion of the Class V transaction is based on 768,371,322 shares of our common stock outstanding as of October 15, 2018.

In addition, where we have presented pro forma information assuming that all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction, such information has been calculated based on the minimum exchange ratio, regardless of the DVMT Trading Price, because only the minimum exchange ratio will apply.

Additionally, in this supplement and in the proxy statement/prospectus, unless the context otherwise requires, all references to (i) the “merger agreement” shall be deemed to refer, where applicable, to the

Agreement and Plan of Merger, dated as of July 1, 2018, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 14, 2018, between the Company and Merger Sub, as it may be further amended from time to time, (ii) the “amended and restated Company certificate” shall be deemed to refer, where applicable, to the form of the fifth amended and restated Company certificate attached as Exhibit A to the merger agreement amendment that is attached as Annex S-A to this supplement and (iii) the “Company bylaws” following the completion of the Class V transaction shall be deemed to refer, where applicable, to the form of the second amended and restated Company bylaws attached as Exhibit B to the merger agreement amendment that is attached as Annex S-A to this supplement.

Capitalized terms used and not defined in this supplement have the meanings set forth in the proxy statement/prospectus.

UPDATE TO QUESTIONS AND ANSWERS REGARDING THE CLASS V TRANSACTION AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger agreement amendment, the debt financing and the special meeting of stockholders. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this supplement, the annexes to this supplement, the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to or incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the internet.

Q:	Why am I receiving this supplement to the proxy statement/prospectus?

A:

You have been sent this supplement to the proxy statement/prospectus because the Company and Merger Sub have entered into the merger agreement amendment, which is attached as Annex S-A to this supplement. This supplement provides information about the merger agreement amendment and the changes to the Class V transaction as a result of the merger agreement amendment and updates the proxy statement/prospectus that was previously mailed to you.

Q:	What are the amendments to the merger agreement?

A:	The merger agreement amendment amends the merger agreement to provide for the following:

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Increased consideration for the Class V transaction: (i) increases the maximum amount of cash consideration payable to the holders of our Class V Common Stock in the Class V transaction from $9 billion to $14 billion, (ii) increases the per share cash consideration payable to the holders of the Class V Common Stock electing to receive cash consideration from $109.00, without interest, to $120.00, without interest, and (iii) increases the ratio at which each share of Class V Common Stock may be exchanged from 1.3665 shares of Class C Common Stock to at least 1.5043 shares of Class C Common Stock. Under the amended merger agreement, each share of our Class V Common Stock will be converted into the right to receive, at the election of the holder of such share, either (1) such number of shares of our Class C Common Stock as determined by the application of the exchange ratio, which will be between 1.5043 and 1.8130 (as described below under “—Q: How will the applicable exchange ratio be calculated?”) (with holders to receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction), or (2) $120.00 in cash, without interest, subject to a cap of $14 billion on the aggregate amount of cash consideration;

•

Corporate governance changes: (i) changes the amended and restated Company certificate to (x) grant to holders of Class C Common Stock the right, voting separately as a series, to elect one director at each annual meeting of stockholders of the Company, beginning with the second annual meeting of stockholders of the Company following the completion of the Class V transaction and (y) provide that the determination of the size of the board of directors of the Company will be determined in accordance with the bylaws (which bylaws may be amended by the board of directors or with the approval of the stockholders of the Company holding common stock representing a majority of the voting power of our outstanding common stock) and (ii) requiring that, by no later than June 30, 2019, (x) the board of directors of the Company appoint to the board a fourth independent director after consultation with holders of Class C Common Stock and (y) the Company establish a nominating and corporate governance committee of the board of directors that will, among its other responsibilities, select or recommend to the board a director nominee for election or re-election by the holders of Class C Common Stock, voting separately as a series;

•	Debt financing: contemplates the incurrence of up to $5 billion of gross proceeds in debt financing in order to fund the increase in the maximum aggregate amount of cash consideration;

•

Election deadline: extends the election deadline to 5:30 p.m., New York City time, on the eighth trading day following the date on which the Company issues a public announcement that the requisite stockholder approvals for the Class V transaction have been obtained; and

•

Conditions: adds as conditions to the completion of the Class V transaction that (i) in the event the aggregate cash consideration elected by holders of Class V Common Stock is equal to or greater than the $14 billion cap, the relevant Company subsidiaries will have received $5 billion of gross proceeds from debt financing (or, in the event that the aggregate cash consideration elected by holders of Class V Common Stock is greater than the $9 billion but less than $14 billion, the relevant Company subsidiaries will have received an amount of gross proceeds from debt financing equal to the aggregate cash consideration elected by holders of Class V Common Stock, less $9 billion) (the foregoing referred to as the debt financing condition), (ii) each Company subsidiary through which proceeds of such debt financing will pass in order to be received by the Company must have determined that such subsidiary meets all solvency and legal requirements to dividend, distribute, loan or otherwise transfer the proceeds of such debt financing or any alternative financing that it will receive in accordance with the plan of distribution established by the Company and (iii) any transfers of Class V Common Stock following the election deadline but prior to the closing of the Class V transaction shall not have resulted in the aggregate number of shares of Class C Common Stock to be issued as share consideration exceeding the aggregate number of shares of Class C Common Stock registered pursuant to the Company’s Registration Statement on Form S-4.

This description of the merger agreement amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement amendment, which is attached as in Annex S-A to this supplement, and the merger agreement, which is attached as Annex A to the proxy statement/prospectus, each of which is incorporated by reference into this supplement and the proxy statement/prospectus.

Q:	Please explain the Class V transaction.

A:

The Class V transaction gives Class V stockholders the option to participate in the future value creation of Dell Technologies through ownership of the Class C Common Stock or to receive cash, and will also eliminate our tracking stock structure, as follows:

•

for each share of Class V Common Stock, holders may elect to receive either (1) such number of shares of our Class C Common Stock as determined by the application of the exchange ratio, which will be between 1.5043 and 1.8130 (as described below under “—Q: How will the applicable exchange ratio be calculated?”) (with holders to receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction), or (2) $120.00 in cash, without interest, subject to a cap of $14 billion on the aggregate amount of cash consideration, with the final mix of consideration that holders of Class V Common Stock receive subject to the application of proration to cash elections, if applicable, as described below under “—Q: How will proration of a cash election be calculated under the amended merger agreement?”; and

•	the Class V Common Stock will be eliminated.

Class V stockholders that fail to make an election will be deemed to have elected to receive shares of Class C Common Stock. Immediately prior to the completion of the Class V transaction, subject to approval and the satisfaction of other conditions of the Class V transaction, as well as certain other conditions described elsewhere in this supplement, VMware will pay a special cash dividend to its stockholders of $11 billion in the aggregate. Approximately $8.92 billion of the VMware cash dividend will be received by Dell Technologies and used to fund a portion of the cash consideration paid to holders of the Class V Common Stock.

Q:	What will holders of Class V Common Stock receive in the Class V transaction?

A:

At the effective time of the merger, each share of Class V Common Stock issued and outstanding immediately before the effective time will be cancelled and converted into the right to receive, at the election of the holder, either:

•

at least 1.5043 shares of Class C Common Stock (but no more than 1.8130 shares of Class C Common Stock), in the case of each share of Class V Common Stock for which a share election has been validly made by the holder and not validly revoked, or

•

$120.00 in cash, without interest, in the case of each share of Class V Common Stock for which a cash election has been validly made by the holder and not validly revoked, subject to proration as described below.

With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction.

If a holder fails to properly elect which form of consideration to receive, such holder will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

Q:	How will the applicable exchange ratio be calculated?

A:

In the event that all holders of Class V Common Stock make, or are deemed to have made, share elections to receive solely shares of Class C Common Stock by the election deadline, each share of Class V Common Stock will be exchanged at the minimum exchange ratio of 1.5043 shares of Class C Common Stock.

In the event that not all holders of Class V Common Stock make, or are deemed to have made, share elections by the election deadline, then the minimum exchange ratio will be increased by the exchange ratio adjustment, which amount will be a number of shares equal to (a) 0.01998 multiplied by (b) the lesser of (x) $15.45 and (y) the amount (which may be zero but, for the avoidance of doubt, not less than zero) by which the DVMT Trading Price is less than $120.00 multiplied by (c) the lesser of (x) 1.0 and (y) a fraction (i) the numerator of which is equal to the aggregate amount of cash elections as of the election deadline (without giving effect to any transfers of shares of Class V Common Stock which occur after the election deadline) and (ii) the denominator of which is equal to $14 billion, provided that the exchange ratio adjustment will not exceed 0.3087. In the event that the maximum amount of the exchange ratio adjustment is applicable, each share of Class V Common Stock will be exchanged at the maximum exchange ratio of 1.8130. The applicable exchange ratio generally will increase as the aggregate amount of cash elections increases and as the DVMT Trading Price decreases, subject to the maximum exchange ratio.

With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction.

The DVMT Trading Price is the 17-day aggregate volume-weighted average price per share of Class V Common Stock on the NYSE (as reported on Bloomberg) for a period of 17 consecutive trading days ending on the date of the election deadline.

Holders of Class V Common Stock will not know the applicable exchange ratio at the time they make their election because the applicable exchange ratio is dependent upon the aggregate amount of cash elections made by holders of Class V Common Stock and the DVMT Trading Price, neither of which will be known by the election deadline. However, beginning on the eighth trading day prior to the date of the special meeting of stockholders, the Company expects to make publicly available on its website each day unofficial estimates of the aggregate amount of cash elections and share elections as of 5:30 p.m., New York City time, on the trading day prior to such publication that are based on preliminary reports from the exchange agent, in order to provide Class V stockholders with the most recent information available. Holders should exercise caution in relying on these numbers, since they may not reflect the elections of large Class V stockholders whose elections may not be made until late in the process, and whose elections may significantly impact the aggregate amount of cash elections and share elections and thereby, the final exchange ratio.

The following tables illustrate (i) the applicable exchange ratio based on hypothetical DVMT Trading Prices, assuming holders of Class V Common Stock elect in the aggregate to receive the cash consideration shown in the first column and (ii) the corresponding economic ownership in Dell Technologies that will be held by current holders of Class V Common Stock (on a fully-diluted basis).

Exchange ratio:

Aggregate Cash Election Amount (in billions)	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
$0.0	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043
$2.0	1.5043	1.5100	1.5157	1.5214	1.5271	1.5328	1.5386	1.5443	1.5484
$4.0	1.5043	1.5157	1.5271	1.5386	1.5500	1.5614	1.5728	1.5842	1.5925
$6.0	1.5043	1.5214	1.5386	1.5557	1.5728	1.5899	1.6071	1.6242	1.6366
$8.0	1.5043	1.5271	1.5500	1.5728	1.5956	1.6185	1.6413	1.6641	1.6807
$10.0	1.5043	1.5328	1.5614	1.5899	1.6185	1.6470	1.6756	1.7041	1.7248
$12.0	1.5043	1.5386	1.5728	1.6071	1.6413	1.6756	1.7098	1.7441	1.7689
$14.0	1.5043	1.5443	1.5842	1.6242	1.6641	1.7041	1.7441	1.7840	1.8130

Economic ownership percentage:

Aggregate Cash Election Amount (in billions)	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
$0.0	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%
$2.0	30.9%	31.0%	31.1%	31.1%	31.2%	31.3%	31.4%	31.5%	31.5%
$4.0	28.9%	29.1%	29.2%	29.4%	29.5%	29.7%	29.8%	30.0%	30.1%
$6.0	26.8%	27.0%	27.2%	27.4%	27.7%	27.9%	28.1%	28.3%	28.5%
$8.0	24.5%	24.8%	25.1%	25.3%	25.6%	25.9%	26.2%	26.4%	26.6%
$10.0	22.1%	22.4%	22.8%	23.1%	23.4%	23.7%	24.0%	24.3%	24.6%
$12.0	19.6%	19.9%	20.3%	20.6%	21.0%	21.3%	21.7%	22.0%	22.2%
$14.0	16.8%	17.2%	17.6%	17.9%	18.3%	18.7%	19.0%	19.4%	19.6%

The table below illustrates the number of shares of Class C Common Stock to be issued, the total number of shares of our common stock that will be outstanding and the economic ownership percentage in the Company (on a fully-diluted basis) that will be held by current holders of Class V Common Stock, in each case, assuming that such holders elect to receive $14 billion or more of cash:

	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
Class C Shares Issued (in millions)	124.4	127.7	131.0	134.3	137.6	140.9	144.2	147.5	149.9
Total Common Stock (in millions)	739.0	742.3	745.6	748.9	752.2	755.5	758.8	762.1	764.5
Economic Ownership %	16.8%	17.2%	17.6%	17.9%	18.3%	18.7%	19.0%	19.4%	19.6%

Assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V Transaction, upon the completion of the Class V transaction, approximately 299.9 million shares of Class C Common Stock will be issued, the Company will have approximately 914.5 million shares of common stock in total outstanding and the economic ownership percentage in the Company (on a fully-diluted basis) that will be held by current holders of Class V Common Stock will be approximately 32.8%.

Q:	What is the source of funding for the increase in maximum aggregate cash consideration?

A:

On November 14, 2018, Dell entered into a debt commitment letter with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets, UBS AG, Stamford Branch, and UBS Securities LLC, providing for up to $5 billion in incremental debt financing under our senior secured credit facilities. It is also contemplated that, in lieu of the incremental term loan facility (as defined under “Update to Proposal 1—Adoption of the Merger Agreement—Financing of the Increased Maximum Aggregate Amount of Cash Consideration”), the Company or one or more of its subsidiaries may obtain alternate debt financing, the proceeds of which will reduce commitments in respect of the incremental term loan facility on a dollar-for-dollar basis. Upon satisfaction or (to the extent permitted by law) waiver of certain conditions, we expect such borrowings will be available on the funding date (as defined under “Update to Proposal 1—Adoption of the Merger Agreement—Financing of the Increased Maximum Aggregate Amount of Cash Consideration”) in an amount sufficient to fund the increase in the maximum aggregate amount of cash consideration. See “Update to Proposal 1—Adoption of the Merger Agreement—Financing of the Increased Maximum Aggregate Amount of Cash Consideration.” Such debt financing commitments will terminate upon the earlier of the termination of the amended merger agreement in accordance with its terms and February 7, 2019.

Q:	How will the amended merger agreement impact my election to receive a particular type of merger consideration?

A:

We believe that the increase in the maximum aggregate amount of cash consideration and the per share cash consideration and the increased exchange ratio provide the Class V stockholders with greater flexibility and value certainty if the Class V transaction is completed. If all Class V stockholders make cash elections, the percentage of the transaction consideration consisting of cash that will be received by Class V shareholders will increase from approximately 41.4% to approximately 58.5%.

The mix of share elections and cash elections and the DVMT Trading Price will determine how many shares of Class C Common Stock we will issue in the Class V transaction. For example, based on shares of our common stock outstanding as of October 15, 2018:

•

if all holders of Class V Common Stock make share elections, the applicable exchange ratio will be 1.5043 (which would represent the minimum exchange ratio) regardless of the DVMT Trading Price, and therefore we estimate that we would issue a total of approximately 299,892,120 shares of Class C Common Stock, which would represent approximately 32.8% of our total common stock on a fully diluted basis outstanding immediately after the Class V transaction, and approximately 5.1% of the total voting power of our outstanding common stock;

•

if (x) holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and (y) the DVMT Trading Price is $104.55 or less, the applicable exchange ratio will be 1.8130 (which would represent the maximum exchange ratio), and therefore we estimate that we would issue a total of approximately 149,916,832 shares of Class C Common Stock, which would represent approximately 19.6% of our total common stock on a fully diluted basis outstanding immediately after the Class V transaction, and approximately 2.6% of the total voting power of our outstanding common stock; and

•

if (x) holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and (y) the DVMT Trading Price is $120.00 or greater, the applicable exchange ratio will be 1.5043 (which would represent the minimum exchange ratio), we estimate that we would issue a total of approximately 124,390,453 shares of Class C Common Stock, which would represent approximately

16.8% of our total common stock on a fully diluted basis outstanding immediately after the Class V transaction, and approximately 2.2% of the total voting power of our outstanding common stock.

With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction.

Q:	How does the Special Committee recommend that holders of the Class V Common Stock vote?

A:

The Special Committee, which was established to act solely on behalf of, and solely in the interests of, the holders of Class V Common Stock unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the amended merger agreement and “FOR” the adoption of the amended and restated Company certificate.

Q:	How does our board of directors recommend that stockholders vote?

A:

The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the amended merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

Q:	Is the number of shares of Class C Common Stock to be issued in connection with the Class V transaction limited?

A:

No. However, it is a condition to the closing of the Class V transaction that any transfers of Class V Common Stock following the election deadline but prior to the closing of the Class V transaction shall not have resulted in the aggregate number of shares of Class C Common Stock to be issued as share consideration exceeding the aggregate number of shares of Class C Common Stock registered pursuant to our Registration Statement on Form S-4.

Q:	Is the amount of cash payable in the Class V transaction limited?

A:	Yes. The total amount of cash payable in the Class V transaction is limited to $14 billion (other than cash payable in lieu of fractional shares of Class C Common Stock).

Q:	What happens if holders of Class V Common Stock do not elect in the aggregate to receive more than $14 billion in cash?

A:

If holders of Class V Common Stock do not elect to receive more than $14 billion in cash, all holders will receive the form of consideration they elected to receive or were deemed to have elected to receive, and the exchange ratio will adjust as noted above under “—Q: How will the applicable exchange ratio be calculated?”

Q:	What happens if holders of Class V Common Stock elect in the aggregate to receive more than $14 billion in cash?

A:

If holders of Class V Common Stock elect to receive more than $14 billion in cash, holders making cash elections will be subject to proration, and a portion of the consideration they requested in cash will instead be received in the form of shares of Class C Common Stock.

Q:	Is the Company or VMware incurring any debt in connection with the Class V transaction?

A:

The Company expects to incur up to $5 billion of debt, which we will use, together with our pro rata portion of the proceeds of a special cash dividend by VMware, to fund substantially all of the cash elections. We will fund any remaining balance, which is not expected to be material, from cash on hand. The dividend was declared by VMware’s board of directors on July 1, 2018 and, subject to the contingencies discussed in the proxy statement/prospectus, is payable to VMware stockholders that include our wholly owned subsidiaries. VMware is not expected to incur any debt to pay the special cash dividend.

If the Class V transaction is not completed, the VMware special dividend will not be paid and the Company does not expect to consummate the debt financing.

Q:	What are the conditions to the completion of the merger?

A:

In addition to stockholder adoption of the amended merger agreement and the amended and restated Company certificate at the special meeting and the satisfaction of a number of other conditions, including the payment of the $11 billion VMware special dividend, as described in the proxy statement/prospectus under “The Merger Agreement—Conditions to the Merger,” the merger agreement amendment adds the following conditions as further described in this supplement under “Update to the Merger Agreement—Conditions to the Merger”:

•

in the event that the aggregate amount of all cash elections is (i) equal to or greater than $14 billion, the borrowers or their affiliates must have received or will receive, concurrently with the closing of the merger, $5 billion of gross proceeds from the debt financing or any alternative financing or (ii) greater than $9 billion but less than $14 billion, the borrowers or their affiliates will have received or will receive, concurrently with the closing of the merger, an amount of gross proceeds from the debt financing or any alternative financing equal to the aggregate amount of all cash elections less $9 billion;

•

each Company subsidiary through which proceeds of such debt financing will pass in order to be received by the Company must have determined that such subsidiary meets all solvency and legal requirements to dividend, distribute, loan or otherwise transfer the proceeds of such debt financing or alternative financing that it will receive in accordance with the plan of distribution established by the Company; and

•

any transfers of Class V Common Stock following the election deadline but prior to the closing of the Class V transaction must not have resulted in the aggregate number of shares of Class C Common Stock to be issued as share consideration exceeding the aggregate number of shares of Class C Common Stock registered pursuant to the Company’s Registration Statement on Form S-4.

If the aggregate amount of all cash elections is less than or equal to $9 billion, then the debt financing condition will not apply and there will be no condition related to the debt financing or any alternative financing.

Q:	Will the Class C Common Stock be listed on a stock exchange?

A:

Yes. The amended merger agreement requires that the Class C Common Stock be listed on the NYSE. Under the terms of the amended merger agreement, it is a condition to the completion of the merger that the shares of our Class C Common Stock be approved for listing on the NYSE, subject to official notice of issuance and our compliance with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE. See “Update to Merger Agreement—Conditions to the Merger. ” We have applied to list our shares of Class C Common Stock for trading on the NYSE upon the completion of the Class V transaction.

The Class C Common Stock issued in connection with the Class V transaction will be freely transferable by our non-affiliates and will trade just like any other publicly listed common stock. Our other series of common stock that will be outstanding after the Class V transaction, consisting of our Class A Common Stock and Class B Common Stock, will not be publicly traded.

Q:	How will proration of a cash election be calculated under the amended merger agreement?

A:	We will:

•

first, calculate the proration factor, which is the percentage of shares of Class V Common Stock covered by a cash election that will be payable in cash, by dividing the $14 billion cash election cap by the total amount of all cash elections; and

•

second, determine the number of shares of Class V Common Stock covered by the cash election that will be payable in cash by multiplying the total number of shares covered by the cash election by the proration factor, with the remainder of such shares to be exchanged for shares of Class C Common Stock (subject to the application of the applicable exchange ratio).

For example, if holders of Class V Common Stock elect in the aggregate to receive $15 billion in cash (representing approximately 62.7% of all outstanding shares of Class V Common Stock), the proration factor would be approximately 0.933 ($14 billion divided by $15 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 933 of such shares (1,000 shares multiplied by the proration factor of 0.933) at $120.00 per share, or a total of $111,960, and (2) shares of Class C Common Stock for the remaining 67 shares of Class V Common Stock at the applicable exchange ratio and cash in lieu of any fractional shares of Class C Common Stock. With respect to such 67 shares of Class V Common Stock, (x) if the DVMT Trading Price is $120.00 or greater, the applicable exchange ratio will be 1.5043 (representing the minimum exchange ratio), and therefore such holder would be entitled to receive a total of 100 shares of Class C Common Stock and cash in lieu of 0.7881 fractional shares of Class C Common Stock and (y) if the DVMT Trading Price is $104.55 or less, the applicable exchange ratio will be 1.8130 (representing the maximum exchange ratio), and therefore such holder would be entitled to receive a total of 121 shares of Class C Common Stock and cash in lieu of 0.4710 fractional shares of Class C Common Stock.

If all holders of Class V Common Stock make cash elections (representing elections in the aggregate to receive approximately $23.9 billion in cash), the proration factor would be approximately 0.585 ($14 billion divided by approximately $23.9 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 585 of such shares (1,000 shares multiplied by the proration factor) at $120.00 per share, or a total of $70,200, and (2) shares of Class C Common Stock for the remaining 415 shares of Class V Common Stock at the applicable exchange ratio and cash in lieu of any fractional shares of Class C Common Stock. With respect to such 415 shares of Class V Common Stock, (x) if the DVMT Trading Price is $120.00 or greater, the applicable exchange ratio will be 1.5043 (representing the minimum exchange ratio) and therefore such holder would be entitled to receive a total of 624 shares of Class C Common Stock and cash in lieu of 0.2845 fractional shares of Class C Common Stock and (y) if the DVMT Trading Price is $104.55 or less, the applicable exchange ratio will be 1.8130 (representing the maximum exchange ratio), and therefore such holder would be entitled to receive a total of 752 shares of Class C Common Stock and cash in lieu of 0.3950 fractional shares of Class C Common Stock.

If holders of Class V Common Stock do not elect to receive more than $14 billion in cash consideration, all holders will receive the form of consideration they elected to receive or were deemed to elect to receive.

See “Update to Election to Receive Class C Common Stock or Cash Consideration—Proration of Aggregate Cash Consideration” for additional information on the proration of the aggregate cash consideration.

Q:

If the holders of Class V Common Stock elect in the aggregate to receive less than $14 billion of cash consideration, what will Dell Technologies do with the additional cash that it receives from the VMware special dividend and/or the debt financing?

A:

In the event that holders of Class V Common Stock make cash elections in an aggregate amount of more than $9 billion but less than $14 billion, we expect to incur an amount of debt financing sufficient to fund the excess cash election amount over $9 billion. If the cash from the special dividend from VMware is sufficient to fund substantially all cash elections, we do not expect to incur any debt for this purpose. If any cash from the special dividend from VMware remains following the elections by holders of the Class V Common Stock, we plan to use such remaining cash to repurchase shares of Class C Common Stock or pay down debt.

Q:	What happens if I already submitted a proxy card for the special meeting of stockholders and/or election form?

A:

If you previously submitted a proxy for the special meeting of stockholders, which proxy has not subsequently been revoked, and you intend such proxy to be voted at the special meeting in the manner specified, you do not need to do anything further. If you have not previously submitted your proxy or if you wish to revoke your proxy or change your voting instructions, we urge you to complete, sign, date and promptly mail your proxy card or deliver your proxy via telephone or via the internet using the instructions on the proxy card and in the manner described in the proxy statement/prospectus. A proxy may be revoked in writing at any time before the special meeting in the manner described in the proxy statement/prospectus. If you hold your shares of Class V Common Stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by such bank, brokerage firm or other nominee to ensure that your election instructions are timely returned.

The Company will use its reasonable efforts to cause an updated election form to be disseminated to persons who, as of the record date for the special meeting, are holders of record of shares of Class V Common Stock as soon as practicable following the filing of this supplement with the SEC. If you have previously submitted an election form, and you do not wish to change your election, you do not need to do anything further because the increase in the share consideration and the cash consideration pursuant to the merger agreement amendment will automatically apply to your election choices indicated in the prior election form. If you have not previously submitted an election form or if you wish to change your election, we urge you to return your properly completed and signed updated election form accompanied by the stock certificates for your shares of Class V Common Stock, if any, and any additional documents specified in the election form by the election deadline, in each case, in the manner described in the proxy statement/prospectus. We encourage you to return your election form as promptly as practicable. If you make a valid election (and do not subsequently validly revoke such election) prior to the election deadline, our exchange agent has advised that your shares of Class V Common Stock subject to such election may not be transferred after the election deadline and prior to the earlier of the closing or the termination of the Class V transaction. If you fail to make an election, you will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

The updated election form reflects the increases to the consideration for the Class V transaction, the increased maximum aggregate cash consideration and the new election deadline.

Q:	I previously submitted a gold proxy card sent to me by an Icahn stockholder and/or its affiliates. Will my vote be counted?

A:

No. On November 15, 2018, the Icahn stockholders filed (i) a Schedule 13D/A with the SEC, which amends their prior Schedule 13D filed with the SEC on October 15, 2018, and (ii) definitive additional materials to their definitive proxy statement filed with the SEC on October 15, 2018, in each case disclosing their intention to terminate their opposition to the Class V transaction and their solicitation of the Company’s stockholders to vote against all proposals in the proxy statement/prospectus. Advisors to Dell Technologies have been informed by advisors to the Icahn stockholders that the Icahn stockholders do not intend to vote any proxies submitted to them on the gold proxy card at the special meeting. As a result, if you have previously submitted a gold proxy card sent to you by any Icahn stockholder or its affiliates, your vote will not be counted. We urge you to submit a later dated white proxy card that was enclosed with the proxy statement/prospectus or the November stockholder notice by (i) accessing the internet website specified on such proxy card, (ii) calling the toll-free number specified on such proxy card or (iii) marking, signing, dating and returning such proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting.

Q:	When must I make an election if I am a holder of Class V Common Stock?

A:

Our exchange agent, American Stock Transfer & Trust Company, LLC, must receive your properly completed election form and other required documents by 5:30 p.m., New York City time, on the eighth trading day following the date on which we issue a public announcement that the requisite stockholder approvals for the Class V transaction have been obtained, which we refer to as the election deadline.

Q:	Will I be able to transfer my shares of Class V Common Stock after the election deadline?

A:

If you make a valid election (and do not subsequently validly revoke such election) prior to the election deadline, our exchange agent has advised that your shares of Class V Common Stock subject to such election may not be transferred after the election deadline and prior to the earlier of the closing or the termination of the Class V transaction.

Q:	May I revoke or change my election after I mail my election form?

A:

Yes. Holders of Class V Common Stock may change their election at any time prior to the election deadline. At any time prior to the election deadline, holders may change or revoke their election one or more times by submitting written notice to the exchange agent accompanied by a properly completed and signed updated election form or by withdrawing the certificates representing shares of Class V Common Stock, or any documents in respect of book-entry shares representing Class V Common Stock, previously deposited with the exchange agent. See “Update to the Merger Agreement—Transaction Consideration and Elections.”

However, if you make a valid election (and do not subsequently validly revoke such election) prior to the election deadline, our exchange agent has advised that your shares of Class V Common Stock subject to such election may not be transferred after the election deadline and prior to the earlier of the closing or the termination of the Class V transaction.

Q:	Are there any important risks about the Class V transaction or the Company’s business of which I should be aware?

A:

Yes, there are important risks, contingencies and uncertainties involved. Before making any decision on how to vote, you are urged to read the section of the proxy statement/prospectus titled “Risk Factors” and the section of this supplement titled “Update to Risk Factors” carefully and in their entirety. You also should read and carefully consider the risk factors that are contained in the documents that are incorporated by reference into the proxy statement/prospectus and this supplement.

Q:	Has there been any change to the date or location of the special meeting of stockholders?

A:	No, the special meeting will still be held at the Dell Round Rock Campus, 501 Dell Way (Building 2-East), Round Rock, Texas 78682 on December 11, 2018, at 8:00 a.m., Central Time.

Q:	Who can help answer my questions?

A:

If you have additional questions about the Class V transaction, need assistance in submitting your proxy or election form or voting your shares of common stock, need additional copies of the proxy statement/prospectus or this supplement or have questions about the process for making an election, please contact Innisfree M&A Incorporated to assist you. Persons in the United States and Canada may call Innisfree toll-free at (877) 717-3936, persons outside the United States and Canada may call +1 (412) 232-3651 and banks, brokers and other financial institutions may call (212) 750-5833 (collect) to request additional documents and to ask any questions.

UPDATE TO SUMMARY

The following information supplements and, where applicable, replaces the information under the heading “Summary” beginning on page 17 of the proxy statement/prospectus. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the internet.

Class V Transaction Overview

Credit Ratings

Although we expect to incur up to $5 billion of debt in connection with this transaction if holders of Class V Common Stock elect in the aggregate to receive more than $9 billion of cash, we remain focused on reducing our indebtedness to achieve and maintain corporate investment grade credit ratings in the long term. We do not expect a credit ratings downgrade related to the incurrence of such additional debt. We are committed to achieving corporate investment grade credit ratings and believe that our strong operating cash flows will enable us to achieve our goal.

Recent Developments

Investor Voting and Support Agreements

On November 14, 2018, the Company entered into Voting and Support Agreements, referred to herein as the Investor Voting and Support Agreements, with Elliott Associates L.P., Elliott International L.P., Dodge & Cox, Mason Capital Master Fund, LP and Canyon Capital Advisors, LLC, referred to herein as the publicly supporting stockholders. Subject to the terms and conditions set forth therein, each publicly supporting stockholder has agreed, among other things, to vote the shares of the Company’s capital stock over which it has voting power (i) in favor of the merger and the adoption of the amended merger agreement and each of the transactions contemplated thereby, including the adoption of the amended and restated Company certificate, and (ii) against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or the other transactions contemplated by the amended merger agreement in any material respect. The Investor Voting and Support Agreements also contain restrictions on the transfer of voting rights of the Company’s capital stock by the publicly supporting stockholders and the solicitation by the publicly supporting stockholders of holders of the Company’s capital stock to vote in opposition to the Class V transaction, in each case, until the earlier of (a) the consummation of the merger and (b) the date on which the amended merger agreement is terminated in accordance with its terms without the merger having occurred.

Stockholder Matters

On November 15, 2018, the Icahn stockholders filed (i) a Schedule 13D/A with the SEC, which amends their prior Schedule 13D filed with the SEC on October 15, 2018, and (ii) definitive additional materials to their definitive proxy statement filed with the SEC on October 15, 2018, in each case disclosing their intention to terminate their opposition to the Class V transaction and their solicitation of the Company’s stockholders to vote against all proposals in the proxy statement/prospectus and to withdraw the action they filed against the Company in the Delaware Chancery Court. This action against the Company was voluntarily dismissed by the plaintiffs on November 15, 2018.

On November 15, 2018, Dodge & Cox filed a Schedule 13D with the SEC, disclosing that Dodge & Cox has acquired in the aggregate approximately 8.0% of the outstanding Class V Common Stock and that it has entered into an Investor Voting and Support Agreement as described above under “—Investor Voting and Support Agreements.”

Ownership and Corporate Structure

The following chart illustrates the legal ownership, economic interest and corporate structure with respect to the Company and VMware as of October 15, 2018 (1) prior to the Class V transaction and (2) on a pro forma basis after giving effect to the Class V transaction (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock, and therefore that the minimum exchange ratio applies) as though it had been completed as of such date.

Current Structure Prior to the Class V Transaction	Pro Forma Structure Giving Effect to the Class V Transaction

(1)	Represents economic interest.
(2)	Represents voting power.
(3)

Represents the economic interest in the Class V Group that is attributable to the DHI Group. As of October 15, 2018, approximately 331 million shares of VMware common stock were held by the Class V Group, of which approximately 38.9% was attributable to the DHI Group.

(4)

As of October 15, 2018, the approximately 331 million shares of VMware common stock held by the Class V Group represented approximately 80.8% of the total outstanding VMware common stock. As indicated above, as of such date, approximately 38.9% of the Class V Group was attributable to the DHI Group and approximately 61.1% of the Class V Group was attributable to the holders of Class V Common Stock.

(5)	We have applied to list our shares of Class C Common Stock for trading on the NYSE upon the completion of the Class V transaction.
(6)

Assumes that all Class V stockholders elect to receive shares of Class C Common Stock and therefore that the applicable exchange ratio will be 1.5043 (which would represent the minimum exchange ratio) regardless of the DVMT Trading Price.

If (i) holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and (ii) the DVMT Trading Price is $104.55 or less, the applicable exchange ratio will be 1.8130 (which would represent the maximum exchange ratio), and therefore holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would hold approximately 57.0% of the economic interest and 72.6% of the voting power, 19.1% of the economic interest and 24.3% of the voting power and 23.9% of the economic interest and 3.1% of the voting power, respectively, of the outstanding shares of our common stock.

If (i) holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and (ii) the DVMT Trading Price is $120.00 or greater, the applicable exchange ratio will be 1.5043 (which would represent the minimum exchange ratio), and therefore holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would hold approximately 59.1% of the economic interest and 73.0% of the voting power, 19.7% of the economic interest and 24.4% of the voting power and 21.2% of the economic interest and 2.6% of the voting power, respectively, of the outstanding shares of our common stock.

Summary Historical and Pro Forma Financial and Other Data

The following tables present summary historical and unaudited pro forma condensed consolidated financial data for the Company as of the dates and for the periods indicated. The unaudited pro forma condensed consolidated statements of loss for the six months ended August 3, 2018 and the fiscal year ended February 2, 2018 give effect to the transactions contemplated by the amended merger agreement, the debt financing (to the extent cash elections for more than $9 billion are made) and the Class V transaction as if they had occurred on February 4, 2017, the first day of the fiscal year ended February 2, 2018. The unaudited pro forma condensed consolidated statement of financial position gives effect to the transactions contemplated by the amended merger agreement, the debt financing (to the extent cash elections for more than $9 billion are made) and the Class V transaction as if they had occurred on August 3, 2018. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The summary unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s results of operations or financial condition would have been had the transactions contemplated by the amended merger agreement, the debt financing and the Class V transaction actually occurred on the dates indicated, and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date. See “Update to Unaudited Pro Forma Condensed Consolidated Financial Statements.”

	Six Months Ended August 3, 2018
	Historical	Pro Forma— Maximum Cash Election(a)	Pro Forma— No Cash Election(b)
	(in millions, except per share amounts)
Results of Operations Data:
Net loss	$(999)	$(1,175)	$(1,082)
Net loss attributable to Dell Technologies Inc.	$(1,135)	$(1,295)	$(1,202)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock	$3.97	$—	$—
DHI Group (minimum exchange ratio)	$(3.39)	$(1.87)	$(1.38)
DHI Group (maximum exchange ratio)	$(3.39)	$(1.80)	N/A
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock	$3.91	$—	$—
DHI Group (minimum exchange ratio)	$(3.40)	$(1.90)	$(1.41)
DHI Group (maximum exchange ratio)	$(3.40)	$(1.83)	N/A
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(c):
Class V Common Stock		$—	$—
DHI Group (minimum exchange ratio)		$2.88	$2.40
DHI Group (maximum exchange ratio)		$2.77	N/A
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(c):
Class V Common Stock		$—	$—
DHI Group (minimum exchange ratio)		$2.73	$2.30
DHI Group (maximum exchange ratio)		$2.64	N/A

(a)

Assumes (i) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the minimum exchange ratio of 1.5043 is applied or (ii) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the maximum exchange ratio of 1.8130 is applied. If holders elect to receive $14 billion or more in cash in the

Class V transaction, the exchange ratio applied will have no impact on our results of operations data, other than with respect to pro forma earnings (loss) per share attributable to Dell Technologies, Inc. and adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.
(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction and therefore the minimum exchange ratio of 1.5043 applies regardless of the DVMT Trading Price.

(c)

Adjusted pro forma earnings (loss) per share amounts are only presented on pro forma amounts. See tables below for the adjusted pro forma numerator and denominator used in the computation of adjusted pro forma basic and diluted earnings (loss) per share. Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc. is not a measurement of financial performance prepared in accordance with GAAP. See “About This Proxy Statement/Prospectus—Use of Non-GAAP Financial Measures” included in the proxy statement/prospectus for further discussion of the adjustments and information on the reasons why our management considers it useful to exclude certain items from our GAAP results, as well as limitations to the use of the non-GAAP financial measures presented in this supplement.

	As of August 3, 2018
	Historical	Pro Forma— Maximum Cash Election(a)	Pro Forma— No Cash Election(b)
	(in millions, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$15,312	$9,356	$18,356
Short-term investments	$2,504	$—	$—
Total current assets	$43,125	$34,665	$43,665
Long-term investments	$3,649	$1,026	$1,026
Total assets	$123,381	$112,298	$121,298
Total liabilities	$106,114	$111,114	$106,114
Total stockholders’ equity	$15,211	$(872)	$13,128

(a)

Assumes the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction. In the event that holders of Class V Common Stock make cash elections in an aggregate amount of more than $9 billion but less than $14 billion, we expect to incur an amount of debt financing sufficient to fund the excess cash election amount over $9 billion.

(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. Under this scenario, we do not expect to incur any debt to finance the Class V transaction and plan to use remaining cash from the VMware special dividend (up to $9 billion) to repurchase shares of Class C Common Stock or pay down debt. The pro forma information presented above does not reflect any such use of cash, as it is not directly related to the Class V transaction.

	Fiscal Year Ended February 2, 2018
	Historical	Pro Forma— Maximum Cash Election(a)	Pro Forma— No Cash Election(b)
	(in millions, except per share amounts)
Results of Operations Data:
Net loss	$(2,926)	$(3,157)	$(3,004)
Net loss attributable to Dell Technologies Inc.	$(2,849)	$(3,065)	$(2,912)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock	$1.63	$—	$—
DHI Group (minimum exchange ratio)	$(5.61)	$(4.44)	$(3.36)
DHI Group (maximum exchange ratio)	$(5.61)	$(4.27)	N/A
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock	$1.61	$—	$—
DHI Group (minimum exchange ratio)	$(5.62)	$(4.45)	$(3.37)
DHI Group (maximum exchange ratio)	$(5.62)	$(4.29)	N/A
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(c):
Class V Common Stock		$—	$—
DHI Group (minimum exchange ratio)		$5.41	$4.49
DHI Group (maximum exchange ratio)		$5.22	N/A
Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(c):
DHI Group (minimum exchange ratio)		$5.25	$4.38
DHI Group (maximum exchange ratio)		$5.07	N/A

(a)

Assumes (i) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the minimum exchange ratio of 1.5043 is applied or (ii) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the maximum exchange ratio of 1.8130 is applied. If holders elect to receive $14 billion or more in cash in the Class V transaction, the exchange ratio applied will have no impact on our results of operations data, other than with respect to pro forma earnings (loss) per share attributable to Dell Technologies, Inc. and adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc.

(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction and therefore the minimum exchange ratio of 1.5043 applies regardless of the DVMT Trading Price.

(c)

Adjusted pro forma earnings (loss) per share amounts are only presented on pro forma amounts. See tables below for the adjusted pro forma numerator and denominator used in the computation of adjusted pro forma basic and diluted earnings (loss) per share. Adjusted pro forma earnings (loss) per share attributable to Dell Technologies Inc. is not a measurement of financial performance prepared in accordance with GAAP. See “About This Proxy Statement/Prospectus—Use of Non-GAAP Financial Measures” included in the proxy statement/prospectus for further discussion of the adjustments and information on the reasons why our management considers it useful to exclude certain items from our GAAP results, as well as limitations to the use of the non-GAAP financial measures presented in this supplement.

The following table presents a reconciliation of pro forma net loss to adjusted pro forma net income attributable to Dell Technologies Inc. for each of the periods presented, assuming the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction.

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
	(in millions)
Pro forma net loss	$(1,175)	$(3,157)
Less: Pro forma net income (loss) attributable to non-controlling interests	120	(92)

Pro forma net loss attributable to Dell Technologies Inc.	$(1,295)	$(3,065)
Total Non-GAAP adjustments	3,522	7,296
Less: Total Non-GAAP adjustments attributable to non-controlling interests	235	491

Adjusted pro forma net income attributable to Dell Technologies Inc.	$1,992	$3,740

The following table presents a reconciliation of pro forma net loss to adjusted pro forma net income attributable to Dell Technologies Inc. for each of the periods presented, assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction.

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
	(in millions)
Pro forma net loss	$(1,082)	$(3,004)
Less: Pro forma net income (loss) attributable to non-controlling interests	120	(92)

Pro forma net loss attributable to Dell Technologies Inc.	$(1,202)	$(2,912)
Total Non-GAAP adjustments	3,522	7,296
Less: Total Non-GAAP adjustments attributable to non-controlling interests	235	491

Adjusted pro forma net income attributable to Dell Technologies Inc.	$2,085	$3,893

The following table sets forth the adjusted pro forma numerator and denominator used in the computation of adjusted pro forma basic and diluted earnings (loss) per share for each of the periods presented:

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
	(in millions)
Adjusted Pro Forma Numerator: Adjusted Pro Forma Net Income Attributable to Dell Technologies Inc.
Adjusted pro forma net income—maximum cash election—basic	$1,992	$3,740
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(13)	$(27)

Adjusted pro forma net income—maximum cash election—diluted	$1,979	$3,713

Adjusted Pro Forma Numerator: Adjusted Pro Forma Net Income Attributable to Dell Technologies Inc.
Adjusted pro forma net income—no cash election—basic	$2,085	$3,893
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(13)	$(27)

Adjusted pro forma net income—no cash election—diluted	$2,072	$3,866

Adjusted Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—maximum cash election:
Weighted-average shares outstanding—historical—basic(b)	568	567
New shares of Class C Common Stock—basic (minimum exchange ratio)(c)	124	124

Weighted-average shares outstanding—basic (minimum exchange ratio)	692	691
Incremental dilution from stock incentive plans(d)	33	16

Weighted-average shares outstanding—diluted (minimum exchange ratio)	725	707

Weighted-average shares outstanding—basic (minimum exchange ratio)	692	691
Incremental new shares of Class C Common Stock—basic (maximum exchange ratio)(c)	26	26

Weighted-average shares outstanding—basic (maximum exchange ratio)	718	717
Incremental dilution from stock incentive plans(d)	33	16

Weighted-average shares outstanding—diluted (maximum exchange ratio)	751	733

Adjusted Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—no cash election:
Weighted-average shares outstanding—historical—basic(b)	568	567
New shares of Class C Common Stock—basic(c)	300	300

Weighted-average shares outstanding—basic	868	867
Incremental dilution from stock incentive plans(d)	33	16

Weighted-average shares outstanding—diluted	901	883

(a)

The incremental dilution from VMware represents the impact of VMware’s dilutive securities on the diluted earnings (loss) per share of the Company’s common stock and is calculated by multiplying the difference between VMware’s basic and diluted earnings (loss) per share by the number of shares of VMware common stock held by the Company.

(b)

Reflects shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock that were outstanding before giving effect to the transactions contemplated by the amended merger agreement and the Class V transaction.

(c)	See “Update to Unaudited Pro Forma Condensed Consolidated Financial Statements” for the calculation of the number of new shares of Class C Common Stock to be issued in the Class V transaction.
(d)	The incremental dilution from stock incentive plans represents the impact of the potentially dilutive securities outstanding during the period, as calculated using the treasury stock method.

Class V Transaction Summary

The Class V Transaction and the Merger Agreement (See pages S-56 and S-98)

The Class V Transaction (See pages S-56 and S-98)

Dell Technologies is offering the Class V stockholders the option to elect to receive for each share of Class V Common Stock either (1) such number of shares of our Class C Common Stock as determined by the application of the exchange ratio, which will be between 1.5043 and 1.8130 (as described below), or (2) $120.00 in cash, without interest, subject to proration. If a holder fails to properly elect which form of consideration to receive, such holder will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

In the event that all holders of Class V Common Stock make, or are deemed to have made, share elections to receive solely shares of Class C Common Stock by the election deadline, each share of Class V Common Stock will be exchanged at the minimum exchange ratio of 1.5043 shares of Class C Common Stock.

In the event that not all holders of Class V Common Stock make, or are deemed to have made, share elections by the election deadline, then the minimum exchange ratio will be increased by the exchange ratio adjustment, which amount will be a number of shares equal to (a) 0.01998 multiplied by (b) the lesser of (x) $15.45 and (y) the amount (which may be zero but, for the avoidance of doubt, not less than zero) by which the DVMT Trading Price is less than $120.00 multiplied by (c) the lesser of (x) 1.0 and (y) a fraction (i) the numerator of which is equal to the aggregate amount of cash elections as of the election deadline (without giving effect to any transfers of shares of Class V Common Stock which occur after the election deadline) and (ii) the denominator of which is equal to $14 billion, provided that the exchange ratio adjustment will not exceed 0.3087. In the event that the full amount of the exchange ratio adjustment is applicable, each share of Class V Common Stock will be exchanged at the maximum exchange ratio of 1.8130. The applicable exchange ratio generally will increase as the aggregate amount of cash elections increases and as the DVMT Trading Price decreases, subject to the maximum exchange ratio.

The DVMT Trading Price is the 17-day aggregate volume-weighted average price per share of Class V Common Stock on the NYSE (as reported on Bloomberg) for a period of 17 consecutive trading days ending on the date of the election deadline.

The following tables illustrate (i) the applicable exchange ratio based on hypothetical DVMT Trading Prices, assuming holders of Class V Common Stock elect in the aggregate to receive the cash consideration shown in the first column and (ii) the corresponding economic ownership in Dell Technologies that will be held by current holders of Class V Common Stock (on a fully-diluted basis). For additional information about the calculation of the exchange ratio, see “Update to Questions and Answers Regarding the Class V Transaction and the Special Meeting—Q: How will the applicable exchange ratio be calculated?” and “Update to the Merger Agreement—Transaction Consideration and Elections.”

Exchange ratio:

Aggregate Cash Election Amount (in billions)	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
$0.0	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043
$2.0	1.5043	1.5100	1.5157	1.5214	1.5271	1.5328	1.5386	1.5443	1.5484
$4.0	1.5043	1.5157	1.5271	1.5386	1.5500	1.5614	1.5728	1.5842	1.5925
$6.0	1.5043	1.5214	1.5386	1.5557	1.5728	1.5899	1.6071	1.6242	1.6366
$8.0	1.5043	1.5271	1.5500	1.5728	1.5956	1.6185	1.6413	1.6641	1.6807
$10.0	1.5043	1.5328	1.5614	1.5899	1.6185	1.6470	1.6756	1.7041	1.7248
$12.0	1.5043	1.5386	1.5728	1.6071	1.6413	1.6756	1.7098	1.7441	1.7689
$14.0	1.5043	1.5443	1.5842	1.6242	1.6641	1.7041	1.7441	1.7840	1.8130

Economic ownership percentage:

Aggregate Cash Election Amount (in billions)	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
$0.0	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%
$2.0	30.9%	31.0%	31.1%	31.1%	31.2%	31.3%	31.4%	31.5%	31.5%
$4.0	28.9%	29.1%	29.2%	29.4%	29.5%	29.7%	29.8%	30.0%	30.1%
$6.0	26.8%	27.0%	27.2%	27.4%	27.7%	27.9%	28.1%	28.3%	28.5%
$8.0	24.5%	24.8%	25.1%	25.3%	25.6%	25.9%	26.2%	26.4%	26.6%
$10.0	22.1%	22.4%	22.8%	23.1%	23.4%	23.7%	24.0%	24.3%	24.6%
$12.0	19.6%	19.9%	20.3%	20.6%	21.0%	21.3%	21.7%	22.0%	22.2%
$14.0	16.8%	17.2%	17.6%	17.9%	18.3%	18.7%	19.0%	19.4%	19.6%

The table below illustrates the number of shares of Class C Common Stock to be issued, the total number of shares of our common stock that will be outstanding and the economic ownership percentage in the Company (on a fully-diluted basis) that will be held by current holders of Class V Common Stock, in each case, assuming that holders elect to receive $14 billion or more in cash:

	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
Class C Shares Issued (in millions)	124.4	127.7	131.0	134.3	137.6	140.9	144.2	147.5	149.9
Total Common Stock (in millions)	739.0	742.3	745.6	748.9	752.2	755.5	758.8	762.1	764.5
Economic Ownership %	16.8%	17.2%	17.6%	17.9%	18.3%	18.7%	19.0%	19.4%	19.6%

Assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction, upon the completion of the Class V transaction, approximately 299.9 million shares of Class C Common Stock will be issued, the Company will have approximately 914.5 million shares of common stock in total outstanding and the economic ownership percentage in the Company (on a fully-diluted basis) that will be held by current holders of Class V Common Stock will be approximately 32.8%.

With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction.

In addition, the aggregate amount of cash consideration to be received by Class V stockholders in the Class V transaction may not exceed $14 billion. If holders of Class V Common Stock making cash elections elect in the aggregate to receive more than $14 billion in cash, such cash elections will be subject to proration, and a portion of the consideration such holders requested in cash will instead be received in the form of shares of Class C Common Stock. For additional information about proration, see “Update to Questions and Answers Regarding the Class V Transaction and the Special Meeting—Q: How will proration of a cash election be calculated under the amended merger agreement?,” “Update to the Merger Agreement—Transaction Consideration and Elections” and “Update to Election to Receive Class C Common Stock or Cash Consideration—Proration of Aggregate Cash Consideration.”

The Company expects to issue between approximately 299,892,120 shares of Class C Common Stock (if all holders of Class V Common Stock elect to receive shares of Class C Common Stock) and approximately 124,390,453 shares of Class C Common Stock (if the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the exchange ratio is 1.5043). The Class C Common Stock will be entitled to one vote per share with respect to matters to be voted upon by the stockholders of the Company and will represent an interest in Dell Technologies’ entire business and, unlike the Class V Common Stock, will not track the performance of any distinct assets or business.

The Company has applied to list the Class C Common Stock on the NYSE under the symbol “DELL.” If the listing is approved, the shares of Class C Common Stock will begin trading following the completion of the Class V transaction. If the Class V transaction is completed, there will no longer be any outstanding shares of Class V Common Stock, which is currently listed on the NYSE under the ticker symbol “DVMT.”

The Amended Merger Agreement (See page S-98)

The Class V transaction will be implemented through the amended merger agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, Merger Sub will merge with and into Dell Technologies at the effective time of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease and Dell Technologies will continue as the surviving corporation of the merger.

Upon the closing of the merger, each share of Class V Common Stock that is issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive, at the holder’s election, (1) such number of shares of Class C Common Stock as determined by the application of the exchange ratio (which will be between 1.5043 and 1.8130) or (2) $120.00 in cash, without interest, subject to proration as described elsewhere in this supplement.

Copies of the merger agreement amendment and the form of the amended and restated Company certificate are attached as Annex S-A and Annex S-B, respectively, to this supplement, and a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. You are urged to read the merger agreement and the merger agreement amendment (including the form of the amended and restated Company certificate) in their entirety because they constitute the legal documents that govern the merger. For more information on the merger and the amended merger agreement, see “Update to Proposal 1—Adoption of the Merger Agreement” and “Update to the Merger Agreement.”

The Class V transaction will not be completed without the adoption of both the amended merger agreement and the amended and restated Company certificate by Dell Technologies stockholders. If the amended merger agreement and the amended and restated Company certificate are each adopted by our stockholders at the special meeting, we expect to complete the merger, pursuant to which the Class V transaction will be effected, promptly after the other conditions to the completion of the merger are satisfied or (to the extent legally permitted) waived in accordance with the amended merger agreement. As of the date of this supplement, we expect to complete the merger and the Class V transaction during the fourth quarter of calendar year 2018. For additional information about the conditions that must be satisfied (or to the extent legally permitted) waived in accordance with the amended merger agreement prior to the completion of the merger, see “Update to the Merger Agreement—Conditions to the Merger.”

Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock that is issued and outstanding immediately prior to the effective time of the merger will remain unaffected by the merger and will continue to be an issued and outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, respectively.

Recommendation of the Special Committee (See page S-69)

After consideration and consultation with its advisors, the Special Committee, which was established to act solely on behalf of, and solely in the interests of, the holders of Class V Common Stock, has unanimously determined that the merger in accordance with the terms of the amended merger agreement is advisable and in the best interest of the holders of Class V Common Stock, and has unanimously approved the amended merger agreement and transactions contemplated thereby, including the Class V transaction, the merger and the amended and restated Company certificate.

The Special Committee unanimously recommends that all holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the amended merger agreement and “FOR” the adoption of the amended and restated Company certificate, which proposes certain changes to the corporate governance structure of the Company in connection with the Class V transaction. For the factors considered by the Special Committee in reaching this decision and a more detailed discussion of the recommendation, see “Proposal 1—Adoption of the Merger Agreement—Recommendation of the Special Committee” in the the proxy statement/prospectus and “Update to Proposal 1—Adoption of the Merger Agreement—Recommendation of the Special Committee” in this supplement.

Recommendation of the Board of Directors (See page S-75)

After consideration and consultation with its advisors, the Dell Technologies board of directors has unanimously determined that the merger in accordance with the terms of the amended merger agreement is advisable and in the best interests of the Company and its stockholders, and has unanimously approved the amended merger agreement and transactions contemplated thereby, including the Class V transaction, the merger and the amended and restated Company certificate.

The Dell Technologies board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the amended merger agreement, “FOR” the adoption of the amended and restated Company certificate, which proposes certain changes to the corporate governance structure of the Company in connection with the Class V transaction, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal. For the factors considered by the board of directors in reaching this decision and a more detailed discussion of the recommendation, see “Proposal 1—Adoption of the Merger Agreement—Recommendation of the Board of Directors” in the proxy statement/prospectus and “Update to Proposal 1—Adoption of the Merger Agreement—Recommendation of the Board of Directors” in this supplement.

Opinion of Evercore Group L.L.C. (See page S-78)

At a meeting of the Special Committee held on November 14, 2018, Evercore rendered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated November 14, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and conditions set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates).

The full text of Evercore’s written opinion, dated November 14, 2018, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex S-D to this supplement and is incorporated by reference in its entirety. Evercore’s opinion was addressed to, and for the information and benefit of, the Special Committee in connection with its evaluation of the Class V transaction. Evercore’s opinion did not address the relative merits or timing of the Class V transaction as compared to other business or financial strategies that might be available to Dell Technologies or the Special Committee, nor did it address the underlying business decision of Dell Technologies or the Special Committee to engage in the Class V transaction or the price at which any shares of Dell Technologies, VMware or any other entity will trade at any time, including following the announcement or completion of the Class V transaction. Evercore’s opinion did not constitute a recommendation to the board of directors, the Special Committee or any other persons in respect of the Class V transaction, including as to how any Class V stockholder should vote or act in respect of the Class V transaction.

Conditions to the Merger (See page S-103)

The merger agreement amendment adds as conditions to the completion of the Class V transaction that (i) in the event that the aggregate cash consideration elected by holders of Class V Common Stock is equal to or greater than the $14 billion maximum aggregate cash consideration, the relevant Company subsidiaries will have received $5 billion of gross proceeds from debt financing (or, in the event that the aggregate cash consideration elected by holders of Class V Common Stock is greater than the $9 billion but less than $14 billion, the relevant Company subsidiaries will have received an amount of gross proceeds from debt financing equal to the aggregate cash consideration elected by holders of Class V Common Stock, less $9 billion), (ii) each Company subsidiary through which proceeds of such debt financing will pass in order to be received by the Company must have determined that such subsidiary meets all solvency and legal requirements to dividend, distribute, loan or otherwise transfer the proceeds of such debt financing or alternative financing that it will receive in accordance with the plan of distribution established by the Company and (iii) any transfers of Class V Common Stock following the election deadline but prior to the closing of the merger shall not have resulted in the aggregate number of shares of Class C Common Stock to be issued as share consideration exceeding the aggregate number of shares of Class C Common Stock registered pursuant to the Company’s Registration Statement on Form S-4.

Listing of Shares of Class C Common Stock and Delisting and Deregistration of Class V Common Stock (See page S-118)

The amended merger agreement requires that the Class C Common Stock be listed on the NYSE. Under the terms of the amended merger agreement, it is a condition to the completion of the merger that the shares of our Class C Common Stock be approved for listing on the NYSE, subject to official notice of issuance and our compliance with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE. See “Update to the Merger Agreement—Conditions to the Merger.” As previously disclosed, we have applied to list our shares of Class C Common Stock for trading on the NYSE upon the completion of the Class V transaction.

If the Class V transaction is completed, there will no longer be outstanding any shares of Class V Common Stock, which are currently listed on the NYSE under the ticker symbol “DVMT.” Accordingly, the Class V Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act. Our other series of common stock that will be outstanding after the Class V transaction, consisting of our Class A Common Stock and the Class B Common Stock, will not be publicly traded.

The Amended Sponsor Stockholders Agreements (See page S-104)

The MD stockholders, the SLP stockholders and the Company will not enter into the Amended Sponsor Stockholders Agreement as described in the proxy statement/prospectus. Instead, the MD stockholders, the SLP stockholders and the Company have agreed that, effective upon the completion of the Class V transaction, the Sponsor Stockholders Agreement will be terminated, and the MD stockholders will enter into the MD Stockholders Agreement with the Company and the SLP stockholders will enter into the SLP Stockholders Agreement with the Company. Except as described below, the material terms of the Amended Sponsor Stockholders Agreement as described in the proxy statement/prospectus pertaining to the MD stockholders will be contained in the MD Stockholders Agreement and the material terms pertaining to the SLP stockholders will be contained in the SLP Stockholders Agreement. The SLP stockholders will not be parties to the MD Stockholders Agreement and the MD stockholders will be parties to the SLP Stockholders Agreement solely with respect to the specified provisions relating to tag-along rights and certain representations therein.

The SLP Stockholders Agreement will permit the SLP stockholders to terminate certain governance-related provisions of such agreement, including the director nomination and support obligations, in their sole discretion at any time at which they beneficially own less than 5% of the issued and outstanding shares of Class C Common Stock (after giving effect to the conversion of all shares of common stock owned by the SLP stockholders into Class C Common Stock). The MD Stockholders Agreement will permit the MD stockholders to terminate such agreement if the SLP Stockholders Agreement is terminated. The MD Stockholders Agreement also will require that any termination, amendments or waiver of certain of the Company’s rights thereunder will require the consent of each Group I Director. The SLP Stockholders Agreement will provide that, so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 21 directors at the request of the MD stockholders.

Investor Voting and Support Agreements (See page S-105)

On November 14, 2018, the Company entered into Investor Voting and Support Agreements with the publicly supporting stockholders. Subject to the terms and conditions set forth therein, each publicly supporting stockholder has agreed, among other things, to vote the shares of the Company’s capital stock over which it has voting power (i) in favor of the merger and the adoption of the amended merger agreement and each of the transactions contemplated thereby, including the adoption of the amended and restated Company certificate, and (ii) against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or the other transactions contemplated by the amended merger agreement in any material respect. The Investor Voting and Support Agreements also contain restrictions on the transfer of voting rights of the Company’s capital stock by the publicly supporting stockholders and the solicitation by the publicly supporting stockholders of holders of the Company’s capital stock to vote in opposition to the Class V transaction, in each case, until the earlier of (a) the consummation of the merger and (b) the date on which the amended merger agreement is terminated in accordance with its terms without the merger having occurred.

Accounting Treatment (See page S-94)

The merger and Class V transaction will be accounted for as a hybrid liability and equity transaction involving the repurchase of outstanding common stock, with the consideration consisting of a variable combination of cash and shares. Upon settlement, the accounting for the Class V transaction will reflect that the outstanding Class V Common Stock will be cancelled and converted into the right to receive shares of Class C Common Stock or $120.00 per share in cash or combination of cash and shares, dependent on each holder’s election and subject to proration of the aggregate cash consideration. The variable nature of the cash obligation to repurchase the shares of Class V Common Stock may require the Company to settle a portion of the shares in exchange for cash and therefore is accounted for as a financial instrument with a potential mark-to-market adjustment for the change in fair value from the date of the stockholder meeting to the election deadline. After the election deadline (following which the final proration and exchange ratio will be determined), the transaction will be accounted for as an equity transaction. See “Update to Proposal 1—Adoption of the Merger Agreement—Accounting Treatment.”

Treatment of Equity Awards (See page S-94)

The increase to the exchange ratio under the amended merger agreement described in this supplement under “Update to the Merger Agreement—Transaction Consideration and Elections” also applies to the exchange ratio used to convert the Class V Common Stock-based equity awards. Therefore, all of the outstanding stock options, restricted stock units and deferred stock units covering shares of Class V Common Stock held by our independent directors at the time the Class V transaction is completed will be converted into similar awards covering shares of Class C Common Stock at the effective time of the merger at the same applicable exchange ratio, and not at the previous exchange ratio of 1.3665.

Interests of Certain Directors (See page S-93)

Any outstanding stock options, restricted stock units and deferred stock units covering shares of Class V Common Stock held by our independent directors at the time the Class V transaction is completed will be converted into similar awards covering shares of Class C Common Stock at the effective time of the merger at the applicable exchange ratio.

Litigation Relating to the Class V Transaction (See page S-97)

On October 31, 2018, High River Limited Partnership, Icahn Partners Master Fund LP, and Icahn Partners LP filed an action against us in Delaware Chancery Court, pursuant to Section 220 of the DGCL, seeking (i) to inspect certain of our books and records purportedly related to the Class V transaction or the potential initial public offering of our Class C Common Stock, and (ii) the public dissemination of unspecified materials already produced for inspection (High River LP v. Dell Techs. Inc., No. 2018-0790-AGB (Del. Ch. filed Oct. 31, 2018)). On November 5, 2018, the Chancery Court scheduled a trial on the matter for November 19, 2018. Prior to the scheduled trial, on November 15, 2018, the plaintiffs voluntarily dismissed this action against the Company.

On November 8, 2018, Hallandale Beach Police and Fire Retirement Plan filed a putative stockholder class action lawsuit against our directors and certain of the MD stockholders, the MSD Partners stockholders and the SLP stockholders in Delaware Chancery Court, alleging, among other things, that the directors of the Company breached their fiduciary duties to Class V stockholders in connection with the Class V transaction, because, among other things, the Class V transaction is allegedly financially unfair and coercive to Class V stockholders and there were various conflicts of interest (Hallandale Beach Police and Fire Retirement Plan v. Michael Dell, et al., No. 2018-0816-JTL (Del. Ch. filed November 8, 2018)). The lawsuit seeks, among other things, a judicial declaration that that defendants breached their fiduciary duties and an award of damages, fees and costs.

Additional lawsuits arising out of or relating to the merger agreement or the Class V transaction may be filed in the future.

Amended and Restated Company Certificate (See page S-106)

In connection with the Class V transaction, the Company’s stockholders are being asked to consider and vote on the adoption of the amended and restated Company certificate. If the amended and restated Company certificate is adopted by the stockholders (and certain other conditions are met, including adoption of the amended merger agreement by the stockholders), the existing Company certificate will be amended and restated as a result of the merger, in the form attached as Exhibit A to the merger agreement amendment that is attached as Annex S-A to this supplement, effective as of the effective time of the merger. Because the amended and restated Company certificate is part of the amended merger agreement, stockholder adoption of the amended and restated Company certificate is a condition to the completion of the merger and the Class V transaction.

The proposed amendments to the existing Company certificate are primarily intended to align aspects of the Company’s governance structure more closely with customary features of corporate governance for public companies and grant certain rights to the holders of Class C Common Stock. The amended and restated Company certificate will, among other things, (i) change the structure and size of our board of directors so that (a) the board will be divided into two classes consisting of the Group I Directors, who will be elected annually by the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock voting together as a single class, and, beginning with the second annual stockholders meeting of the Company after the completion of the Class V transaction, one Group IV Director, who will be elected annually by the holders of the Class C Common Stock, voting separately as a series, and (b) the maximum authorized number of directors will be increased from seven directors to 21 directors, (ii) terminate certain consent rights of the holders of Class A Common Stock, and (iii) remove or correct obsolete provisions and make other technical and administrative changes to the existing Company certificate.

In addition, the amended and restated Company certificate will provide that the number of Group I Directors will not be fewer than three nor more than 20 and will be determined in accordance with the amended and restated Company bylaws. The amended and restated Company bylaws, which may be amended by the board of directors in accordance therewith or by the stockholders in accordance with Section 109 of the DGCL, provide that the number of directors will be fixed by resolution of the board of directors and may be no fewer than three directors or more than 21 directors (provided that the number of Group IV Directors shall be one and the number of Group I Directors may be no fewer than three or more than 20 directors). Therefore, so long as the MD stockholders will continue to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders will have the ability to amend the bylaws, including provisions in the bylaws relating to the determination of board size, so long as such amendments are within the limits of the amended and restated Company certificate.

The form of the amended and restated Company certificate marked to reflect the proposed changes to the existing Company certificate is attached as Annex S-B to this supplement and the form of the amended and restated Company bylaws marked to reflect the proposed changes to the existing Company bylaws is attached as Annex S-C to this supplement. We encourage you to read both documents carefully.

If the amended and restated Company certificate is not adopted by the Company’s stockholders, then the closing conditions in the amended merger agreement will not be satisfied and the merger and the Class V transaction will not be completed.

Management of Dell Technologies After the Class V Transaction (See page S-45)

The business and affairs of Dell Technologies are managed under the direction of the Dell Technologies board of directors. Pursuant to the amended and restated Company certificate and the amended and restated Company bylaws, the Dell Technologies board of directors may consist of no fewer than three directors or more than 21 directors following the closing of the Class V transaction (provided that the number of Group IV Directors shall be one and the number of Group I Directors may be no fewer than three or more than 20). The number of authorized directors from time to time will be determined by the board of directors in accordance with the amended and restated Company bylaws. As of the record date for the special meeting, the board of directors is composed of six members, consisting of Michael S. Dell, David W. Dorman, Egon Durban, William D. Green, Ellen J. Kullman and Simon Patterson. Immediately after the Class V transaction, these individuals are currently expected to continue to serve as Group I directors.

Under the amended and restated Company certificate, the board of directors will be divided into two classes of directors, consisting of the Group I Directors and the Group IV Director. The Group I Directors will be elected annually by the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock voting together as a single class, and, beginning with the second annual stockholders meeting of the Company after the completion of the Class V transaction and annually thereafter, the Group IV Director will be elected annually by the holders of the Class C Common Stock, voting separately as a series. Under the amended and restated Company certificate, each member of the board of directors will be entitled to one vote on any matter submitted to a vote of the board of directors. Based on their beneficial ownership of our common stock as of the record date, immediately following the completion of the Class V transaction, the MD stockholders will beneficially own common stock representing approximately 65.1% of the total voting power of our outstanding common stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock, and therefore that the minimum exchange ratio applies), approximately 66.8% of the total voting power (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $104.55 or less, and therefore that the maximum exchange ratio applies) or approximately 67.1% of the total voting power (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $120.00 or greater, and therefore the minimum exchange ratio applies). For so long as the MD stockholders continue to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of our common stock voting together as a single class, including the election of the Group I Directors.

Under the Amended Sponsor Stockholders Agreements, each of the MD stockholders and the SLP stockholders will have the right to nominate a number of individuals for election as directors which is equal to (i) in the case where the MD stockholders and SLP stockholders beneficially own more than 70% of the total voting power for the regular election of directors of the Company, the percentage of (x) the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by (y) the number of directors then on the board of directors (and any vacancy thereon) who are not members of the audit committee, or (ii) in the case where the MD stockholders and SLP stockholders beneficially own 70% or less of the total voting power for the regular election of directors of the Company, the percentage of (x) the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by (y) the number of directors then on the board of directors (and any vacancy thereon), in each case of (i) and (ii), rounded up to the nearest whole number. Further, so long as the MD stockholders or the SLP stockholders each beneficially own at least 5% of all outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, each of the MD stockholders or the SLP stockholders, as applicable, will be entitled to nominate at least one individual for election to the board of directors as a Group I Director. Under the amended and restated Company certificate, the holders of Class C Common Stock will have the right, voting separately as a series, to elect the Group IV Director, beginning with the second annual meeting of stockholders following the completion of the Class V transaction and annually thereafter. The nominating and corporate governance committee referred to below will select or recommend to the board of directors for selection the Group IV Director nominee for election or re-election at each annual meeting of the stockholders. The SLP Stockholders Agreement also will provide that, so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 21 directors at the request of the MD Stockholders.

Under the MSD Partners Stockholders Agreement, the MSD Partners stockholders will be required to vote all of their common stock in favor of the election of each director who is included as part of the slate of directors set forth in any Company proxy statement and whose election the board of directors has recommended.

As of the record date, after giving pro forma effect to the completion of the Class V transaction and assuming the board of directors was composed of six members, three of whom sit on the audit committee, the MD stockholders would have been entitled to nominate two individuals for election as Group I Directors and the SLP stockholders would have been entitled to nominate one individual for election as a Group I Director. Immediately following the completion of the Class V transaction, the MD stockholders intend to designate Michael Dell and Simon Patterson as their nominees and the SLP stockholders intend to designate Egon Durban as their nominee. The Company currently expects that each of its current directors will continue to serve on the board of directors following the completion of the Class V transaction. All of the current directors of the Company serve on the board of directors pursuant to the existing Sponsor Stockholders Agreement. Pursuant to the amended merger agreement, the board of directors of the Company will appoint a fourth director who meets the independence requirements of the NYSE to the board by no later than June 30, 2019 after consultation with holders of Class C Common Stock.

The Company is currently a “controlled company” under the rules of the NYSE and upon the completion of the Class V transaction will continue to be a “controlled company.” As a result, the Company qualifies for exemptions from, and has elected not to comply with, certain corporate governance requirements under NYSE rules, including the requirements that the Company have a board that is composed of a majority of “independent directors,” as defined under NYSE rules, and a compensation committee and a nominating and corporate governance committee that are composed entirely of independent directors. However, under the amended merger agreement, the Company has agreed that, no later than June 30, 2019, it will establish a nominating and corporate governance committee of the board of directors that will initially be comprised of Michael Dell (who will be the chairman of the nominating and corporate governance committee), Egon Durban and one director who meets the independence requirements of the NYSE. For additional information concerning the corporate governance exemptions for which the Company qualifies as a “controlled company” under the rules of the NYSE, see “Update to Management of Dell Technologies After the Class V Transaction—Board of Directors—Controlled Company Status.”

Capital Structure After the Class V Transaction (See page S-117)

Voting Rights (See page S-117)

Each holder of record of: (1) Class A Common Stock is entitled to 10 votes per share of Class A Common Stock; (2) Class B Common Stock is entitled to 10 votes per share of Class B Common Stock; (3) Class C Common Stock is entitled to one vote per share of Class C Common Stock; and (4) Class D Common Stock is not entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder is entitled to one vote per share of Class D Common Stock), in the case of each of (1) through (4), which is outstanding in such holder’s name on the books of the Company and which is entitled to vote.

Following the completion of the Class V transaction, the board of directors will have a class consisting of the Group I Directors and, beginning with the second annual meeting following the closing of the Class V transaction, a class consisting of the Group IV Director. The holders of shares of all series of common stock outstanding will vote as one class with respect to the election of all Group I Directors and, beginning with the second annual meeting of stockholders of the Company following the completion of the Class V transaction and annually thereafter, the holders of Class C Common Stock will vote separately as a series with respect to the election of the Group IV Director. With respect to all other matters to be voted on by stockholders of the Company, the holders of shares of all series of common stock outstanding will vote as one class.

As of October 15, 2018, after giving pro forma effect to the completion of the Class V transaction, assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock, and therefore that the minimum exchange ratio applies, the number of votes to which holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would be entitled would have represented approximately 70.8%, 23.7% and 5.5% of the total number of votes to which all holders of common stock would be entitled, respectively; assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $104.55 or less, and therefore that the maximum exchange ratio applies, the number of votes to which holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would be entitled would have represented approximately 72.6%, 24.3% and 3.1% of the total number of votes to which all holders of common stock would be entitled, respectively; and assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $120.00 or greater, and therefore that the minimum exchange ratio applies, the number of votes to which holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would be entitled would have represented approximately 73.0%, 24.4% and 2.6% of the total number of votes to which all holders of common stock would be entitled, respectively.

Financing of the Increased Maximum Aggregate Amount of Cash Consideration (See page S-94)

On November 14, 2018, Dell entered into a debt commitment letter with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Royal Bank of Canada, RBC Capital Markets, UBS AG, Stamford Branch, and UBS Securities LLC, providing for up to $5 billion in incremental debt financing under our senior secured credit facilities. The debt commitment letter contemplates that, in lieu of the incremental term loan facility, the Company or one or more of its subsidiaries may obtain alternate debt financing, the proceeds of which will reduce commitments in respect of the incremental term loan facility on a dollar-for-dollar basis. Upon satisfaction or (to the extent permitted by law) waiver of certain conditions, we expect such borrowings will be available on the funding date in an amount sufficient to fund the increase in the maximum aggregate amount of cash consideration. Such debt financing commitments will terminate upon the earlier of the termination of the merger agreement in accordance with its terms and February 7, 2019. See “Update to Proposal 1—Adoption of the Merger Agreement—Financing of the Increased Maximum Aggregate Amount of Cash Consideration.”

UPDATE TO RISK FACTORS

The following risk factors are intended to address risks relating to the merger agreement amendment and the debt financing. These risk factors supplement and, where applicable, replace the risk factors described under the heading “Risk Factors” beginning on page 60 of the proxy statement/prospectus. In deciding whether to vote for the adoption of the amended merger agreement and the amended and restated Company certificate and for the approval of the other special meeting proposals, stockholders should carefully consider the following risk factors and the risk factors described under the heading “Risk Factors” in the proxy statement/prospectus, all of the information contained in this supplement and the proxy statement/prospectus and the information incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

Risks Relating to the Class V Transaction

Holders of Class V Common Stock may not receive as much cash in the Class V transaction as they have elected.

The amended merger agreement provides that no more than $14 billion of cash, in the aggregate, will be paid to holders of Class V Common Stock in connection with the Class V transaction. If holders of Class V Common Stock making cash elections elect in the aggregate to receive more than $14 billion in cash, such cash elections will be subject to proration, and a portion of the consideration such holders requested in cash will instead be received in the form of Class C Common Stock. For additional information about proration, see “Update to Election to Receive Class C Common Stock or Cash Consideration—Proration of Aggregate Cash Consideration.” The value of the shares of Class C Common Stock at the time of the closing of the Class V transaction that are received by holders whose cash elections are prorated may be lower than the value of the cash consideration that such holders otherwise would have received in the absence of such proration.

The prices at which Class C Common Stock will trade after the Class V transaction may differ from the value used to determine the exchange ratio in the Class V transaction.

The valuation of Dell Technologies and the exchange ratio of 1.5043 shares of Class C Common Stock for each share of Class V Common Stock (as it may be increased up to the maximum exchange ratio of 1.8130 shares of Class C Common Stock as described herein) were based on the analysis of each of Dell Technologies and the Special Committee and their related negotiations with respect thereto, with Goldman Sachs acting as financial advisor to Dell Technologies and Evercore acting as financial advisor to the Special Committee, as well as negotiations with certain Class V stockholders. It is not possible to predict the prices at which the Class C Common Stock will trade after the Class V transaction relative to the trading prices of shares of Class V Common Stock before the Class V transaction or the trading prices of shares of VMware Class A common stock. In particular, the Company’s ongoing efforts to solicit proxies in support of the Class V transaction and to encourage long-term investment in the Company could increase the trading price of the Class V Common Stock, which will in part affect the exchange ratio. Trading prices of the Class C Common Stock may be less than the valuation of Dell Technologies that was used to determine the exchange ratio in the Class V transaction. In addition, the actual and perceived market value of the Class C Common Stock to be received at the closing of the Class V transaction may be higher or lower than the actual and perceived value of those shares on earlier dates.

Because the applicable exchange ratio is based, in part, on the trading price of Class V Common Stock and because there is no current trading market for the Class C Common Stock, the value of the Class C Common Stock that holders of Class V Common Stock will receive in the Class V transaction is uncertain.

The applicable exchange ratio at which shares of Class V Common Stock will be exchanged for shares of Class C Common Stock will be based, in part, on the DVMT Trading Price. Because there is no current trading market for, or market price of, the Class C Common Stock, the applicable exchange ratio will not reflect any trading price of the Class C Common Stock. As a result, the value of the Class C Common Stock to be received by holders of Class V Common Stock as part of the transaction consideration is uncertain. Although we have applied to list our Class C Common Stock on the NYSE, market reaction to newly listed stocks is unpredictable. The opening price of the Class C Common Stock upon listing on the NYSE and its trading price thereafter will depend on various factors, including, among others, the factors identified in the proxy statement/prospectus under “—Risks Relating to Ownership of Class C Common Stock—The price of our Class C Common Stock may be volatile, which could cause the value of your investment to decline.” Many of these factors are not within our control. We cannot assure you that the Class C Common Stock will trade at any particular price.

Whether holders of Class V Common Stock will receive more than 1.5043 shares of Class C Common Stock in exchange for each share of their Class V Common Stock will not be determined at the time the holders of Class V Common Stock make their elections.

Upon the completion of the Class V transaction, each share of Class V Common Stock will be converted into the right to receive, at the election of the holder of such share, either (1) such number of shares of Class C Common Stock as determined by the application of the exchange ratio (which will be between 1.5043 and 1.8130) or (2) $120.00 in cash, without interest, subject to a cap of $14 billion on the aggregate amount of cash consideration. The applicable exchange ratio will be determined by the amount of cash elections as of the election deadline as well as the DVMT Trading Price. The applicable exchange ratio generally will increase as the aggregate amount of cash elections increases and as the DVMT Trading Price decreases, subject to a maximum exchange ratio of 1.8130. With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction.

Because the exchange ratio is dependent upon the aggregate amount of cash elections made by holders of Class V Common Stock and the DVMT Trading Price, each of which will not be known by the election deadline, holders of Class V Common Stock will not know the applicable exchange ratio at the time they make their election. While the Company expects to make publicly available on its website each day unofficial estimates of the aggregate amount of cash elections and share elections as of 5:30 p.m., New York City time, on the trading day prior to such publication that are based on preliminary reports from the exchange agent, beginning on the eighth trading day prior to the date of the special meeting of stockholders, such preliminary estimates may be significantly higher or lower than the final exchange ratio, which can be determined only after the election deadline. Holders should exercise caution in relying on these numbers, since they may not reflect the elections of large Class V stockholders whose elections may not be made until late in the process, and whose elections may significantly impact the aggregate amount of cash elections and share elections and thereby, the final exchange ratio. In addition, the trading price of the Class V Common Stock at and prior to the election deadline may be materially higher or lower than the DVMT Trading Price. Therefore, the amount of Class C Common Stock that a holder of Class V Common Stock receives at the closing of the Class V transaction based on the final exchange ratio may be materially different from the amount of Class C Common Stock such holder would have expected to receive when the holder made the election.

The completion of the Class V transaction is subject to a number of conditions, which, if not fulfilled or not fulfilled in a timely manner, may result in termination of the amended merger agreement and abandonment of the Class V transaction.

In addition to VMware’s payment of the special cash dividend and the ability of the Company’s subsidiaries to transfer the proceeds of such payment to the Company, the amended merger agreement contains a number of conditions to our obligation to complete the merger, including, among others:

•

adoption by our stockholders (including the holders of Class V Common Stock) of the amended merger agreement and the amended and restated Company certificate, which is part of the amended merger agreement;

•

the approval of the Class C Common Stock for listing on the NYSE, subject to official notice of issuance and our compliance with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE;

•	the absence of any law, order or injunction of a court or governmental entity of competent jurisdiction that prohibits or makes illegal the consummation of the merger;

•	the absence of a material adverse effect (as defined in the amended merger agreement) with respect to both Dell Technologies and VMware since February 2, 2018;

•

the receipt of an aggregate amount of $5 billion of gross proceeds from the debt financing (or, if holders of Class V Common Stock elect in the aggregate to receive more than $9 billion but less than $14 billion in cash, such other amount that is sufficient to pay the aggregate amount of cash consideration elected by holders of Class V Common Stock, less $9 billion);

•

each Company subsidiary through which proceeds of such debt financing will pass in order to be received by the Company must have determined that such subsidiary meets all solvency and legal requirements to dividend, distribute, loan or otherwise transfer the proceeds of such debt financing or alternative financing that it will receive in accordance with the plan of distribution established by the Company; and

•

any transfers of Class V Common Stock following the election deadline but prior to the closing of the merger shall not have resulted in the aggregate number of shares of Class C Common Stock to be issued as share consideration exceeding the aggregate number of shares of Class C Common Stock registered pursuant to the Company’s Registration Statement on Form S-4.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Class V transaction, see “Update to the Merger Agreement—Conditions to the Merger.”

Many of the conditions to the closing of the merger and the Class V transaction are not within our control, and we are unable to predict when or if these conditions will be satisfied. The amended merger agreement provides for an outside date of January 31, 2019 for the completion of the merger, after which we may terminate the amended merger agreement. Although we have agreed in the amended merger agreement to use our reasonable best efforts, subject to certain limitations, to complete the merger as promptly as practicable, these and other conditions to the completion of the merger and Class V transaction may fail to be satisfied. In addition, satisfying the conditions to and completing the merger and Class V transaction may take longer, and could cost more, than we expect.

Lawsuits have been filed and other lawsuits may be filed arising out of or relating to the merger agreement or the Class V transaction. An adverse ruling in any such lawsuit may delay the Class V transaction or prevent the Class V transaction from being completed.

On October 31, 2018, High River Limited Partnership, Icahn Partners Master Fund LP, and Icahn Partners LP filed an action against us in Delaware Chancery Court, pursuant to Section 220 of the DGCL, seeking (i) to inspect certain of our books and records purportedly related to the Class V transaction or the potential initial public offering of our Class C Common Stock, and (ii) the public dissemination of unspecified materials already produced for inspection (High River LP v. Dell Techs. Inc., No. 2018-0790-AGB (Del. Ch. filed Oct. 31, 2018)). On November 5, 2018, the Chancery Court scheduled a trial on the matter for November 19, 2018. Prior to the scheduled trial, on November 15, 2018, the plaintiffs voluntarily dismissed this action against the Company.

On November 8, 2018, Hallandale Beach Police and Fire Retirement Plan filed a putative stockholder class action lawsuit against our directors and certain of the MD stockholders, the MSD Partners stockholders and the SLP stockholders in Delaware Chancery Court, alleging, among other things, that the directors of the Company breached their fiduciary duties to Class V stockholders in connection with the Class V transaction, because, among other things, the Class V transaction is allegedly financially unfair and coercive to Class V stockholders and there were various conflicts of interest (Hallandale Beach Police and Fire Retirement Plan v. Michael Dell, et al., No. 2018-0816-JTL (Del. Ch. filed November 8, 2018)). The lawsuit seeks, among other things, a judicial declaration that that defendants breached their fiduciary duties and an award of damages, fees and costs. See the section “Update to Proposal 1—Adoption of the Merger Agreement—Litigation Relating to the Class V Transaction” for more information about the lawsuit related to the Class V transaction that has been filed prior to the date of this supplement.

Additional lawsuits arising out of or relating to the merger agreement or the Class V transaction may be filed in the future. Such lawsuits could prevent the Class V transaction from being completed, or could result in a material delay in, or the abandonment of, the Class V transaction. One of the conditions to the completion of the merger is the absence of any applicable law (including any restraining order, injunction, or other judgment, order or decree) being in effect in the United States or certain other jurisdictions where we have material business or operations that prohibits the consummation of the merger. Accordingly, if a plaintiff in any such jurisdiction is successful in obtaining an order that prohibits the consummation of the merger, then such order may prevent the merger and the Class V transaction from being completed, or from being completed within the expected timeframe.

The fairness opinion obtained by the Special Committee from its financial advisor will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

The Special Committee obtained from its financial advisor, Evercore, an updated opinion that the revised transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates) that was rendered on November 14, 2018, the date on which the merger agreement amendment was entered into. The opinion of Evercore does not speak as of the time at which the merger or the Class V transaction will be completed or as of any date other than the date of the opinion. Changes in financial, economic, market and other conditions on which the opinion of Evercore was based may significantly alter the values of Dell Technologies or the Class V Common Stock prior to the completion of the merger or the Class V transaction.

The opinion of Evercore is attached as Annex S-D to this supplement. For a description of the opinion that the Special Committee received from Evercore and a summary of the material financial analyses they provided to the Special Committee in connection with rendering such opinion, see “Update to Proposal 1—Adoption of the Merger Agreement—Opinion of Evercore Group L.L.C.”

Risks Relating to Ownership of Class C Common Stock

Our multi-class common stock structure with different voting rights may adversely affect the trading price of the Class C Common Stock.

Each share of our Class A Common Stock and each share of our Class B Common Stock has ten votes, while each share of our Class C Common Stock has one vote. Based on their ownership of our common stock as of October 15, 2018, because of these disparate voting rights, immediately following the completion of the Class V transaction, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will collectively hold common stock representing approximately 93.9% of the total voting power of our outstanding common stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock, and therefore that the minimum exchange ratio applies), approximately 96.4% of the total voting power of our outstanding common stock (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $104.55 or less, and therefore that the maximum exchange ratio applies) or approximately 96.8% of the total voting power (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $120.00 or greater, and therefore that the minimum exchange ratio applies). The limited ability of holders of our Class C Common Stock to influence matters requiring stockholder approval may adversely affect the market price of our Class C Common Stock.

In addition, in 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of shares of common stock from being added to such indices. FTSE Russell announced plans to require new, and beginning in September 2022, existing constituents of its indices to have at least 5% of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and has temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index. Other stock indices might take a similar approach in the future. Under the announced policies, our multi-class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our Class C Common Stock. These policies are new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices. It is possible that such policies may depress the valuations of public companies excluded from these indices compared to valuations of companies that are included.

Future sales, or the perception of future sales, of a substantial amount of shares of our Class C Common Stock could depress the trading price of the Class C Common Stock.

Sales of a substantial number of shares of our Class C Common Stock in the public market, or the perception that these sales may occur, could adversely affect the market price of the Class C Common Stock, which could make it more difficult for investors to sell their shares of Class C Common Stock at a time and price that they consider appropriate. These sales, or the possibility that these sales may occur, also could impair our ability to sell equity securities in the future at a time and at a price we deem appropriate, and our ability to use Class C Common Stock as consideration for acquisitions of other businesses, investments or other corporate purposes. Immediately following the completion of the Class V transaction, we will have a total of approximately 322,381,570 shares of our Class C Common Stock outstanding (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock and therefore that the minimum exchange ratio applies), approximately 172,406,282 shares of our Class C Common Stock outstanding (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $104.55 or less, and therefore that the maximum exchange ratio applies) or approximately 146,879,903 shares of our Class C Common Stock outstanding (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $120.00 or greater, and therefore that the minimum exchange ratio applies).

As of October 15, 2018, the 406,290,710 outstanding shares of Class A Common Stock held by the MD stockholders and the MSD Partners stockholders and the 136,986,858 outstanding shares of Class B Common Stock held by the SLP stockholders are convertible into shares of Class C Common Stock at any time on a one-to-one basis. Although the MD stockholders, the MSD Partners stockholders and SLP stockholders are generally subject to transfer restrictions that prevent their sale or other transfer of common stock for 180 days following the completion of the Class V transaction, upon the expiration or waiver of such lock-up period, such shares, upon any conversion into shares of Class C Common Stock, will be eligible for resale in the public market pursuant to Rule 144 under the Securities Act, subject to volume, manner of sale and other limitations under Rule 144.

In addition, as of October 15, 2018, we have entered into a registration rights agreement with holders of 406,483,978 outstanding shares of Class A Common Stock (which are convertible into shares of Class C Common Stock), holders of all of the 136,986,858 outstanding shares of Class B Common Stock (which are convertible into shares of Class C Common Stock) and holders of 22,468,918 outstanding shares of Class C Common Stock, pursuant to which we have granted such holders and their permitted transferees shelf, demand and/or piggyback registration rights with respect to such shares. Registration of those shares under the Securities Act would permit such holders to sell the shares into the public market.

Further, as of October 15, 2018 and after giving pro forma effect to the conversion of stock options, restricted stock units and deferred units covering shares of Class V Common Stock into similar awards covering shares of Class C Common Stock upon the completion of the Class V transaction, we would have had (i) (a) 34,625,572 shares of Class C Common Stock (assuming the minimum exchange ratio applies) or (b) 34,666,644 shares of Class C Common Stock (assuming the maximum exchange ratio applies) that may be issued upon the exercise, vesting or settlement, as applicable, of outstanding stock options, restricted stock units or deferred stock units under our stock incentive plans, all of which would have been, upon issuance, eligible for sale in the public market, subject to expiration or waiver of applicable contractual transfer restrictions that, subject to certain exceptions, are scheduled to expire beginning 181 days after the completion of the Class V transaction, and to terminate 18 months thereafter, and (ii) an additional 32,109,884 shares of Class C Common Stock that have been authorized and reserved for issuance in relation to potential future awards under our stock incentive plans. We also may issue additional options in the future which may be exercised for additional shares of Class C Common Stock and additional restricted stock units or deferred stock units which may vest, all of which we expect will be registered under one or more registration statements on Form S-8 under the Securities Act and available for sale in the open market.

Dell Technologies is controlled by the MD stockholders, and the MD stockholders, the MSD Partners stockholders and the SLP stockholders collectively own a substantial majority of its common stock.

By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by holders of all outstanding shares of the Company’s common stock voting together as a single class, the MD stockholders have the ability to approve any matter submitted to the vote of all of the outstanding shares of the Company’s common stock voting together as a single class.

Through their control of Dell Technologies, the MD stockholders are, and after the completion of the Class V transaction will be, able to control actions to be taken by Dell Technologies, including actions related to the election of directors of Dell Technologies and its subsidiaries (including VMware and its subsidiaries), amendments to Dell Technologies’ organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of Dell Technologies’ assets, distributions of Dell Technologies’ assets, the incurrence of indebtedness and any incurrence of liens on Dell Technologies’ assets. For example, while the amended and restated Company bylaws provide that the number of directors will be fixed by resolution of the board of directors, the stockholders of the Company may adopt, amend or repeal the amended and restated Company bylaws in accordance with Section 109 of the DGCL. Through their control of Dell Technologies, the MD stockholders may therefore amend the amended and restated Company bylaws to change the number of directors (within the limits of the amended and restated Company certificate), notwithstanding any determination by the board of directors regarding board size.

Further, as of October 15, 2018, after giving pro forma effect to the completion of the Class V transaction, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will collectively beneficially own 63.0% (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock, and therefore that the minimum exchange ratio applies), 76.0% (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $104.55 or less, and therefore that the maximum exchange ratio applies) or 78.8% (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $120.00 or greater, and therefore that the minimum exchange ratio applies) of our outstanding common stock. This concentration of ownership together with the disparate voting rights of our common stock may delay or deter possible changes in control of the Company, which may reduce the value of an investment in our Class C Common Stock. So long as the MD stockholders, the MSD Partners stockholders and the SLP stockholders continue to own common stock representing a significant amount of the combined voting power of our outstanding common stock, even if such amount is, individually or in the aggregate, less than 50%, such stockholders will continue to be able to strongly influence our decisions. Further, after the completion of the Class V transaction, the MD stockholders and the SLP stockholders, respectively, will have the right to nominate a number of individuals for election as Group I

Directors which is equal to the percentage of the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by the number of directors then on the board of directors who are not members of the audit committee, rounded up to the nearest whole number. Further, so long as the MD stockholders or the SLP stockholders each beneficially own at least 5% of all outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, each of the MD stockholders or the SLP stockholders, as applicable, will be entitled to nominate at least one individual for election as a Group I Director.

Risks Relating to our Business and our Industry

Dell Technologies’ substantial level of indebtedness could adversely affect its financial condition.

Dell Technologies has a substantial amount of indebtedness, which require significant interest and other debt service payments. As of August 3, 2018, after giving effect to the incurrence of the debt financing in the maximum principal amount of $5.0 billion, Dell Technologies would have had approximately $55.3 billion aggregate principal amount of indebtedness (assuming the holders elect in the aggregate to receive $14 billion or more in cash). As of the same date, Dell Technologies and its subsidiaries also had an additional $4.9 billion available for borrowing under its revolving credit facilities.

Dell Technologies’ substantial level of indebtedness could have important consequences, including the following:

•

Dell Technologies must use a substantial portion of its cash flow from operations to pay interest and principal on its senior credit facilities, its senior secured and senior unsecured notes, and its other indebtedness, which reduces funds available to Dell Technologies for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

•	Dell Technologies’ ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes may be impaired;

•	Dell Technologies is exposed to fluctuations in interest rates because Dell Technologies’ senior credit facilities have variable rates of interest;

•

Dell Technologies’ leverage may be greater than that of some of its competitors, which may put Dell Technologies at a competitive disadvantage and reduce Dell Technologies’ flexibility in responding to current and changing industry and financial market conditions; and

•

Dell Technologies may be unable to comply with financial and other restrictive covenants in its senior credit facilities, the notes, and other indebtedness that limit Dell Technologies’ ability to incur additional debt, make investments and sell assets, which could result in an event of default that, if not cured or waived, would have an adverse effect on Dell Technologies’ business and prospects and could force it into bankruptcy or liquidation.

Dell Technologies and its subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in Dell Technologies’ and its subsidiaries’ credit facilities and the indentures that govern the notes. If new indebtedness is added to the debt levels of Dell Technologies and its subsidiaries, the related risks that Dell Technologies now faces could intensify. Dell Technologies’ ability to access additional funding under its revolving credit facilities will depend upon, among other factors, the absence of a default under either such facility, including any default arising from a failure to comply with the related covenants. If Dell Technologies is unable to comply with its covenants under its revolving credit facilities, Dell Technologies’ liquidity may be adversely affected.

From time to time, when it believes it is advantageous to do so, Dell Technologies may seek to reduce its leverage by repaying certain of its indebtedness before the maturity dates of such indebtedness. Dell Technologies may be unable to generate operating cash flows and other cash necessary to achieve a level of debt reduction that will significantly enhance its credit quality and reduce the risks associated with its substantial indebtedness.

As of February 2, 2018, approximately $12.6 billion of Dell Technologies’ debt was variable-rate debt and a 100 basis point increase in interest rates would have resulted in an increase of approximately $126 million in annual interest expense on such debt. Dell Technologies’ ability to meet its expenses, to remain in compliance with its covenants under its debt instruments and to make future principal and interest payments in respect of its debt depends on, among other factors, Dell Technologies’ operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic, and other factors. Dell Technologies is not able to control many of these factors. Given current industry and economic conditions, Dell Technologies’ cash flow may not be sufficient to allow Dell Technologies to pay principal and interest on its debt and meet its other obligations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this supplement or the proxy statement/prospectus that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this supplement, the proxy statement/prospectus or in documents incorporated by reference into the proxy statement/prospectus or this supplement, forward-looking statements include, without limitation, statements regarding financial estimates, completion of the merger and effects of the Class V transaction, the debt financing, future financial and operating results, the Company’s plans, expectations, beliefs, intentions and strategies, and other statements that are not historical facts. Such forward-looking statements may be signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.

These statements regarding future events or the Company’s future performance or results inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the Class V transaction to be completed or, if completed, that could affect ownership of the Class C Common Stock or the Company’s business, results of operations, financial condition or prospects include:

•	the uncertain value of the Class C Common Stock issuable in the Class V transaction;

•	the inability to determine the final exchange ratio at the time that cash and share elections are made;

•	the uncertainty of the prices at which the Class C Common Stock will trade after the Class V transaction compared to the value used to determine the exchange ratio in the Class V transaction;

•	the failure of VMware to pay the special cash dividend that is a condition to the closing of the merger and the Class V transaction;

•

the failure to satisfy required closing conditions to the merger and the Class V transaction in a timely fashion or at all, including the failure to obtain the necessary stockholder approvals of the amended merger agreement and the amended and restated Company certificate and the failure to obtain the debt financing;

•	the different factors that may affect the market price of our Class C Common Stock compared to the factors that affect the market price of our Class V Common Stock;

•	the fact the Class V stockholders will no longer directly benefit from increases in the value of VMware common stock;

•	the failure of an active trading market for the Class C Common Stock to develop or be sustained;

•

the lack of a book building process and stabilization activities in connection with the listing of the Class C Common Stock that would be undertaken in connection with an underwritten initial public offering;

•	the potential volatility of the trading price of the Class C Common Stock;

•	the possible adverse impact of inaccurate or unfavorable research reports by securities or industry analysts on the market price or trading volume of the Class C Common Stock;

•	the effect of the disparate voting rights of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock on the trading price and liquidity of the Class C Common Stock;

•

the control of Dell Technologies by the MD stockholders and the ownership of a substantial majority of Dell Technologies’ common stock by the MD stockholders, the MSD Partners stockholders and the SLP stockholders;

•

the existence of interests of the MD stockholders, the MSD Partners stockholders and the SLP stockholders and their respective affiliates that may conflict with the interests of other stockholders or those of Dell Technologies;

•	Dell Technologies’ status as a “controlled company” under NYSE rules;

•	differences in the rights of holders of Class C Common Stock compared to the rights of holders of Class V Common Stock;

•

the likelihood that the Company’s actual results of operations and financial position after the Class V transaction will be materially different from those reflected in the unaudited pro forma condensed consolidated financial statements included in this supplement; and

•	risks relating to the Company’s business and industry.

For a further discussion of these and other risks, contingencies and uncertainties, see “Risk Factors” in the proxy statement/prospectus, “Update to Risk Factors” in this supplement, and the Company’s filings with the SEC incorporated by reference into the proxy statement/prospectus and this supplement.

Because of these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplement or the proxy statement/prospectus, as applicable. All subsequent written or oral forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect changes in its expectations, events or circumstances, or new information after the date of this supplement, except as may be required under applicable federal securities laws.

UPDATE TO COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following information replaces the information under the heading “Comparative Historical and Unaudited Pro Forma Per Share Data” beginning on page 97 of the proxy statement/prospectus.

The following tables set forth:

•

(1) historical per share information and (2) unaudited pro forma per share information after giving effect to the transactions contemplated by the amended merger agreement, the debt financing and the Class V transaction, in each case for the six months ended August 3, 2018; and

•

(1) historical per share information and (2) unaudited pro forma per share information after giving effect to the transactions contemplated by the amended merger agreement, the debt financing (to the extent cash elections for more than $9 billion are made) and the Class V transaction, in each case for the fiscal year ended February 2, 2018.

The pro forma net income and cash dividends per share information gives effect to the transactions contemplated by the amended merger agreement, the debt financing and the Class V transaction as if they had occurred on February 4, 2017, the first day of the fiscal year ended February 2, 2018, and the pro forma book value per share information for the six months ended August 3, 2018 and the fiscal year ended February 2, 2018 gives effect to the transactions contemplated by the amended merger agreement, the debt financing and the Class V transaction as if they had occurred on August 3, 2018 and February 2, 2018, respectively.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed consolidated financial information and the historical financial information that are included in or incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how you can obtain copies of our incorporated SEC filings or access them via the internet. The unaudited pro forma per share information is presented for informational purposes only. The unaudited pro forma per share information does not purport to represent what the Company’s results of operations or financial condition would have been had the transactions contemplated by the amended merger agreement, the debt financing and the Class V transaction actually occurred on the dates indicated, and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date.

	Six Months Ended August 3, 2018
	Historical	Pro Forma - Maximum Cash Election(a)	Pro Forma - No Cash Election(b)
	(in millions, except per share amounts)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock	$3.97	$—	$—
DHI Group—minimum exchange ratio	$(3.39)	$(1.87)	$(1.38)
DHI Group—maximum exchange ratio	$(3.39)	$(1.80)	N/A
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock	$3.91	$—	$—
DHI Group—minimum exchange ratio	$(3.40)	$(1.90)	$(1.41)
DHI Group—maximum exchange ratio	$(3.40)	$(1.83)	N/A
Cash Dividend Per Share:
Class V Common Stock	$—	$—	$—
DHI Group	$—	$—	$—
Book Value Per Share:
Class V Common Stock	$25.82	$—	$—
DHI Group—minimum exchange ratio	$6.02	$(7.85)	$9.88
DHI Group—maximum exchange ratio	$6.02	$(7.57)	N/A

(a)

Assumes the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes (i) $105 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend and (ii) $118 million of interest related to the debt financing.

(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes $105 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend.

	Fiscal Year Ended February 2, 2018
	Historical	Pro Forma - Maximum Cash Election(a)	Pro Forma - No Cash Election(b)
	(in millions, except per share amounts)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic:
Class V Common Stock	$1.63	$—	$—
DHI Group—minimum exchange ratio	$(5.61)	$(4.44)	$(3.36)
DHI Group—maximum exchange ratio	$(5.61)	$(4.27)	N/A
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted:
Class V Common Stock	$1.61	$—	$—
DHI Group—minimum exchange ratio	$(5.62)	$(4.45)	$(3.37)
DHI Group—maximum exchange ratio	$(5.62)	$(4.29)	N/A
Cash Dividend Per Share:
Class V Common Stock	$—	$—	$—
DHI Group	$—	$—	$—
Book Value Per Share:
Class V Common Stock	$21.64	$—	$—
DHI Group	$13.04	$—	$—

(a)

Assumes the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes $120 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend and (ii) $235 million of interest related to the debt financing.

(b)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. Pro forma net loss attributable to Dell Technologies Inc. excludes $120 million of investment income related to the short- and long-term investments expected to be liquidated by VMware in order to fund the special dividend.

UPDATE TO MANAGEMENT OF DELL TECHNOLOGIES AFTER THE CLASS V TRANSACTION

The following information supplements and, where applicable, replaces the information under the heading “Management of Dell Technologies After the Class V Transaction” beginning on page 117 of the proxy statement/prospectus. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

Board of Directors

Our business and affairs are managed under the direction of our board of directors.

Number; Membership; Election

Following the closing of the Class V transaction, the amended and restated Company certificate and the amended and restated Company bylaws will provide that our board of directors may consist of no fewer than three directors or more than 21 directors (provided that the number of Group IV Directors shall be one and the number of Group I Directors may be no fewer than three or more than 20). The number of authorized directors from time to time will be determined by the board of directors in accordance with the amended and restated Company bylaws. As of the record date for the special meeting, the board of directors is composed of six members, consisting of Michael S. Dell, David W. Dorman, Egon Durban, William D. Green, Ellen J. Kullman and Simon Patterson. Immediately after the Class V transaction, these individuals are currently expected to continue to serve as Group I directors.

Under the amended and restated Company certificate, the board of directors will be divided into two classes of directors, consisting of the Group I Directors and the Group IV Director. The Group I Directors will be elected annually by the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock voting together as a single class, and, beginning with the second annual stockholders meeting of the Company after the completion of the Class V transaction, the Group IV Director will be elected annually by the holders of the Class C Common Stock, voting separately as a series. Based on their beneficial ownership of our common stock as of the record date, immediately following the completion of the Class V transaction, the MD stockholders will beneficially own common stock representing approximately 65.1% of the total voting power of our outstanding common stock (assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock, and therefore that the minimum exchange ratio applies), approximately 66.8% of the total voting power of our outstanding common stock (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $104.55 or less, and therefore that the maximum exchange ratio applies) or approximately 67.1% of the total voting power (assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $120.00 or greater, and therefore that the minimum exchange ratio applies). For so long as the MD stockholders will continue to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of our common stock voting together as a single class, including the election of the Group I Directors.

Term of Service

Elections of all members of the board of directors will be held annually at our annual meeting of stockholders. Each director will be elected for a term commencing on the date of the director’s election and ending on the date on which the director’s successor is elected and qualified, or, if earlier, the date of the director’s death, resignation, disqualification or removal. The election of the Group IV Director will occur beginning with the second annual meeting of the stockholders of the Company following the completion of the Class V transaction and will occur annually thereafter.

Voting Rights of Directors

Under the amended and restated Company certificate, each member of the board of directors will be entitled to one vote on any matter submitted to a vote by the board of directors.

Nomination Rights of Stockholders

Under the Amended Sponsor Stockholders Agreements, each of the MD stockholders and the SLP stockholders will have the right to nominate a number of individuals for election as directors which is equal to (i) in the case where the MD stockholders and SLP stockholders beneficially own more than 70% of the total voting power for the regular election of directors of the Company, the percentage of (x) the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by (y) the number of directors then on the board of directors (and any vacancy thereon) who are not members of the audit committee, or (ii) in the case where the MD stockholders and SLP stockholders beneficially own 70% or less of the total voting power for the regular election of directors of the Company, the percentage of (x) the total voting power for the regular election of directors of the Company beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by (y) the number of directors then on the board of directors (and any vacancy thereon), in each case of (i) and (ii), rounded up to the nearest whole number. Further, so long as the MD stockholders or the SLP stockholders each beneficially own at least 5% of all outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, each of the MD stockholders or the SLP stockholders, as applicable, will be entitled to nominate at least one individual for election to the board of directors as a Group I Director. For additional information about the stock ownership of the MD stockholders and the SLP stockholders, see “Security Ownership of Certain Beneficial Owners and Management” in the proxy statement/prospectus. Under the amended and restated Company certificate, the holders of Class C Common Stock will have the right, voting separately as a series, to elect the Group IV Director, beginning with the second annual meeting of stockholders of the Company following the completion of the Class V transaction and annually thereafter. The nominating and corporate governance committee will select or recommend to the board of directors of the Company for selection the Group IV Director nominee for election or re-election at each annual meeting of the stockholders. The SLP Stockholders Agreement also will provide that, so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 21 directors at the request of the MD stockholders.

In addition, under the Amended Sponsor Stockholders Agreements, if any person nominated by the MD stockholders or the SLP stockholders ceases to serve on the board of directors as a Group I Director for any reason (except as a result of a reduction in such stockholder’s right to nominate Group I Directors pursuant to the applicable Amended Sponsor Stockholders Agreement), then the stockholder who nominated such Group I Director will be entitled to nominate a replacement so long as the stockholder is entitled to nominate at least one Group I Director to the board of directors at such time. For so long as either the MD stockholders or the SLP stockholders have the right to nominate a Group I Director or Group I Directors under their respective Amended Sponsor Stockholders Agreement, each of the Company, the MD stockholders and the SLP stockholders will agree to nominate such Group I Director or Group I Directors for election as part of the slate of directors that is included in the Company’s proxy statement and to provide the highest level of support for the election of such nominees as it provides to any other individual standing for election as a director of the Company. Each of the MD stockholders and the SLP stockholders also will be obligated to vote in favor of each Group I Director nominated by the MD stockholders or the SLP stockholders in accordance the MD Stockholders Agreement or the SLP Stockholders Agreement, as applicable, unless the SLP stockholders elect to terminate such arrangements under the SLP Stockholders Agreement. Further, under the Amended Sponsor Stockholders Agreements, none of the MD stockholders or SLP stockholders will nominate or support any person who is not nominated by the MD stockholders or the SLP stockholders or the then incumbent directors of the Company.

The MSD Partners Stockholders Agreement will provide that the MSD Partners stockholders will be required to vote all of their common stock in favor of the election of each director who is included as part of the slate of directors set forth in any Company proxy statement and whose election the board of directors has recommended. In addition, under the MSD Partners Stockholders Agreement, the MSD Partners stockholders may not nominate or support any person for election to the board of directors who is not either nominated by the then incumbent directors of the Company or nominated pursuant to the Amended Sponsor Stockholders Agreements.

As of the record date, after giving pro forma effect to the completion of the Class V transaction and assuming the board of directors was composed of six members, three of whom sat on the audit committee, the MD stockholders would have been entitled to nominate two individuals for election as Group I Directors and the SLP stockholders would have been entitled to nominate one individual for election as a Group I Director. Immediately following the completion of the Class V transaction, the MD stockholders intend to designate Messrs. Dell and Patterson as their nominees and the SLP stockholders intend to designate Mr. Durban as their nominee. The Company currently expects that each of its current directors will continue to serve on the board of directors as Group I Directors following the completion of the Class V transaction. Pursuant to the amended merger agreement, the board of directors will appoint a fourth director who meets the independence requirements of the NYSE to the board by no later than June 30, 2019 after consultation with holders of Class C Common Stock.

Controlled Company Status

The Company has applied to list the Class C Common Stock on the NYSE in connection with the Class V transaction. If the listing is approved, we expect that the shares of Class C Common Stock will begin trading following the completion of the Class V transaction. As a result, the Company expects to continue to be subject to the governance requirements under the NYSE listing rules, even after the Class V Common Stock is delisted from the NYSE.

The Company is currently a “controlled company” under the rules of the NYSE and upon the completion of the Class V transaction will continue to be a “controlled company.” As a result, the Company qualifies for exemptions from, and has elected not to comply with, certain corporate governance requirements under NYSE rules, including the requirements that the Company have a board that is composed of a majority of “independent directors,” as defined under NYSE rules, and a compensation committee and a nominating committee that are composed entirely of independent directors. However, under the amended merger agreement, the Company has agreed, by no later than June 30, 2019, to establish a nominating and corporate governance committee of the board of directors as described below under “—Committees of the Board of Directors – Nominating and Corporate Governance Committee.” Even though the Company is a controlled company, it is required to comply with the rules of the SEC and the NYSE relating to the membership, qualifications and operations of the audit committee.

The rules of the NYSE define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Mr. Dell beneficially owns shares of our Class A Common Stock representing more than 50% of the voting power of our shares of common stock eligible to vote in the election of our directors. Following the closing of the Class V transaction, if the Company ceases to be a controlled company while the Class C Common Stock continues to be listed on the NYSE, the Company will be required to comply with the director independence requirements of the NYSE relating to the board of directors, a compensation committee and a nominating committee by the date the Company’s status changes or within specified transition periods applicable to those requirements.

Director Independence

The board of directors has affirmatively determined that Messrs. Dorman and Green and Mrs. Kullman, constituting three of our six directors that will serve on the board of directors as Group I Directors following the completion of the Class V transaction, are independent under the NYSE rules and the standards for independent directors established in our Corporate Governance Principles, which incorporate the director independence requirements of the NYSE rules. Pursuant to the amended merger agreement, the board of directors will appoint a fourth director who meets the independence requirements of the NYSE to the board by no later than June 30, 2019 after consultation with holders of Class C Common Stock. The NYSE rules provide that, in order to determine that a director is independent, the board of directors must determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In accordance with the NYSE rules, when assessing the materiality of a director’s relationship (if any) with the Company, the board of directors considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.

Committees of the Board of Directors

Under the MD Stockholders Agreement, for so long as the MD stockholders are entitled to nominate at least one Group I Director as described above under “—Board of Directors—Nomination Rights of Stockholders,” they may have at least one of their nominees then serving on the board of directors serve on each committee of the board (except the audit committee), to the extent permitted by applicable law and stock exchange rules and subject to certain exceptions. Under the SLP Stockholders Agreement, the SLP stockholders have the same right for so long they are entitled to nominate at least one Group I Director as described above under “—Board of Directors—Nomination Rights of Stockholders.”

Nominating and Corporate Governance Committee

The merger agreement amendment provides that the Company will establish a nominating and corporate governance committee of the board of directors by no later than June 30, 2019. The nominating and corporate governance committee will initially have three members, including Michael Dell (who will be the chairman of the nominating and corporate governance committee), Egon Durban and one director who meets the independence requirements of the NYSE. The committee’s responsibilities will include, among other matters, selecting or recommending to the board of directors for selection the Group IV Director nominee for election or re-election at each annual meeting of stockholders of the Company, beginning with the second annual meeting of stockholders of the Company following the completion of the Class V transaction.

UPDATE TO SPECIAL MEETING OF STOCKHOLDERS

The following information supplements and, where applicable, replaces the information under the heading “Special Meeting of Stockholders” beginning on page 128 of the proxy statement/prospectus. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

Voting; Proxies; Revocation; Transferred Shares

Revocability of Proxies

You may revoke your proxy or change your voting instructions at any time before your shares are voted at the special meeting.

Holders of Record

If you are a holder of record as of the record date, you may revoke your proxy by:

•	submitting a later proxy via the internet or by telephone;

•	submitting a later dated proxy by mail;

•

providing written notice of your revocation to the Company’s Corporate Secretary at Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682, Attn: Corporate Secretary such that the notice is received before the special meeting; or

•	voting your shares at the special meeting.

Stockholders of record may change their proxy by using any one of these methods regardless of the method they previously used to submit their proxy. Only the latest dated proxy card you submit will be counted.

On November 15, 2018, the Icahn stockholders filed (i) a Schedule 13D/A with the SEC, which amends their prior Schedule 13D filed with the SEC on October 15, 2018, and (ii) definitive additional materials to their definitive proxy statement filed with the SEC on October 15, 2018, in each case disclosing their intention to terminate their opposition to the Class V transaction and their solicitation of the Company’s stockholders to vote against all proposals in the proxy statement/prospectus. Advisors to Dell Technologies have been informed by advisors to the Icahn stockholders that the Icahn stockholders do not intend to vote any proxies submitted to them on the gold proxy card at the special meeting. As a result, if you have previously submitted a gold proxy card sent to you by any Icahn stockholder or its affiliates, your vote will not be counted. We urge you to submit a later dated white proxy card that was enclosed with the proxy statement/prospectus or the November stockholder notice by (i) accessing the internet website specified on such proxy card, (ii) calling the toll-free number specified on such proxy card or (iii) marking, signing, dating and returning such proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting.

UPDATE TO ELECTION TO RECEIVE CLASS C COMMON STOCK OR CASH CONSIDERATION

The following information supplements and, where applicable, replaces the information under the heading “Election to Receive Class C Common Stock or Cash Consideration” beginning on page 137 of the proxy statement/prospectus. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

General Description of Election

Each eligible holder of shares of Class V Common Stock has the right to submit an election form specifying (1) the number of shares of Class V Common Stock with respect to which such holder desires to elect to receive share consideration, comprising of a number of shares of Class C Common Stock per share of Class V Common Stock as determined by the application of the exchange ratio, which will be between 1.5043 and 1.8130, referred to herein as share consideration, and (2) subject to the proration described below, the number of shares of Class V Common Stock with respect to which such holder desires to elect to receive cash consideration of $120.00 in cash, without interest, for each share of Class V Common Stock, referred to herein as cash consideration. Any share of Class V Common Stock with respect to which neither a share election nor a cash election has been properly made, and any share of Class V Common Stock with respect to which such an election has been revoked or lost and not subsequently made, will be converted into the right to receive share consideration.

In connection with the merger agreement amendment, we have updated the election form previously provided to you. We will use our reasonable efforts to cause an updated election form to be disseminated to persons who, as of the record date for the special meeting, are holders of record of shares of Class V Common Stock as soon as practicable following the filing of this supplement with the SEC. If you have not already submitted an election form or wish to change your election, we urge you to complete the updated election form when you receive it and submit it so that your election form is received by our exchange agent by the election deadline, as described below. If you have previously submitted an election form, and you do not wish to change your election, you do not need to do anything further because the increase in the share consideration and the cash consideration pursuant to the merger agreement amendment will automatically apply to your election choices indicated in the prior election form.

The updated election form reflects the increases to the consideration for the Class V transaction, the increased maximum aggregate cash consideration and the new election deadline.

Beginning on the eighth trading day prior to the date of the special meeting of stockholders, the Company expects to make publicly available on its website each day unofficial estimates of the aggregate amount of cash elections and share elections as of 5:30 p.m., New York City time, on the trading day prior to such publication that are based on preliminary reports from the exchange agent, in order to provide Class V stockholders with the most recent information available. However, holders should exercise caution in relying on these numbers, since they may not reflect the elections of large Class V stockholders whose elections may not be made until late in the process, and whose elections may significantly impact the aggregate amount of cash elections and share elections and thereby, the final exchange ratio. At any time prior to the election deadline, holders may change or revoke their election one or more times by submitting written notice to the exchange agent accompanied by a properly completed and signed updated election form or by withdrawing the certificates representing shares of Class V Common Stock, or any documents in respect of book-entry shares representing Class V Common Stock, previously deposited with the exchange agent as described under “Update to the Merger Agreement—Transaction Consideration and Elections.”

None of Dell Technologies, its board of directors or the Special Committee is making any recommendation as to whether Dell Technologies Class V stockholders should elect to receive share consideration or cash consideration. You must make your own decision with respect to such election.

Holders Eligible to Submit Election Form

Holders eligible to submit an election form include each person who:

•	is a holder of record of shares of Class V Common Stock as of the record date for the special meeting, subject to the condition described below; or

•

becomes a holder of record of shares of Class V Common Stock during the period between the record date for the special meeting and the election deadline (5:30 p.m., New York City time, on the eighth trading day following the date on which the Company issues a public announcement that the requisite stockholder approvals for the Class V transaction have been obtained).

The record date for the special meeting is earlier than the date of the special meeting and the date on which the merger and the Class V transaction are expected to be completed. If a holder transfers shares of Class V Common Stock after the record date but before the special meeting, such holder will have transferred the right to participate in the Class V transaction and receive the transaction consideration. To receive the transaction consideration, a holder must hold the shares of Class V Common Stock through the effective time of the merger.

Election Deadline

In connection with the merger agreement amendment, we have:

•

changed the election deadline to 5:30 p.m., New York City time, on the eighth trading day following the date on which the Company issues a public announcement that the stockholder proposals described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement” and “Proposal 2—Adoption of Amended and Restated Company Certificate,” as supplemented by the updates described in this supplement under “Update to Proposal 1—Adoption of the Merger Agreement” and “Update to Proposal 2—Adoption of Amended and Restated Company Certificate,” have been approved by the Company’s stockholders; and

•	updated the election form previously provided to you.

All share elections and/or cash elections must be submitted on the election form previously provided to you or on the updated election form. If you have not already submitted an election form or wish to change your election, we urge you to complete the updated election form when you receive it and submit it so that your election form is received by our exchange agent by the election deadline, as described below. If you make a valid election (and do not subsequently validly revoke such election) prior to the election deadline, our exchange agent has advised that your shares of Class V Common Stock subject to such election may not be transferred after the election deadline and prior to the earlier of the closing or the termination of the Class V transaction. If you have previously submitted an election form, and you do not wish to change your election, you do not need to do anything further because the increase in the share consideration and the cash consideration pursuant to the merger agreement amendment will automatically apply to your election choices indicated in the prior election form.

All election forms must be received by American Stock Transfer & Trust Company, LLC, as the exchange agent, by the election deadline described above.

Submission of Election Form

In order for your share election or cash election to be properly made, you must submit along with your properly completed and signed election form (i) the certificates, if any, representing the shares of Class V Common Stock to which such election form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Dell Technologies, and (ii) in the case of book-entry shares representing shares of

Class V Common Stock, any additional documents specified in the procedures set forth in the election form. The exchange agent has reasonable discretion to determine if any election is not properly made with respect to any shares of Class V Common Stock, and none of Dell Technologies, Merger Sub or the exchange agent has any duty to notify any stockholder of any such defect. In the event the exchange agent makes such a determination, such election will be deemed to be not in effect, and the shares of Class V Common Stock covered by such election will be converted into the right to receive share consideration, unless a proper election is thereafter timely made with respect to such shares.

The election form will contain instructions relating to the procedures you must follow with respect to the submission of share elections and/or cash elections. In addition, if you hold your shares of Class V Common Stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by such bank, brokerage firm or other nominee to ensure that your election instructions are timely returned.

In connection with the merger agreement amendment, we have updated the election form previously sent to you. The updated election form reflects the increases in the consideration for the Class V transaction, the increased maximum aggregate cash consideration and the new election deadline. If you make a valid election (and do not subsequently validly revoke such election) prior to the election deadline, our exchange agent has advised that your shares of Class V Common Stock subject to such election may not be transferred after the election deadline and prior to the earlier of the closing or the termination of the Class V transaction.

If you have not already submitted an election form or wish to change your election, we urge you to complete the updated election form when you receive it and submit it so that your election form is received by our exchange agent by the election deadline described above. If you have previously submitted an election form, and you do not wish to change your election, you do not need to do anything further because the increase in the share consideration and the cash consideration pursuant to the merger agreement amendment will automatically apply to your election choices indicated in the prior election form. If you fail to submit a properly completed election form by this deadline or fail to properly elect which form of consideration to receive, you will be deemed to have made a share election and will receive solely shares of Class C Common Stock (other than cash received in lieu of a fractional share of Class C Common Stock).

At any time prior to the election deadline, you may change or revoke your election by submitting written notice to the exchange agent accompanied by a properly completed and signed revised election form or by withdrawing the certificates representing shares of Class V Common Stock, or any documents in respect of book-entry shares representing Class V Common Stock, previously deposited with the exchange agent. In addition, your election will be automatically revoked if (i) the shares subject to such election are subsequently transferred or (ii) we notify the exchange agent in writing that the merger agreement has been terminated without the Class V transaction having been completed. However, if you make a valid election (and do not subsequently validly revoke such election) prior to the election deadline, our exchange agent has advised that your shares of Class V Common Stock subject to such election may not be transferred after the election deadline and prior to the earlier of the closing or the termination of the Class V transaction.

If you elect to receive cash consideration for any share of Class V Common Stock you hold, no guarantee can be made that you will receive the amount of cash consideration and/or share consideration you elect. As a result of the proration procedures, the variable exchange ratio and other limitations described in this supplement and in the amended merger agreement, you may receive cash consideration and/or share consideration in amounts that are different from the amounts you elect to receive. In addition, if you elect to receive cash consideration for all shares of Class V Common Stock you hold, you may receive a mix of cash consideration and share consideration. Because the value of the share consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. If you elect to receive share consideration for all shares of Class V Common Stock you hold, you will receive only shares of Class C Common Stock, in such amount as is calculated pursuant to the variable exchange ratio.

Proration of Aggregate Cash Consideration

The total amount of cash consideration payable in the Class V transaction is limited to $14 billion. If holders of Class V Common Stock elect to receive in the aggregate more than $14 billion in cash consideration, holders making cash elections will be subject to proration, and a portion of the consideration they requested in cash will instead be received in the form of Class C Common Stock according to the following methodology:

•

first, we will calculate the proration factor, which is the percentage of shares of Class V Common Stock covered by a cash election that will be payable in cash, by dividing the $14 billion cash election cap by the total amount of all cash elections; and

•

second, we will determine the number of shares of Class V Common Stock covered by the cash election that will be payable in cash by multiplying the total number of shares covered by the cash election by the proration factor, with the remainder of such shares to be exchanged for shares of Class C Common Stock (subject to the application of the applicable exchange ratio).

For example, if holders of Class V Common Stock elect in the aggregate to receive $15 billion in cash (representing approximately 62.7% of all outstanding shares of Class V Common Stock), the proration factor would be approximately 0.933 ($14 billion divided by $15 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 933 of such shares (1,000 shares multiplied by the proration factor of 0.933) at $120.00 per share, or a total of $111,960, and (2) shares of Class C Common Stock for the remaining 67 shares of Class V Common Stock at the applicable exchange ratio and cash in lieu of any fractional shares of Class C Common Stock. With respect to such 67 shares of Class V Common Stock, (x) if the DVMT Trading Price is $120.00 or greater, the applicable exchange ratio will be 1.5043 (representing the minimum exchange ratio), and therefore such holder would be entitled to receive a total of 100 shares of Class C Common Stock and cash in lieu of 0.7881 fractional shares of Class C Common Stock and (y) if the DVMT Trading Price is $104.55 or less, the applicable exchange ratio will be 1.8130 (representing the maximum exchange ratio), and therefore such holder would be entitled to receive a total of 121 shares of Class C Common Stock and cash in lieu of 0.4710 fractional shares of Class C Common Stock.

If all holders of Class V Common Stock make cash elections (representing elections in the aggregate to receive approximately $23.9 billion in cash), the proration factor would be approximately 0.585 ($14 billion divided by approximately $23.9 billion). A holder submitting a cash election for 1,000 shares of Class V Common Stock would be entitled to receive (1) cash in exchange for 585 of such shares (1,000 shares multiplied by the proration factor) at $120.00 per share, or a total of $70,200, and (2) shares of Class C Common Stock for the remaining 415 shares of Class V Common Stock at the applicable exchange ratio and cash in lieu of any fractional shares of Class C Common Stock. With respect to such 415 shares of Class V Common Stock, (x) if the DVMT Trading Price is $120.00 or greater, the applicable exchange ratio will be 1.5043 (representing the minimum exchange ratio) and therefore such holder would be entitled to receive a total of 624 shares of Class C Common Stock and cash in lieu of 0.2845 fractional shares of Class C Common Stock and (y) if the DVMT Trading Price is $104.55 or less, the applicable exchange ratio will be 1.8130 (representing the maximum exchange ratio), and therefore such holder would be entitled to receive a total of 752 shares of Class C Common Stock and cash in lieu of 0.3950 fractional shares of Class C Common Stock.

If holders of Class V Common Stock do not elect to receive more than $14 billion in cash consideration, all holders will receive the form of consideration they elected to receive or were deemed to elect to receive.

The following table further illustrates the approximate application of proration of the aggregate cash consideration, depending on the aggregate cash consideration elected in the first column. The amounts of cash consideration holders of Class V Common Stock elect in the aggregate to receive included in the following table are shown for illustrative purposes only. The actual aggregate amount of cash consideration holders of Class V Common Stock elect to receive may differ significantly from the amounts shown.

					DVMT Trading Price of $120.00 or Greater		DVMT Trading Price of $104.55 or Less
Aggregate Amount of Cash Consideration Elected (in millions)	Percentage of Class V Common Stock Electing to Receive Cash	Proration Factor	Aggregate Amount of Cash Consideration Payable (in millions)	Aggregate Shares of Class V Common Stock Exchanged for Cash (in millions)	Aggregate Shares of Class C Common Stock Issued to Holders Electing to Receive Cash (in millions)	Consideration Received by a Holder Holding 1,000 Shares of Class V Common Stock that Elects to Receive Cash	Aggregate Shares of Class C Common Stock Issued to Holders Electing to Receive Cash (in millions)	Consideration Received by a Holder Holding 1,000 Shares of Class V Common Stock that Elects to Receive Cash
$1,000	4.2%	N/A	$1,000	8.3	—	$120,000 in cash	—	$120,000 in cash
$3,000	12.5%	N/A	$3,000	25.0	—	$120,000 in cash	—	$120,000 in cash
$4,500	18.8%	N/A	$4,500	37.5	—	$120,000 in cash	—	$120,000 in cash
$9,000	37.6%	N/A	$9,000	75.0	—	$120,000 in cash	—	$120,000 in cash
$10,000	41.8%	N/A	$10,000	83.3	—	$120,000 in cash	—	$120,000 in cash
$14,000	58.5%	N/A	$14,000	116.7	—	$120,000 in cash	—	$120,000 in cash
$15,000	62.7%	0.933	$14,000	116.7	12.5	$111,960 in cash and 100 shares of Class C Common Stock with cash in lieu of 0.7881 fractional shares	15.1	$111,960 in cash and 121 shares of Class C Common Stock with cash in lieu of 0.4710 fractional shares
$18,000	75.2%	0.778	$14,000	116.7	50.1	$93,360 in cash and 333 shares of Class C Common Stock with cash in lieu of 0.9546 fractional shares	60.4	$93,360 in cash and 402 shares of Class C Common Stock with cash in lieu of 0.4860 fractional shares
$23,923	100.0%	0.585	$14,000	116.7	124.4	$70,200 in cash and 624 shares of Class C Common Stock with cash in lieu of 0.2845 fractional shares	149.9	$70,200 in cash and 752 shares of Class C Common Stock with cash in lieu of 0.3950 fractional shares

The Company expects to publicly announce whether holders making cash elections are subject to proration as soon as practicable following the election deadline. For additional information about the share election and the cash election, see “Update to Questions and Answers Regarding the Class V Transaction and the Special Meeting,” including “—What will holders of Class V Common Stock receive in the Class V transaction?” in this supplement.

Updated Election Forms and Related Documents

As previously described in the proxy statement/prospectus, Dell Technologies has appointed the exchange agent to coordinate the payment of the applicable transaction consideration following the closing of the Class V transaction. In connection with the merger agreement amendment, we have updated the election form previously provided to you. We will use our reasonable efforts to cause an updated election form package to be disseminated to persons who, as of the record date for the special meeting, are holders of record of shares of Class V Common Stock as soon as practicable following the filing of this supplement with the SEC. Such holders and all persons who become holders of record of shares of Class V Common Stock between the record date for the special meeting and the election deadline can obtain the updated election form package by written or oral request, made no later than December 4, 2018 (which is five business days before the date of the special meeting of stockholders), directed to:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

Telephone: (718) 921-8317

Toll-free: (877) 248-6417

Fax: (718) 234-5001

The updated election form package contains an updated election form for you to complete in order to make a share election and/or a cash election. The updated election form package also contains detailed instructions on how to complete the election form.

As further described in the updated election form package, in order to make a share election and/or a cash election, holders of Class V Common Stock will be required to properly complete, execute and return the documents described below, in the manner described below, by the election deadline:

•

Updated Election Form. If you have not already submitted an election form or wish to change your election, complete and sign the updated election form according to the instructions provided therein. If you have previously submitted an election form, and you do not wish to change your election, you do not need to do anything further because the increase in the share consideration and the cash consideration pursuant to the merger agreement amendment will automatically apply to your election choices indicated in the prior election form.

•

Stock Certificates. Submit the certificates, if any, representing the shares of Class V Common Stock to which such election form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Dell Technologies.

•

Form W-9. Complete the Substitute Form W-9 provided with the election form package, or if you are a non-U.S. person, request from the exchange agent, and complete, sign and return an appropriate Form W-8.

Please carefully read the documents contained in the updated election form package, including the information booklet provided in that package. The updated election form reflects the increases to the consideration for the Class V transaction, the increased maximum aggregate cash consideration and the new election deadline.

UPDATE TO PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

The following information supplements and, where applicable, replaces the information under the heading “Proposal 1—Adoption of the Merger Agreement” beginning on page 141 of the proxy statement/prospectus. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

Supplemental Background of the Class V Transaction

Following the announcement of the Class V transaction on July 2, 2018, the Company, the Special Committee and their respective advisors had discussions and meetings with various Class V stockholders in which some of the stockholders expressed concerns regarding the terms of the Class V transaction.

On July 10, 2018, the Special Committee met telephonically to discuss feedback received by Evercore, its financial advisor, from certain Class V stockholders and Evercore’s equity securities analysts concerning the Class V transaction, as well as feedback that had been received by Goldman Sachs, financial advisor to Dell Technologies, from certain Class V stockholders and communicated to Evercore. At the meeting, representatives of Evercore described that the feedback generally reflected concern about the implied $48.4 billion valuation of the Company and the $109.00 per share value of the Class V Common Stock. Evercore further noted that certain Class V stockholders had indicated that they considered the cash election of up to $9 billion to be an advantageous feature of the transaction. Also at the meeting, representatives of Joele Frank, Wilkinson Brimmer Katcher, advisor to the Special Committee, referred to herein as Joele Frank, discussed recent media reports describing the Class V stockholder reaction to the Class V transaction.

On July 24, 2018, Egon Durban, a director of Dell Technologies and Managing Partner and Managing Director of Silver Lake Partners, met with a representative of a large holder of Class V Common Stock, referred to herein as Stockholder A. At the meeting, the representative of Stockholder A shared his perspective regarding the Class V transaction, which perspective was consistent with the feedback that had been received by Goldman Sachs and Evercore as described above.

From July through September 2018, the members of the Special Committee spoke telephonically at various times with the Special Committee’s advisors on various matters related to the process and circumstances surrounding stockholder approval of the Class V transaction, including the associated preparation of the proxy statement/prospectus concerning the Class V transaction.

The board of directors and the Special Committee continued to believe that the Class V transaction on the terms originally announced was in the best interests of the Class V stockholders and the Company. However, in light of such feedback, the prospect that the Class V stockholder approval of the Class V transaction might not be obtained and the continued strength of the Company’s financial and operational performance, the Company began in September 2018 to re-evaluate an initial public offering of the Class C Common Stock as a potential alternative strategy that it could pursue if the Class V transaction was not consummated. On October 3, 2018, the Company publicly disclosed such contingency planning while also reaffirming its commitment to the Class V transaction.

On September 18, 2018, Dell Technologies hosted an analyst meeting in New York City. The event featured presentations and discussions from the Dell Technologies executive team with a focus on Dell Technologies’ transformation, company strategy and financial overview.

On September 27, 2018, Dell Technologies held a regularly scheduled meeting of its board of directors. During the meeting, representatives of Goldman Sachs provided the board of directors with a summary of the feedback it had received from Class V stockholders concerning the Class V transaction.

On September 27, 2018, P. Schoenfeld Asset Management LP filed a notice of exempt solicitation with the SEC, attaching a letter to Dell Technologies’ board of directors and a presentation in which it expressed concerns regarding the economic terms of the Class V transaction.

On October 1, 2018, several large investment banks presented their views to members of Dell Technologies’ executive team and representatives of Silver Lake Partners regarding a potential initial public offering of Class C Common Stock.

Beginning in early October 2018, Dell Technologies and its advisors began to evaluate potential financing alternatives that could enable Dell Technologies to increase the maximum amount of the aggregate cash consideration in the Class V transaction. Such potential financing alternatives included the incurrence of additional debt, the sale of equity securities or a combination of debt and equity financing. In the course of evaluating such potential financing alternatives, representatives of Dell Technologies and Silver Lake Partners met with, and provided information to, several potential sources of debt financing and several potential equity investors.

From October 2 through 4, 2018 and again from October 9 through 11, 2018, representatives of Dell Technologies and Goldman Sachs held a series of meetings in several cities throughout the United States with significant holders of Class V Common Stock and certain other prospective investors as part of an investor road show. The road show provided representatives of Dell Technologies and Goldman Sachs the opportunity to speak to such investors regarding Dell Technologies’ transformation, business strategy and financial results, as well as the terms of the Class V transaction. During the course of these meetings, some of the Class V stockholders indicated that they were not supportive of the Class V transaction as originally announced on July 2, 2018. Representatives of Goldman Sachs kept representatives of Evercore informed as to the feedback from stockholders received in these meetings. Additionally, Simpson Thacher & Bartlett LLP, legal advisor to Dell Technologies and Silver Lake Partners, referred to herein as Simpson Thacher, kept representatives of Latham & Watkins LLP, legal advisor to the Special Committee, referred to herein as Latham, informed with respect to such meetings.

On October 15, 2018, Carl C. Icahn and certain of his affiliates, collectively referred to herein as the Icahn stockholders, filed a Schedule 13D with the SEC disclosing (i) that certain of such affiliates had acquired, or may acquire pursuant to forward contracts, in the aggregate, approximately 8.3% of the outstanding Class V Common Stock, all of which may be deemed to be beneficially owned by Carl C. Icahn, and (ii) the Icahn stockholders’ opposition to the Class V transaction and their intention to solicit Dell Technologies’ stockholders to vote against all proposals contained in the proxy statement/prospectus. In furtherance of their stated intentions, on October 16, 2018, the Icahn stockholders filed a preliminary proxy statement with the SEC opposing the Class V transaction and for use in soliciting votes of the Class V stockholders in opposition to all such proposals. The Icahn stockholders filed definitive proxy materials on October 30, 2018.

Later on October 15, 2018, the Special Committee met telephonically to discuss the Icahn stockholders’ Schedule 13D and opposition to the Class V transaction. At the meeting, representatives of Evercore described the claims in the Icahn stockholders’ open letter to Class V stockholders, and representatives of Joele Frank described the media and Class V stockholder reaction. Also at the meeting, representatives of Latham relayed from Simpson Thacher the feedback received from Class V stockholders and other investors during the Company’s recent analyst meeting and investor road show.

On October 20, 2018, the Special Committee met telephonically to discuss with representatives of Latham the proposed public disclosure of Silver Lake Partners’ plan to transfer a portion of its interest in Dell Technologies, then held in a 2007 vintage fund, in part to Silver Lake Partners’ newest flagship fund and in part to a newly formed separate investment vehicle.

On October 22, 2018, Silver Lake Partners publicly disclosed that it had received approval on behalf of its investors to transfer the portion of its interest in Dell Technologies that is held in a 2007 vintage fund in part to Silver Lake Partners’ newest flagship fund and in part to a newly formed separate investment vehicle. Silver

Lake Partners disclosed that such transaction is intended to give Silver Lake Partners and its affiliated funds the flexibility to hold their shares of common stock of Dell Technologies for the long term, consistent with Silver Lake Partners’ belief that Dell Technologies remains an attractive long-term investment opportunity.

On October 26, 2018, representatives of Goldman Sachs and Simpson Thacher informed representatives of Evercore and Latham, respectively, that Dell Technologies was evaluating the possibility of incurring up to $5 billion of debt financing, the proceeds of which could be used to increase the maximum amount of the aggregate cash consideration that could be received by Class V stockholders in the Class V transaction. Representatives of Goldman Sachs and Simpson Thacher stated that any such debt financing transaction and increase in aggregate cash consideration would be subject to the approval of the Special Committee and the Dell Technologies board of directors. They also indicated that no other changes to the merger agreement were under consideration at such time.

On October 27, 2018, the Special Committee met telephonically to discuss the Company’s consideration of potential changes to the terms of the Class V transaction. At the meeting, representatives of Latham explained that representatives of Simpson Thacher had communicated to Latham that the Company was considering increasing the maximum amount of cash consideration from $9 billion to $14 billion, which additional cash consideration would be funded by additional debt financing obtained by the Company, although no decision to increase the aggregate cash election amount had been made at that time. Latham noted that, according to Simpson Thacher, the Company was not considering any other changes to the terms of the Class V transaction at such time.

Also on October 27, 2018, representatives of Simpson Thacher provided a draft merger agreement amendment to representatives of Wachtell Lipton, Rosen & Katz, legal advisor to Michael Dell and MSD Partners, referred to herein as Wachtell Lipton, which contemplated that Dell Technologies would incur $5 billion of debt financing, the proceeds of which would be used to increase the maximum amount of the aggregate cash consideration in the Class V transaction.

On October 29, 2018, representatives of Simpson Thacher informed representatives of VMware’s advisors that Dell Technologies was evaluating the possibility of incurring up to $5 billion of debt financing for the purpose and subject to the approvals that had been communicated to representatives of Latham on October 26. Representatives of Simpson Thacher informed VMware’s advisors that no other changes to the merger agreement were under consideration at such time, but that Dell Technologies would likely seek a waiver under the VMware Agreement in order to permit the merger agreement to be amended if the decision were made to increase the maximum amount of the aggregate cash consideration that could be received by Class V stockholders pursuant to the Class V transaction.

Between October 29 and October 31, 2018, representatives of Dell Technologies and Silver Lake Partners contacted ten banks regarding the potential provision of debt financing and began to negotiate commitment letters pursuant to which certain of the banks would commit to provide up to $5 billion of such financing. Also on October 29, 2018, representatives of Dell Technologies and Silver Lake Partners held a meeting with representatives of several large institutional investors regarding a potential cash investment in the Class C Common Stock as a potential source of equity financing for the increase to the maximum amount of the aggregate cash consideration which was being contemplated.

On October 30 and 31, 2018, representatives of Dell Technologies met with the credit rating agencies to discuss the potential impact of an additional $5 billion of debt financing on the credit ratings assigned to indebtedness of the Company and its subsidiaries. As a result of the feedback received by the Company from the credit rating agencies following such meetings, Dell Technologies does not expect a credit ratings downgrade related to the incurrence of such financing.

On October 30, 2018, representatives of Simpson Thacher provided a draft merger agreement amendment to representatives of Latham and Gibson, Dunn & Crutcher LLP, legal advisor to the VMware special committee, referred to herein as Gibson Dunn, which contemplated the Company incurring debt financing to generate proceeds that would be used to increase the maximum amount of the aggregate cash consideration in the Class V transaction. The draft merger agreement amendment reflected the potential incurrence of $3 billion of debt financing, as the Company had not yet determined whether it would seek the full $5 billion of debt financing being discussed with the banks and the credit rating agencies.

On October 31, 2018, representatives of Simpson Thacher provided certain draft ancillary documents to representatives of Latham, Gibson Dunn and Morrison & Foerster LLP, legal advisor to VMware, referred to herein as Morrison Foerster, that would be required in connection with the increase in the maximum amount of the aggregate cash consideration. Those documents included a waiver by VMware under the VMware Agreement, referred to herein as the VMware waiver, to approve Dell Technologies’ entry into the merger agreement amendment.

On November 1, 2018, the Icahn stockholders issued a press release announcing they had commenced an action pursuant to Section 220 of the DGCL against Dell Technologies seeking to inspect certain of the Company’s books and records, referred to herein as the 220 lawsuit, and that they had filed a complaint in this action in Delaware Chancery Court on October 31, 2018, as described under “—Litigation Relating to the Class V Transaction.”

Also on November 1, 2018, Dell Technologies’ management conducted a call with representatives of Evercore to provide a business and financial update on the Company and VMware.

On November 2, 2018, the Special Committee met telephonically to discuss the Company’s ongoing consideration of potential changes to the terms of the Class V transaction. Representatives of Latham and Evercore explained that representatives of Simpson Thacher and Goldman Sachs had, respectively, communicated that the Company was considering increasing the maximum amount of the cash consideration from $9 billion to either $12 billion or $14 billion, although no decision to increase the aggregate cash election amount had been made at that time and any decision was dependent on, among other factors, feedback the Company was expecting to receive from credit rating agencies regarding any impact the incurrence of additional indebtedness would have on the Company’s credit rating. At the meeting, the Special Committee also discussed potential responses to any revised Class V transaction terms the Company might have proposed, including additional changes to the economic terms and/or changes relating to the Company’s post-transaction corporate governance. The Special Committee also discussed the Company’s legal obligation to obtain the Special Committee’s approval of any revised Class V transaction in order to proceed with a revised Class V transaction. Representatives of Latham discussed the 220 lawsuit.

On the evening of November 2, 2018, following discussions with representatives of Simpson Thacher and further discussions between representatives of Simpson Thacher and representatives of Latham, representatives of Goldman Sachs contacted a limited number of large Class V stockholders, including Stockholder A but not including the Icahn stockholders, to ask whether they would be interested in entering into confidentiality arrangements that would permit a more comprehensive exchange of views on the Class V transaction. By November 4, 2018, two Class V stockholders had agreed to such a confidentiality arrangement, followed by two others on November 5. By November 6, two additional Class V stockholders had agreed to such confidentiality arrangements. Among the six Class V stockholders who agreed to confidentiality arrangements were Dodge & Cox, Elliott Management, Canyon Partners and Mason Capital Management, referred to collectively herein as the publicly supporting stockholders.

Beginning on November 4, 2018, representatives of Goldman Sachs discussed with each of the Class V stockholders who had agreed to confidentiality arrangements the potential to increase the maximum amount of the aggregate cash consideration in the Class V transaction. In their discussions with Goldman Sachs, such Class V stockholders provided their views regarding the economic- and governance-related terms of the Class V transaction. While each Class V stockholder indicated that an increase in the amount of aggregate cash consideration would be a material improvement to the Class V transaction terms, each Class V stockholder also stated that such a change would not be sufficient to gain its support for the Class V transaction without an increase in the amount of the per share consideration and, in some instances, changes to the corporate governance-related terms of the Class V transaction.

Following initial conversations between representatives of Goldman Sachs and the Class V stockholders who had agreed to confidentiality arrangements, representatives of Evercore separately spoke with those Class V stockholders. Representatives of Evercore and Goldman Sachs then conferred with each other, confirmed that the feedback they had each separately received was consistent, and agreed that representatives of Goldman Sachs would continue to speak with such Class V stockholders and would keep the representatives of Evercore informed of such conversations. From the time of these discussions until the announcement of the revised terms of the Class V transaction on November 14, 2018, representatives of Goldman Sachs were in daily contact with these Class V stockholders and kept representatives of Evercore informed of those conversations.

During the period of November 2 through 6, 2018, representatives of Simpson Thacher, Wachtell Lipton, Latham, Morrison Foerster and Gibson Dunn exchanged drafts of various documents, including drafts of a merger agreement amendment that contemplated increasing the maximum amount of the aggregate cash consideration in the Class V transaction to an amount to be agreed and the incurrence of debt to finance any such increase.

On November 5, 2018, a hearing was held in the Court of Chancery of the State of Delaware regarding the 220 lawsuit. The Court scheduled a trial for November 19, 2018 to further assess the Icahn stockholders’ demand for inspection of books and records of Dell Technologies.

On November 6, 2018, The Wall Street Journal reported that, according to unidentified sources, Dell Technologies had been contacting large Class V stockholders to discuss potentially enhancing the terms of the Class V transaction.

Also on November 6, 2018, the Special Committee met telephonically to discuss the Company’s ongoing consideration of potential changes to the terms of the Class V transaction and initial feedback that the Company’s representatives received from Class V stockholders who had agreed to confidentiality arrangements with the Company. At the meeting, representatives of Evercore explained that representatives of Goldman Sachs had informed Evercore that, based on the Company’s recent meetings with credit rating agencies, the Company’s credit rating was not expected to be adversely impacted if the Company obtained $5 billion of additional debt financing to fund an increase in the maximum amount of the cash consideration. Representatives of Evercore also explained that, based on initial feedback from holders of the Class V Common Stock, an increase in the maximum amount of the cash consideration, without an increase in the per share price of the Class V Common Stock, likely would not garner sufficient support from Class V stockholders for approval of the the Class V transaction. At that meeting, representatives of Latham also provided the Special Committee with an update regarding the 220 lawsuit.

On November 7, 2018, Mr. Durban met with a representative of Stockholder A regarding potentially revising the terms of the Class V transaction.

On November 8, 2018, Hallandale Beach Police and Fire Retirement Plan filed a putative stockholder class action lawsuit in Delaware Chancery Court in connection with the Class V transaction, as described under “—Litigation Relating to the Class V Transaction.”

On November 8, 2018, the Special Committee met telephonically to discuss the Company’s ongoing consideration of potential changes to the terms of the Class V transaction and additional feedback that the Company’s representatives had received from Class V stockholders who had agreed to confidentiality arrangements. At the meeting, representatives of Evercore discussed the Class V stockholder outreach performed by the Company and subsequent discussions conducted by Evercore with certain Class V stockholders regarding the terms of the Class V transaction. Representatives of Evercore also presented a preliminary financial analysis of a range of potential revised Class V transaction terms. The Special Committee determined that it would inform Mr. Durban that the Special Committee believed, based on feedback from the Class V stockholders, that the Company would need to increase the proposed per share price of the Class V Common Stock in order to obtain Class V stockholder approval of the Class V transaction, should increase the cash consideration by the full $5 billion discussed and also should consider enhanced governance terms.

Also on November 8, 2018, following the Special Committee meeting earlier in the day, the members of the Special Committee discussed the potential revised Class V transaction terms with Mr. Durban and a representative of Goldman Sachs, including, among other things, increasing the per share price of the Class V Common Stock, the potential increase in aggregate cash consideration and the addition to the Company’s board of directors of a director separately elected by holders of the Class C Common Stock.

On November 8, 2018, representatives of Goldman Sachs commenced negotiations with Stockholder A regarding revised Class V transaction terms that would include an increase to the per share consideration, an increase to the maximum cash consideration and changes to Dell Technologies’ post-transaction corporate governance. On November 8 and 9, representatives of Goldman Sachs communicated on multiple occasions with representatives of Stockholder A. On November 8, 2018, representatives of Goldman Sachs proposed to Stockholder A potential revised transaction terms that would include a fixed stock exchange ratio of 1.4793 shares of Class C Common Stock per share of Class V Common Stock or cash consideration of $118.00 per share of Class V Common Stock, subject to a maximum cash consideration of $14 billion. This proposed exchange ratio represented an aggregate pro forma ownership for the Class V stockholders of 16.5% to 32.8% of Dell Technologies (on a treasury stock method basis) depending on the amount of cash elections. Representatives of Stockholder A indicated that such an increase was insufficient to cause them to publicly support the Class V transaction. In addition to discussing such economic terms, Stockholder A proposed that an additional independent director be added to the Dell Technologies board of directors no later than one year after the completion of the Class V transaction.

Between November 8 and November 10, 2018, representatives of Goldman Sachs and Simpson Thacher communicated with representatives of Evercore and Latham, respectively, as to the status of the discussions with Stockholder A.

On November 9, 2018, the Special Committee met telephonically to discuss the Company’s ongoing consideration of potential changes to the terms of the Class V transaction. At the meeting, the Special Committee discussed that, based on a telephonic meeting between Mr. Durban and the members of the Special Committee, the Company and Stockholder A were discussing revised terms for the Class V transaction that would include an increase in the per share price of the Class V Common Stock from $109.00 to $118.00 and an increase in the maximum cash consideration from $9 billion to $14 billion. Also at the meeting, representatives of Latham described that representatives of Simpson Thacher had contacted Latham regarding potential changes to the terms of the Class V transaction, which would include a commitment by the Company to appoint an additional director to the board of directors who would qualify as independent under NYSE rules.

Also on November 9, 2018, in further discussions with Stockholder A, Mr. Durban proposed increasing the per share consideration to a fixed exchange ratio of 1.5044 shares of Class C Common Stock per share of Class V Common Stock or cash consideration of $120.00 per share of Class V Common Stock, subject to a maximum cash consideration of $14 billion. This proposed exchange ratio represented an aggregate pro forma ownership for the Class V stockholders of 17.0% to 33.1% of Dell Technologies (on a treasury stock method basis) depending on the amount of cash elections. On November 9, Stockholder A clarified that its proposal on governance matters was that a fourth independent director would be added to the board of directors no later than one year after the completion of the Class V transaction, that an additional director would be elected directly by the holders of Class C Common Stock voting separately as a series, and that the Company’s nominee for such director would be determined by a nominating and corporate governance committee that would include at least one independent director. Stockholder A also stated on November 9 that it was prepared to publicly support a revised Class V transaction reflecting the latest economic terms proposed by Mr. Durban and the governance terms proposed by Stockholder A, referred to herein as the November 9 terms. Representatives of Goldman Sachs and Simpson Thacher, on behalf of Dell Technologies, provided regular updates concerning the discussions with Stockholder A to representatives of Evercore and Latham, respectively, on behalf of the Special Committee.

On November 9, 2018, prior to the clarification from Stockholder A that its proposal on governance matters included one director elected directly by the holders of Class C Common Stock voting separately as a series, not simply a fourth independent director, representatives of Latham conveyed to representatives of Simpson Thacher and Wachtell Lipton a proposal from the Special Committee that a fourth independent director be selected by a committee of independent directors, subject to the approval of the full board of directors.

On November 9, 2018, Dell Technologies’ management conducted a call with representatives of Evercore to provide a business and financial update on the Company and VMware, and Dell Technologies’ management confirmed that the unaudited financial projections of the Company and VMware, which had previously been provided to the Special Committee as described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Certain Financial Projections,” were the most recent projections of Dell Technologies and VMware that were available.

Also on November 9, 2018, a member of the Special Committee contacted one of the publicly supporting stockholders to discuss its perspective on the potential revised terms of the Class V transaction.

After Stockholder A stated to Mr. Durban that it was prepared to publicly support a revised Class V transaction on the November 9 terms, representatives of Simpson Thacher reviewed the November 9 terms with representatives of Latham and notified them that Stockholder A had indicated it was prepared to support such terms. Representatives of Simpson Thacher stated that Silver Lake was supportive of a revised Class V transaction on the November 9 terms, including the governance terms proposed by Stockholder A, and would expect the nominating and corporate governance committee initially to consist of Mr. Dell, Mr. Durban and one independent director. A representative of Wachtell Lipton also attended that call and subsequently confirmed to representatives of Simpson Thacher that he believed that Mr. Dell would be supportive of the revised governance provisions if the certificate of incorporation and bylaws of Dell Technologies were revised to provide that the aggregate number of directors would be determined by the board of directors pursuant to the bylaws.

On November 10, 2018, representatives of Goldman Sachs conveyed the November 9 terms, which Stockholder A stated that it was prepared to publicly support, to the other Class V stockholders who had agreed to confidentiality arrangements, and informed each such Class V stockholder that a large Class V stockholder who had agreed to the confidentiality arrangements supported such terms. Certain of such Class V stockholders expressed a willingness to support a transaction on such terms if other Class V stockholders were similarly supportive. However, a number of such Class V stockholders, including one large Class V stockholder, referred to herein as Stockholder B, indicated that they were not supportive of the proposed economic provisions of the November 9 terms. Representatives of Stockholder B expressed the view that on a pro forma basis the Class V stockholders should own 19.8% of Dell Technologies (on a treasury stock method basis), assuming the maximum amount of $14 billion of cash elections in the Class V transaction.

Also on November 10, 2018, a member of the Special Committee discussed with Stockholder A the potential revised terms of the Class V transaction, including, among other things, the implied price per share to be paid for the Class V Common Stock in the Class V transaction.

During November 9 and 10, 2018, representatives of Simpson Thacher, Wachtell Lipton, Latham, Morrison Foerster and Gibson Dunn continued to exchange drafts of various documents, including drafts of a merger agreement amendment implementing the proposed November 9 terms and containing as exhibits a revised form of the amended and restated Company certificate and a form of amended and restated bylaws of Dell Technologies reflecting the governance-related provisions of the November 9 terms. In addition, the Class V stockholders who had agreed to confidentiality arrangements were provided a form of Investor Voting and Support Agreement pursuant to which such Class V stockholder would commit, among other things, to vote the shares of Class V Common Stock held by it on the record date in favor of the Class V transaction.

On November 10, 2018, legal counsel for Stockholder A provided comments to the draft form of Investor Voting and Support Agreement to representatives of Simpson Thacher, and representatives of Simpson Thacher sent such counsel drafts of the merger agreement amendment, the revised form of amended and restated Company certificate and the form of amended and restated bylaws of Dell Technologies reflecting the proposed November 9 terms. Shortly thereafter, copies of these drafts were sent to representatives of Latham, Wachtell Lipton, Morrison Foerster and Gibson Dunn.

On November 10, 2018, representatives of Evercore conducted a call with representatives of DISCERN Analytics, an independent industry expert engaged on behalf of the Special Committee, during which DISCERN Analytics affirmed its June 26, 2018 report to the Special Committee.

Also on November 10, 2018, representatives of Latham contacted representatives of Simpson Thacher to convey the Special Committee’s position that, in light of the term of the director being elected by the holders of the Class C Common Stock first commencing at the Company’s 2020 annual meeting, the board of directors should be expanded to include a fourth independent director no later than June 30, 2019 rather than by the first anniversary of the closing of the Class V transaction, as had previously been contemplated in the November 9 terms. Later that day, representatives of Wachtell Lipton and Simpson Thacher notified representatives of Latham that this change had been accepted by Mr. Dell and Silver Lake Partners. The November 9 terms as modified by this request of the Special Committee are referred to herein as the November 10 terms. Following such notification, representatives of Simpson Thacher circulated a revised draft of the merger agreement amendment reflecting the November 10 terms to all the parties to whom it had sent a draft of the merger agreement amendment earlier that day.

During November 10 and 11, 2018, representatives of Goldman Sachs and representatives of Stockholder B had a series of calls to discuss the different perspectives of Dell Technologies and Stockholder B regarding the implied value of the Class C Common Stock included in the share consideration. Such calls did not result in any change in the positions of either Stockholder B or Dell Technologies. Late on November 11, representatives of Goldman Sachs conveyed to representatives of Stockholder B a proposal under which the exchange ratio would increase if stockholder elections regarding the share consideration and cash consideration and the market price of the Class V Common Stock prior to the closing of the Class V transaction implied that the per share value of Class V Common Stock attributable to the Class C Common Stock included in the share consideration was less than the $120.00 per share value of the cash consideration. Under this proposal, unless all Class V stockholders elected to receive, or were deemed to have elected to receive, only the share consideration, the proposed exchange ratio of 1.5044 would be subject to increase if the volume-weighted average price, referred to herein as VWAP, of the Class V Common Stock was less than $120.00 per share during a five- to ten-day trading period prior to the completion of the Class V transaction. The initial proposal communicated by Goldman Sachs was that, in the event that the VWAP of the Class V Common Stock during the trading period equaled or exceeded $120.00 per share, then the exchange ratio would be 1.5044 shares of Class C Common Stock per share of Class V Common Stock, as agreed to with Stockholder A, which would result in Class V stockholders owning approximately 17% of Dell Technologies (on a treasury stock method basis), assuming the maximum amount of $14 billion of cash elections in the Class V transaction. However, if the VWAP of the Class V Common Stock during the trading period was less than $120.00 per share, the exchange ratio would increase up to a maximum of 1.6890 shares of Class C Common Stock per share of Class V Common Stock, which would result in the Class V stockholders owning approximately 18.7% of Dell Technologies (on a treasury stock method basis), if the VWAP of the Class V Common Stock during the trading period was equal to or less than $104.55, assuming the maximum amount of $14 billion of cash elections in the Class V transaction. The specific dates that would constitute the VWAP measurement period were not discussed. Representatives of Goldman Sachs indicated that this proposal, referred to herein as the November 11 terms, was in preliminary form and that they intended to provide additional information about the November 11 terms the following day. Representatives of Stockholder B indicated that they would consider the November 11 terms and that such a proposal had the potential to bridge the value gap reflected in their discussions. Apart from the proposed modification to the exchange ratio, no other aspect of the November 10 terms was proposed to be modified in the November 11 terms.

On November 11, 2018, the VMware special committee met telephonically to consider the reaffirmation of the declaration of the VMware special dividend and the entry by VMware into the VMware waiver. Representatives of Gibson Dunn and Lazard Frères & Co., financial advisor to the VMware special committee, referred to herein as Lazard, were also in attendance. At the meeting, the VMware special committee reviewed the analysis of the valuation firm and the valuation firm’s opinion, referred to herein as the VMware solvency opinion, to the effect that, as of November 11, 2018, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in the opinion, (i) the surplus of VMware (on a consolidated basis) exceeded the amount of the VMware special dividend and (ii) after giving effect to the payment of the VMware special dividend, (a) the assets of VMware (on a consolidated basis), at a fair valuation, exceeded its debts (including contingent liabilities), (b) VMware (on a consolidated basis) would be able to pay its debts (including contingent liabilities) as they became due, and (c) VMware (on a consolidated basis) would not have an unreasonably small amount of assets (or capital) for the businesses in which it was engaged or in which VMware management had indicated it intended to engage. Following presentations from representatives of Lazard and Gibson Dunn, the VMware special committee resolved, in light of the potential merger agreement amendment being contemplated and subject to receipt of the determination by a member of the VMware special committee that any subsequent changes thereto be acceptable to VMware for purposes of executing the VMware waiver, referred to herein as the VMware acceptability determination, and subject to, and conditional upon, each of the conditions to the payment of the VMware special dividend, to recommend to the VMware board of directors that it reaffirm, and not revoke, the declaration of the VMware special dividend, and that it enter into the VMware waiver upon receipt of the acceptability determination, and directed representatives of Gibson Dunn to inform representatives of Simpson Thacher that the VMware special committee had adopted such resolutions.

Further on November 11, 2018, the VMware board of directors met telephonically to consider the reaffirmation of the declaration of the VMware special dividend and the entry by VMware into the VMware waiver. Representatives of Morrison Foerster, Gibson Dunn and the valuation firm were also in attendance. Representatives of Morrison Foerster reviewed with the VMware board of directors their applicable fiduciary duties. Karen Dykstra, as chairperson of the VMware special committee, informed the VMware board of directors that, earlier that day, the VMware special committee had resolved to recommend to the VMware board of directors that it reaffirm, and not revoke, in light of the merger agreement amendment, and subject to receipt of the acceptability determination, the declaration of the VMware special dividend, and that it enter into the VMware waiver upon receipt of the acceptability determination, and discussed the VMware special committee’s rationale for such recommendation. The VMware board of directors also reviewed the analysis of the valuation firm and the VMware solvency opinion. Following discussion, the VMware board of directors resolved, subject to the receipt of the acceptability determination, to reaffirm, and not revoke, the authorization and declaration of the VMware special dividend and enter into the VMware waiver upon receipt of the acceptability determination. The VMware board of directors also established a payment date for the VMware special dividend of (i) the business day immediately following the record date for the VMware special dividend, subject to Dell Technologies providing a certification to VMware that if Dell Technologies’ pro rata share of the VMware special dividend is received by Dell Technologies’ subsidiaries that are holders of record of VMware common stock by 3:30 p.m., Eastern time, on such date, the closing of the Class V transaction will occur on such date (provided that if payment to Dell Technologies’ subsidiaries holding of record of VMware common stock cannot occur prior to 3:30 p.m., Eastern time, the VMware special dividend will be paid on the next business day) or (ii) any other date which the VMware dividend committee (as defined below) may establish as the payment date for the VMware special dividend with the approval of Dell Technologies, provided that the dividend committee may establish such other date only if it acts prior to the date that, absence such action, would otherwise be established as the payment date. In addition, the VMware board of directors approved resolutions clarifying that the conditions to payment of the VMware special dividend would be modified to account for changes to the conditions in the merger agreement resulting from the merger agreement amendment. The VMware board of directors established a dividend committee of the VMware board of directors, comprised of Mr. Gelsinger and referred to herein as the VMware dividend committee, and delegated to the VMware dividend committee the power and authority to establish a new record date and payment date for the VMware special dividend. The VMware board of directors also directed representatives of Morrison Foerster to inform representatives of Simpson Thacher that the VMware board of directors had adopted the foregoing resolutions.

Also on November 11, 2018, the Special Committee met telephonically to discuss the Company’s ongoing consideration of potential changes to the terms of the Class V transaction and to receive a preliminary financial analysis of such potential changes. At the meeting, representatives of Latham provided the Special Committee with a summary of bring-down due diligence that had been conducted with the Company’s management in connection with a potential change to the terms of the Class V transaction. Also at the meeting, representatives of Evercore reviewed the progression of discussions regarding the terms of the Class V transaction that had occurred among the Company and the Special Committee, including an increase in the per share price of the Class V Common Stock from $109.00 to $120.00, an increase in the maximum cash consideration from $9 billion to $14 billion, a commitment to appoint an additional director to the board of directors who would qualify as independent under NYSE rules and the addition of a requirement for one director to be elected to the board of directors by the holders of Class C Common Stock voting separately as a series.

Also on November 11, 2018, the board of directors of Dell Technologies met telephonically to receive an update regarding the conversations which representatives of Goldman Sachs had been having with the Class V stockholders who had entered into confidentiality arrangements.

Between November 11 and November 14, 2018, representatives of Goldman Sachs and Simpson Thacher communicated with representatives of Evercore and Latham, respectively, with respect to the status of the discussions with Stockholder B.

On November 12, 2018, representatives of Goldman Sachs continued their discussions with Stockholder B regarding revising the terms of the Class V transaction to increase the exchange ratio based upon stockholder elections regarding the share consideration and the cash consideration and if the market price of the Class V Common Stock prior to the closing of the Class V transaction implied that the per share value of Class V Common Stock attributable to the Class C Common Stock included in the share consideration was less than the $120.00 per share value of the cash consideration. In connection with those discussions, representatives of Goldman Sachs provided a table outlining the specifics of the preliminarily proposed November 11 terms. This presentation reflected that the amount of any increase in the exchange ratio would depend on both the VWAP of the Class V Common Stock during the trading period and the aggregate amount of cash consideration the Class V stockholders elected to receive in the Class V transaction.

Later on November 12, 2018, representatives of Stockholder B informed representatives of Goldman Sachs that the November 11 terms were not sufficient to satisfy Stockholder B’s concerns that the Class V stockholders should own up to 19.8% of Dell Technologies (on a treasury stock method basis) on a pro forma basis, assuming the maximum amount of $14 billion of cash elections in the Class V transaction.

On November 13, 2018, after speaking to representatives of Dell Technologies, representatives of Goldman Sachs presented a revised proposal to Stockholder B. The revised proposal, referred to herein as the November 13 terms, contained the same terms as the November 11 terms except that it proposed increasing the maximum economic ownership of Dell Technologies by the Class V stockholders to approximately 19.8% (on a treasury stock method basis) – which equated to a maximum exchange ratio of 1.8079 shares of Class C Common Stock per share of Class V Common Stock – in the event that the VWAP of the Class V Common Stock was equal to or less than $104.55 during the trading period, assuming the maximum amount of $14 billion of cash elections in the Class V transaction. In addition, the November 13 terms specified that the measurement period for such VWAP would be the ten trading days commencing on the date on which the receipt of the stockholder approvals for the Class V transaction is publicly announced. The November 13 terms also updated the minimum exchange ratio to 1.5043 shares of Class C Common Stock per share of Class V Common Stock to reflect more accurate rounding.

Separately, on November 13, 2018, the Icahn stockholders filed a supplemental investor presentation to be used in connection with their discussions relating to Dell Technologies. Subsequently, on November 14, Carl C. Icahn issued a statement in response to press inquiries regarding rumors about the Class V transaction which presented Mr. Icahn’s views with respect to certain governance matters relating to Dell Technologies.

On November 14, 2018, representatives of Stockholder B proposed to representatives of Goldman Sachs that the trading period for determining the VWAP of the Class V Common Stock occur prior to the special meeting and that the maximum exchange ratio be fixed to equal 1.8130 shares of Class C Common Stock per share of Class V Common Stock, assuming the maximum amount of $14 billion of cash elections in the Class V transaction. Representatives of Goldman Sachs replied that such a trading period was not acceptable to Dell Technologies because trading prices during such period could potentially reflect a meaningful discount if there was uncertainty about the outcome of the vote at the special meeting. After further discussions with representatives of Dell Technologies, representatives of Goldman Sachs communicated a proposal to increase the maximum exchange ratio to 1.8130 shares of Class C Common Stock per share of Class V Common Stock – which equated to economic ownership of Dell Technologies by the Class V stockholders of approximately 19.845% (on a treasury stock method basis) – in the event that the VWAP of the Class V Common Stock was equal to or less than $104.55, assuming the maximum amount of $14 billion of cash elections in the Class V transaction, and proposed that the measurement period for such VWAP be a 17-day trading period centered on the date on which the receipt of the stockholder approvals for the Class V transaction is publicly announced, so that the trading period would be evenly split between trading days prior to the announcement of the receipt of the stockholder approvals and trading days following the announcement date. Later in the afternoon of November 14, representatives of Stockholder B indicated to representatives of Goldman Sachs that they would be supportive of a revised Class V transaction reflecting the terms which had been proposed earlier that day, referred to herein as the November 14 terms, which would include (i) a stock exchange ratio ranging between 1.5043 and 1.8130 shares of Class C Common Stock per share of Class V Common Stock depending on the aggregate amount of cash elections in the Class V transaction and the VWAP of the Class V Common Stock during the 17 consecutive trading days ending on the eighth trading day following the date on which the receipt of the stockholder approvals for the Class V transaction is publicly announced, (ii) cash consideration of $120.00 per share of Class V Common Stock, subject to an aggregate maximum of $14 billion, (iii) expansion of the board of directors to include a fourth independent director by no later than June 30, 2019 and (iv) the creation, by no later than June 30, 2019, of a nominating and corporate governance committee initially comprised of Messrs. Dell and Durban and one independent director to, among other things, nominate an additional director to be elected by the holders of Class C Common Stock, beginning with the second annual meeting of stockholders following the closing of the Class V transaction. Representatives of Goldman Sachs then confirmed with the other publicly supporting stockholders, including Stockholder A, that each would be prepared to enter into an Investor Voting and Support Agreement to support a revised Class V transaction reflecting the November 14 terms. The publicly supporting stockholders collectively hold approximately 17% of the Class V Common Stock. In addition, one of two Class V stockholders who agreed to confidentiality arrangements but is not a publicly supporting stockholder confirmed that it would privately support a revised Class V transaction reflecting the November 14 terms.

Beginning on November 10, 2018 and concluding late into the evening of November 14, legal counsel for each of the constituents – Dell Technologies, Mr. Dell, the Special Committee, VMware and the publicly supporting stockholders – exchanged multiple drafts of the merger agreement amendment, the respective Investor Voting and Support Agreements and certain other ancillary documents and negotiated the terms of each such document.

On November 14, 2018, representatives of Simpson Thacher provided representatives of Gibson Dunn and Morrison Foerster with a proposed final form of the merger agreement amendment. In consultation with Gibson Dunn and Lazard, the VMware special committee reviewed the changes to the merger agreement amendment from the draft reviewed by the VMware special committee at the meeting and made the VMware acceptability determination, following which Gibson Dunn notified VMware and Morrison Foerster of the VMware acceptability determination. Also on November 14, 2018, in connection with certain changes to the election deadline and record date for the VMware special dividend contemplated by the merger agreement amendment, the VMware dividend committee resolved, by written consent, that the record date for the VMware special dividend will be (i) the business day following the election deadline (or if such business day is December 24th or December 31st, the next succeeding day that is a business day), provided such day is at least eight calendar days following the later of (a) the date on which Dell Technologies issues a public announcement that it has received votes from its stockholders sufficient to approve the Class V transaction in accordance with the amended merger agreement, and (b) the date that the shares of Class C Common Stock to be issued in the Class V transaction have been approved for listing on the NYSE, subject to official notice of issuance and compliance by Dell Technologies with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE, or (ii) any other date which the VMware dividend committee may establish for the VMware special dividend with the approval of Dell Technologies, provided that the VMware dividend committee may establish such other date only if it acts prior to the date that, absent such action, would otherwise be established as the record date for the VMware special dividend.

In the evening of November 14, 2018, the Special Committee met telephonically to consider the definitive revised terms of the Class V transaction. Representatives of Latham led the members of the Special Committee through a detailed discussion of the terms and conditions set forth in the merger agreement amendment. Representatives of Evercore then discussed with the members of the Special Committee their financial analysis of the Class V transaction (giving effect to the merger agreement amendment) and, following such discussion, delivered to the members of the Special Committee Evercore’s oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated November 14, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and conditions set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates). Following discussion and further careful consideration of the potential reasons for and against the proposed Class V transaction (as discussed below under “—Recommendation of the Special Committee”), the Special Committee unanimously determined that it is fair to and in the best interest of the Class V stockholders for Dell Technologies to enter into the merger agreement amendment and declared that the amended merger agreement and the other transactions contemplated by the amended merger agreement, including the adoption of the amended and restated Company certificate, are advisable. Accordingly, the Special Committee resolved to recommend that the Dell Technologies board of directors adopt the merger agreement amendment and approve the execution, delivery and performance thereof and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, and resolved to recommend adoption of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, by the holders of Class V Common Stock.

Following the Special Committee meeting, the Dell Technologies board of directors met telephonically to consider the definitive revised terms of the Class V transaction. Members of Dell Technologies management and representatives of Silver Lake Partners, Simpson Thacher, Wachtell Lipton and Goldman Sachs were also in attendance. Richard Rothberg, General Counsel and Secretary of Dell Technologies, reviewed with the directors their fiduciary duties in considering the proposed Class V transaction, including applicable standards for director conduct under Delaware law. Messrs. Dorman and Green stated that the Special Committee had convened a meeting earlier that evening and had unanimously determined that it is fair to and in the best interest of the Class V stockholders for Dell Technologies to enter into the merger agreement amendment and declared that the amended merger agreement and the other transactions contemplated by the amended merger agreement, including the adoption of the amended and restated Company certificate, are advisable. Accordingly, the Special

Committee recommended that the Dell Technologies board of directors adopt the merger agreement amendment and approve the execution, delivery and performance thereof and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, and stated that they had resolved to recommend adoption of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, by the holders of Class V Common Stock. A representative of Simpson Thacher then led the directors through a discussion of a written summary of the terms and conditions of the merger agreement amendment, the Investor Voting and Support Agreements and the debt financing. Representatives of Goldman Sachs also gave a presentation to the board of directors regarding a financial analysis of the revised Class V transaction. Tom Sweet, Dell Technologies’ Chief Financial Officer, then discussed the recent performance of Dell Technologies and the contemplated debt financing. Following that discussion, Messrs. Dorman and Green, in their capacity as members of the Special Committee, were excused in order to allow the remaining members of the board of directors to discuss the proposed amended Class V transaction with respect to the interests of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock. With the benefit of the foregoing presentations and discussion, the remaining directors then considered the terms and conditions of the merger agreement amendment and the transactions contemplated by the amended merger agreement, including the draft VMware waiver, with respect to the interests of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock. The Dell Technologies board of directors (except for Messrs. Dorman and Green, who did not vote) unanimously determined that the merger in accordance with the terms of the amended merger agreement, the amended merger agreement and the other transactions contemplated thereby, including the adoption of the amended and restated Company certificate, were advisable and in the best interests of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock and recommended that the Dell Technologies board of directors adopt the merger agreement amendment and approve the execution, delivery and performance of the merger agreement amendment and the consummation of the merger and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate. Following such resolutions, Messrs. Dorman and Green rejoined the meeting and were informed of the resolutions just passed by the Dell Technologies board of directors (other than Messrs. Dorman and Green). In light of the recommendation of the Special Committee and of the Dell Technologies board of directors (other than Messrs. Dorman and Green) and following further careful consideration of the potential reasons for and against the proposed Class V transaction (as discussed below under “—Recommendation of the Board of Directors”), the Dell Technologies board of directors unanimously determined that the merger in accordance with the terms of the amended merger agreement, the amended merger agreement and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, were advisable and in the best interests of the stockholders of Dell Technologies, adopted the merger agreement amendment and approved the execution, delivery and performance of the merger agreement amendment and the consummation of the merger and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, and resolved to recommend adoption of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, by the stockholders of Dell Technologies.

Also in the evening of November 14, 2018, Dell Technologies and VMware executed the VMware waiver, Dell Technologies and each of the publicly supporting stockholders executed the Investor Voting and Support Agreements, and Dell Technologies and Merger Sub executed the merger agreement amendment. Concurrently with the execution of the merger agreement amendment, Dell and the commitment parties executed the debt commitment letter, providing for up to $5 billion principal amount of debt financing to fund the increase in maximum aggregate cash consideration contemplated by the merger agreement amendment (as described below under “—Financing of the Increased Maximum Aggregate Amount of Cash Consideration”).

Prior to the opening of the markets on November 15, 2018, Dell Technologies issued a press release announcing the merger agreement amendment, the Investor Voting and Support Agreements and the debt commitment letter providing for up to $5 billion of debt financing.

Later in the day on November 15, Mr. Icahn issued a statement in response to press inquiries regarding the revised Class V transaction in which he indicated that he had determined that a proxy fight would be unwinnable and had decided to withdraw the 220 lawsuit and terminate the Icahn stockholders’ proxy contest. The 220 lawsuit was voluntarily dismissed the same day.

On November 19, 2018, advisors to the Icahn stockholders informed advisors to Dell Technologies that the Icahn stockholders had notified Broadridge Financial Solutions that they did not intend to vote any proxies submitted to them on the gold proxy card at the special meeting and that they had requested that Broadridge Financial Solutions cease providing them with updates regarding the pending vote.

On November 21, 2018, Dell Technologies mailed a letter to Class V stockholders regarding the merger agreement amendment.

Recommendation of the Special Committee

At a meeting held on November 14, 2018, the Special Committee unanimously determined that the amended merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, are fair to and in the best interest of the Class V stockholders, and unanimously resolved to recommend that the board of directors approve the merger agreement amendment and the transactions contemplated by the amended merger agreement, including the Class V transaction and the amended and restated Company certificate. The Special Committee unanimously recommends that the holders of the Class V Common Stock entitled to vote thereon vote “FOR” the adoption of the amended merger agreement and “FOR” the adoption of the amended and restated Company certificate.

In evaluating the proposed transactions, including the Class V transaction, the Special Committee consulted with its advisors and, in reaching its determination and recommendation, considered a number of factors.

Many of the factors which the Special Committee considered favored its conclusion that the amended merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Class V stockholders, including the following:

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the anticipated value of the transaction consideration in comparison to historical trading prices for shares of Class V Common Stock, which transaction consideration had an implied value of $120 per share based on an assumed total equity value of Dell Technologies of $48.4 billion (which assumption was used by the Special Committee recognizing that the market price of the Class C Common Stock following the Class V transaction may imply a total equity value for the Company that is more than or less than such assumed equity value), and, therefore, the transaction consideration represents a premium of approximately 41.9% to the closing price of the Class V Common Stock on June 29, 2018, the last trading day prior to the day on which the Company announced the merger agreement, 42.8% to the 30 day trailing volume weighted average price of the Class V Common Stock on June 29, 2018 and 35.7% to the closing price of the Class V Common Stock on January 25, 2018, the last trading day prior to the day on which the Company filed an amended Schedule 13D statement with respect to its shares of VMware common stock;

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the fact that the implied value of the transaction consideration of $120 per share under the amended merger agreement represented a 10.1% increase compared to the implied value of $109 per share under the original merger agreement;

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the fact that up to $14 billion of the transaction consideration will be paid in cash, which represents up to 59% of the total transaction consideration and a 56% increase in the maximum aggregate cash consideration compared to the maximum aggregate cash consideration under the merger agreement, giving Class V stockholders the opportunity to realize immediate value for all or a portion of their investment and providing certainty of value for such portion;

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the fact that exchange ratio will be at least 1.5043 shares of Class C Common Stock per share of Class V Common Stock, a 10.1% increase compared to the exchange ratio of 1.3665 shares of Class C Common

Stock under the merger agreement, and may increase to a maximum exchange ratio of 1.8130 shares of Class C Common Stock per share of Class V Common Stock based upon the variable exchange ratio mechanism, which represented a 32.7 % increase compared to the exchange ratio of 1.3665 shares of Class C Common Stock under the merger agreement;

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the fact that the amended merger agreement provides for an exchange ratio adjustment, which is intended to provide protection to Class V stockholders on the value of the share consideration given that there is no public market for the Class C Common Stock prior to the completion of the Class V transaction;

•	the fact that the Class V stockholders may elect to receive only the share consideration, giving Class V stockholders the opportunity to participate in the future value of the Class C Common Stock;

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the fact that the value of the Class C Common Stock to be received by the Class V stockholders may increase, but such increase will not reduce the exchange ratio below 1.5043 shares of Class C Common Stock per share of Class V Common Stock;

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the fact that, based on the capitalization of Dell Technologies determined using the treasury stock method immediately prior to the announcement of the Class V transaction, the Class V stockholders will hold approximately 33% of Dell Technologies’ outstanding common stock after the completion of the Class V transaction if the Class V stockholders elect to receive only share consideration and at least approximately 17% of Dell Technologies’ outstanding common stock if the Class V stockholders elect to receive the full $14 billion of cash consideration, allowing the Class V stockholders to share in the benefits of the long-term prospects of Dell Technologies;

•	the fact that approximately $9 billion of the cash consideration will be funded by a cash dividend distributed by VMware pro rata to all of its stockholders;

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the fact that, with respect to the cash consideration of up to $5 billion that will be funded by additional debt financing of the Company, the Company had obtained $5 billion of committed debt financing to fund such portion of the cash consideration in full and that such additional debt financing was not expected to result in a reduction in the credit ratings of Dell Technologies, and considering also the limited number and nature of the conditions to the funding of the debt financing, the reputation of the debt financing sources and the obligations of the Company pursuant to the amended merger agreement to obtain the debt financing and cause such debt financing or any alternative financing to be funded;

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that the transaction consideration under the merger agreement was initially determined following arms’-length negotiations by the Special Committee and, after public announcement of the merger agreement, that the enhanced transaction consideration was based on additional input from, and negotiations with, the Class V stockholders and the Special Committee;

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the fact that the transaction consideration was viewed to present a higher likelihood of delivering greater value to the Class V stockholders than the status quo or other potential transactions after taking into account the ability to come to agreed terms for such other potential transactions and the execution risks and other concerns of the Special Committee as to the ability to successfully implement such other potential transactions, as described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Background of the Class V Transaction,” as supplemented by the description above under “—Supplemental Background of the Class V Transaction,” which other potential transactions included (1) a potential business combination with VMware and (2) an initial public offering of the Class C Common Stock, which would permit the board of directors to determine if and when to convert the Class V Common Stock into Class C Common Stock following such initial public offering, with a conversion premium for the Class V Common Stock fixed at a percentage of the then-current relative trading value of the Class V Common Stock to the Class C Common Stock;

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the Special Committee’s understanding, based upon discussions with the VMware special committee and its advisors, that the VMware special committee and Dell Technologies were unlikely to reach mutually acceptable terms regarding a potential VMware business combination, as well as the terms of the VMware

Agreement, which are consistent with the Special Committee’s understanding of VMware’s position with respect to a potential business combination with Dell Technologies and required that Dell Technologies file with the SEC an amendment to its Schedule 13D stating that it has concluded a review of potential business opportunities and has determined not to pursue a business combination with VMware;

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the financial review conducted with respect to, and the Special Committee’s knowledge of and familiarity with, the Company’s and VMware’s respective businesses, operations, financial conditions, competitive positions and prospects;

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the projected financial results of Dell Technologies and VMware provided by the respective managements of the two companies, as summarized in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Certain Financial Projections” and below under “—Important Information About the Financial Projections,” which projections were confirmed by, Dell Technologies management prior to the Special Committee’s approval of the amended merger agreement;

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the analysis of the Company’s projected financial results (including the assumptions of Dell Technologies management for VMware) and related macroeconomic and industry-specific trends and risks by the Special Committee’s industry consultant, DISCERN, and the assessment by DISCERN of certain key assumptions with respect to Dell Technologies’ projected financial results;

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the Dell projections sensitivity case prepared by Evercore at the direction of the Special Committee, using certain alternative business assumptions and an analysis furnished to Evercore by DISCERN, which assumptions and analyses addressed (1) certain financial forecasts and other financial and operating data of the Company (including Dell Technologies management’s assumptions for VMware), (2) certain industry and market research and (3) other information, and which assumptions and analyses were confirmed by DISCERN to continue to be appropriate prior to the Special Committee’s approval of the amended merger agreement;

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the financial analyses prepared by Evercore of the potential alternatives to the Class V transaction, including the benefits and considerations associated with the alternatives and their possible financial implications for the Class V stockholders;

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the financial analyses presented to the Special Committee by Evercore, and the opinion of Evercore, dated November 14, 2018, to the Special Committee that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates), which opinion is more fully described below under “—Opinion of Evercore Group L.L.C.”);

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the fact that the amended merger agreement provides for additional corporate governance changes for Dell Technologies that would be implemented following the closing of the Class V transaction, including that, no later than June 30, 2019, (1) after consultation with holders of Class C Common Stock, the board of directors of the Company will appoint a fourth director to the board of directors of the Company who meets the independence requirements of the NYSE and (2) the Company will establish a nominating and corporate governance committee of the board of directors which will at all times include one director who meets the independence requirements of the NYSE;

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the fact that the amended and restated Company certificate will, among other things, (1) provide that the holders of the Class C Common Stock will have the right, voting separately as a series, to elect one director, referred to as the Group IV Director, and that the provisions of the amended and restated Company certificate authorizing the Group IV Director may not be amended, altered or repealed in a manner that would have a material adverse effect on the powers or rights of the Class C Common Stock without the affirmative vote of a majority of the holders of the Class C Common Stock and (2) amend the definition of “IPO” in the existing Company certificate to mean that the consummation of the Class V transaction will be treated as an “IPO,” which will result in certain corporate governance changes for the Company after the consummation of the Class V transaction, including the elimination of separate classes of directors and the high-vote directorships associated with the classified board of directors and the elimination of consent rights that Michael Dell and Silver Lake Partners and their affiliated stockholders currently have with respect to certain “major corporate actions” under the Sponsor Stockholders Agreement;

•

the fact that Michael Dell and his affiliated investment entities and the funds affiliated with Silver Lake Partners that have investments in the Company agreed to enter into the Voting and Support Agreement under which Michael Dell, Silver Lake Partners and their affiliated stockholders, who together are the largest holders of the Company’s common stock and possess a majority of the total voting power of the common stock, irrevocably agreed to vote in favor of the amended merger agreement and the transactions contemplated thereby, to waive any appraisal rights in connection with the merger and to implement certain changes to the Company’s stockholder agreements, which changes, among others, will provide for a restriction on transfers of shares of Company common stock by Michael Dell, Silver Lake Partners and their affiliated stockholders for a period of 180 days following the completion of the merger;

•

the fact that, after discussions and negotiations with the Company, and in some cases, the Special Committee, and their respective advisors related to the terms of the amended merger agreement, funds affiliated with Dodge & Cox, Elliott Management, Canyon Partners and Mason Capital Management, which collectively hold approximately 17% of the Class V Common Stock, each agreed to enter into the Investor Voting and Support Agreements under which each irrevocably agreed to vote in favor of the amended merger agreement and the transactions contemplated thereby;

•

the review by the Special Committee with its legal and financial advisors, as applicable, of the structure of the proposed transactions and the financial and other terms of the amended merger agreement and related documents;

•

the closing conditions included in the amended merger agreement, including the stockholder approvals having been obtained, the payment of the VMware special dividend, the receipt of the proceeds of the debt financing, the ability of the dividend and debt financing proceeds to be transferred to the Company, the effectiveness of the Form S-4 Registration Statement, the listing of the Class C Common Stock on the NYSE, the shares of Class C Common Stock to be issued in the Class V transaction not exceeding the number of shares registered under the Form S-4 Registration Statement, no material adverse effect on Dell Technologies or VMware, the accuracy of the Company’s representations and warranties in the amended merger agreement and the performance of the Company’s covenants in all material respects;

•

the ability of the Special Committee to withdraw, modify or change its recommendation of the amended merger agreement prior to obtaining the stockholder approvals if the Special Committee determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the Special Committee’s fiduciary responsibilities under applicable law, and the ability of the Special Committee to direct the Company to terminate the amended merger agreement in the event of such a withdrawal, modification or change;

•

the fact that the Special Committee consists of two independent and disinterested directors of the Company who are not affiliated with Michael Dell, Silver Lake Partners or any of their affiliated entities, are not employees of the Company or any of its affiliates, and have no financial interest in the Class V transaction different from, or in addition to, the interests of the Class V stockholders, other than their interests described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Interests of Certain Directors and Officers,” as supplemented by the description below under “—Interests of Certain Directors and Officers”;

•	the fact that the Special Committee retained and was advised by its own independent legal and financial advisors;

•

the fact that the Special Committee’s unanimous approval was required for the Company to enter into (1) a business combination or merger with VMware that would result in the conversion or exchange of all or any portion of the Class V Common Stock into cash or other securities or (2) another transaction that if consummated would (a) amend the existing Company certificate to change the powers, preferences, rights or terms of the Class V Common Stock and/or (b) result in the conversion or exchange of all or any portion of the Class V Common Stock into cash or other securities, in the case of clauses (a) or (b), other than in accordance with the terms of the existing Company certificate, each referred to as a potential Class V Common Stock transaction;

•

the fact that, since the formation of the Special Committee, it was an express, irrevocable condition that any potential Class V Common Stock transaction be approved by the affirmative vote of Class V stockholders representing a majority of the aggregate voting power of the outstanding shares of Class V Common Stock (excluding any shares beneficially owned by any “affiliate” of the Company as defined by Rule 405 under the Securities Act);

•

the fact that the Special Committee was aware that it had no obligation to recommend any potential Class V Common Stock transaction and that the Special Committee had the authority to “say no” to any proposals made by the Company as to a potential Class V Common Stock transaction;

•

the involvement of the Special Committee in extensive deliberations over a period of five months regarding a potential Class V Common Stock transaction, including the Class V transaction, prior to announcement of the original Class V transaction on July 2, 2018, and additional deliberations prior to approval of the amended merger agreement, during which periods the Special Committee was provided with complete access to the Company’s management in connection with its due diligence;

•

the fact that, following the public announcement of the formation of the Special Committee, the Special Committee and its advisors discussed with, and sought the views of, Class V stockholders representing nearly 40% of the outstanding shares of Class V Common Stock regarding the potential Class V Common Stock transactions, which feedback is described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Background of the Class V Transaction”;

•

the fact that, following the public announcement of the Class V transaction, the Special Committee and its advisors continued to engage with, and seek feedback from, Class V stockholders regarding the Class V transaction and the amended merger agreement, which feedback is described above under “—Supplemental Background of the Class V Transaction”; and

•

the assessment of the Special Committee and its advisors of the risks of the Company choosing to convert the Class V Common Stock into Class C Common Stock following the completion of an initial public offering, subject to the fiduciary responsibilities of the board of directors, as well as the challenges of an initial public offering by the Company.

In the course of its deliberations, the Special Committee also considered a variety of risks and other potentially negative factors, including the following:

•

the fact that no public market for the Class C Common Stock currently exists and that the market price of the Class C Common Stock after the completion of the Class V transaction and other transactions may not imply an equity value of the Company of $48.4 billion;

•

the fact that a substantial portion of the tracking stock discount implied by the market price of the Class V Common Stock, relative to the market price of the VMware Class A common stock, will not be paid to the Class V stockholders in the Class V transaction and, instead, will benefit the Company and its stockholders on a pro rata basis (including Class V stockholders that receive share consideration in the Class V transaction to the extent of their pro rata ownership in the Company);

•

the fact that the aggregate cash consideration was fixed at the signing of the merger agreement amendment, and the maximum exchange ratio for the share consideration was fixed at 1.8130 shares of Class C Common Stock;

•

the fact that the exchange ratio adjustment will decrease based on the extent to which the Class V stockholders elect to receive cash consideration in the Class V transaction less than the maximum aggregate cash consideration;

•

the fact that, following the Class V transaction, but based on the capitalization of Dell Technologies determined using the treasury stock method immediately prior to the announcement of the Class V transaction, the holders of Class A Common Stock and Class B Common Stock will continue to hold between approximately 96.8% of the aggregate voting power of the Company’s common stock if all $14 billion of cash is elected in the cash election and the DVMT Trading Price is $120.00 or greater, and therefore the minimum exchange ratio applies, and approximately 93.9% of the aggregate voting power of the Company’s common stock if all Class V stockholders choose the share election;

•

the fact that the Company will remain a “controlled company” under applicable NYSE rules and, therefore, the Company may elect to continue not to comply with certain corporate governance requirements, including the requirements that:

•	it have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	it have a compensation committee that is composed entirely of independent directors; and

•	it have a nominating and corporate governance committee that is composed entirely of independent directors;

•

the risk that the Class V transaction could, subject to the terms of the VMware Agreement, facilitate a potential negotiated transaction with VMware such that the Company could be in a position to make an offer to VMware after having achieved the conversion of the Class V Common Stock, the benefits of which the former Class V stockholders would share only on a proportionate basis with the Company’s other common stockholders;

•	the possibility that the Class V transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of the Special Committee or the Company;

•

the ability of the board of directors to withdraw, modify or change its recommendation of the amended merger agreement prior to obtaining the stockholder approvals if the board of directors determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the board of directors’ fiduciary responsibilities under applicable law, and the ability of the board of directors to direct the Company to terminate the amended merger agreement in the event of a withdrawal, modification or change of recommendation by the Special Committee;

•

the risk that the VMware special dividend contemplated by the amended merger agreement might not be obtained, resulting in a failure to satisfy the closing conditions in the amended merger agreement and complete the Class V transaction;

•

the risk that the debt financing contemplated by the amended merger agreement might not be obtained, resulting in a failure to satisfy the closing conditions in the amended merger agreement and complete the Class V transaction;

•

the risk that the debt financing contemplated by the amended merger agreement will increase the Company’s aggregate indebtedness, which subjects the Company to the risks of indebtedness described under “Update to Risk Factors—Risks Relating to our Business and our Industry”;

•	the fact that the Class V stockholders will not be entitled to appraisal rights under Delaware law in connection with the merger;

•

the risk that holders of the Class A Common Stock and Class C Common Stock will exercise appraisal rights in connection with the merger (other than the MD stockholders and the MSD Partners stockholders, who have waived such rights);

•	the risk that the Company does not obtain the required stockholder approvals;

•	the risk that the potential benefits sought in the Class V transaction might not be realized fully or at all;

•	the risk that the pendency of the Class V transaction could result in the disruption of the Company’s business, including the possible diversion of management and employee attention; and

•

risks of the type and nature described in the proxy statement/prospectus under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” in this supplement under “Update to Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and in the documents incorporated by reference into the proxy statement/prospectus and this supplement.

The Special Committee considered all of these factors as a whole and, on balance, concluded that they supported a determination to recommend the Class V transaction and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate. The foregoing discussion of the information and factors considered by the Special Committee is not exhaustive. In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the Class V transaction and other transactions contemplated by the amended merger agreement and the complexity of these matters, the Special Committee did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Special Committee evaluated the factors described above, among others, and reached a consensus that the amended merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, were fair to and in the best interests of the Class V stockholders. In considering the factors described above and any other factors, individual members of the Special Committee may have viewed factors differently or given different weight or merit to different factors.

Recommendation of the Board of Directors

At a meeting held on November 14, 2018, the board of directors unanimously determined that the amended merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, are fair to and in the best interests of the Company and its stockholders, and unanimously resolved to approve the merger agreement amendment and the transactions contemplated by the amended merger agreement, including the Class V transaction and the amended and restated Company certificate. The board of directors unanimously recommends that all stockholders vote “FOR” the adoption of the amended merger agreement, “FOR” the adoption of the amended and restated Company certificate, “FOR” the approval of the transaction-related compensation proposal and “FOR” the approval of the adjournment proposal.

In evaluating the proposed transactions, including the Class V transaction, the board of directors consulted with its advisors and, in reaching its determination and recommendation, considered a number of factors.

Many of the factors which the board of directors considered favored its conclusion that the amended merger agreement and the transactions contemplated thereby are fair to and in the best interests of Dell Technologies and its stockholders, including the following:

•

the board of directors’ continued belief that the Class V transaction was a superior alternative to the status quo or other potential business opportunities it had evaluated, including a potential initial public offering of Dell Technologies common stock or a potential business combination between Dell Technologies and VMware, after taking into account the ability to come to agreed terms for such other potential transactions and the execution risks and other concerns of the board of directors as to the ability to successfully implement such other potential transactions, as described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Background of the Class V Transaction,” and above under “—Supplemental Background of the Class V Transaction”;

•

the board of directors’ continued belief that significant potential cross-selling revenue and related synergies between Dell Technologies and VMware could be achieved under the existing corporate structure, without consummating a business combination with VMware;

•

the board of directors’ belief that the amended merger agreement was the product of arms’-length negotiations between certain large holders of Class V Common Stock and the Special Committee, representing the interests of only the Class V stockholders, on the one hand, and the board of directors, representing the interests of Dell Technologies and its stockholders as a whole, on the other hand, and contained terms and conditions that were, in the view of the board of directors, favorable to Dell Technologies and all of its stockholders;

•	the fact that the Special Committee retained and was advised by its own independent legal and financial advisors;

•	the fact that approximately $9 billion of the cash consideration will be funded by a cash dividend distributed by VMware pro rata to all of its stockholders;

•

the fact that, with respect to the cash consideration of up to $5 billion that will be funded by additional debt financing of the Company, the Company had obtained $5 billion of committed debt financing to fund such portion of the cash consideration in full and that such additional debt financing was not expected to result in a reduction in the credit ratings of Dell Technologies;

•

the fact that each of the board of directors and the Special Committee consulted with representatives of Dell Technologies’ senior management and retained and received advice from their respective outside legal counsel in evaluating and negotiating the terms of the amended merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate;

•

the course of discussions and negotiations between the board of directors and the Special Committee, which resulted in what the board of directors considers a fair allocation of equity ownership in Dell Technologies across holders of its common stock;

•

the projected financial results of Dell Technologies and VMware provided by Dell Technologies’ and VMware’s respective managements, summarized in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Certain Financial Projections” and below under “—Important Information About the Financial Projections”;

•

the financial analyses presented by Goldman Sachs on July 1, 2018 of certain potential alternatives to the Class V transaction, including a potential initial public offering of Dell Technologies common stock or a potential business combination between Dell Technologies and VMware, and the benefits and considerations associated with the alternatives;

•	the financial analyses presented to the board of directors by Goldman Sachs at its meeting on November 14, 2018;

•

the fact that Michael Dell and his affiliated investment entities and the funds affiliated with Silver Lake Partners that have investments in the Company agreed to enter into the Voting and Support Agreement under which Michael Dell, Silver Lake Partners and their affiliated stockholders, who together are the largest holders of the Company’s common stock, and possess a majority of the total voting power of the common stock, irrevocably agreed to vote in favor of the amended merger agreement and the transactions contemplated thereby, to vote against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Class V transaction or other transactions contemplated by the amended merger agreement in any material respect and waive any appraisal rights in connection with the merger;

•

the fact that, after discussions and negotiations with the Company, and in some cases, the Special Committee, and their respective advisors related to the terms of the amended merger agreement, funds affiliated with Dodge & Cox, Elliott Management, Canyon Partners and Mason Capital Management, which collectively hold approximately 17% of the Class V Common Stock, each agreed to enter into Investor Voting and Support Agreements under which each irrevocably agreed to vote in favor of the amended merger agreement and the transactions contemplated thereby;

•

the closing conditions included in the amended merger agreement, including the stockholder approvals having been obtained, the payment of the VMware special dividend, the receipt of the proceeds of the debt financing, the ability of the dividend and debt financing proceeds to be transferred to the Company, the effectiveness of the Form S-4 Registration Statement, the listing of the Class C Common Stock on the NYSE, the shares of Class C Common Stock to be issued in the Class V transaction not exceeding the number of shares registered under the Form S-4 Registration Statement, no material adverse effect on Dell Technologies or VMware, the accuracy of the Company’s representations and warranties in the amended merger agreement and the performance of the Company’s covenants in all material respects;

•

the fact that the Class V transaction will eliminate the complexity associated with the Company’s tracking stock structure, thereby simplifying investment analysis and eliminating potentially differing investment and voting objectives of the stockholder constituencies;

•

the ability of the board of directors to withdraw, modify or change its recommendation of the amended merger agreement prior to obtaining the stockholder approvals if the board of directors determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the board of directors’ fiduciary responsibilities under applicable law, and the ability of the board of directors to direct the Company to terminate the amended merger agreement in the event of a withdrawal, modification or change of recommendation by the Special Committee;

•

the fact that the Class V transaction will result in there being a new class of publicly traded common stock, the Class C Common Stock, that reflects the full business and value of Dell Technologies; and

•	the fact that the full board of directors, including members of the Special Committee, unanimously approved the amended merger agreement.

In the course of its deliberations, the board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the possibility that the Class V transaction would likely not yield full synergistic opportunities that could have resulted from a business combination between Dell Technologies and VMware;

•	the possibility that the merger effecting the Class V transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of the Company;

•

the ability of the Special Committee to withdraw, modify or change its recommendation of the amended merger agreement prior to obtaining the stockholder approvals if the Special Committee determines, after consultation with its financial and legal advisors, that the failure to make such a withdrawal, modification or change would reasonably be expected to be inconsistent with the Special Committee’s fiduciary responsibilities under applicable law, and the ability of the Special Committee to direct the Company to terminate the amended merger agreement in the event of such a withdrawal, modification or change;

•

the risk that the VMware special dividend contemplated by the amended merger agreement might not be obtained, resulting in a failure to satisfy the closing conditions in the amended merger agreement and complete the Class V transaction;

•

the risk that the $5 billion of committed debt financing might not be obtained, resulting in a failure to satisfy the closing conditions in the amended merger agreement and complete the Class V transaction;

•

the risk that the holders of the Class A Common Stock and Class C Common Stock will exercise appraisal rights in connection with the merger (other than the MD stockholders and the MSD Partners stockholders, which have waived such rights);

•	the risk that the Company does not obtain the required stockholder approvals;

•	the risk that the potential benefits sought in the Class V transaction might not be realized fully, or at all;

•	the risk that the pendency of the Class V transaction could result in the disruption of the Company’s business, including the possible diversion of management and employee attention;

•

the fact that, in connection with the Class V transaction, the Company entered into the VMware Agreement, pursuant to which it agreed that certain requests made by or transactions involving the Company or any of its affiliates will be subject to review by, and a recommendation in favor thereof from, a special committee of the VMware board of directors comprised solely of independent directors as more fully described in the proxy statement/prospectus under “The Merger Agreement—VMware Agreement”; and

•

risks of the type and nature described in the proxy statement/prospectus under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” in this supplement under “Update to Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and in the documents incorporated by reference into the proxy statement/prospectus.

The board of directors considered all of these factors as a whole and, on balance, concluded that they supported a determination to recommend the amended merger agreement, the Class V transaction and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate. The foregoing discussion of the information and factors considered by the board of directors is not exhaustive. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the Class V transaction and other transactions contemplated by the merger agreement and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board of directors evaluated the factors described above, among others, and reached a consensus that the merger agreement and the transactions contemplated thereby, including the Class V transaction and the amended and restated Company certificate, were fair to and in the best interests of the Company and its stockholders. In considering the factors described above and any other factors, individual members of the board of directors may have viewed factors differently or given different weight or merit to different factors.

At a meeting held on November 14, 2018, the Special Committee unanimously determined that the amended merger agreement and the transactions contemplated thereby, including the Class V transaction and the adoption of the amended and restated Company certificate, are fair to and in the best interest of the Class V stockholders, and unanimously resolved to recommend that the board of directors approve the merger agreement amendment and the consummation of the transactions contemplated by the amended merger agreement, including the Class V transaction and the amended and restated Company certificate. Later that day, the board of directors held a meeting to discuss the merger agreement and the transactions contemplated thereby. The members of the board of directors that are also members of the Special Committee made their determination as to the advisability of the proposed Class V transaction with respect to the Class V stockholders, and unanimously resolved to recommend that the board of directors adopt the merger agreement amendment and approve the consummation of the Class V transaction and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate. The board of directors, other than the members of the Special Committee, then made its determination as to the advisability of the proposed transactions with respect to the holders of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and unanimously resolved to recommend that the board of directors adopt the merger agreement amendment and approve the consummation of the Class V transaction and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate. The board of directors, as a whole, then resolved by unanimous vote to approve and adopt the merger agreement amendment and the consummation of the Class V transaction and the other transactions contemplated by the amended merger agreement, including the amended and restated Company certificate, and to recommend that all of the Company’s stockholders vote to adopt the amended merger agreement and the transactions contemplated by the amended merger agreement, including the amended and restated Company certificate. On November 14, 2018, following the meeting of the board of directors, the merger agreement amendment was executed by the relevant parties.

Opinion of Evercore Group L.L.C.

At a meeting of the Special Committee held on November 14, 2018, Evercore rendered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated

November 14, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and conditions set forth in its written opinion, the transaction consideration was fair, from a financial point of view, to the Class V stockholders (other than Dell Technologies and its affiliates).

The full text of Evercore’s written opinion, dated November 14, 2018, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex S-D to this supplement and is incorporated by reference in its entirety. Evercore’s opinion was addressed to, and for the information and benefit of, the Special Committee in connection with its evaluation of the Class V transaction. Evercore’s opinion did not address the relative merits or timing of the Class V transaction as compared to other business or financial strategies that might be available to Dell Technologies or the Special Committee, nor did it address the underlying business decision of Dell Technologies or the Special Committee to engage in the Class V transaction or the price at which any shares of Dell Technologies, VMware or any other entity will trade at any time, including following the announcement or completion of the Class V transaction. Evercore’s opinion did not constitute a recommendation to the board of directors, the Special Committee or any other persons in respect of the Class V transaction, including as to how any Class V stockholder should vote or act in respect of the Class V transaction.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to Dell Technologies and VMware that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Dell Technologies and VMware prepared and furnished to Evercore by management of Dell Technologies or VMware, as applicable;

•

reviewed certain alternative business assumptions and an analysis furnished to Evercore by a consultant retained by the Special Committee and which were used at the direction of the Special Committee to prepare the Dell projections sensitivity case, as described in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Certain Financial Projections”; such assumptions and analyses addressed (a) certain financial forecasts and other financial and operating data of Dell Technologies (including Dell Technologies management’s assumptions for VMware), (b) certain industry and market research and (c) other information;

•

reviewed certain non-public projected financial and operating data relating to Dell Technologies and VMware prepared and furnished to Evercore by management of Dell Technologies or VMware, as applicable, in each case as approved for Evercore’s use by the Special Committee and which are presented in the proxy statement/prospectus under “Proposal 1—Adoption of the Merger Agreement—Certain Financial Projections”;

•

discussed the operations, financial projections and financial condition of Dell Technologies and VMware with management of Dell Technologies and VMware (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported trading prices and the historical trading activity of the Class V Common Stock;

•

compared the financial performance of Dell Technologies and VMware and, as to VMware, its stock market trading multiples, with the financial performance and stock market trading multiples of certain other publicly traded companies that Evercore deemed relevant;

•	considered certain attributes of the Class V Common Stock as provided for in Dell Technologies’ organizational and governance documents and policies that Evercore deemed relevant;

•	reviewed the amended merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the Special Committee approved projections relating to Dell Technologies and VMware referred to in this supplement, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the entity preparing such data as to such future financial performance under the business assumptions reflected therein. With respect to the alternative business assumptions and analysis prepared by a consultant retained by the Special Committee and furnished to Evercore referred to above, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the party preparing such data. Evercore expressed no view as to any projected financial data relating to Dell Technologies or VMware, or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the amended merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the amended merger agreement, and that all conditions to the consummation of the Class V transaction would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Class V transaction would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Dell Technologies or the consummation of the Class V transaction or materially reduce the benefits of the Class V transaction to the Class V stockholders. Evercore further assumed that any exercise of appraisal rights, if any, would not affect the value of Dell Technologies or the transaction consideration in any respect material to Evercore’s analysis.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Dell Technologies, VMware or any other entity, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Dell Technologies, VMware or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of November 14, 2018, and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

The estimates contained in Evercore’s analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Evercore’s analyses and estimates are inherently subject to uncertainty.

In arriving at its opinion, Evercore did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore’s experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the Class V stockholders (other than Dell Technologies and its affiliates), from a financial point of view, of the transaction consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the Class V transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Dell Technologies, VMware or any other person or entity, or any class of such persons, whether relative to the transaction consideration or otherwise. Evercore assumed that the structure of the Class V transaction would not vary or be modified in any respect material to its analysis. Evercore’s opinion does not address the relative merits or timing of the Class V transaction as compared to other business or financial strategies that might be available to Dell Technologies or the Special Committee, nor does it address the underlying business decision of Dell Technologies or the Special Committee to engage in the Class V transaction, nor does it address the decision of any holder of shares of Dell Technologies to exercise appraisal rights, if any. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of Dell Technologies or the Class V Common Stock or any business combination or other extraordinary transaction involving Dell Technologies. Evercore’s opinion does not constitute a recommendation to the board of directors, the Special Committee or any other persons in respect of the Class V transaction, including as to how any Class V holder should vote or act in respect of the Class V transaction. Evercore expressed no opinion as to the price at which any shares of Dell Technologies, VMware or any other entity will trade at any time, including following the announcement or completion of the Class V transaction. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Dell Technologies, the Special Committee and their respective advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee on November 14, 2018, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before November 14, 2018, and is not necessarily indicative of current market conditions.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analysis

Financial Analysis of Dell Technologies

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate ranges of implied equity values of Dell Technologies as of the end of Dell Technologies’ fiscal 2019 third quarter, which ended November 3, 2018, utilizing estimates of the standalone, unlevered, after-tax free cash flows that Dell Technologies was expected to generate over the period beginning with its fiscal 2019 fourth quarter through fiscal year 2023 under the different projected financial data reflected in each of the updated Dell projections and the Dell projections sensitivity case. Given Dell Technologies’ approximately 32% economic interest in VMware, Evercore also used the discounted cash flow analysis of VMware summarized under “—Financial Analysis of VMware—Discounted Cash Flow Analysis.”

Evercore first calculated ranges of terminal values for Dell Technologies (excluding VMware) under each of the updated Dell projections and the Dell projections sensitivity case using the (1) terminal earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple method by applying terminal year enterprise value to EBITDA multiples ranging from 8.5x to 9.5x to estimated fiscal 2023 EBITDA; and (2) perpetuity growth rate method by applying an assumed perpetuity growth rate range of 1.75% to 2.25% (taking into account estimated growth prospects of Dell Technologies, as well as long-term inflation, estimated gross domestic product growth rates and other factors) to estimated terminal year unlevered free cash flow. Evercore then discounted the projected, unlevered free cash flows of Dell Technologies (excluding VMware) over the period beginning with its fiscal 2019 fourth quarter through fiscal year 2023 under each of the updated Dell projections and the Dell projections sensitivity case and the ranges of terminal values for Dell Technologies (excluding VMware) that it calculated using the terminal year EBITDA multiple method and the perpetuity growth rate method under each of the updated Dell projections and the Dell projections sensitivity case to a present value as of November 3, 2018, using discount rates ranging from 9.0% to 10.5%, to derive ranges of implied total enterprise values for Dell Technologies (excluding VMware) under each scenario. The discount rates were based on Evercore’s judgment of the estimated range of weighted average cost of capital of Dell Technologies (excluding VMware), taking into account, among other factors, the impact of estimated cost of equity, cost of debt, tax rates and capital structure. Using these ranges of implied total enterprise values, Evercore subtracted net debt (excluding net debt related to DFS) and the value of minority interests to derive ranges of implied equity values for Dell Technologies (excluding VMware).

Using the values for Dell Technologies (excluding VMware) and values for VMware (described under “—Financial Analysis of VMware—Discounted Cash Flow Analysis”), to account for Dell Technologies’ approximately 32% economic ownership of VMware, Evercore then attributed to Dell Technologies 32% of VMware’s implied equity value ranges. These amounts were then added to the implied equity values for Dell Technologies (excluding VMware) to generate implied equity values for Dell Technologies (including VMware). Those ranges of implied equity values for Dell Technologies (including VMware) were:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—EBITDA Multiple Method	$57.5 – 72.3
Updated Dell Projections—Perpetuity Growth Rate Method	$47.5 – 75.4
Dell Projections Sensitivity Case—EBITDA Multiple Method	$52.4 – 66.4
Dell Projections Sensitivity Case—Perpetuity Growth Rate Method	$42.2 – 68.4

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.3 billion.

Peer Trading Analysis

In performing a selected peer trading analysis of Dell Technologies, Evercore performed three different analyses: a sum-of-the-parts analysis, an analysis of Dell Technologies (excluding VMware) plus VMware, and an analysis of Dell Technologies on a consolidated basis.

Throughout these analyses, Evercore selected for comparison purposes companies that it considered to be similar to Dell Technologies and its businesses based on such factors as participating in similar lines of businesses and having similar operations, operating in the same industry and serving similar customers, having generally similar financial performance, or having other relevant or generally similar characteristics. None of the selected companies is identical to Dell Technologies or any of its businesses. Accordingly, a complete understanding of the results cannot be limited to a quantitative analysis of such results; rather, such understanding necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to those of Dell Technologies and its businesses. In evaluating the peer companies selected, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Dell Technologies or its businesses. Mathematical analysis is not in itself a meaningful method of using peer company trading data.

Sum-of-the-Parts

Evercore summed the values of each of Dell Technologies’ businesses: Client Solutions Group (CSG), Infrastructure Solutions Group (ISG), Boomi, RSA Security, Virtustream, Pivotal, SecureWorks and VMware. Evercore reviewed and compared certain financial, operating and market information relating to each of these businesses to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to these businesses. Evercore made these determinations based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of the respective businesses of Dell Technologies. For each entity where Dell Technologies owns less than 100% of the applicable entity, Dell Technologies’ percentage ownership in the applicable entity was applied to the enterprise value range of the peers of the applicable entity to derive the value attributed to Dell Technologies for that entity.

Business	Selected Public Company Peers
CSG	• Acer Inc. • Asustek Computer Inc. • Fujitsu Limited	• HP Inc. • Lenovo Group Ltd.

ISG	• Cisco Systems, Inc. • Fujitsu Limited • Hitachi, Ltd. • Hewlett Packard Enterprise Company	• International Business Machines Corporation • NetApp, Inc. • Oracle Corporation

RSA Security	• CA, Inc.[1] • Check Point Software Technologies Ltd. • FireEye, Inc.	• OneSpan Inc. (formerly VASCO Data Security International Inc.) • VeriSign, Inc.

Virtustream, Boomi and Pivotal	• Alteryx, Inc. • Cloudera, Inc. • MongoDB, Inc.	• Okta, Inc. • Talend S.A. • Twilio Inc.

SecureWorks	• Check Point Software Technologies Ltd. • FireEye, Inc. • Fortinet, Inc.	• Imperva, Inc. • Palo Alto Networks, Inc. • Rapid7, Inc.

VMware	• CA, Inc.[1] • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc.[1] • SAP SE

(1)	Information for this company is on an unaffected basis to exclude the impact of this company’s recent strategic transaction.

For CSG and ISG, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA for fiscal years 2019 and 2020. For RSA Security, Boomi, Virtustream, Pivotal and SecureWorks, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated revenue for fiscal years 2019 and 2020. For VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA and equity value of the selected companies as a multiple of net income (“P/E”), in each case for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on November 13, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates. The following table summarizes the relevant multiple ranges of each of the businesses applied for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business	Methodology	Low	High	Low	High
CSG	EBITDA	6.8x	8.8x	6.0x	8.0x
ISG	EBITDA	7.0x	9.0x	6.5x	8.5x
RSA Security	Revenue	5.0x	7.0x	4.7x	6.7x
Boomi, Virtustream and Pivotal	Revenue	8.0x	10.0x	6.0x	8.0x
SecureWorks	Revenue	2.0x	4.0x	1.5x	3.5x
VMware	EBITDA	13.0x	15.0x	12.0x	14.0x
VMware	P/E	20.0x	24.0x	18.0x	22.0x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA, revenue or earnings, as applicable, for each business for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of Dell Technologies:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—Fiscal 2019	$36.9 – 57.4
Updated Dell Projections—Fiscal 2020	$36.3 – 58.9
Dell Projections Sensitivity Case—Fiscal 2019	$35.8 – 55.9
Dell Projections Sensitivity Case—Fiscal 2020	$35.4 – 57.8

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.3 billion.

Dell Technologies (Excluding VMware) Plus VMware

Evercore reviewed and compared certain financial, operating and market information relating to these businesses to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to these businesses. Evercore made this determination based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of the respective businesses. Evercore then summed the implied equity value of Dell Technologies (excluding VMware) and, to account for Dell Technologies’ approximately 32% economic ownership of VMware, 32% of the implied equity value of VMware.

Business Entity	Selected Public Company Peers
Dell Technologies (excluding VMware)	• Cisco Systems, Inc. • HP Inc. • Hewlett Packard Enterprise Company	• International Business Machines Corporation • NetApp, Inc. • Oracle Corporation

VMware	• CA, Inc.[1] • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc.[1] • SAP SE

(1)	Information for this company is on an unaffected basis to exclude the impact of this company’s recent strategic transaction.

For Dell Technologies (excluding VMware) and VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA for fiscal years 2019 and 2020.

For VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA and P/E, in each case for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on November 13, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates. The following table summarizes the relevant multiple ranges of each of the businesses applied for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business Entity	Methodology	Low	High	Low	High
Dell Technologies (excluding VMware)	EBITDA	8.5x	10.5x	8.3x	10.3x
VMware	EBITDA	13.0x	15.0x	12.0x	14.0x
VMware	P/E	20.0x	24.0x	18.0x	22.0x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA or P/E, as applicable, for Dell Technologies (excluding VMware) and VMware for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of Dell Technologies (excluding VMware) plus 32% of the implied equity value of VMware:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—Fiscal 2019	$32.4 – 47.8
Updated Dell Projections—Fiscal 2020	$36.3 – 53.1
Dell Projections Sensitivity Case—Fiscal 2019	$30.9 – 46.0
Dell Projections Sensitivity Case—Fiscal 2020	$35.1 – 51.6

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.3 billion.

Dell Technologies on a Consolidated Basis

Evercore analyzed the value of Dell Technologies on a consolidated basis, including its 32% economic ownership of VMware. Evercore reviewed and compared certain financial, operating and market information relating to these businesses to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to Dell Technologies on a consolidated basis. Evercore made this determination based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of Dell Technologies on a consolidated basis.

Business Entity	Selected Public Company Peers
Dell Technologies on a consolidated basis	• Cisco Systems, Inc. • HP Inc. • Hewlett Packard Enterprise Company	• International Business Machines Corporation • NetApp, Inc. • Oracle Corporation

VMware	• CA, Inc.[1] • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc.[1] • SAP SE

(1)	Information for this company is on an unaffected basis to exclude the impact of this company’s recent strategic transaction.

For Dell Technologies on a consolidated basis, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on November 13, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis was based on publicly available research analysts’ estimates. The following table summarizes the enterprise value of Dell Technologies on a consolidated basis as a multiple of estimated EBITDA for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business Entity	Methodology	Low	High	Low	High
Dell Technologies on a consolidated basis	EBITDA	9.0x	11.0x	8.5x	10.5x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA for Dell Technologies on a consolidated basis for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of Dell Technologies on a consolidated basis:

Scenario	Implied Equity Value Reference Ranges (in billions)
Updated Dell Projections—Fiscal 2019	$32.2 – 46.4
Updated Dell Projections—Fiscal 2020	$34.8 – 50.4
Dell Projections Sensitivity Case—Fiscal 2019	$30.6 – 44.5
Dell Projections Sensitivity Case—Fiscal 2020	$33.6 – 48.9

Evercore compared these implied equity values to the implied equity value of Dell Technologies in the Class V transaction of $48.3 billion.

Financial Analysis of VMware

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate ranges of implied equity values of VMware as of the end of VMware’s fiscal 2019 third quarter, which ended November 3, 2018, utilizing estimates of the standalone, unlevered, after-tax free cash flows that VMware was expected to generate over the period beginning with its fiscal 2019 fourth quarter through fiscal year 2022 under different projected financial data reflected in each of the VMware projections, an analyst consensus case for VMware, and the Dell management VMware projections.

Evercore first calculated ranges of terminal values for VMware under each of the VMware projections, analyst consensus case for VMware, and Dell management VMware projections using the (1) terminal year EBITDA multiple method by applying terminal year enterprise value to EBITDA multiples ranging from 13.0x to 15.0x to estimated fiscal 2022 EBITDA; and (2) perpetuity growth rate method by applying an assumed perpetuity growth rate range of 3.00% to 4.00% (taking into account estimated growth prospects of VMware as well as long-term inflation, estimated gross domestic product growth rates and other factors) to estimated terminal unlevered free cash flow. Evercore then discounted VMware’s projected, unlevered free cash flows over the period beginning with its fiscal 2019 fourth quarter through fiscal year 2022 under each of the VMware projections, an analyst consensus case for VMware, and the Dell management VMware projections and the ranges of terminal values for VMware that it calculated using the terminal year EBITDA multiple method and the perpetuity growth rate method under each of the VMware projections, an analyst consensus case for VMware, and the Dell management VMware projections to a present value as of November 3, 2018, using discount rates ranging from 8.0% to 10.0%, to derive ranges of implied total enterprise values for VMware under each scenario. The discount rates were based on Evercore’s judgment of the estimated range of VMware’s weighted average cost of capital, taking into account, among other factors, the impact of estimated cost of equity, cost of debt, tax rates and capital structure. Using these ranges of implied total enterprise values, Evercore added net cash and minority interest to derive ranges of implied equity values for VMware. Based on these ranges of implied equity values, Evercore calculated a range of implied equity values for VMware under each of the scenarios described above as follows:

Scenario	Implied Equity Value Reference Ranges (in billions)
VMware Projections—EBITDA Multiple Method	$63.3 – 73.5
VMware Projections—Perpetuity Growth Rate Method	$47.5 – 72.7
Analyst Consensus Case for VMware—EBITDA Multiple Method	$61.1 – 70.7
Analyst Consensus Case for VMware—Perpetuity Growth Rate Method	$45.6 – 68.6
Dell Management VMware Projections—EBITDA Multiple Method	$60.6 – 70.2
Dell Management VMware Projections—Perpetuity Growth Rate Method	$47.8 –73.1

Peer Trading Analysis

Evercore reviewed and compared certain financial, operating and market information relating to VMware to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to VMware. Evercore made this determination based on its professional judgment and experience because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of VMware.

VMware	• CA, Inc.[1] • Citrix Systems, Inc. • Microsoft Corporation	• Oracle Corporation • Red Hat, Inc.[1] • SAP SE

(1)	Information for this company is on an unaffected basis to exclude the impact of this company’s recent strategic transaction.

For VMware, Evercore reviewed, among other things, enterprise value of the selected companies as a multiple of estimated EBITDA and equity value of the selected companies as a multiple of net income (“P/E”), in each case for fiscal years 2019 and 2020. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on November 13, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates. The following table summarizes the relevant multiple ranges for fiscal years 2019 and 2020:

		FY2019E		FY2020E
Business Entity	Methodology	Low	High	Low	High
VMware	EBITDA	13.0x	15.0x	12.0x	14.0x
VMware	P/E	20.0x	24.0x	18.0x	22.0x

Evercore used the low and high values as a reference range and applied that range to the estimated EBITDA or P/E, as applicable, for VMware for fiscal years 2019 and 2020. This analysis indicated the following implied equity value of VMware:

Scenario	Implied Equity Value Reference Ranges (in billions)
VMware Projections—Fiscal 2019—EBITDA Method	$53.6 – 60.3
VMware Projections—Fiscal 2020—EBITDA Method	$54.8 – 62.3
Analyst Consensus Case for VMware—Fiscal 2019—EBITDA Method	$57.2 – 64.4
Analyst Consensus Case for VMware—Fiscal 2020—EBITDA Method	$55.5 – 63.1
Dell Management VMware Projections—Fiscal 2019—EBITDA Method	$51.6 – 58.1
Dell Management VMware Projections—Fiscal 2020—EBITDA Method	$53.5 – 60.8
VMware Projections—Fiscal 2019—P/E Method	$49.9 – 59.8
VMware Projections—Fiscal 2020—P/E Method	$50.5 – 61.6
Analyst Consensus Case for VMware—Fiscal 2019—P/E Method	$51.6 – 61.8
Analyst Consensus Case for VMware—Fiscal 2020—P/E Method	$49.8 – 60.7
Dell Management VMware Projections—Fiscal 2019—P/E Method	$50.2 – 60.1
Dell Management VMware Projections—Fiscal 2020—P/E Method	$51.4 – 62.6

Precedent Tracking Stock Analysis

Evercore performed an analysis of selected tracking stocks to calculate various implied ranges of per share values for the Class V Common Stock.

To compare tracking stock discounts, Evercore looked for tracking stocks that, like the Class V Common Stock, are tracking stocks that currently track a publicly listed subsidiary of the parent company. Evercore determined that Liberty Media’s SiriusXM tracking stock is the only tracking stock that meets this criterion. To compare tracking stock conversion premiums, Evercore selected tracking stocks that were no longer trading but had converted into parent company shares. None of the selected tracking stocks is identical to the Class V Common Stock. Accordingly, a complete understanding of the results cannot be limited to a quantitative analysis of such results; rather, such understanding necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected tracking stocks compared to those of the Class V Common Stock. In evaluating the tracking stocks selected, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Dell Technologies. Mathematical analysis is not in itself a meaningful method of using peer company trading data.

Precedent Tracking Stock Discount

Evercore calculated the average discount of the Liberty Media SiriusXM tracking stock over time to SiriusXM stock, the underlying equity. This discount ranged since inception from approximately 18.0% to 33.0%. Evercore deemed the Liberty SiriusXM tracking stock as most relevant to consider in relation to the Class V Common Stock. Evercore applied the discount range of 18.0% to 33.0% to the trading price of VMware common stock at the close of the market on various dates and the range of values determined from the VMware financial analysis discussed above. This analysis is intended to apply a discount to the approximately 49% interest in VMware represented by the Class V Common Stock. This analysis yielded the following implied per share ranges:

	Metric	Implied Per Share Value of the Class V Common Stock(1)
VMware’s 52-Week Trading Range as of November 13, 2018	$108.46 – 162.65	$73.65 – 135.18
VMware’s Current Price as of November 13, 2018	$150.51	$102.21 – 125.09
VMware’s Unaffected Price as of January 25, 2018	$137.63	$93.46 – 114.39
Based on Assessment of VMware’s Valuation(2)	$106.90 – 171.99	$72.60 – 142.95

(1)

Share price amounts adjusted to reflect the difference between the number of VMware shares attributable to the Class V Common Stock and the number of shares of Class V Common Stock held by Class V stockholders.

(2)	Represents the minimum and maximum value determined from the VMware valuation discussed above.

Evercore compared these implied per share values with the implied per share value of the Class V Common Stock in the Class V transaction of $120.00.

Precedent Conversion Premia

Evercore calculated the conversion premia associated with the following tracking stocks that had converted into parent company shares. Evercore also analyzed the conversion premia associated with various tracking stocks. Those tracking stocks were:

Tracking Stock	Premium Percentage at Conversion
Rainbow Media / Cablevision Systems Corporation	+10% premium to trailing 20-day average

University of Phoenix Online / Apollo Group, Inc.	+10% premium to trailing 20-day average ending 5 days prior to announcement

Go.com / Walt Disney Company	+20% premium to trailing 20-day average ending 15 days prior to announcement

Biosurgery and Molecular Oncology / Genzyme Corporation	+30% premium to trailing 20-day average

Sprint PCS / Sprint FON	+4.6% implied premium

Consumers Gas / CMS Energy	+15% premium to trailing 20-day average ending 30 days prior to announcement

Burlington Air and Brink’s Company / Pittston Services Group Inc.	+15% premium to trailing 10-day average ending 30 days prior to announcement

Evercore deemed these tracking stocks as most relevant to consider in relation to the Class V Common Stock.

Evercore applied a premium range of 10.0% to 30.0%, based on the premia of precedent tracking stock conversions, to the current and unaffected trading prices of the Class V Common Stock. Applying such range of premiums resulted in the following ranges of the per share values for the Class C Common Stock:

	Metric	Implied Per Share Value of the Class V Common Stock(1)
Unaffected Price as of January 25, 2018	$88.44	$97.28 – 114.97
Current Price as of June 29, 2018	$84.58	$93.04 – 109.95

(1)

Share price amounts adjusted to reflect the difference between the number of VMware shares attributable to the Class V Common Stock and the number of shares of Class V Common Stock held by Class V stockholders.

Evercore compared these implied per share values with the implied per share value of the Class V Common Stock in the Class V transaction of $120.00.

Other Factors

Evercore also reviewed and considered other information and analyses. These included, among other things, the latest 52-week trading range (as of November 13, 2018) of the VMware common stock, analyst price targets for the VMware common stock (as of November 13, 2018), the latest 52-week trading range (as of November 13, 2018) of the Class V Common Stock, the all-time low and high trading prices of the Class V Common Stock, and the potential for the Class V stockholders receiving the share consideration to participate in the recapture of a portion of the Class V Common Stock tracking stock discount as a result of their ownership of shares of Class C Common Stock following completion of the Class V transaction. None of the foregoing constituted a valuation methodology for purposes of Evercore’s financial analysis, and was referenced for informational purposes only.

Last 52-Week Trading Range for VMware Common Stock

Evercore reviewed historical trading prices of the VMware common stock during the latest 52-week trading range (as of November 13, 2018), and observed that the low and high closing prices during such period were $108.46 and $162.65, respectively.

VMware Analyst Price Targets for VMware Common Stock

Evercore reviewed publicly available share price targets of research analysts’ estimates for VMware common stock (as of November 13, 2018), and observed that the low and high price targets per share were $115.00 and $190.00, respectively.

Last 52-Week Trading Range for Class V Common Stock

Evercore reviewed historical trading prices of the Class V Common Stock during the latest 52-week trading range (as of November 13, 2018), and observed that the low and high closing prices during such period were $65.62 and $101.57, respectively.

All-Time Low and High Trading Prices

Evercore reviewed historical trading prices of the Class V Common Stock as of November 13, 2018, and observed that the all-time low and all-time high closing prices were $40.00 and $101.57, respectively.

Class V Common Stock Tracking Stock Discount Recapture

Evercore observed that the Class V Common Stock traded at a discount to VMware. Evercore considered the potential for the Class V stockholders receiving the share consideration to participate in the recapture of a portion of this discount as a result of their ownership of shares of Class C Common Stock following completion of the Class V transaction. Based on an implied equity value of Dell Technologies (including its approximately 32% economic interest in VMware) of $48.3 billion and a volume weighted average trading price of the Class V Common Stock during the 17-day trading period ending on the election deadline of $120.00, Evercore observed the following:

	All Stock Consideration	$14 billion Cash Consideration and Stock
Aggregate Class V Common Stock Equity Value Recapture	$2.1 billion	$1.1 billion
Implied Class V Common Stock Price (including recapture)	$130.78	$133.37

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Class V transaction by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Class V Common Stock. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dell Technologies, VMware or their respective advisors. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore’s experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the transaction consideration to the Class V stockholders (other than Dell Technologies and its affiliates). These analyses do not purport to be appraisals or to necessarily reflect the prices at which any business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The consideration payable in the Class V transaction was determined through arm’s-length negotiations between Dell Technologies and the Special Committee, and was recommended by the Special Committee and approved by the Dell Technologies board of directors. Evercore provided advice to the Special Committee during these negotiations. Evercore did not, however, recommend any specific amount of consideration to the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the Class V transaction.

The issuance of the fairness opinion was approved by an Opinion Committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with the Special Committee, Evercore is entitled to receive a fee of up to $20 million in connection with the Class V transaction, of which $13 million was payable upon the public announcement of Dell Technologies’ entry into a definitive agreement for a transaction subject to the approval of the Special Committee. Of this $13 million, $6 million was payable upon the delivery of Evercore’s prior opinion dated July 1, 2018, with this amount being creditable against the announcement fee to the extent previously paid. No additional fee was payable upon the delivery of Evercore’s opinion dated November 14, 2018. The remaining amount of the fee payable to Evercore is a discretionary amount of up to $7 million and is payable upon the earlier of consummation of a transaction subject to the approval of the Special Committee and six months following the public announcement of such transaction. The final amount of the discretionary fee will be determined by the Special Committee in its sole and absolute discretion and will be based upon, among other things, the resources expended by Evercore in the course of the assignment, the Special Committee’s satisfaction with the services rendered and the benefit to the Class V stockholders of the successful conclusion of the assignment. Subject to certain limitations specified in the engagement letter, Dell Technologies has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) and to indemnify Evercore for certain liabilities arising out of its engagement.

During the two-year period prior to the delivery of its opinion dated November 14, 2018, and other than as described in the preceding paragraph, no material relationship existed between Evercore and its affiliates and Dell Technologies or its affiliates (other than Silver Lake Partners and its affiliates and portfolio companies) pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. During the two-year period prior to the date of its written opinion, Evercore and its affiliates have also provided financial services to Silver Lake Partners, a significant stockholder of Dell Technologies, and its affiliates and portfolio companies, for which Evercore received fees, including the reimbursement of expenses, in an amount equal to approximately $8.2 million in the aggregate for unrelated mandates. Evercore may provide financial or other services to Dell Technologies in the future and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and their respective employees, as well as investment vehicles in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and derivative products relating to Dell Technologies and its affiliates (including VMware), for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Special Committee engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience, reputation and ability to act independently of Dell Technologies and its affiliates. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with Class V transactions and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Special Cash Dividend by VMware

In connection with the merger agreement amendment, the board of directors of VMware reaffirmed its declaration of a conditional $11 billion one-time special cash dividend, referred to herein as the VMware special dividend, which will be distributed pro rata to holders of VMware common stock. The VMware special dividend is payable in connection with the satisfaction of conditions to the closing of the merger and certain other conditions described in the proxy statement/prospectus, and its payment is a condition to the closing of the merger.

Record Date; Payment Date

The dividend committee of the board of directors of VMware, which was established by the board of directors of VMware and to which authority to establish a new record date and payment date was delegated, has changed the record date for the VMware special dividend. The VMware special dividend, subject to the conditions to payment described in the proxy statement/prospectus, including the additional conditions added pursuant to the merger agreement amendment, will be payable to VMware stockholders of record as of (1) the business day following the election deadline (or if such business day is December 24th or December 31st, the next succeeding business day), provided such day is at least eight calendar days following the later of (A) the date on which the Company issues a public announcement that the requisite stockholder approvals for the Class V transaction have been obtained, and (B) the date on which the shares of Class C Common Stock have been approved for listing on the NYSE, subject to official notice of issuance and compliance by the Company with all applicable listing standards on the date on which such shares begin trading on the NYSE or (2) any other date which the dividend committee of the board of directors of VMware may establish for the VMware special dividend with the approval of the Company (provided that the dividend committee may establish such other date only if it acts prior to the date that, absent such action, would otherwise be established as the record date for the VMware special dividend). Any date determined in accordance with (1) or (2) of the immediately preceding sentence is referred to herein as the VMware special dividend record date. Subject to conditions described in the proxy statement/prospectus, payment of the VMware special dividend will be made on (1) the business day immediately following the VMware special dividend record date, subject to the Company providing a certification to VMware that if the Company’s pro rata share of the VMware special dividend is received by the Company’s subsidiaries who are holders of record of VMware common stock by 3:30 p.m. Eastern time on such date, the closing of the Class V transaction will occur on such date (provided that if payment to the Company’s subsidiaries holding of record of VMware common stock cannot occur prior to 3:30 p.m. Eastern time, the VMware special dividend will be paid on the next business day) or (2) any other date which the VMware dividend committee of the VMware board of directors may establish as the payment date for the VMware special dividend with the approval of the Company, provided that the dividend committee may establish such other date only if it acts prior to the date that, absence such action, would otherwise be established as the payment date for the VMware special dividend.

Interests of Certain Directors and Officers

Treatment of Independent Director Equity Awards

In considering the recommendation of the board of directors with respect to the transaction, Dell Technologies stockholders also should be aware of the effect of the transaction on the following compensation arrangements of our independent directors. All of the equity compensation described below was granted to independent members of the board of directors under the Management Equity Plan and paid under our independent director compensation program.

Treatment of Deferred Stock Units

As of October 15, 2018, our independent directors held vested deferred stock units with respect to a total of 11,782 shares of common stock, including 3,940 deferred stock units that settle in shares of Class V Common Stock, referred to herein as Class V DSU awards.

The following table sets forth the approximate number of new deferred stock unit awards for Class C Common Stock, referred to herein as a Class C DSU awards, each independent director will be entitled to receive in connection with the completion of the Class V transaction in replacement for vested Class V DSU awards, which will be cancelled. For additional information about the treatment of Class V DSU awards, and for the treatment of related dividends or dividend equivalents, see “—Treatment of Equity Awards.”

Name	Number of Class V DSU Awards (Before Class V Transaction)	Number of Class C DSU Awards Issued With Respect to Class V DSU Awards – Minimum Exchange Ratio (After Class V Transaction)	Number of Class C DSU Awards Issued With Respect to Class V DSU Awards – Maximum Exchange Ratio (After Class V Transaction)
David W. Dorman	1,261	1,896	2,286
William D. Green	—	—	—
Ellen J. Kullman	2,679	4,028	4,855

Treatment of Stock Options

As of October 15, 2018, our independent directors hold vested and unvested stock options to acquire an aggregate of 279,141 shares of Dell Technologies common stock, including stock options to acquire an aggregate of 129,114 shares of Class V Common Stock, referred to herein as Class V stock options.

The following table sets forth the approximate number of stock options to acquire shares of Class C Common Stock, referred to herein as Class C stock options, each independent director will be entitled to receive in connection with the completion of the Class V transaction in replacement for vested and unvested Class V stock options, which will be cancelled. For additional information about the treatment of Class V stock options, see “—Treatment of Equity Awards” below.

Name	Number of Class V Stock Options (Before Class V Transaction)	Number of Class C Stock Options Issued With Respect to Class V Stock Options – Minimum Exchange Ratio (After Class V Transaction)	Number of Class C Stock Options Issued With Respect to Class V Stock Options – Maximum Exchange Ratio (After Class V Transaction)
David W. Dorman	43,038	64,741	78,026
William D. Green	43,038	64,741	78,026
Ellen J. Kullman	43,038	64,741	78,026

Accounting Treatment

The merger and Class V transaction will be accounted for as a hybrid liability and equity transaction involving the repurchase of outstanding common stock, with the consideration consisting of a variable combination of cash and shares. Upon settlement, the accounting for the Class V transaction will reflect that the outstanding Class V Common Stock will be cancelled and converted into the right to receive shares of Class C Common Stock or $120.00 per share in cash or combination of cash and shares, dependent on each holder’s election and subject to proration of the aggregate cash consideration. The variable nature of the cash obligation to repurchase the shares of Class V Common Stock may require the Company to settle a portion of the shares in exchange for cash and therefore is accounted for as a financial instrument with a potential mark-to-market adjustment for the change in fair value from the date of the stockholder meeting to the election deadline. After the election deadline (following which the final proration and exchange ratio will be determined), the transaction will be accounted for as an equity transaction.

Treatment of Equity Awards

The increase to the exchange ratio under the amended merger agreement described in this supplement under “Update to the Merger Agreement—Transaction Consideration and Elections” also applies to the exchange ratio used to convert the Class V Common Stock-based equity awards. Therefore, all of the outstanding stock options, restricted stock units and deferred stock units covering shares of Class V Common Stock held by our independent directors at the time the Class V transaction is completed will be converted into similar awards covering shares of Class C Common Stock at the effective time of the merger at the same applicable exchange ratio, and not at the previous exchange ratio of 1.3665.

Financing of the Increased Maximum Aggregate Amount of Cash Consideration

Dell has entered into a debt commitment letter, dated November 14, 2018, and as otherwise amended from time to time, referred to herein as the debt commitment letter, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Royal Bank of Canada, RBC Capital Markets, UBS AG, Stamford Branch, and UBS Securities LLC (collectively referred to herein, together with the other lenders under the incremental term loan facility, as the lenders), providing for, upon the terms and subject to the conditions set forth in the debt commitment letter, incremental debt financing under the credit agreement (the facilities thereunder referred to herein as the senior secured credit facilities), consisting of a senior secured incremental term loan A facility of up to $5 billion, referred to herein as the incremental term loan facility. The debt commitment letter also contemplates that, in lieu of the incremental term loan facility, the Company or one or more of its subsidiaries may obtain alternate debt financing (referred to herein as the takeout debt), the proceeds of which will reduce commitments in respect of the incremental term loan facility on a dollar-for-dollar basis. We refer to the incremental term loan facility, together with any takeout debt or any alternative financing described below in lieu of the incremental term loan facility, as the debt financing.

The debt commitment letter provides that, subject to certain conditions, the incremental term loan facility will be made available in a single drawing on the date of funding, referred to herein as the funding date. Amounts borrowed under the incremental term loan facility that are repaid or prepaid may not be re-borrowed.

The proceeds of the debt financing, together with the VMware special dividend and cash on hand at Dell Technologies and its subsidiaries, will be used to fund the cash consideration payable in the Class V transaction.

The availability of the incremental term loan facility on the funding date is conditioned upon customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and guarantors of definitive documentation, consistent with the debt commitment letter;

•	receipt of the requisite stockholder approvals for the Class V transaction;

•

receipt by the lead arrangers of a certificate from the Company, Merger Sub and Dell certifying that certain conditions under the amended merger agreement would be satisfied if the merger were to occur on the funding date, and that such persons have no reason to believe that such conditions will not be satisfied prior to the expiration of the commitments under the debt commitment letter;

•

no provision of the amended merger agreement having been modified, amended, consented to or waived prior to the funding date in a manner that is materially adverse to the interests of the lenders, unless consented to by a majority of the lead arrangers;

•	payment of all applicable fees and expenses;

•

receipt by the initial lenders under the incremental term loan facility of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act) at least three business days prior to the funding date;

•	the accuracy in all material respects of specified representations and warranties in the loan documents;

•	the funding date having occurred on or before five business days after the outside date of January 31, 2019 under the merger agreement; and

•	the conditions to the incurrence of an incremental term loan facility under the credit agreement having been satisfied as of the funding date.

Pursuant to the merger agreement amendment, Dell Technologies may, in its sole discretion, decide to obtain alternative financing if the board of directors determines that such alternative financing is in the best interests of the Company. However, if the terms and conditions of such alternative financing relative to the terms and conditions set forth in the debt commitment letter would reasonably be expected to (i) result in a corporate credit rating downgrade of the Company, (ii) materially delay or prevent or make less likely the funding of such alternative financing (or the satisfaction of the conditions to such alternative financing), (iii) adversely impact the ability of the Company and/or the borrowers to enforce their respective rights to such alternative financing or the definitive agreements with respect thereto or (iv) result in net proceeds being made available to the borrowers or any of their affiliates in an amount which is not sufficient to pay the aggregate amount of cash elections in excess of $9 billion (subject to the $14 billion cap), then, in each case, the prior written consent of the Special Committee would be required to obtain such alternative financing.

The documentation governing the incremental term loan facility and other debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of such financing may differ in material respects from those described in this supplement.

Incremental Term Loan Facility

Obligors

The co-borrowers under the senior secured credit facilities are Dell International and EMC. Consistent with the existing obligations under the senior secured credit facilities, the incremental term loan facility will be unconditionally guaranteed by Denali Intermediate and Dell, and each existing and subsequently acquired or organized direct or indirect material wholly owned domestic restricted subsidiary of Denali Intermediate (other than the borrowers), with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences.

Consistent with the existing obligations under the senior secured credit facilities, the incremental term loan facility will be secured, subject to permitted liens and other exceptions, by (i) a first priority security interest in substantially all the tangible and intangible assets of Dell International and the guarantors, including Denali Intermediate and Dell, and (ii) a first-priority pledge of 100% of the capital stock of Dell, Dell International and each direct, wholly owned material restricted subsidiary of Denali Intermediate, Dell, Dell International and each other guarantor (which pledge, in the case of any non-U.S. subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such non-U.S. subsidiary), in each case subject to certain exceptions. The collateral does not include, among other things, (a) a pledge of the assets or equity interests of certain subsidiaries and their respective subsidiaries or (b) any “principal property” as defined in the indentures governing the unsecured notes and debentures of Dell and the senior notes of EMC and capital stock of any subsidiary holding “principal property” as defined in the indentures governing the unsecured notes and debentures of Dell and the senior notes of EMC.

Interest Rates, Fees and Amortization

Interest under the incremental term loan facility will be payable, at the option of the borrower, either at a base rate plus 0.75% or an adjusted LIBOR rate, with a 0.00% floor per annum, plus 1.75%.

The borrowers will be able to elect interest periods under the incremental term loan facility of one, two, three or six months (or less than one month if agreed to by all lenders) with respect to loans bearing interest based on LIBOR. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears.

The incremental term loan facility will initially mature on the earlier of February 8, 2019 and the date on which the amended merger agreement is terminated, referred to herein as the initial maturity date, except that the initial maturity date will be extended automatically to the date that is 364 days after the closing date of the Class V transaction, referred to herein as the first extended maturity date, so long as the merger has been consummated prior to the initial maturity date. The first extended maturity date may be extended to the date that is 364 days after the first extended maturity date, referred to herein as the second extended maturity date, so long as (i) the borrowers shall have provided written notice to each lender at least ten business days prior to the first extended maturity date, (ii) concurrently with the effectiveness of such extension, the borrowers shall have paid the extension fee as described below in respect of the aggregate principal amount of the incremental term loans so extended and (iii) the conditions to credit extensions under the credit agreement shall have been satisfied. The incremental term loan facility will have no amortization, with the balance payable on the maturity date thereof.

The borrowers will be required to pay extension fees in an amount equal to 0.50% of the aggregate principal amount of the loans under the incremental term loan facility outstanding on the first extended maturity date which have been extended to the second extended maturity date.

Prepayments

The prepayment provisions applicable to the incremental term loan facility will be the same as those applicable to the existing term loan A facility under the credit agreement. The credit agreement provides that, with respect to the term loan A facility, the borrowers shall prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage is reduced to 25% and 0% upon achievement of certain first lien leverage ratios) of Dell’s annual excess cash flow;

•

100% (which percentage is reduced to 50% and 0% upon achievement of certain first lien leverage ratios) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Dell and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), (1) if such net cash proceeds are not reinvested in assets to be used in the business within 450 days of the receipt of such net cash proceeds or (2) if such net cash proceeds are committed to be reinvested within 450 days of the receipt thereof and such reinvestment is completed within 180 days thereafter; and

•

100% of the net cash proceeds of any issuance or incurrence of debt by Dell or any of its restricted subsidiaries, other than debt permitted under the term loan facilities pursuant to the senior secured credit facilities.

The borrowers may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Certain Covenants and Events of Default

The covenants and events of default applicable to the incremental term loan facility will be the same as those applicable to the existing term loan A facility under the credit agreement. The credit agreement contains customary affirmative covenants, including, among other things, delivery of annual audited and quarterly unaudited financial statements, notices of defaults, material litigation and material ERISA events, submission to certain inspections, maintenance of property and customary insurance, payment of taxes and compliance with laws and regulations. The credit agreement also contains customary negative covenants that will apply to the incremental term loan facility and, subject to certain exceptions, qualifications and “baskets,” generally limit the borrowers’ and its restricted subsidiaries’ ability to incur debt, create liens, make fundamental changes, enter into asset sales and sale-and-lease back transactions, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay or redeem certain debt and enter into certain transactions with affiliates. The incremental term loan facility will also be subject to a first lien net leverage ratio maintenance covenant that governs the existing term loan A facility under the credit agreement and requires such ratio to be no greater than 5.5:1.0. Such ratio is tested at the end of each fiscal quarter.

The credit agreement also contains certain customary events of default (including upon a change of control), which will apply to the incremental term loan facility.

Litigation Relating to the Class V Transaction

On October 31, 2018, High River Limited Partnership, Icahn Partners Master Fund LP, and Icahn Partners LP filed an action against us in Delaware Chancery Court, pursuant to Section 220 of the DGCL, seeking (i) to inspect certain of our books and records purportedly related to the Class V transaction or the potential initial public offering of our Class C Common Stock, and (ii) the public dissemination of unspecified materials already produced for inspection (High River LP v. Dell Techs. Inc., No. 2018-0790-AGB (Del. Ch. filed Oct. 31, 2018)). On November 5, 2018, the Chancery Court scheduled a trial on the matter for November 19, 2018. Prior to the scheduled trial, on November 15, 2018, the plaintiffs voluntarily dismissed this action against the Company.

On November 8, 2018, Hallandale Beach Police and Fire Retirement Plan filed a putative stockholder class action lawsuit against our directors and certain of the MD stockholders, the MSD Partners stockholders and the SLP stockholders in Delaware Chancery Court, alleging, among other things, that the directors of the Company breached their fiduciary duties to Class V stockholders in connection with the Class V transaction, because, among other things, the Class V transaction is allegedly financially unfair and coercive to Class V stockholders and there were various conflicts of interest (Hallandale Beach Police and Fire Retirement Plan v. Michael Dell, et al., No. 2018-0816-JTL (Del. Ch. filed November 8, 2018)). The lawsuit seeks, among other things, a judicial declaration that that defendants breached their fiduciary duties and an award of damages, fees and costs.

Additional lawsuits arising out of or relating to the merger agreement or the Class V transaction may be filed in the future.

UPDATE TO THE MERGER AGREEMENT

The following information supplements and, where applicable, replaces the information under the heading “The Merger Agreement” beginning on page 232 of the proxy statement/prospectus. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

The following summarizes the material provisions of the merger agreement amendment. This summary does not purport to be complete and may not contain all of the information about the merger agreement amendment that is important to you. The rights and obligations of the parties to the amended merger agreement are governed by the express terms and conditions of the amended merger agreement and not by this summary or any other information contained in this supplement. Dell Technologies stockholders are urged to read the merger agreement amendment carefully and in its entirety, as well as this supplement, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement amendment, a copy of which is attached as Annex S-A to this supplement and is incorporated by reference herein

Effect of the Merger

Organizational Documents

At the effective time of the merger, the existing Company certificate will be amended and restated as a result of the merger so as to read in its entirety as set forth in the form of the amended and restated Company certificate attached as Exhibit A to the merger agreement amendment that is attached as Annex S-A to this supplement, and, as so amended and restated will be the certificate of incorporation of Dell Technologies as the surviving corporation of the merger until thereafter changed or amended as provided therein or by applicable law. Additional information about the amended and restated Company certificate can be found in “Update to Proposal 2—Adoption of Amended and Restated Company Certificate.”

At the effective time of the merger, the existing Company bylaws will be amended and restated so as to read in their entirety as set forth in the amended and restated Company bylaws attached as Exhibit B to the merger agreement amendment that is attached as Annex S-A to this supplement, and, as so amended and restated will be the bylaws of Dell Technologies as the surviving corporation of the merger until thereafter changed or amended as provided therein or by applicable law.

Transaction Consideration and Elections

Consideration Payable to Holders of Class V Common Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of Dell Technologies, Merger Sub or any holder of any shares of common stock of Dell Technologies or capital stock of Merger Sub, each share of Class V Common Stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive the following:

(1) in the case of a share of Class V Common Stock with respect to which an election to receive share consideration has been properly made and not revoked or lost, a number of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the applicable exchange ratio described in “—Exchange Ratio” below, and

(2) in the case of a share of Class V Common Stock with respect to which an election to receive cash consideration has been properly made and not revoked or lost, $120.00 in cash, without interest, subject to proration as described in “—Proration of Aggregate Cash Consideration” below.

Exchange Ratio

In the event that all holders of Class V Common Stock make, or are deemed to have made, share elections to receive solely shares of Class C Common Stock by the election deadline, each share of Class V Common Stock will be exchanged at the minimum exchange ratio of 1.5043 shares of Class C Common Stock. In the event that not all holders of Class V Common Stock make, or are deemed to have made, share elections by the election deadline, then the minimum exchange ratio will be increased by the exchange ratio adjustment, which amount will be a number of shares equal to (a) 0.01998 multiplied by (b) the lesser of (x) $15.45 and (y) the amount (which may be zero but, for the avoidance of doubt, not less than zero) by which the DVMT Trading Price is less than $120.00 multiplied by (c) the lesser of (x) 1.0 and (y) a fraction (i) the numerator of which is equal to the aggregate amount of cash election as of the election deadline (without giving effect to any transfers of shares of Class V Common Stock which occur after the election deadline) and (ii) the denominator of which is equal to $14 billion, provided that the exchange ratio adjustment will not exceed 0.3087. In the event that the full amount of the exchange ratio adjustment is applicable, each share of Class V Common Stock will be exchanged at the maximum exchange ratio of 1.8130.

With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction.

The DVMT Trading Price is the 17-day aggregate volume-weighted average price per share of Class V Common Stock on the NYSE (as reported on Bloomberg) for a period of 17 consecutive trading days ending on the date of the election deadline, which is 5:30 p.m., New York City time, on the eighth trading day following the date on which the Company issues a public announcement that the requisite stockholder approvals for the Class V transaction have been obtained.

The following tables illustrate (i) the applicable exchange ratio based on hypothetical DVMT Trading Prices, assuming holders of Class V Common Stock elect in the aggregate to receive the cash consideration shown in the first column and (ii) the corresponding economic ownership in Dell Technologies that will be held by current holders of Class V Common Stock (on a fully-diluted basis).

Exchange ratio:

Aggregate Cash Election Amount (in billions)	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
$0.0	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043	1.5043
$2.0	1.5043	1.5100	1.5157	1.5214	1.5271	1.5328	1.5386	1.5443	1.5484
$4.0	1.5043	1.5157	1.5271	1.5386	1.5500	1.5614	1.5728	1.5842	1.5925
$6.0	1.5043	1.5214	1.5386	1.5557	1.5728	1.5899	1.6071	1.6242	1.6366
$8.0	1.5043	1.5271	1.5500	1.5728	1.5956	1.6185	1.6413	1.6641	1.6807
$10.0	1.5043	1.5328	1.5614	1.5899	1.6185	1.6470	1.6756	1.7041	1.7248
$12.0	1.5043	1.5386	1.5728	1.6071	1.6413	1.6756	1.7098	1.7441	1.7689
$14.0	1.5043	1.5443	1.5842	1.6242	1.6641	1.7041	1.7441	1.7840	1.8130

Economic ownership percentage:

Aggregate Cash Election Amount (in billions)	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
$0.0	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%	32.8%
$2.0	30.9%	31.0%	31.1%	31.1%	31.2%	31.3%	31.4%	31.5%	31.5%
$4.0	28.9%	29.1%	29.2%	29.4%	29.5%	29.7%	29.8%	30.0%	30.1%
$6.0	26.8%	27.0%	27.2%	27.4%	27.7%	27.9%	28.1%	28.3%	28.5%
$8.0	24.5%	24.8%	25.1%	25.3%	25.6%	25.9%	26.2%	26.4%	26.6%
$10.0	22.1%	22.4%	22.8%	23.1%	23.4%	23.7%	24.0%	24.3%	24.6%
$12.0	19.6%	19.9%	20.3%	20.6%	21.0%	21.3%	21.7%	22.0%	22.2%
$14.0	16.8%	17.2%	17.6%	17.9%	18.3%	18.7%	19.0%	19.4%	19.6%

The table below illustrates the number of shares of Class C Common Stock to be issued, the total number of shares of our common stock that will be outstanding and the economic ownership percentage in the Company (on a fully-diluted basis) that will be held by current holders of Class V Common Stock, in each case, assuming that such holders elect to receive $14 billion or more of cash:

	Illustrative DVMT Trading Price
	$120.00	$118.00	$116.00	$114.00	$112.00	$110.00	$108.00	$106.00	$104.55
Class C Shares Issued (in millions)	124.4	127.7	131.0	134.3	137.6	140.9	144.2	147.5	149.9
Total Common Stock (in millions)	739.0	742.3	745.6	748.9	752.2	755.5	758.8	762.1	764.5
Economic Ownership%	16.8%	17.2%	17.6%	17.9%	18.3%	18.7%	19.0%	19.4%	19.6%

Assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction, upon the completion of the Class V transaction, approximately 299.9 million shares of Class C Common Stock will be issued, the Company will have approximately 914.5 million shares of common stock in total outstanding and the economic ownership percentage in the Company (on a fully-diluted basis) that will be held by current holders of Class V Common Stock will be approximately 32.8%.

With respect to any share consideration received by holders, holders will receive not less than 1.5043 shares of Class C Common Stock for each share of Class V Common Stock that is exchanged pursuant to the Class V transaction.

Holders of Class V Common Stock will not know the applicable exchange ratio at the time they make their election because the applicable exchange ratio is dependent upon the aggregate amount of cash elections made by holders of Class V Common Stock and the DVMT Trading Price, neither of which will be known by the election deadline. However, beginning on the eighth trading day prior to the date of the special meeting of stockholders, the Company expects to make publicly available on its website each day unofficial estimates of the aggregate amount of cash elections and share elections as of 5:30 p.m., New York City time, on the trading day prior to such publication that are based on preliminary reports from the exchange agent, in order to provide Class V stockholders with the most recent information available. Holders should exercise caution in relying on these numbers, since they may not reflect the elections of large Class V stockholders whose elections may not be made until late in the process, and whose elections may significantly impact the aggregate amount of cash elections and share elections and thereby, the final exchange ratio.

Any share of Class V Common Stock with respect to which neither an election to receive share consideration nor an election to receive cash consideration has been properly made and any share of Class V Common Stock with respect to which such an election has been revoked or lost and not subsequently made will be converted into the right to receive share consideration.

From and after the effective time of the merger, all such shares of Class V Common Stock will no longer be outstanding and automatically will be cancelled and will cease to exist, and each applicable holder of a certificate or book-entry shares, which immediately prior to the effective time of the merger represented any such shares of Class V Common Stock, will cease to have any rights with respect thereto, except the right to receive the transaction consideration therefor upon the surrender of such certificate or book-entry shares in accordance with the terms and conditions of the amended merger agreement.

Proration of Aggregate Cash Consideration

The aggregate amount of cash consideration to be received by the holders of shares of Class V Common Stock in the merger may not exceed $14 billion. If the total amount of cash consideration elected by holders of Class V Common Stock would exceed $14 billion, then, instead of being converted into the right to receive the cash consideration, a portion of the shares with respect to which a holder elects to receive the cash consideration will be converted into the right to receive the cash consideration, with such portion equal to a fraction, the numerator of which is $14 billion and the denominator of which is the aggregate amount of cash consideration elected by all holders of Class V Common Stock, and the remaining portion of such shares held by each such holder will be converted into the right to receive the share consideration. The number of shares of Class C Common Stock to be received with respect to such portion of shares that are converted into the right to receive the share consideration will depend on the exchange ratio, which will be determined as described elsewhere in this supplement. See “Updates to Election to Receive Class C Common Stock or Cash Consideration—Proration of Aggregate Cash Consideration.”

Treatment of Equity Awards

The increase in the exchange ratio under the merger agreement described in this supplement under “—Transaction Consideration and Elections” also applies to the exchange ratio used to convert the Class V Common Stock-based equity awards. Therefore, all of the outstanding stock options, restricted stock units and deferred stock units covering shares of Class V Common Stock held by our independent directors at the time the Class V transaction is completed will be converted into similar awards covering shares of Class C Common Stock at the effective time of the merger at the same applicable exchange ratio, and not at the exchange ratio of 1.3665 previously fixed under the merger agreement.

Representations and Warranties

The merger agreement amendment contains additional representations and warranties of the Company relating to:

•

the lawful ability of each of Dell International and EMC and each Dell Technologies subsidiary that is a direct or indirect equityholder of each of Dell International and EMC to declare and pay to its parent entity a special dividend equal to the gross proceeds of the debt financing; and

•	the receipt, delivery and validity of the debt commitment letter.

Certain Covenants and Agreements

Debt Financing

The Company has agreed to use its reasonable best efforts to obtain $5 billion of debt financing on the terms and conditions set forth in the debt commitment letter and any fee letters related thereto, collectively referred to herein as the debt financing commitment, as promptly as reasonably practicable. The Company has further agreed not to permit, without the Special Committee’s prior written consent, any amendment or modification to be made to, or any waiver of any provision under, the debt financing commitment, if such amendment, modification or waiver:

•

reduces (or could have the effect of reducing) the aggregate amount of the debt financing (including by increasing the amount of fees to be paid or original issue discount in respect of the debt financing); or

•

imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the debt financing, or otherwise expands, amends or modifies any other provision of the debt financing commitment, in a manner that would reasonably be expected to:

•	materially delay or prevent or make less likely the funding of the debt financing (or satisfaction of the conditions to the debt financing) on the date the closing occurs; or

•

adversely impact the ability of the Company and/or the borrowers to enforce their respective rights against other parties to the debt financing commitment or the definitive agreements with respect thereto, in each case, relating to the funding thereunder.

The Company, without the consent of the Special Committee, may amend the debt financing in any manner the board of directors determines is in the best interests of the Company (including to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the debt financing commitment and amend the economic and other arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities) so long as such amendment would not reasonably be expected to:

•	materially delay or prevent or make less likely the funding of the debt financing (or satisfaction of the conditions to the debt financing) on or prior to the closing date;

•

adversely impact the ability of the Company and/or the borrowers to enforce their respective rights against other parties to the debt financing commitment or the definitive agreements with respect thereto, in each case, relating to the funding thereunder; and

•	result in the net proceeds of the debt financing being made available to the borrowers or any of their affiliates, as applicable, in an amount not sufficient to satisfy the debt financing condition.

The Company has further agreed to use its reasonable best efforts to:

•

maintain in effect the debt financing commitment until the Class V transaction is consummated or, if earlier, the Company has received net proceeds of the debt financing in an amount sufficient to satisfy the debt financing condition;

•

negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the debt financing commitment (on terms and conditions that, taken as a whole, are no less favorable to the Company than the terms and conditions contained in the debt financing commitment);

•

satisfy (or obtain a waiver of) on a timely basis or cause the satisfaction (or waiver) on a timely basis of all conditions to funding in the debt financing commitment and such definitive agreements with respect thereto applicable to the Company and/or the borrowers that are to be satisfied by the Company and/or the borrowers and consummate the debt financing; and

•	comply with all of its obligations under the debt financing commitment.

Prior to the closing of the merger, the Company has agreed to give the Special Committee prompt notice:

•

of any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to the debt financing commitment or definitive agreements related to the debt financing of which the Company becomes aware, if such breach or default would reasonably be expected to affect the timely availability of, or the amount of, the debt financing;

•

of the receipt of any written notice or other written communication from any financing source with respect to any (1) actual or alleged breach, default, termination or repudiation by any party to the debt commitment letter or definitive agreements related to the debt financing or (2) material dispute or disagreement between or among any parties to the debt financing commitment or definitive agreements related to the debt financing, in each case, that would reasonably be expected to affect the timely availability of, or the amount of, the debt financing; and

•

if at any time for any reason the Company believes in good faith that it will not be able to obtain all or any portion of the debt financing on the terms and conditions, in the manner or from the sources contemplated by the debt financing commitment or definitive agreements related to the debt financing.

If the Company so elects in its sole discretion (but subject to the requirements for alternative financing set forth below) or otherwise upon the occurrence of any circumstance referred to in the preceding paragraph, or if any portion of the debt financing otherwise becomes unavailable on the terms and conditions contemplated in the debt financing commitment or the Company becomes aware of any event or circumstance that would reasonably be expected to make any portion of the debt financing becoming unavailable on the terms and conditions contemplated in the debt financing commitment, the Company will use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing as promptly as reasonably practicable following the occurrence of such event. The Company will deliver to the Special Committee true, correct and complete copies of the new financing commitment letter and related fee letter pursuant to which any such alternative source shall have committed to provide any portion of the alternative financing.

Dell Technologies may, in its sole discretion, decide to obtain alternative financing if the board of directors determines that such alternative financing is in the best interests of the Company. However, the prior written consent of the Special Committee is required if the terms and conditions of such alternative financing relative to the terms and conditions set forth in the debt commitment letter would reasonably be expected to (i) result in a corporate credit rating downgrade of the Company, (ii) materially delay for prevent or make less likely the funding of such alternative financing (or satisfaction of the conditions to such alternative financing) on or prior to the closing date of the merger, (iii) adversely impact the ability of the Company and/or the borrowers to enforce their respective rights against the other parties to such alternative financing or the definitive agreements with respect thereto, in each case, relating to the funding thereof, or (iv) result in net proceeds being made available to the borrowers or any of their affiliates in an amount which is not sufficient to satisfy the debt financing condition.

Corporate Governance

The merger agreement amendment includes the agreement of the Company to appoint a fourth independent director who meets the independence requirements of the NYSE to the Company’s board of directors by no later than June 30, 2019 after consultation with holders of Class C Common Stock.

Additionally, the Company has agreed to establish a nominating and corporate governance committee of the board of directors by no later than June 30, 2019. The nominating and corporate governance committee will include one director who meets the independence requirements of the NYSE and will initially be comprised of Michael Dell (who will be the chairman of the nominating and corporate governance committee), Egon Durban and one director who meets the independence requirements of the NYSE. The nominating and corporate governance committee will, in addition to any other responsibilities delegated to it by the board of directors, select, or recommend that the board of directors select, the Group IV Director nominee for election or re-election to the board of directors at each annual meeting of the stockholders of the Company, beginning with the second annual meeting of the stockholders of the Company occurring after the closing of the merger. For additional information, see “Update to Management of Dell Technologies After the Class V Transaction—Committees of the Board of Directors—Nominating and Corporate Governance Committee.”

Conditions to the Merger

The merger agreement amendment also adds as conditions to the respective obligations of each party to effect the merger the satisfaction or (to the extent permitted by law) waiver by Dell Technologies and Merger Sub on or prior to the date closing occurs of the following conditions:

•

as of the VMware special dividend payment date, the board of directors or other applicable governance body of all of our subsidiaries through which payments of the proceeds of the VMware special dividend and the debt financing will pass in order to be received by Dell Technologies in accordance with the Dell Technologies’ good faith plan for directly or indirectly transferring such proceeds to Dell Technologies must, in each case, have determined that such subsidiary meets all solvency and legal requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer the proceeds that it receives in accordance with such plan, and the VMware special dividend must have been paid to Dell Technologies’ subsidiaries that are the holders of record of VMware common stock as of the VMware special dividend record date;

•

in the event the aggregate amount of all cash election is (1) equal to or greater than $14 billion, the borrowers or their affiliates must have received or will receive, concurrently with the closing of the merger, $5 billion of gross proceeds from the debt financing or any alternative financing or (2) greater than $9 billion but less than $14 billion, Dell Technologies and EMC or their affiliates will have received or will receive, concurrently with the closing of the merger, an amount of gross proceeds from the debt financing or any alternative financing equal to the aggregate amount of all cash elections less $9 billion, the foregoing referred to as the debt financing condition;

•

each Company subsidiary through which proceeds of such debt financing will pass in order to be received by the Company must have determined that such subsidiary meets all solvency and legal requirements to dividend, distribute, loan or otherwise transfer the proceeds of such debt financing or alternative financing that it will receive in accordance with the plan of distribution established by the Company;

•

any transfers of Class V Common Stock following the election deadline but prior to the closing of the merger must not have resulted in the aggregate number of shares of Class C Common Stock to be issued as share consideration exceeding the aggregate number of shares of Class C Common Stock registered pursuant to the Company’s Registration Statement on Form S-4; and

•

the shares of Class C Common Stock must have been approved for listing on the NYSE, subject to official notice of issuance and compliance by the Company with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE.

If the aggregate amount of all cash elections is less than or equal to $9 billion, then the debt financing condition will not apply and there will be no condition related to the debt financing or any alternative financing.

VMware Agreement

In connection with the execution of the merger agreement amendment, the Company and VMware entered into a waiver, referred to herein as the VMware waiver, pursuant to which (1) VMware waived only those provisions of the VMware Agreement that would otherwise restrict the Company’s ability to execute, deliver and perform the merger agreement amendment (but such waiver does not apply to any other future amendments of the merger agreement), and (2) the Company waived only those provisions of the VMware Agreement that would otherwise restrict VMware’s board of directors from adopting the resolutions reaffirming, in light of the merger agreement amendment, the declaration of the VMware special dividend, and other resolutions related thereto, including, without limitation, with respect to the record date and payment date for the VMware special dividend (but this waiver does not apply to any other future resolutions that would terminate, modify or rescind the resolutions relating to the declaration of the VMware special dividend).

Amended Sponsor Stockholders Agreements

The MD stockholders, the SLP stockholders and the Company will not enter into the Amended Sponsor Stockholders Agreement as described in the proxy statement/prospectus. Instead, the MD stockholders, the SLP stockholders and the Company have agreed that, effective upon the completion of the Class V transaction, the Sponsor Stockholders Agreement will be terminated, and the MD stockholders will enter into the MD Stockholders Agreement with the Company and the SLP stockholders will enter into the SLP Stockholders Agreement with the Company. Except as described below, the material terms of the Amended Sponsor Stockholders Agreement as described in the proxy statement/prospectus pertaining to the MD Stockholders shall be contained in the MD Stockholders Agreement and the material terms pertaining to the SLP Stockholders shall be contained in the SLP Stockholders Agreement. The SLP stockholders will not be parties to the MD Stockholders Agreement and the MD stockholders will be parties to the SLP Stockholders Agreement solely with respect to the specified provisions relating to tag-along rights and certain representations therein.

The SLP Stockholders Agreement will permit the SLP stockholders to terminate certain governance-related provisions of such agreement, including the director nomination and support obligations, in their sole discretion at any time they beneficially own less than 5% of the issued and outstanding shares of Class C Common Stock

(after giving effect to the conversion of all shares of common stock owned by the SLP stockholders into Class C common stock). The MD Stockholders Agreement will permit the MD stockholders to terminate such agreement if the SLP Stockholders Agreement is terminated. The MD Stockholders Agreement also will require that any termination, amendments or waiver of certain of the Company’s rights thereunder will require the consent of each Group I Director. The SLP Stockholders Agreement will provide that, so long as the MD stockholders and the MSD Partners stockholders in the aggregate beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the SLP stockholders will use their reasonable best efforts to expand the size of the board of directors to up to 21 directors at the request of the MD Stockholders.

Investor Voting and Support Agreements

In connection with the merger agreement amendment, the Company entered into an Investor Voting and Support Agreement with each of Elliott Associates L.P., Elliott International L.P., Dodge & Cox, Mason Capital Master Fund, LP and Canyon Capital Advisors, LLC. Subject to certain terms and conditions, each publicly supporting stockholder has agreed, among other things, to vote the shares of the Company’s capital stock over which it has voting power (i) in favor of the merger and the adoption of the amended merger agreement and each of the transactions contemplated thereby, including the adoption of the amended and restated Company certificate and (ii) against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or the other transactions contemplated by the amended merger agreement in any material respect. The Investor Voting and Support Agreements also contain restrictions on the transfer of voting rights of the Company’s capital stock by the publicly supporting stockholders and the solicitation by such publicly supporting stockholders of holders of the Company’s capital stock to vote in opposition to the Class V transaction, in each case, until the earlier of (a) the consummation of the merger and (b) the date on which the amended merger agreement is terminated in accordance with its terms without the merger having occurred.

The Investor Voting and Support Agreements will terminate upon the earliest of (i) the termination of the amended merger agreement in accordance with its terms, (ii) any amendment to the merger agreement which (a) reduces the cash consideration, the share consideration or the aggregate cash consideration or (b) otherwise adversely economically affects, or adversely affects the governance rights of, the holders of Class V Common Stock in any material respect and (iii) February 1, 2019.

The foregoing description of the Investor Voting and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Investor Voting and Support Agreements, copies of which have been included as exhibits to the Company’s current report on Form 8-K/A filed with the SEC on November 15, 2018, which is incorporated by reference into this supplement.

Stockholder Matters

On November 15, 2018, the Icahn stockholders filed (i) a Schedule 13D/A with the SEC, which amends their prior Schedule 13D filed with the SEC on October 15, 2018, and (ii) definitive additional materials to their definitive proxy statement filed with the SEC on October 15, 2018, in each case disclosing their intention to terminate their opposition to the Class V transaction and their solicitation of the Company’s stockholders to vote against all proposals in the proxy statement/prospectus and to withdraw the action they filed in the Delaware Chancery Court. This action against the Company was voluntarily dismissed by the plaintiffs on November 15, 2018.

On November 15, 2018, Dodge & Cox filed a Schedule 13D with the SEC, disclosing that Dodge & Cox has acquired in the aggregate approximately 8.0% of the outstanding Class V Common Stock and that it has entered into a Voting and Support Agreement as described above in “—Investor Voting and Support Agreements.”

UPDATE TO PROPOSAL 2—ADOPTION OF AMENDED AND RESTATED COMPANY CERTIFICATE

The following information supplements and, where applicable, replaces the information under the heading “Proposal 2—Adoption of Amended and Restated Company Certificate” beginning on page 258 of the proxy statement/prospectus. The form of the amended and restated Company certificate marked to reflect the changes contemplated by Proposal 2 as updated hereby is attached as Annex S-B to this supplement and the form of the amended and restated Company bylaws marked to reflect the changes from the existing Company bylaws is attached as Annex S-C to this supplement (text that is to be added is double underlined and text that is to be deleted is struck through) and we encourage you to read both documents carefully. The following summary description of the amended and restated Company certificate and the description included in the proxy statement/prospectus is qualified by reference to the full text of the form of the amended and restated Company certificate attached as Exhibit A to the merger agreement amendment that is attached as Annex S-A to this supplement. For purposes of this section, all capitalized terms used but not defined in this summary have the meanings given to those terms in the amended and restated Company certificate. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

Summary of Amendments

The Company is proposing related amendments that are primarily intended to align aspects of the Company’s governance structure more closely with customary features of corporate governance for public companies and grant certain rights to the holders of Class C Common Stock. The amended and restated Company certificate would have the effects described below.

Changes to Board Structure and Size

Under the existing Company certificate, holders of shares of all series of common stock outstanding vote as one class with respect to the election of Group I Directors, holders of Class A Common Stock (and no other series of common stock) vote with respect to the election of Group II Directors and holders of Class B Common Stock (and no other series of common stock) vote with respect to the election of Group III Directors. The three Group I Directors, who are currently David Dorman, William Green and Ellen Kullman, who have affirmatively been determined by the board of directors to be independent, have an aggregate of three votes on the board of directors. The sole Group II Director, who is currently Michael Dell, has seven votes on the board of directors, which represents a majority of votes on the board of directors. The two Group III Directors, who are currently Egon Durban and Simon Patterson, have an aggregate of three votes on the board of directors. Under the existing Company certificate, the number of directors is determined in accordance with the terms and provisions of the existing Company certificate and is not determined pursuant to the bylaws of the Company.

If the amended and restated Company certificate is adopted by the Company’s stockholders and becomes effective, the board of directors will be divided into two classes, one class consisting of the Group I Directors and the second class consisting of the Group IV Director, with each director entitled to one vote on any matter submitted to a vote of the board. Each Group I Director will be elected annually by all of the Company’s common stockholders voting together as a single class. The Group IV Director will be elected annually by the holders of the Class C Common Stock, voting separately as a series, with the initial Group IV Director being first elected at the second annual meeting of stockholders following the completion of the Class V transaction. At the effective time of the merger, the sole Group II Director and the two existing Group III Directors will automatically become Group I Directors, so that there will be six Group I Directors serving immediately upon the completion of the Class V transaction.

In addition, the amended and restated Company certificate will provide that the number of Group I Directors may be no fewer than three directors or more than 20 directors and will be determined in accordance with the amended and restated Company bylaws. The amended and restated Company bylaws, which may be amended by the board of directors in accordance therewith or by the stockholders in accordance with Section 109 of the DGCL, provides that the number of directors will be fixed by resolution of the board of directors and may be no fewer than three directors or more than 21 directors (provided that the number of Group IV Directors shall be one and the number of Group I Directors may be no fewer than three or more than 20). Therefore, for so long as the MD stockholders will continue to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, the MD stockholders will have the ability to amend the bylaws, including provisions in the bylaws relating to the determination of board size, so long as such amendments are within the limits of the amended and restated Company certificate.

UPDATE TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following information replaces the information under the heading “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 263 of the proxy statement/prospectus.

The unaudited pro forma condensed consolidated statements of loss for the six months ended August 3, 2018 and Fiscal 2018 give effect to the transactions contemplated by the amended merger agreement, the debt financing and the Class V transaction as if they had occurred on February 4, 2017, the first day of Fiscal 2018. The unaudited pro forma condensed consolidated statement of financial position gives effect to the transactions as if they had occurred on August 3, 2018. The pro forma maximum cash election assumes the holders of Class V Common Stock elect in the aggregate to receive the entire amount of $14 billion in cash as consideration in the Class V transaction and reflects the incurrence of $5 billion of gross proceeds of indebtedness to fund the Class V transaction. In addition, assuming the holders of Class V Common Stock elect in the aggregate to receive the entire amount of $14 billion in cash as consideration, pro forma earnings per share data is presented on the basis where the minimum exchange ratio applies and on the basis where the maximum exchange ratio applies. If holders elect in the aggregate to receive more than $14 billion in cash, holders electing cash will be subject to proration and a portion of the consideration will be paid to these holders in shares of Class C Common Stock. If holders elect in the aggregate to receive an amount of more than $9 billion in cash consideration but less than $14 billion, the Company expects to incur an amount of debt financing sufficient to fund the excess cash election amount over $9 billion. If holders elect in the aggregate to receive an amount of less than $9 billion in cash consideration, the Company does not expect to incur any debt to finance the Class V transaction. The pro forma no cash election assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the Company’s results. The unaudited pro forma condensed consolidated financial information was based on, and should be read in conjunction with, the historical consolidated financial statements of the Company, including the related notes, included in the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and the Company’s quarterly report on Form 10-Q for the quarterly period ended August 3, 2018, in each case incorporated by reference into the proxy statement/prospectus and this supplement. The unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s results of operations or financial condition would have been had the transactions contemplated by the amended merger agreement, the debt financing and the Class V transaction actually occurred on the dates indicated, and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF

FINANCIAL POSITION—

AS OF AUGUST 3, 2018—MAXIMUM CASH ELECTION

	August 3, 2018
	Historical	Adjustments		Pro Forma— Maximum Cash Election(a)
	(in millions)
Assets
Cash and cash equivalents	$15,312	$(5,956	)(b)	$9,356
Short-term investments	2,504	(2,504	)(c)	—
Total current assets	43,125	(8,460)		34,665
Long-term investments	3,649	(2,623	)(c)	1,026

Total assets	123,381	(11,083)		112,298

Liabilities, Redeemable Shares and Stockholders’ Equity
Long-term debt	40,414	5,000		45,414
Total liabilities	106,114	5,000	(d)	111,114
Redeemable shares	2,056	—		2,056
Common stock and capital in excess of $.01 par value	18,321	(15,424	)(e)	2,897
Treasury stock at cost	(1,487)	1,424	(e)	(63)
Accumulated deficit	(7,937)	(32	)(f)	(7,969)
Accumulated other comprehensive income (loss)	(334)	39	(f)	(295)

Total Dell Technologies Inc. stockholders’ equity	8,563	(13,993)		(5,430)
Non-controlling interests	6,648	(2,090	)(g)	4,558

Total stockholders’ equity	15,211	(16,083)		(872)

Total liabilities, redeemable shares, and stockholders’ equity	$123,381	$(11,083)		$112,298

(a)

Assumes the holders of Class V Common Stock make cash elections for $14 billion or more in cash in the Class V transaction. In the event that holders of Class V Common Stock make cash elections in an aggregate amount of more than $9 billion but less than $14 billion, we expect to incur an amount of debt financing sufficient to fund the excess cash election amount over $9 billion. The pro forma balance sheet reflects the payment of VMware’s $11 billion special dividend declared on July 1, 2018 to all of its stockholders, of which Dell Technologies is expected to indirectly receive approximately $8.92 billion. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company. The consolidated statement of financial position impact of the obligation to repurchase the Class V shares upon a “FOR” vote for the merger and Class V transaction, as described under “Update to Proposal 1 – Adoption of the Merger Agreement – Accounting Treatment,” has not been given effect in the pro forma consolidated statement of financial position as the impact is not currently determinable and would not impact total pro forma shareholders’ equity.

(b)

Reflects the net impact of the liquidation of $5.1 billion of short-term and long-term investments, offset by $2.08 billion of cash paid to VMware stockholders for the special dividend and $14 billion of cash paid to holders of Class V Common Stock in the Class V transaction. Also reflects the receipt of $5 billion in gross proceeds of debt, all of which will be used to finance the Class V transaction.

(c)	Reflects the liquidation of investments to fund VMware’s special dividend.
(d)

In the event that holders of Class V Common Stock make cash elections in an aggregate amount of more than $9 billion but less than $14 billion, we expect to incur an amount of long-term debt financing sufficient to fund the excess cash election amount over $9 billion.

(e)

Reflects the exchange of approximately 199 million shares of Class V Common Stock (as of October 15, 2018) for between 124 million new shares of Class C Common Stock (assuming the minimum exchange ratio is applies) and approximately 150 million new shares of Class C Common Stock (assuming the maximum exchange ratio applies) and $14 billion in cash. The ultimate exchange ratio will have no impact on the total amounts recorded.

(f)	Reflects the reclassification of unrealized losses related to investments liquidated to fund the special dividend.
(g)	Reflects the impact of the special dividend and the reclassification of unrealized losses related to investments liquidated to non-controlling interests.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF

FINANCIAL POSITION—

AS OF AUGUST 3, 2018—NO CASH ELECTION

	August 3, 2018
	Historical	Adjustments		Pro Forma— No Cash Election(a)
	(in millions)
Assets
Cash and cash equivalents	$15,312	$3,044	(b)	$18,356
Short-term investments	2,504	(2,504	)(c)	—
Total current assets	43,125	540		43,665
Long-term investments	3,649	(2,623	)(c)	1,026

Total assets	123,381	(2,083)		121,298

Liabilities, Redeemable Shares and Stockholders’ Equity
Total liabilities	106,114	—		106,114
Redeemable shares	2,056	—		2,056
Common stock and capital in excess of $.01 par value	18,321	(1,424	)(d)	16,897
Treasury stock at cost	(1,487)	1,424	(d)	(63)
Accumulated deficit	(7,937)	(32	)(e)	(7,969)
Accumulated other comprehensive income (loss)	(334)	39	(e)	(295)

Total Dell Technologies Inc. stockholders’ equity	8,563	7		8,570
Non-controlling interests	6,648	(2,090	)(f)	4,558

Total stockholders’ equity	15,211	(2,083)		13,128

Total liabilities, redeemable shares, and stockholders’ equity	$123,381	$(2,083)		$121,298

(a)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The pro forma balance sheet reflects the payment of VMware’s $11 billion special dividend declared on July 1, 2018 to all of its stockholders, of which Dell Technologies is expected to indirectly receive approximately $8.92 billion. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company. The consolidated statement of financial position impact of the obligation to repurchase the Class V shares upon a “FOR” vote for the merger and Class V transaction, as described under “Update to Proposal 1 – Adoption of the Merger Agreement – Accounting Treatment,” has not been given effect in the pro forma consolidated statement of financial position as the impact is not currently determinable and would not impact total pro forma shareholders’ equity.

(b)

Reflects the net impact of the liquidation of $5.1 billion of short-term and long-term investments, offset by $2.08 billion of cash paid to VMware stockholders for the special dividend. Under this scenario, the Company does not expect to incur any debt to finance the Class V transaction and plans to use the remaining cash from the VMware special dividend (up to $9 billion) to repurchase shares of Class C Common Stock or pay down debt. The pro forma condensed consolidated balance sheet does not reflect any such use of cash, as it is not directly related to the Class V transaction.

(c)	Reflects the liquidation of investments to fund VMware’s special dividend.
(d)

Reflects the exchange of approximately 199 million shares of Class V Common Stock shares (as of October 15, 2018) for approximately 300 million new shares of Class C Common Stock at the minimum exchange ratio.

(e)	Reflects the reclassification of unrealized losses related to investments liquidated to fund the special dividend.
(f)	Reflects the impact of the special dividend and the reclassification of unrealized losses related to investments liquidated to non-controlling interests.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)—

SIX MONTHS ENDED AUGUST 3, 2018—MAXIMUM CASH ELECTION

	Six Months Ended August 3, 2018
	Historical	Adjustments		Pro Forma— Maximum Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(166)	$—		$(166)
Interest and other, net	(925)	(223	)(b)	(1,148)

Loss before income taxes	(1,091)	(223)		(1,314)
Income tax benefit	(92)	(47	)(c)	(139)

Net loss	(999)	(176)		(1,175)
Less: net income attributable to non-controlling interests	136	(16	)(d)	120

Net loss attributable to Dell Technologies Inc.	$(1,135)	$(160)		$(1,295)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock	$3.97			$—
DHI Group (minimum exchange ratio)(f)	$(3.39)			$(1.87)
DHI Group (maximum exchange ratio)(f)	$(3.39)			$(1.80)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock	$3.91			$—
DHI Group (minimum exchange ratio)(f)	$(3.40)			$(1.90)
DHI Group (maximum exchange ratio)(f)	$(3.40)			$(1.83)

(a)

Assumes (i) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the minimum exchange ratio of 1.5043 is applied or (ii) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the maximum exchange ratio of 1.8130 is applied. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company. The consolidated statement of income (loss) impact of the obligation to repurchase the Class V shares upon a “FOR” vote for the merger and Class V transaction as described, under “Update to Proposal 1 – Adoption of the Merger Agreement – Accounting Treatment,” has not been given effect in the pro forma consolidated statement of income (loss) as the impact is directly attributable to the transaction and would not have a continuing impact on the Company’s results of operations.

(b)

Reflects the elimination of (i) $105 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend and (ii) $118 million of interest related to the debt financing. The weighted-average interest rate of new debt incurred is assumed to be 4.70%. A change in the assumed weighted average interest rate of 0.125% would cause a corresponding increase or decrease in the interest expense for the six months ended August 3, 2018 of $3 million. In addition, a decrease in the amount of debt financing of $1.0 billion would cause a corresponding decrease in the gross interest expense for the six months ended August 3, 2018 of approximately $24 million, and a corresponding decrease in interest expense for the six months ended August 3, 2018, net of taxes, of approximately $19 million (assuming a statutory tax rate of 21%).

(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 21%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

(f)	The only varying factor under the two exchange ratio scenarios is the number of shares of Class C Common Stock issued.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)–SIX MONTHS ENDED AUGUST 3, 2018–NO CASH ELECTION

	Six Months Ended August 3, 2018
	Historical	Adjustments		Pro Forma— No Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(166)	$—		$(166)
Interest and other, net	(925)	(105	)(b)	(1,030)

Loss before income taxes	(1,091)	(105)		(1,196)
Income tax benefit	(92)	(22	)(c)	(114)

Net loss	(999)	(83)		(1,082)
Less: net income attributable to non-controlling interests	136	(16	)(d)	120

Net loss attributable to Dell Technologies Inc.	$(1,135)	$(67)		$(1,202)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock	$3.97			$—
DHI Group	$(3.39)			$(1.38)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock	$3.91			$—
DHI Group	$(3.40)			$(1.41)

(a)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company. The consolidated statement of income (loss) impact of the obligation to repurchase the Class V shares upon a “FOR” vote for the merger and Class V transaction, as described under “Update to Proposal 1 – Adoption of the Merger Agreement – Accounting Treatment,” has not been given effect in the pro forma consolidated statement of income (loss) as the impact is directly attributable to the transaction and would not have a continuing impact on the Company’s results of operations.

(b)	Reflects the elimination of $105 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend.
(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 21%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)–FISCAL YEAR ENDED FEBRUARY 2, 2018–MAXIMUM CASH ELECTION

	Fiscal Year Ended February 2, 2018
	Historical	Adjustments		Pro Forma— Maximum Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(2,416)	$—		$(2,416)
Interest and other, net	(2,353)	(355	)(b)	(2,708)

Loss before income taxes	(4,769)	(355)		(5,124)
Income tax benefit	(1,843)	(124	)(c)	(1,967)

Net loss	(2,926)	(231)		(3,157)
Less: net loss attributable to non-controlling interests	(77)	(15	)(d)	(92)

Net loss attributable to Dell Technologies Inc.	$(2,849)	$(216)		$(3,065)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock	$1.63			$—
DHI Group (minimum exchange ratio)(f)	$(5.61)			$(4.44)
DHI Group (maximum exchange ratio)(f)	$(5.61)			$(4.27)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock	$1.61			$—
DHI Group (minimum exchange ratio)(f)	$(5.62)			$(4.45)
DHI Group (maximum exchange ratio)(f)	$(5.62)			$(4.29)

(a)

Assumes (i) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the minimum exchange ratio of 1.5043 is applied or (ii) the holders of Class V Common Stock make cash elections for $14 billion or more in the Class V transaction and that the maximum exchange ratio of 1.8130 is applied. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company. The consolidated statement of income (loss) impact of the obligation to repurchase the Class V shares upon a “FOR” vote for the merger and Class V transaction, as described under “Update to Proposal 1 – Adoption of the Merger Agreement – Accounting Treatment,” has not been given effect in the pro forma consolidated statement of income (loss) as the impact is directly attributable to the transaction and would not have a continuing impact on the Company’s results of operations.

(b)

Reflects the elimination of (i) $120 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend and (ii) $235 million of interest related to the debt financing. The weighted-average interest rate of new debt incurred is assumed to be 4.70%. A change in the assumed weighted average interest rate of 0.125% would cause a corresponding increase or decrease in the annual interest expense of $6 million. In addition, a decrease in the amount of debt financing of $1.0 billion would cause a corresponding decrease in the annual gross interest expense of approximately $47 million, and a corresponding decrease in annual interest expense, net of taxes, of approximately $31 million (assuming a statutory tax rate of 35%).

(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 35%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

(f)	The only varying factor under the two exchange ratio scenarios is the number of shares of Class C Common Stock issued.

DELL TECHNOLOGIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)–FISCAL YEAR ENDED FEBRUARY 2, 2018–NO CASH ELECTION

	Fiscal Year Ended February 2, 2018
	Historical	Adjustments		Pro Forma— No Cash Election(a)
	(in millions, except per share amounts)
Operating loss	$(2,416)	$—		$(2,416)
Interest and other, net	(2,353)	(120	)(b)	(2,473)

Loss before income taxes	(4,769)	(120)		(4,889)
Income tax benefit	(1,843)	(42	)(c)	(1,885)

Net loss	(2,926)	(78)		(3,004)
Less: net loss attributable to non-controlling interests	(77)	(15	)(d)	(92)

Net loss attributable to Dell Technologies Inc.	$(2,849)	$(63)		$(2,912)

Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—basic(e):
Class V Common Stock	$1.63			$—
DHI Group	$(5.61)			$(3.36)
Pro forma earnings (loss) per share attributable to Dell Technologies Inc.—diluted(e):
Class V Common Stock	$1.61			$—
DHI Group	$(5.62)			$(3.37)

(a)

Assumes all holders of Class V Common Stock elect to receive shares of Class C Common Stock in the Class V transaction. The Company’s obligation to complete the merger and the Class V transaction is conditioned on VMware’s payment of the special dividend, which VMware is obligated to pay only upon the satisfaction of conditions specified by its board of directors, including the ability of the Company’s subsidiaries through which payments of the proceeds of the VMware special dividend will pass to dividend, distribute, loan or otherwise transfer the proceeds of such payment to the Company. The consolidated statement of income (loss) impact of the obligation to repurchase the Class V shares upon a “FOR” vote for the merger and Class V transaction, as described under “Update to Proposal 1 – Adoption of the Merger Agreement – Accounting Treatment,” has not been given effect in the pro forma consolidated statement of income (loss) as the impact is directly attributable to the transaction and would not have a continuing impact on the Company’s results of operations.

(b)	Reflects the elimination of $120 million of investment income related to the short-term and long-term investments expected to be liquidated by VMware in order to fund the special dividend.
(c)	Reflects the income tax impact of the pro forma adjustments at a statutory rate of 35%.
(d)	Reflects the impact to non-controlling interests of the pro forma adjustments.
(e)

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group common stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group common stock.

The following table sets forth the computation of basic and diluted earnings (loss) per share for each of the periods presented:

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
Pro forma loss per share attributable to Dell Technologies Inc.—basic:
Net loss—maximum cash election (minimum exchange ratio)	$(1.87)	$(4.44)
Net loss—maximum cash election (maximum exchange ratio)	$(1.80)	$(4.27)
Net loss—no cash election	$(1.38)	$(3.36)
Pro forma loss per share attributable to Dell Technologies Inc.—diluted:
Net loss—maximum cash election (minimum exchange ratio)	$(1.90)	$(4.45)
Net loss—maximum cash election (maximum exchange ratio)	$(1.83)	$(4.29)
Net loss—no cash election	$(1.41)	$(3.37)

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
	(in millions)
Pro Forma Numerator: Net Loss Attributable to Dell Technologies Inc.
Net loss—maximum cash election—basic	$(1,295)	$(3,065)
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(20)	$(9)

Net loss—maximum cash election—diluted	$(1,315)	$(3,074)

Pro Forma Numerator: Net Loss Attributable to Dell Technologies Inc.
Net loss—no cash election—basic	$(1,202)	$(2,912)
Incremental dilution from VMware, Inc. attributable to Dell Technologies Inc.(a)	$(20)	$(9)

Net loss—no cash election—diluted	$(1,222)	$(2,921)

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—basic:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock—maximum cash election (minimum exchange ratio)(c)	124	124

Weighted-average shares outstanding—maximum cash election (minimum exchange ratio)	692	691
Incremental new shares of Class C Common Stock—maximum cash election (maximum exchange ratio)(c)	26	26

Weighted-average shares outstanding—maximum cash election (maximum exchange ratio)	718	717

Weighted-average shares outstanding—antidilutive(d)	48	35

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—basic:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock—no cash election(c)	300	300

Weighted-average shares outstanding—no cash election	868	867

Weighted-average shares outstanding—antidilutive(d)	48	35

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—diluted:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock—maximum cash election (minimum exchange ratio)(c)	124	124

Weighted-average shares outstanding—maximum cash election (minimum exchange ratio)	692	691

	Six Months Ended August 3, 2018	Fiscal Year Ended February 2, 2018
	(in millions)
Incremental new shares of Class C Common Stock—maximum cash election (maximum exchange ratio)(c)	26	26

Weighted-average shares outstanding—maximum cash election (maximum exchange ratio)	718	717

Weighted-average shares outstanding—antidilutive(d)	48	35

Pro Forma Denominator: Dell Technologies Inc. weighted-average shares outstanding—diluted:
Weighted-average shares outstanding—historical(b)	568	567
New shares of Class C Common Stock—no cash election(c)	300	300

Weighted-average shares outstanding—no cash election	868	867

Weighted-average shares outstanding—antidilutive(d)	48	35

(a)

The incremental dilution from VMware represents the impact of VMware’s dilutive securities on the diluted earnings (loss) per share of the Company’s common stock and is calculated by multiplying the difference between VMware’s basic and diluted earnings (loss) per share by the number of shares of VMware common stock held by the Company.

(b)

Reflects shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock that were outstanding before giving effect to the transactions contemplated by the amended merger agreement and the Class V transaction.

(c)	The table below presents the calculation of new shares of Class C Common Stock to be issued in the Class V transaction. Amounts may not tally precisely due to rounding.
(d)

Stock-based incentive awards have been excluded from the calculation of the DHI Group’s diluted earnings (loss) per share because their effect would have been antidilutive, as the Company had a pro forma net loss from continuing operations attributable to the DHI Group for the periods presented.

New shares of Class C Common Stock issued—maximum cash election (in millions, except cash consideration per Class V Common Stock and exchange ratio)
Cash consideration per Class V Common Stock	$120
Shares of Class V Common Stock outstanding	199
Assumed cash election	$14,000
Total shares exchanged for cash	117
Remaining shares to be exchanged	82
Minimum exchange ratio	1.5043
Maximum exchange ratio	1.8130
New shares of Class C Common Stock issued (minimum exchange ratio)	124
New shares of Class C Common Stock issued (maximum exchange ratio)	150
New shares of Class C Common Stock issued—no cash election (in millions, except cash consideration per Class V Common Stock and exchange ratio)
Shares of Class V Common Stock outstanding	199
Exchange ratio	1.5043
New shares of Class C Common Stock issued	300

UPDATE TO DESCRIPTION OF CAPITAL STOCK BEFORE AND AFTER THE CLASS V TRANSACTION

Capital Structure After the Class V Transaction

Common Stock

Voting Rights. Subject to the terms of the amended and restated Company certificate, each holder of record of: (1) Class A Common Stock is entitled to 10 votes per share of Class A Common Stock; (2) Class B Common Stock is entitled to 10 votes per share of Class B Common Stock; (3) Class C Common Stock is entitled to one vote per share of Class C Common Stock; (4) Class D Common Stock is not entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder is entitled to one vote per share of Class D Common Stock); and (5) Class V Common Stock is entitled to one vote per share of Class V Common Stock, in the case of each of (1) through (5), which is outstanding in such holder’s name on the books of the Company and which is entitled to vote. The holders of shares of all series of common stock outstanding will vote as one class with respect to the election of all Group I Directors and, beginning with the second annual meeting of stockholders of the Company following the completion of the Class V transaction and annually thereafter, the holders of Class C Common Stock will vote separately as a series with respect to the election of the Group IV Director. Following the completion of the Class V transaction, the Group I Directors and, beginning with such second annual meeting of the stockholders following the closing of the Class V transaction, the Group IV Director will be the only classes of directors. With respect to all other matters to be voted on by stockholders of the Company, the holders of shares of all series of common stock outstanding will vote as one class. Delaware law provides that the holders of any series of common stock vote as a separate class upon any proposed amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of such series of common stock so as to affect them adversely if all series of common stock are not so affected. Accordingly, upon the completion of the Class V transaction, the right of holders of Class A Common Stock to elect Group II Directors and the right of holders of Class B Common Stock to elect Group III Directors, which are summarized under “Description of Capital Stock Before and After the Class V Transaction—Capital Structure Before the Class V Transaction—Voting Rights—Generally” in the proxy statement/prospectus, will cease. The provisions with respect to the existing Company certificate described under “Description of Capital Stock Before and After the Class V Transaction —Capital Structure Before the Class V Transaction—Voting Rights—Special Voting Rights of the Class V Common Stock” in the proxy statement/prospectus will remain in the amended and restated Company certificate, but, upon the completion of the Class V transaction they will no longer have any practical effect because no shares of Class V Common Stock will remain outstanding at such time and no shares of Class V Common Stock will thereafter be issuable.

As of October 15, 2018, after giving pro forma effect to the completion of the Class V transaction, assuming all holders of Class V Common Stock elect to receive shares of Class C Common Stock, and therefore that the minimum exchange ratio applies, the number of votes to which holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would be entitled would have represented approximately 70.8%, 23.7% and 5.5% of the total number of votes to which all holders of common stock would be entitled, respectively; assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $104.55 or less, and therefore that the maximum exchange ratio applies, the number of votes to which holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would be entitled would have represented approximately 72.6%, 24.3% and 3.1% of the total number of votes to which all holders of common stock would be entitled, respectively; and assuming the holders of Class V Common Stock elect in the aggregate to receive $14 billion or more in cash and the DVMT Trading Price is $120.00 or greater, and therefore that the minimum exchange ratio applies, the number of votes to which holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock would be entitled would have represented approximately 73.0%, 24.4% and 2.6% of the total number of votes to which all holders of common stock would be entitled, respectively.

Listing of the Class C Common Stock

The amended merger agreement requires that the Class C Common Stock be listed on the NYSE. Under the terms of the amended merger agreement, it is a condition to the completion of the merger that the shares of Class C Common Stock be approved for listing on the NYSE, subject to official notice of issuance and the Company’s compliance with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE. See “Update to the Merger Agreement—Conditions to the Merger.”

UPDATE TO COMPARISON OF RIGHTS OF CLASS V STOCKHOLDERS AND CLASS C STOCKHOLDERS

The following information supplements and, where applicable, replaces the information under the heading “Comparison of Rights of Class V Stockholders and Class C Stockholders” beginning on page 301 of the proxy statement/prospectus. We urge you to read this supplement and the proxy statement/prospectus carefully, including the attached annexes and the other documents incorporated by reference into the proxy statement/prospectus and this supplement. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the internet.

Comparison of Rights

The following chart summarizes the material differences in rights between holders of Class V Common Stock and, after the Class V transaction, holders of Class C Common Stock.

Class V Common Stock	Class C Common Stock After the Class V Transaction

Voting Rights

For additional information about voting rights see “Description of Capital Stock Before and After the Class V Transaction—Capital Structure After the Class V Transaction—Common Stock—Voting Rights” and “Description of Capital Stock Before and After the Class V Transaction—Capital Structure Before the Class V Transaction—Voting Rights” in the proxy statement/prospectus.

•  One vote per share, voting together with the holders of shares of all series of the Company’s common stock outstanding as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by all of the stockholders of the Company.

•  One vote per share, voting together with the holders of the Class A Common Stock and Class B Common Stock as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by all of the stockholders of the Company (other than with respect to the election of the Group IV Director).

•  The holders of Class V Common Stock also have certain special class voting rights related to the Class V Group as described under “Description of Capital Stock Before and After the Class V Transaction—Capital Structure Before the Class V Transaction—Voting Rights—Special Voting Rights of the Class V Common Stock” in the proxy statement/prospectus.

•  Beginning with the second annual meeting of stockholders of the Company after the completion of the Class V transaction, one vote per share, voting separately as a series, with respect to the election of the Group IV Director.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This supplement and the proxy statement/prospectus form a part of a registration statement on Form S-4 that the Company has filed with the SEC, and the proxy statement/prospectus, including the supplement, constitutes a prospectus of the Company under Section 5 of the Securities Act with respect to the shares of its Class C Common Stock to be issued in connection with the Class V transaction. The proxy statement/prospectus, including this supplement, also constitutes a proxy statement for the solicitation of proxies by the board of directors of Dell Technologies under Section 14(a) of the Exchange Act in connection with the special meeting of Dell Technologies’ stockholders. In addition, it constitutes a notice of meeting with respect to the special meeting. The registration statement, including the exhibits thereto, contains additional relevant information about the Company and the Class C Common Stock. The rules and regulations of the SEC allow the Company to omit certain information included in the registration statement from the proxy statement/prospectus and this supplement.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Investors also may consult our website for more information. Our website is www.delltechnologies.com and the Investors page of our website is http://investors.delltechnologies.com. The information contained in, or that may be accessed through, our website is not incorporated by reference into this supplement or the proxy statement/prospectus.

Documents Incorporated by Reference

The SEC allows the Company to “incorporate by reference” into the proxy statement/prospectus and this supplement, information that the Company files with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of the proxy statement/prospectus, including this supplement. The information incorporated by reference is an important part of the proxy statement/prospectus, including this supplement. Information that is subsequently filed with the SEC will automatically update and supersede information in the proxy statement/prospectus, including this supplement, and in earlier filings with the SEC. The proxy statement/prospectus, including this supplement, also contains summaries of certain provisions contained in some of the documents described in the proxy statement/prospectus and this supplement, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which the Company has filed with the SEC, and any documents subsequently filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) prior to the termination of the offering under the proxy statement/prospectus, as supplemented by this supplement, are incorporated by reference into the proxy statement/prospectus and this supplement:

•

the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2018, including the portions thereof incorporated by reference from our definitive proxy statement on Schedule 14A filed on May 15, 2018;

•	the Company’s quarterly reports on Form 10-Q for the quarterly periods ended May 4, 2018 and August 3, 2018; and

•

the Company’s current reports on Form 8-K filed on June 28, 2018, July 2, 2018 (reporting information under Item 1.01 and Exhibits 2.1, 10.1 and 10.2 of Item 9.01(d)), August 6, 2018, October 3, 2018 and November 15, 2018 (as amended by Form 8-K/A filed on such date).

The Company will provide to each person, including any beneficial owner, to whom this supplement or the proxy statement/prospectus is delivered copies of any of the documents incorporated by reference into the proxy statement/prospectus and this supplement, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, at no cost, by written or oral request directed to:

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Investor Relations

Telephone: (512) 728-7800

If you would like to request documents incorporated by reference into the proxy statement/ prospectus and this supplement, please do so by no later than December 4, 2018, which is five business days before the date of the special meeting of stockholders.

*****

You should not rely on information that purports to be made by or on behalf of Dell Technologies other than the information contained in this supplement or the proxy statement/prospectus or incorporated by reference into the proxy statement/prospectus and this supplement. Dell Technologies has not authorized anyone to provide you with information on behalf of it that is different from the information contained in the proxy statement/prospectus, as supplemented by this supplement.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the proxy statement/prospectus, as supplemented by this supplement, or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in the proxy statement/prospectus, as supplemented by this supplement, does not extend to you.

This supplement is dated November 26, 2018. You should not assume that the information in it is accurate as of any date other than that date. You should not assume that the information incorporated by reference into the proxy statement/prospectus or this supplement is accurate as of any date other than the date of such information. Neither the mailing of this supplement nor the proxy statement/prospectus to Dell Technologies stockholders nor the issuance of common stock of Dell Technologies in the Class V transaction will create any implication to the contrary.

Annex S-A

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2018 (this “Amendment”), is entered into by and between Dell Technologies Inc., a Delaware corporation (the “Company”), and Teton Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”). Capitalized terms used but not defined elsewhere in this Amendment shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of July 1, 2018, by and between the Company and Merger Sub (the “Merger Agreement”). Capitalized terms defined in this Amendment shall have the meanings ascribed to them herein for purposes of this Amendment and the Merger Agreement.

RECITALS

WHEREAS, the parties desire to amend the Merger Agreement so as to, among other things, (i) increase the amount of the Aggregate Cash Consideration from $9,000,000,000 to $14,000,000,000, (ii) increase the amount of the Cash Consideration to $120.00, without interest, (iii) amend the Exchange Ratio, (iv) amend the Election Deadline, (v) contemplate the debt financing to be obtained to fund such increase in the Aggregate Cash Consideration and Cash Consideration, (vi) include the agreement of the Company to appoint a fourth independent director to the Board of Directors of the Company (the “Company Board”) no later than June 30, 2019 and to establish a Nominating and Corporate Governance Committee of the Company Board, (vii) amend and restate the form of the Amended and Restated Charter and (viii) include a form of amended and restated bylaws to be adopted by the Company to be effective at the Effective Time;

WHEREAS, the Special Committee has, by the unanimous vote of all of its members, (i) determined that it is in the best interests of holders of shares of Class V Common Stock for the Company to enter into this Amendment and has declared this Amendment and the transactions (including the Amended and Restated Charter) contemplated by the Merger Agreement as amended by this Amendment, advisable, (ii) recommended that the Company Board approve this Amendment and approve the execution, delivery and performance of this Amendment by the Company and the consummation of the transactions (including the Amended and Restated Charter) contemplated by the Merger Agreement as amended by this Amendment and (iii) resolved to recommend the adoption of the Merger Agreement as amended by this Amendment (including the Amended and Restated Charter) by the holders of the Class V Common Stock;

WHEREAS, the Company Board has, by the unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Amendment and has declared this Amendment and the transactions (including the Amended and Restated Charter) contemplated by the Merger Agreement as amended by this Amendment, advisable, (ii) adopted this Amendment and approved the execution, delivery and performance of this Amendment by the Company and the consummation of the Merger and the other transactions (including the Amended and Restated Charter) contemplated by the Merger Agreement as amended by this Amendment and (iii) resolved to recommend the adoption of the Merger Agreement as amended by this Amendment (including the Amended and Restated Charter), by the stockholders of the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement as amended by this Amendment, the Vail Special Committee has, by the unanimous vote of all of its members, determined that it is in the best interests of Vail and its stockholders, and declared it advisable, (i) for Vail to waive, by way of a written waiver (the “Vail Waiver”) to be delivered pursuant to the terms of the letter agreement, dated July 1, 2018, by and between the Company and Vail (the “Vail Letter Agreement”), the provisions of the Vail Letter Agreement that would otherwise restrict the Company’s execution, delivery and performance of this Amendment, (ii) for the Vail Special Committee to approve in writing, pursuant to the terms of the Vail Letter

Agreement, the execution, delivery and performance of the Vail Waiver by Vail, and (iii) for Vail to reaffirm its declaration of the Special Dividend in light of this Amendment and, subject to the satisfaction of the Special Dividend Payment Condition, pay the Special Dividend to the Vail Common Stockholders on the Dividend Payment Date (as defined below);

WHEREAS, in light of the fact that the Stockholders Meeting has been set for December 11, 2018, the Vail Board has determined that a new record date for the Special Dividend should be established in order to ensure Vail’s compliance with the NYSE’s notification requirements;

WHEREAS, the Vail Board has, by the unanimous vote of all of the directors, as recommended by the Vail Special Committee, (i) determined that it is in the best interests of Vail and its stockholders, and declared it advisable, for Vail to approve the Vail Waiver, and (ii) reaffirmed in light of this Amendment its declaration of the Special Dividend with (A) a record date (established by the Dividend Committee of the Vail Board) of (I) the Business Day following the Election Deadline (or if such Business Day is December 24th or December 31st, the next succeeding day that is a Business Day), provided such day is at least eight calendar days following the later of (x) the date on which the Company issues a public announcement that the Stockholder Approvals have been obtained and (y) the date on which the shares of Class C Common Stock have been approved for listing on the NYSE, subject to official notice of issuance and compliance by the Company with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE, or (II) any other date which the Dividend Committee of the Vail Board may establish as the record date for the Special Dividend with the approval of the Company (provided, that the Dividend Committee may establish such other date only if it acts to establish such other date prior to the date that, absent such action, would be established in accordance with clause (ii)(A)(I)) (the date established pursuant to this clause (ii)(A), the “Dividend Record Date”) and (B) a payment date of (I) the next Business Day following the Dividend Record Date (provided, that if payment to the Company Subsidiaries holding of record Vail Common Stock cannot occur prior to 3:30 pm Eastern Time, the Special Dividend will be paid on the next Business Day) or (II) any other date which the Dividend Committee of the Vail Board may establish as the payment date for the Special Dividend with the approval of the Company (provided, that the Dividend Committee may establish such other date only if it acts prior to the date that, absent such action, would be established in accordance with clause (ii)(B)(I)) (the date established pursuant to this clause (ii)(B), the “Dividend Payment Date”), and conditioned the payment of the Special Dividend upon satisfaction of the Special Dividend Payment Condition on or before the Dividend Payment Date;

WHEREAS, the Board of Directors of Merger Sub has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Amendment and declared this Amendment advisable, (ii) approved this Amendment and approved the execution, delivery and performance of this Amendment by Merger Sub and the consummation of the Merger and the other transactions contemplated by the Merger Agreement as amended by this Amendment and (iii) resolved to recommend the adoption of the Merger Agreement as amended by this Amendment by the stockholder of Merger Sub; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Merger Sub agree as follows:

1. Amendment of Exhibit A. Exhibit A of the Merger Agreement is hereby amended and restated in its entirety to read in the form as set forth in Exhibit A hereto.

2. Amendment of Section 1.05(a)(ii). Section 1.05(a)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(ii) At the Effective Time, the Amended and Restated Bylaws of the Company (the “Existing Bylaws”) shall be amended and restated so as to read in their entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

3. Amendment of Section 2.01(a)(i)(D). The first sentence of Section 2.01(a)(i)(D) of the Merger Agreement is hereby replaced in its entirety with the following:

(D) Each share of Class V Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the following: (i) in the case of a share of Class V Common Stock with respect to which an election to receive shares of Class C Common Stock (such election, a “Share Election”) has been properly made and not revoked or lost pursuant to Section 2.04 (each, a “Share Electing Share”), a number of validly issued, fully paid and nonassessable shares of Class C Common Stock equal to the Exchange Ratio (the “Share Consideration”) and (ii) in the case of a share of Class V Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.04 (each, a “Cash Electing Share”), $120.00 in cash, without interest (the “Cash Consideration”), in each case subject to Section 2.01(b).

4. Amendment of Section 2.01(b). The reference to “$9,000,000,000” in Section 2.01(b) of the Merger Agreement is hereby amended to be “$14,000,000,000.”

5. Amendment of Section 3.01(f). Section 3.01(f) of the Merger Agreement is hereby retitled “Special Dividend and Debt Financing” and the last sentence of Section 3.01(f) of the Merger Agreement is hereby replaced in its entirety with the following:

“Each Borrower and each of the Company Subsidiaries that is a direct or indirect equityholder of each Borrower has all requisite corporate or similar power and authority to declare and distribute or otherwise pay an additional amount equal to the gross proceeds of the Debt Financing to its parent entity as a dividend or distribution and, at or prior to the Closing, each such Company Subsidiary shall have authorized by all necessary corporate or similar action such declaration, distribution or other payment. Subject only to material adverse changes in such Company Subsidiary’s financial condition or changes in applicable Law, following receipt of the Debt Financing and/or the Pro Rata Special Dividend Amount by such Company Subsidiary, as applicable, such Company Subsidiary will have adequate lawful funds to make such distribution or other payment of the gross proceeds of the Debt Financing and/or the Pro Rata Special Dividend Amount, as applicable, and such distribution or other payment of the gross proceeds of the Debt Financing and/or the Pro Rata Special Dividend Amount, as applicable, will not violate or result in a breach of applicable Law, the organizational documents of such Company Subsidiary, any Contract related to indebtedness of the Company or its Subsidiaries or any other Contract that is material to the Company and its Subsidiaries, taken as a whole.”

6. Amendment of Section 3.01. Section 3.01 of the Merger Agreement is hereby amended by inserting the following sub-Section after Section 3.01(i):

Section 3.01(j) Debt Financing. The Company and/or the Borrowers have received the executed Debt Commitment Letter. A true, correct and complete copy of the Debt Financing Commitment has been delivered to the Special Committee on November 14, 2018, and there have been no amendments or modifications to the Debt Commitment Letter since November 14, 2018. The Debt Financing Commitment (i) has been duly executed by each Borrower and, to the Knowledge of the Company, each of the other parties thereto, (ii) is in full force and effect and (iii) constitutes a valid and binding obligation of each Borrower and, to the Knowledge of the Company, the other parties thereto, enforceable against each Borrower and, to the Knowledge of the Company, each of the other parties thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception. The Debt Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to the Borrowers on the terms therein. As of November 14, 2018, other than customary fee letters, there are no side letters or other agreements, Contracts or arrangements related to the Debt Financing, other than as expressly set forth in the Debt Financing Commitment.

Assuming the satisfaction of the conditions set forth in Article V, no event, fact or circumstance has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of the Company and/or the Borrowers under the Debt Financing Commitment. The Company has paid (or caused to be paid) in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Financing Commitment on or before November 14, 2018. As of November 14, 2018, assuming the satisfaction of the conditions set forth in Article V, the Company has no reason to believe that it and/or the Borrowers will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it and/or them contained in the Debt Financing Commitment or that the Debt Financing will not be made available to the Borrowers on or prior to the Closing Date.

7. Amendment of Article IV. Article IV of the Merger Agreement is hereby amended by inserting the following Sections after Section 4.08:

Section 4.09 Debt Financing.

(a) The Company shall use its reasonable best efforts to obtain, or cause to be obtained, $5,000,000,000 of Debt Financing on the terms and conditions set forth in the Debt Financing Commitment as promptly as reasonably practicable and shall not, without the Special Committee’s prior written consent, permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Financing Commitment, if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Financing Commitment, in a manner that would reasonably be expected to (x) materially delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) adversely impact the ability of the Company and/or the Borrowers to enforce their respective rights against other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, in each case, relating to the funding thereunder. For the avoidance of doubt, it is understood and agreed that the Company, without the consent of the Special Committee, may amend the Debt Financing in any manner the Company Board determines is in the best interests of the Company (including to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Financing Commitment and amend the economic and other arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities) so long as such amendment would not reasonably be expected to (x) materially delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on or prior to the Closing Date, (y) adversely impact the ability of the Company and/or the Borrowers to enforce their respective rights against other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, in each case, relating to the funding thereunder or (z) result in the net proceeds of the Debt Financing being made available to the Borrowers or any of their Affiliates, as applicable, in an amount which is not sufficient to satisfy the condition set forth in Section 5.01(e)(iii).

(b) The Company shall use its reasonable best efforts (i) to maintain in effect the Debt Financing Commitment until the transactions contemplated by this Agreement are consummated or, if earlier, the Company has received net proceeds of the Debt Financing (including any Alternative Financing) in an amount which is sufficient to satisfy the condition set forth in Section 5.01(e)(iii), (ii) to negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment (on terms and conditions that, taken as a whole, are no less favorable to the Company than the terms and conditions contained in the Debt Financing Commitment), (iii) to satisfy (or obtain a waiver of) on a timely basis or cause the satisfaction (or waiver) on a timely basis of all conditions to funding in the Debt Financing Commitment and such definitive agreements with respect thereto applicable to the Company and/or the Borrowers that are to be satisfied by the Company and/or the Borrowers and consummate the Debt Financing and (iv) to comply with all of its obligations under the Debt Financing Commitment. Prior to the Closing, the

Company shall give the Special Committee prompt notice (x) of any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to the Debt Financing Commitment or definitive agreements related to the Debt Financing of which the Company becomes aware, if such breach or default would reasonably be expected to affect the timely availability of, or the amount of, the Debt Financing, (y) of the receipt of any written notice or other written communication from any financing source with respect to any (1) actual or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing or (2) material dispute or disagreement between or among any parties to the Debt Financing Commitment or definitive agreements related to the Debt Financing, in each case, that would reasonably be expected to affect the timely availability of, or the amount of, the Debt Financing, and (z) if at any time for any reason the Company believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Financing Commitment or definitive agreements related to the Debt Financing. If the Company so elects in its sole discretion (but subject to the requirements set forth in the definition of “Alternative Financing”) or otherwise upon the occurrence of any circumstance referred to in clauses (x), (y) or (z) of the preceding sentence, or if any portion of the Debt Financing otherwise becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment or the Company becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing becoming unavailable on the terms and conditions contemplated in the Debt Financing Commitment, the Company shall use its reasonable best efforts to arrange and obtain in replacement thereof Alternative Financing as promptly as reasonably practicable following the occurrence of such event. The Company shall deliver to the Special Committee true, correct and complete copies of the new financing commitment letter and related fee letter pursuant to which any such alternative source shall have committed to provide any portion of the Alternative Financing.

(c) In the event the Company obtains Alternative Financing, references to the “Debt Commitment Letter,” the “Debt Financing Commitment” and the “Debt Financing” (and other like terms in this Agreement (including, for the avoidance of doubt, in this Section 4.09 and in Section 5.01(e)(iii)) shall be deemed to refer to such Alternative Financing as so amended, replaced, supplemented, modified or waived.

Section 4.10 Independent Director. The Company shall appoint a fourth independent director who meets the independence requirements of the NYSE to the Company Board. Such director shall be appointed no later than June 30, 2019 after consultation with holders of Class C Common Stock.

Section 4.11 Nominating and Corporate Governance Committee. No later than June 30, 2019, the Company shall establish a Nominating and Corporate Governance Committee of the Company Board (the “Nominating and Corporate Governance Committee”). The Nominating and Corporate Governance Committee shall at all times include one director who meets the independence requirements of the NYSE and shall initially be comprised of Michael Dell (who shall be the Chairman of the Nominating and Corporate Governance Committee), Egon Durban and one independent director who meets the independence requirements of the NYSE. The Nominating and Corporate Governance Committee shall, in addition to any other responsibilities delegated by the Company Board to the Nominating and Corporate Governance Committee, select, or recommend that the Company Board select, the Group IV Director (as defined in the Amended and Restated Charter) nominee for election or re-election to the Company Board at each annual meeting of stockholders of the Company, beginning with the second annual meeting of stockholders of the Company occurring after Closing.

8. Amendment of Section 5.01(c). Section 5.01(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(c) Distribution of Special Dividend and Debt Financing. (i) As of the Dividend Payment Date, the board of directors or other applicable governance body of all of the Vail Common Stockholders or other Company Subsidiaries through which payments of the proceeds of the Special Dividend and the Debt Financing will pass in order to be received by the Company in accordance with the Company’s good faith plan for directly or indirectly transferring such proceeds to the Company (the “Company Distribution Plan”), shall, in each case, have determined that such Vail Common Stockholder or other Company Subsidiary, as applicable, meets all solvency and legal requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer the proceeds that it receives in accordance with the Company Distribution Plan, and (ii) the Special Dividend shall have been paid to the Company Subsidiaries that are Vail Common Stockholders.

9. Amendment of Section 5.01(e). Section 5.01(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(e) Listing; Maximum Share Issuance; Financing.

(i) The shares of Class C Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance and compliance by the Company with all applicable listing standards of the NYSE on the date on which such shares begin trading on the NYSE.

(ii) Any transfers of Class V Common Stock following the Election Deadline but prior to the Closing shall not have resulted in the aggregate number of shares of Class C Common Stock to be issued as Share Consideration exceeding the aggregate number of shares of Class C Common Stock registered pursuant to the Form S-4.

(iii) In the event that the Cash Election Amount is (1) equal to or greater than $14,000,000,000, the Borrowers or their Affiliates shall have received or will receive, concurrently with the Closing, $5,000,000,000 of gross proceeds from the Debt Financing or any Alternative Financing or (2) greater than $9,000,000,000 but less than $14,000,000,000, the Borrowers or their Affiliates shall have received or will receive, concurrently with the Closing, an amount of gross proceeds from the Debt Financing or any Alternative Financing equal to the Cash Election Amount less $9,000,000,000. For the avoidance of doubt, if the Cash Election Amount is less than or equal to $9,000,000,000, then this Section 5.01(e)(iii) shall not apply and there shall be no condition related to the Debt Financing or any Alternative Financing.

10. Amendment of Section 7.03.

(a) The definition of “Election Deadline” in Section 7.03 is hereby amended and restated in its entirety to read as follows:

“Election Deadline” means 5:30 p.m., New York City time, on the eighth (8th) trading day following the date on which the Company issues a public announcement that the Stockholder Approvals have been obtained. The Company shall issue such public announcement as promptly as practicable after the date of the Stockholders Meeting.

(b) Section 7.03 of the Merger Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

“Alternative Financing” means, in the sole discretion of the Company, any alternative financing obtained by the Borrowers or any of their Affiliates if the Company Board determines that such alternative financing is in the best interests of the Company (provided, that if the terms and conditions of such alternative financing relative to the terms and conditions set forth in the Debt Commitment Letter would reasonably be expected to (i) result in a corporate credit rating downgrade of the Company, (ii) materially delay or prevent or make less likely the funding of such alternative financing (or satisfaction of the conditions to such alternative financing) on or prior to the Closing Date, (iii) adversely impact the ability of the Company and/or the Borrowers to enforce their respective rights against other parties to such alternative financing or the definitive agreements with respect thereto, in each case, relating to the funding thereunder or (iv) result in net proceeds being made available to the Borrowers or any of their Affiliates, as applicable, in an amount which is not sufficient to satisfy the condition set forth in Section 5.01(e)(iii), then, in each case, the prior written consent of the Special Committee shall be required to obtain such alternative financing).

“Borrowers” means Dell International L.L.C., a limited liability company organized under the laws of the State of Delaware and an indirect wholly-owned subsidiary of the Company, and EMC Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts and an indirect wholly-owned subsidiary of the Company.

“Debt Commitment Letter” means the debt commitment letter, dated as of November 14, 2018, including all annexes, exhibits, schedules and other attachments thereto, together with any fee letters related thereto (in each case, as amended, supplemented or otherwise modified, collectively, the “Debt Financing Commitment”), pursuant to which Bank of America, N.A., Barclays Bank PLC, Citi, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Royal Bank of Canada and UBS AG, Stamford Branch have committed, subject to the terms and conditions set forth in the Debt Financing Commitment, to provide debt financing to the Borrowers in the aggregate amount of $5,000,000,000 (the “Debt Financing”). To the extent the Borrowers or any of their respective Affiliates obtains Alternative Financing in accordance with this Agreement, references to the “Debt Commitment Letter,” the “Debt Financing Commitment” and the “Debt Financing” (and other like terms in this Agreement (including, for the avoidance of doubt, in Sections 4.09 and in Section 5.01(e)(iii)) shall be deemed to refer to such Alternative Financing as so amended, replaced, supplemented, modified or waived.

“DVMT Trading Price” means the 17-day aggregate volume-weighted average price per share of Class V Common Stock on the NYSE (as reported on Bloomberg) for the period of the seventeen (17) consecutive trading days ending on the date of the Election Deadline.

“Exchange Ratio” means the Minimum Exchange Ratio; provided that if, at the Election Deadline, the Cash Election Amount is greater than zero, then the Exchange Ratio shall be equal to (a) the Minimum Exchange Ratio, plus (b) the Exchange Ratio Adjustment. The Exchange Ratio shall be calculated and rounded to the nearest four decimal places for purposes of this calculation.

“Exchange Ratio Adjustment” means (a) 0.01998 multiplied by (b) the lesser of (x) $15.45 and (y) the amount (which may be zero but, for the avoidance of doubt, not less than zero) by which the DVMT Trading Price is less than the Cash Consideration multiplied by (c) the lesser of (x) one (1) and (y) a fraction (i) the numerator of which is equal to the Cash Election Amount as of the Election Deadline (without giving effect to any transfers of Class V Shares which occur after the Election Deadline) and (ii) the denominator of which is equal to the Aggregate Cash Consideration; provided further that in no event shall the Exchange Ratio Adjustment exceed 0.3087.

“Minimum Exchange Ratio” means 1.5043.

11. Company Authority Relative to Amendment. The Company hereby represents and warrants to Merger Sub as follows: The Company has all requisite corporate power and authority to execute and deliver this Amendment and, subject to receipt of the Stockholder Approvals, to perform its obligations hereunder. The execution and delivery of this Amendment by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment. This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

12. Merger Sub Authority Relative to Amendment. Merger Sub hereby represents and warrants to the Company as follows: Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Merger Sub has been duly authorized by all necessary corporate action on the part of Merger Sub (other than the adoption of the Merger Agreement as amended by this Amendment by the Company in its capacity as sole stockholder of Merger Sub) and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Amendment. This Amendment has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and legally binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

13. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

14. Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement to (i) “the date hereof” or “the date of this Agreement” shall refer to July 1, 2018 and (ii) “Exhibit A” and “Exhibit B” shall refer to Exhibit A and Exhibit B, respectively, hereto.

15. General Provisions. The provisions of Article VII (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

16. No Further Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

DELL TECHNOLOGIES INC.

By:	/s/ Thomas W. Sweet
	Name:	Thomas W. Sweet
	Title:	Executive Vice President and Chief Financial Officer

TETON MERGER SUB INC.

By:	/s/ Thomas W. Sweet
	Name:	Thomas W. Sweet
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Charter

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DELL TECHNOLOGIES INC.

ARTICLE I

The name of the Corporation is “Dell Technologies Inc.”

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total authorized number of shares of capital stock of the Corporation shall be nine billion, one-hundred forty-four million, twenty-five thousand, three-hundred and eight (9,144,025,308) shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”); and (ii) nine billion, one-hundred forty-three million, twenty-five thousand, three-hundred and eight (9,143,025,308) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

ARTICLE V

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Incorporation:

Section 5.1 Preferred Stock.

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a

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certificate of designation executed, acknowledged, and filed in accordance with Sections 103 and 151 of the DGCL. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

(b) To the fullest extent permitted by the DGCL, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Incorporation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.

(c) Subject to the provisions of this Article V and to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its

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committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2 Common Stock.

There shall be five series of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a) DHI Common Stock. One series of common stock of the Corporation is designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, par value $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, par value $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, par value $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, par value $0.01 per share (the “Class D Common Stock,” and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “DHI Common Stock”).

(b) Class V Common Stock. One series of common stock of the Corporation is designated as “Class V Common Stock” consisting of three-hundred forty-three million, twenty-five thousand, three hundred and eight (343,025,308) shares, par value $0.01 per share (the “Class V Common Stock”). Each share of Class V Common Stock shall be identical in all respects and will have equal rights, powers and privileges to each other share of Class V Common Stock. From and after the time of effectiveness of this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not issue any shares of Class V Common Stock.

(c) [Reserved].

(d) Restrictions on Corporate Actions.

(1) From the Effective Date through the two-year anniversary of the Effective Date, the Corporation and its Subsidiaries will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, in each case unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Corporation for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

(2) For so long as any shares of Class V Common Stock remain outstanding, the Corporation shall not authorize or issue any class or series of common stock (other than (i) Class V Common Stock or (ii) common stock of the Corporation with an Inter-Group Interest in the Class V Group) intended to reflect an economic interest of the Corporation in assets comprising the Class V Group, including common stock of VMware.

(e) Dividends. Subject to the provisions of any Preferred Stock Series Resolution:

(1) Dividends on Class V Common Stock.

(A) Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Class V Group Available Dividend Amount.

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(B) If the Number of Retained Interest Shares is greater than zero on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

(I) if such dividend consists of cash, Publicly Traded securities (other than shares of Class V Common Stock) or other assets, the Corporation will attribute to the DHI Group (a “Retained Interest Dividend”) an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Board of Directors (the “Retained Interest Dividend Amount”), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) a fraction, the numerator of which is the Fair Value of such dividend payable to the holders of outstanding shares of Class V Common Stock, as determined in good faith by the Board of Directors, and the denominator of which is the number of shares of Class V Common Stock outstanding as of such record date; or

(II) if such dividend consists of shares of Class V Common Stock (including dividends of Convertible Securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) the number of shares (including any fraction of a share) of Class V Common Stock issuable to a holder for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to Section 5.2(m)(3)(D), in connection with a Class V Group Disposition, the Retained Interest Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Class V Common Stock received in connection with such Class V Group Disposition.

A Retained Interest Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

(2) Dividends on DHI Common Stock.

(A) Dividends on the DHI Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the DHI Group Available Dividend Amount.

(B) Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the DHI Common Stock out of the assets or funds of the Corporation legally available therefor; provided, however, that in the event that any such dividend is paid in the form of shares of DHI Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of DHI Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.

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(C) Dividends of Class V Common Stock (or dividends of Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Common Stock if the Number of Retained Interest Shares is greater than zero on the record date for any such dividend, but only if the sum of:

(I) the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

(II) the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group is less than or equal to the Number of Retained Interest Shares.

(3) Discrimination between DHI Common Stock and Class V Common Stock. The Board of Directors shall have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Common Stock, in equal or unequal amounts, or only on the DHI Common Stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Common Stock or the Class V Common Stock, or any other factor.

(f) Liquidation and Dissolution.

(1) General. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation (regardless of the Group to which such shares are attributed), the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Common Stock and Class V Common Stock.

Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(f).

(2) Liquidation Units. The liquidation units per share of Class V Common Stock in relation to the DHI Common Stock shall be as follows:

(A) each share of DHI Common Stock shall have one liquidation unit; and

(B) each share of Class V Common Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period commencing on (and including) the first Trading Day on which the Class V Common Stock trades in the “regular way” market, by (y) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period (unless such shares of Class C Common Stock are not Publicly Traded, in which case the Fair Value of a share of Class C Common Stock, determined as of the fifth Trading Day of such period, shall be used for purposes of (y));

provided, that if, after the Effective Date, the Corporation, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or

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distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

Whenever an adjustment is made to liquidation units under this Section 5.2(f), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

(g) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any series of DHI Common Stock, the outstanding shares of the other series of DHI Common Stock will be subdivided or combined in the same manner.

(h) Voting Rights.

(1) Voting Generally. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder shall be entitled to one vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote); and (v) each holder of record of Class V Common Stock shall be entitled to one vote per share of Class V Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except (A) as may otherwise be provided in this Certificate of Incorporation, or (B) as may otherwise be required by the laws of the State of Delaware, the holders of shares of all classes of Common Stock will vote as one class with respect to the election of Group I Directors (as defined below) and with respect to all other matters to be voted on by stockholders of the Corporation; provided, that the holders of Class A Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group II Directors (as defined below), the holders of Class B Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group III Directors (as defined below), and the holders of Class C Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of the Group IV Director (as defined below).

(2) Special Voting Rights.

(A) If the Corporation proposes to (i) amend this Certificate of Incorporation (A) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (B) to make any amendment, change or alteration to the restrictions on corporate actions described in Section 5.2(d), in each case whether by merger, consolidation or otherwise, or (ii) effect any merger or business combination as a result of which (A) the holders of all classes and series of Common Stock shall no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (B) the holders of Class V Common Stock do not receive consideration of the same type as the other classes or series of Common Stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate Fair Value of the outstanding Class V Common Stock over the 30-Trading Day period ending on the Trading Day preceding the date of the first public announcement of such merger or business combination to the aggregate Fair Value of the other outstanding classes or series of Common Stock over the same 30-Trading Day period (unless such securities are not Publicly Traded, in which case the aggregate Fair Value of such securities shall be determined as of the fifth Trading Day

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of such period), then in each case, such action will be subject to receipt by the Corporation of, and will not be undertaken unless the Corporation has received, the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any vote taken pursuant to this Section 5.2(h)(2)(A) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by law to be taken with respect to the applicable action.

(B) For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Bylaws shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class, and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

(C) Except as expressly provided herein, no class or series of Common Stock shall be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Incorporation that (i) would increase (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter; provided, that this Section 5.2(h)(2)(C) shall only apply to a proposed increase in the number of authorized shares of Class V Common Stock when such increase has received the approval of the Capital Stock Committee of the Board of Directors in such circumstances and as provided in the Bylaws.

(i) Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of DHI Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of DHI Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of DHI Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of DHI Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with a merger, consolidation, other business combination, or tender or exchange offer involving the Corporation.

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(j) Senior, Parity or Junior Stock.

(1) Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2) Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank junior to the Preferred Stock.

(k) Reservation and Retirement of Shares.

(1) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2) Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(l) No Preemptive Rights.

Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(m) Other Provisions Relating to the Exchange of Class V Common Stock.

(1) Redemption for VMware Stock. At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock

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of VMware (the “Distributed VMware Shares”), as provided herein. Each outstanding share of Class V Common Stock shall be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this Section 5.2(m)(1) shall occur on the date set forth in the public notice made pursuant to Section 5.2(m)(4)(B) (the “Class V Group VMware Redemption Date”). The Corporation shall not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this Section 5.2(m)(1) without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with this Section 5.2(m)(1).

(2) Redemption for Securities of Class V Group Subsidiary. At any time at which a wholly-owned Subsidiary of the Corporation (the “Class V Group Subsidiary”) holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of such Class V Group Subsidiary, as provided herein; provided, that the common stock received is the only outstanding equity security of such Class V Group Subsidiary, and provided, further, that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group Subsidiary to be delivered in redemption of each outstanding share of Class V Common Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the product of (I) the number of outstanding shares of common stock of the Class V Group Subsidiary and (II) the Outstanding Interest Fraction, by (y) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date. The Corporation shall not redeem shares of Class V Common Stock for shares of common stock of the Class V Group Subsidiary pursuant to this Section 5.2(m)(2) without redeeming all outstanding shares of Class V Common Stock in accordance with this Section 5.2(m)(2).

Any redemption pursuant to this Section 5.2(m)(2) will occur on a Class V Group Redemption Date set forth in a notice to holders of Class V Common Stock pursuant to Section 5.2(m)(4)(B).

If the Board of Directors determines to effect a redemption of the Class V Common Stock pursuant to this Section 5.2(m)(2), shares of Class V Common Stock shall be redeemed in exchange for a common stock of the Class V Group Subsidiary, as determined by the Board of Directors, on an equal per share basis.

(3) Dividend, Redemption or Conversion in Case of Class V Group Disposition. In the event of a Class V Group Disposition (other than in one or a series of Excluded Transactions), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Class V Group Disposition and in accordance with the applicable provisions of this Section 5.2, take the actions referred to in one of Section 5.2(m)(3)(A), (B), (C) or (D) below, as elected by the Board of Directors:

(A) Subject to Section 5.2(e)(1), the Corporation may declare and pay a dividend payable in cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e).

(B) Provided that there are assets of the Corporation legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to Section 5.2(m)(3)(A) in lieu of effecting the redemption provided for in this Section 5.2(m)(3)(B), the Corporation may apply an aggregate

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amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the Class V Group Redemption Selection Date (the “Class V Group Redemption Amount”) to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C); provided, that if such Class V Group Disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption pursuant to this Section 5.2(m)(3)(B) shall be a redemption of all outstanding shares of Class V Common Stock in exchange for an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof, with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition, on an equal per share basis.

(C) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) into an aggregate number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) by (II) the Average Market Value of one share of Class C Common Stock over the same 10-Trading Day period.

(D) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by Section 5.2(m)(3)(C) with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in Section 5.2(m)(3)(A) (in the case of a dividend) or Section 5.2(m)(3)(B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate of Incorporation referred to therein).

In the event the Board of Directors elects the option described in this Section 5.2(m)(3)(D), the portion of the outstanding shares of Class V Common Stock to be converted into validly issued, fully paid and non-assessable shares of Class C Common Stock shall be determined by the Board of Directors and shall be so converted at the conversion rate determined in accordance with Section 5.2(m)(3)(C) and the Corporation shall (x) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e), or (y) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, shall be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group Disposition in accordance with this Section 5.2(m)(3)(D) and any related adjustment to the Number of Retained Interest Shares, by (II) one (1) minus a fraction, the numerator of which shall be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with this Section 5.2(m)(3)(D) and the denominator of which shall be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of all (not merely substantially all) of the assets of the

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Class V Group, then all remaining outstanding shares of Class V Common Stock shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this Section 5.2(m)(3)(D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed shall be determined in accordance with Section 5.2(m)(3)(B), substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this Section 5.2(m)(3)(D), and such shares shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the case of a redemption, the allocation of the cash, Publicly Traded securities (other than securities of the Corporation) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed shall be made in the manner contemplated by Section 5.2(m)(3)(B).

For purposes of this Section 5.2(m)(3) and the definition of “Class V Group Disposition” provided in Article XV:

(1) as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Class V Group as of such date;

(2) in the case of a Class V Group Disposition effected in a series of related transactions, such Class V Group Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

(3) if the Board of Directors seeks the approval of the holders of Class V Common Stock entitled to vote on thereon to qualify a Class V Group Disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this Section 5.2(m)(3) and Section 5.2(m)(4), and no subsequent vote may be taken to qualify such Class V Group Disposition as an Excluded Transaction; and

(4) in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) at a time when the Number of Retained Interest Shares is greater than zero, the Corporation will attribute to the DHI Group concurrently with such redemption an aggregate amount (the “Retained Interest Redemption Amount”) of cash, securities (other than securities of the Corporation) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Class V Group Net Proceeds and (y) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with Section 5.2(m)(3)(B) or (D) (such attribution, the “Retained Interest Partial Redemption”). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in subparagraph (ii)(B) of the definition of “Number of Retained Interest Shares” provided in Article XV. The Retained Interest Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

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(4) General.

(A) If the Corporation determines to convert all of the shares of Class V Common Stock pursuant to Section 5.2(r), not less than 10 days prior to the Class V Group Conversion Date the Corporation shall announce publicly by press release:

(I) that all outstanding shares of Class V Common Stock shall be converted pursuant to Section 5.2(r) on the Class V Group Conversion Date;

(II) the Class V Group Conversion Date, which shall not be more than 45 days following the Determination Date;

(III) the number of shares of Class C Common Stock to be received with respect to each share of Class V Common Stock; and

(IV) instructions as to how shares of Class V Common Stock may be surrendered for conversion.

(B) If the Corporation determines to exchange shares of Class V Common Stock pursuant to Section 5.2(m)(1) or to redeem shares of Class V Common Stock pursuant to Section 5.2(m)(2), the Corporation shall announce publicly by press release:

(I) that the Corporation intends to exchange or redeem, as applicable, all outstanding shares of Class V Common Stock for Distributed VMware Shares pursuant to Section 5.2(m)(1) or common stock of the Class V Group Subsidiary pursuant to Section 5.2(m)(2), as applicable, subject to any applicable conditions;

(II) the class or series of securities to be received with respect to the shares of Class V Common Stock to be exchanged or redeemed, as applicable, and the Outstanding Interest Fraction as of the date of such notice;

(III) the Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date, as applicable, which shall not be earlier than the 10th day following the date of such press release;

(IV) the Class V Group VMware Redemption Date or Class V Group Redemption Date, as applicable, which shall not be earlier then the 10th day following the date of such press release and shall not be later than the 120th Trading Day following the date of such press release;

(V) if the Board of Directors so determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such press release may specify) immediately preceding the specified Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date;

(VI) the number of shares of VMware common stock or of the Class V Group Subsidiary, as applicable, attributable to the DHI Group, and the Number of Retained Interest Shares used in determining such number; and

(VII) instructions as to how shares of Class V Common Stock may be surrendered for exchange or redemption, as applicable.

(C) Not later than the 10th Trading Day following the consummation of a Class V Group Disposition referred to in Section 5.2(m)(3), the Corporation shall announce publicly by press release the Class V Group Net Proceeds of such Class V Group Disposition. Not later than the 30th Trading Day following the consummation of such Class V Group Disposition (and in the event a 10-Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to Section 5.2(m)(3), not earlier than the 12th Trading Day

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following the public announcement of the Class V Group Net Proceeds as set forth in the first sentence of this Section 5.2(m)(4)(C)), the Corporation shall announce publicly by press release (to the extent applicable):

(I) which of the actions specified in Section 5.2(m)(3)(A), (B), (C) or (D) the Corporation has irrevocably determined to take;

(II) as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to Section 5.2(m)(3)(A) or (D), the Class V Group Redemption Selection Date for the redemption of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) or the Class V Group Conversion Selection Date for the partial conversion of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(D), which record date, Class V Group Redemption Selection Date or Class V Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

(III) the Outstanding Interest Fraction as of the date of such notice;

(IV) the anticipated dividend payment date, Class V Group Redemption Date, and/or Class V Group Conversion Date, as applicable, which in either case shall not be more than 85 Trading Days following such Class V Group Disposition; and

(V) unless the Board of Directors otherwise determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) immediately preceding the specified Class V Group Redemption Selection Date or the Class V Group Conversion Selection Date.

If the Corporation determines to undertake a redemption of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(B) or (D), or a conversion of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(C) or (D), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Class V Group Redemption Date or Class V Group Conversion Date, and will announce, as applicable:

(I) the Class V Group Redemption Date or Class V Group Conversion Date, which in each case shall not be more than 85 Trading Days following such Class V Group Disposition;

(II) the number of shares of Class V Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Class V Common Stock will be redeemed or converted;

(III) the kind and amount of per share consideration to be received with respect to each share of Class V Common Stock to be redeemed or converted and the Outstanding Interest Fraction as of the date of such notice;

(IV) with respect to a partial redemption under Section 5.2(m)(3)(B) or (D), the Number of Retained Interest Shares as of the Class V Group Redemption Selection Date;

(V) with respect to a dividend under Section 5.2(m)(3)(D), the Number of Retained Interest Shares as of the record date for the dividend and the Retained Interest Dividend Amount attributable to the DHI Group; and

(VI) instructions as to how shares of Class V Common Stock may be surrendered for redemption or conversion.

(D) The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Class V Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Class V Common Stock pursuant to this Section 5.2, as applicable.

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(E) All public announcements made pursuant to Section 5.2(m)(4)(A), (B) or (C) shall include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal U.S. securities exchange on which the Class V Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

(F) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class V Common Stock; provided, however, that, except as otherwise contemplated by Section 5.2(m)(3)(D), if the Class V Group Conversion Date or the Class V Group Redemption Date with respect to any shares of Class V Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Class V Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

(G) Before any holder of shares of Class V Common Stock shall be entitled to receive certificate(s) or book-entry interests representing shares of any kind of capital stock or cash, Publicly Traded securities or other assets to be received by such holder with respect to shares of Class V Common Stock pursuant to Section 5.2(r) or this Section 5.2(m), such holder shall surrender certificate(s) or book-entry interests representing such shares of Class V Common Stock in such manner and with such written instruments or transfer as the Corporation shall specify. The Corporation will, as soon as practicable after such surrender of certificate(s) or book-entry interests representing shares of Class V Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Class V Common Stock were so surrendered, or to the nominee or nominees of such holder, certificate(s) or book-entry interests representing the number of shares of the kind of capital stock or cash, Publicly Traded securities or other assets to which such Person shall be entitled as aforesaid, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I). If less than all of the shares of Class V Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares (including fractional shares) of Class V Common Stock not redeemed.

(H) From and after any applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, all rights of a holder of shares of Class V Common Stock that were converted, redeemed or exchanged on such Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as applicable, shall cease except for the right, upon surrender of certificate(s) or book-entry interests representing such shares of Class V Common Stock, to receive certificate(s) or book-entry interests representing shares of the kind and amount of capital stock or cash, Publicly Traded securities or other assets for which such shares were converted, redeemed or exchanged, as applicable, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I), and such holder shall have no other or further rights in respect of the shares of Class V Common Stock so converted, redeemed or exchanged. No holder of a certificate or book-entry interest which immediately prior to the applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date represented shares of Class V Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Class V Common Stock was converted, redeemed or exchanged until surrender of such holder’s certificate or book-entry interest for certificate(s) or book-entry interests representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date prior to the Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of shares of the kind of capital stock represented by the certificate(s) or book-entry interests issued upon such surrender. Notwithstanding the foregoing, from and after a Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, the Corporation will be entitled to treat certificates and book-entry interests representing

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shares of Class V Common Stock that have not yet been surrendered for conversion, redemption or exchange in accordance with Section 5.2(m)(4)(G) as evidencing the ownership of the number of shares of the kind or kinds of capital stock for which the shares of Class V Common Stock represented by such certificates or book-entry interests shall have been converted, redeemed or exchanged in accordance with Section 5.2(r) or this Section 5.2(m), notwithstanding the failure of the holder thereof to surrender such certificates or book-entry interests.

(I) The Corporation shall not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Class V Common Stock upon any conversion, redemption, exchange, dividend or other distribution pursuant to this Section 5.2. In connection with the determination of the number of shares of any class or series of capital stock that shall be issuable or the amount of other securities that shall be deliverable to any holder of record of Class V Common Stock upon any such conversion, redemption, exchange, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Class V Common Stock held at the relevant time by such holder of record.

If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Class V Common Stock includes a fraction, the Corporation shall pay, or shall cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the Fair Value of such fraction (without interest).

(J) Any deadline for effecting a redemption, conversion, or exchange prescribed by Section 5.2(r) or this Section 5.2(m) may be extended in the discretion of the Board of Directors if deemed necessary or appropriate to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

(n) Treatment of Convertible Securities. After any Class V Group Redemption Date or Class V Group Conversion Date on which all outstanding shares of Class V Common Stock are redeemed or converted, any share of Class V Common Stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

(1) in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to Section 5.2(m)(3)(B) or Section 5.2(m)(2), be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

(2) in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D) or Section 5.2(r), be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence of this Section 5.2(n) shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of Class V Common Stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

(o) Deemed Conversion of Certain Convertible Securities. To the extent Convertible Securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an Inter-Group Interest in the Class V Group, in addition to making an adjustment pursuant to Section 5.2(e)(1)(B)(II), the Corporation may, when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to subparagraph (iii) of the

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definition of “Number of Retained Interest Shares” provided in Article XV, and must do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the DHI Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Class V Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by the DHI Group and such Convertible Securities shall no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise shall be filed with the Secretary of the Corporation and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

(p) Certain Determinations by the Board of Directors.

(1) General. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (b) the application of the provisions of this Certificate of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Common Stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 5.2(p); provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be effective only if made in accordance with the Bylaws. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

(A) Upon any acquisition by the Corporation or its Subsidiaries of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either Group, the Board of Directors shall determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) shall be for the benefit of the DHI Group or the Class V Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of DHI Group or Class V Group set forth in Article XV, as the case may be.

(B) Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Board of Directors shall determine, based on whether the cash or other assets paid in such repurchase were attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased shall increase such Number of Retained Interest Shares.

(C) Upon any issuance by the Corporation or any Subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such Convertible Securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto shall, in whole or in part, reduce such Number of Retained Interest Shares.

(D) Upon any issuance of any shares of preferred stock (or stock other than Common Stock) of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Common Stock) in the business of either Group and any other relevant factors, the shares so

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issued entirely to the DHI Group, entirely to the Class V Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

(E) Upon any redemption or repurchase by the Corporation or any Subsidiary thereof of shares of preferred stock (or stock other than Common Stock) of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Common Stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

(F) Upon any transfer to either Group of businesses, assets or properties attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(G) Upon any assumption by either Group of liabilities or preferred stock attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the assuming Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(2) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 5.2(p) or any other provision in this Certificate of Incorporation, at any time when there are no shares of Class V Common Stock outstanding (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), the Corporation need not:

(A) attribute any of the businesses, assets, properties, liabilities or preferred stock of the Corporation or any of its Subsidiaries to the DHI Group or the Class V Group; or

(B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Section 5.2(p), and in such circumstances the holders of the shares of DHI Common Stock outstanding shall (unless otherwise specifically provided in this Certificate of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

(3) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 5.2(p) or otherwise in furtherance of the application of this Section 5.2 shall be final and binding; provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be final and binding only if made in accordance with the Bylaws.

(q) Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(1) At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of

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1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.

(2) If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(q), such written election shall be delivered by certified mail or courier, postage prepaid, to the Corporation or the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) be accompanied by the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer). The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, and any other instruments required by this Section 5.2(q)(2).

(3) Upon receipt by the Corporation’s transfer agent of a written election accompanied by the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer), the Corporation shall deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares of Class C Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, and (ii) if applicable, a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares (including any fractional share) of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.

(4) Notwithstanding anything in this Certificate of Incorporation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, (x) in a transfer pursuant to a Qualified Sale Transaction or (y) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the MSD Partners Stockholders and their Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

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(r) Conversion of Class V Common Stock into Class C Common Stock at the Option of the Corporation.

(1) At the option of the Corporation, exercisable at any time the Class C Common Stock is then Publicly Traded, the Board of Directors may authorize (the date the Board of Directors makes such authorization, the “Determination Date”) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable Publicly Traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage as of the Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period.

(2) At the option of the Corporation, if a Tax Event occurs, the Board of Directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period; provided, that such conversion shall only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

(3) If the Corporation determines to convert shares of Class V Common Stock into Class C Common Stock pursuant to this Section 5.2(r), such conversion shall occur on a Class V Group Conversion Date on or prior to the 45th day following the Determination Date and shall otherwise be effected in accordance with the provisions of Section 5.2(m)(4).

(4) The Corporation shall not convert shares of Class V Common Stock into shares of Class C Common Stock pursuant to this Section 5.2(r) without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock in accordance with this Section 5.2(r).

(s) Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

ARTICLE VI

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of:

(1) The Group I directors (the “Group I Directors”). The holders of Common Stock (other than the holders of Class D Common Stock), voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors shall not be less than three (3) nor

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more than twenty (20) as shall be determined in accordance with the Bylaws. Notwithstanding the immediately preceding sentence, upon the occurrence of a Designation Rights Trigger Event, the number of directors constituting the Group I Directors shall automatically be increased by the number of Group II Directors and Group III Directors that shall become Group I directors pursuant to paragraph (f) of this Article VI below. Any newly-created directorship on the Board of Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided, that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock), voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote. Until a Designation Rights Trigger Event, in the event that the Board of Directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven (7), the number of Group I Directors shall automatically be increased to such number as is necessary to ensure that the voting power of the Board of Directors is equal to an aggregate of seven (7) votes (assuming, for each such calculation, full attendance by each director);

(2) Until a Designation Rights Trigger Event has occurred with respect to the Class A Common Stock, the holders of Class A Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group II Directors”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock pursuant to this paragraph (2) shall immediately terminate and no right to elect Group II Directors shall thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three (3)) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class A Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group II Directors, such vacancy shall only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a series. The holders of Class A Common Stock, voting separately as a series, shall be entitled to remove any Group II Director with or without cause at any time. Each Group II Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group II Director Votes by (ii) the number of Group II Directors then in office; and

(3) Until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, the holders of Class B Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group III Directors”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock pursuant to this paragraph (3) shall immediately terminate and no right to elect Group III Directors shall thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three (3)) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class B Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group III Directors, such vacancy or newly-created directorship shall only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a series. The holders of Class B Common Stock, voting separately as a series, shall be entitled to remove any Group III Director with or without cause at any time. Each Group III Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group III Director Votes by (ii) the number of Group III Directors then in office.

(4) Effective upon the second annual meeting of stockholders of the Corporation occurring after the consummation of the IPO, the holders of Class C Common Stock shall have the right, voting separately as a series, to elect one (1) director (the “Group IV Director”), and, voting separately as a series, shall solely be

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entitled to vote to remove any Group IV Director. In connection with each annual meeting of the stockholders of the Corporation, beginning with the second annual meeting of stockholders of the Corporation occurring after the consummation of the IPO, the Board of Directors will nominate one nominee as the Group IV Director, whose election will be subject to such vote of the holders of the Class C Common Stock, voting separately as a series. In the case of any vacancy occurring with respect to the Group IV Director, such vacancy may be filled by the affirmative vote of a majority of the Board of Directors then in office until the next annual meeting of stockholders of the Corporation or until the Group IV Director’s earlier removal. The holders of Class C Common Stock, voting separately as a series, shall be entitled to remove the Group IV Director with or without cause at any time. The Group IV Director shall be entitled to cast one (1) vote.

(c) No stockholders of the Corporation other than the holders of Class A Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group II Director. No stockholders of the Corporation other than the holders of the Class B Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group III Director. No stockholders of the Corporation other than the holders of the Class C Common Stock shall be entitled to vote with respect to the election or the removal without cause of the Group IV Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class A Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group II Directors by such series, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class B Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group III Directors by such series, and the presence in person or by proxy of the holders of a majority of the outstanding shares of Class C Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of the Group IV Director by such series. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class A Common Stock, the Class B Common Stock and/or the Class C Common Stock shall not prevent the election of directors other than the Group II Directors, the Group III Directors, and/or the Group IV Director, as applicable, and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group II Directors, the Group III Directors, and/or the Group IV Director, as applicable.

(d) In the event that the Group II Directors and the Group III Directors are entitled to an equal aggregate number of votes that is greater than zero (0) (assuming, for such calculation, full attendance by each applicable Group II Director and Group III Director), any matter that requires approval by the Board of Directors will require the approval of (i) a majority of the votes entitled to be cast by all directors, (ii) a majority of the votes entitled to be cast by the Group II Directors and (iii) a majority of the votes entitled to be cast by the Group III Directors.

(e) As long as (a) no IPO has occurred, (b) the number of shares of Common Stock beneficially owned by the MD Stockholders exceeds either (x) 35% of the issued and outstanding DHI Common Stock or (y) the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders and (c) no Disabling Event has occurred and is continuing, then (x) removal of the Chief Executive Officer of the Corporation shall require the approval of the holders of Class A Common Stock, voting separately as a series, and (y) unless otherwise consented to by the holders of Class A Common Stock, voting separately as a series, the Chief Executive Officer of the Corporation shall also serve as Chairman of the Board of Directors (provided, the Chief Executive Officer is a director).

(f) Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, each Group II Director then serving as a director shall become a Group I Director, and the Aggregate Group II Director Votes shall thereafter be zero (0). Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, each Group III Director then serving as a director shall become a Group I Director, and the Aggregate Group III Director Votes shall thereafter be zero (0).

(g) To the extent that this Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this Certificate

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of Incorporation or the Bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors. Notwithstanding the foregoing, each director when serving on a committee or subcommittee of the Board of Directors shall be entitled to cast that number of votes in respect of the total votes on any matter coming before such committee or subcommittee as shall be specified pursuant to the Bylaws, or if not so specified, then as may be set forth in a resolution of the Board of Directors designating such committee not inconsistent with the Bylaws or any stockholder agreement or similar contractual arrangement to which the Corporation is a party.

ARTICLE VII

Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earliest of (i) the date such director’s successor is elected and qualified, (ii) the date of such director’s death, resignation, disqualification or removal, (iii) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, and (iv) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock. In the event that Group II Directors and Group III Directors become Group I Directors pursuant to Article VI, paragraph (f), then each such director shall serve until the earliest of (i) the date such director’s successor is elected and qualified and (ii) the date of such director’s death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, shall be signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the DHI Common Stock beneficially owned by the MD Stockholders and a majority of the DHI Common Stock beneficially owned by the SLP Stockholders, if any, that are stockholders at such time, and shall be delivered to the Corporation by delivery to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

Subject to any limitations set forth in this Certificate of Incorporation, including, without limitation, pursuant to Section 5.2(h)(2)(B), and to obtaining any required stockholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the stockholders subject to any limitations set forth in this Certificate of Incorporation.

ARTICLE X

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers

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and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d) If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to

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indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries (which for all purposes of this Article XI shall include VMware and its subsidiaries), (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any

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claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

(b) Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V and/or Article VI hereof and, (B) for so long as the MD Stockholders or the SLP Stockholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X, Article VI or this paragraph (b) of Article XII hereof.

(c) Notwithstanding anything herein to the contrary, the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class C Common Stock shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of paragraph (b)(4) of Article VI hereof that would have a material adverse effect on the powers or special rights of the Class C Common Stock pursuant to such paragraph.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XIV

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

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ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation (except as used in Section 5.2(h)(2) and the definition of “Excluded Transactions” provided in this Article XV), (i) the Corporation, its Subsidiaries and its other controlled Affiliates (including VMware and its subsidiaries) shall not be considered Affiliates of any of the Sponsor Stockholders or any of such party’s Affiliates (other than the Corporation, its Subsidiaries and its other controlled Affiliates), (ii) none of the MD Stockholders and the MSD Partners Stockholders, on the one hand, and/or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) except with respect to Article XI, none of the Sponsor Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Stockholders or their affiliated investment funds.

“Aggregate Group II Director Votes” means, as of the date of measurement:

(i) seven (7) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Common Stock; or, so long as the foregoing subclause (i) is not applicable,

(ii) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 66 2/3% of the Reference Number;

(iii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iv) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(v) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock representing less than 10% of the Reference Number;

provided, that subject to the immediately succeeding sentence, at any time that the MD Stockholders beneficially own a number of shares of DHI Common Stock equal to or greater than 1.5 times the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders, the Aggregate Group II Director Votes will equal seven (7) votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to at least 50% of the Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the

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lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes; provided, that if the Disabling Event is a Disability of MD, then this sentence shall cease to apply, and the number of votes of the Group II Directors and the Group III Directors shall be calculated without regard to this sentence, upon the cessation of such Disabling Event; provided, further, that following and during the continuance of a Disabling Event, if the MD Stockholders beneficially own at least a majority of the outstanding DHI Common Stock and an MD Stockholder enters into a Qualified Sale Transaction which requires approval of the Board of Directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Board of Directors on any such Qualified Sale Transaction, definitive agreements and filings related thereto and/or the consummation thereof shall be determined without giving effect to such Disabling Event.

“Aggregate Group III Director Votes” means, as of the date of measurement:

(i) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) equal to more than 66 2/3% of the Reference Number;

(ii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iii) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(iv) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

“Anticipated Closing Date” means the anticipated closing date of any proposed Qualified Sale Transaction, as determined in good faith by the Board of Directors on the Applicable Date.

“Applicable Conversion Percentage” means (i) from the first date the Class C Common Stock is Publicly Traded until the first anniversary thereof, 120%, (ii) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (iii) from and after the second anniversary of such date, 110%.

“Applicable Date” means, with respect to any proposed Qualified Sale Transaction, (i) the date that the applicable notice is delivered to the SLP Stockholders by the Corporation that the MD Stockholder has entered into a Qualified Sale Transaction; provided, that a definitive agreement providing for such Qualified Sale Transaction on the terms specified in such notice has been entered into with the applicable purchaser prior to delivering such notice, and (ii) in all instances other than those specified in clause (i), the date that a definitive agreement is entered into with the applicable purchaser providing for such Qualified Sale Transaction.

“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.

“Average Market Value” of a share of any class of common stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such class of common stock or such other capital stock over the applicable period prescribed in this Certificate of Incorporation.

“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to DHI Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of DHI Common Stock.

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“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided, however, that no stockholder shall be deemed to beneficially own any Securities held by any other stockholder solely by virtue of the provisions of any stockholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Stockholders, all of the MD Stockholders’ DHI Common Stock, the MSD Partners Stockholders’ DHI Common Stock, all of their respective Affiliates’ DHI Common Stock and all of their respective Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Stockholders and as being outstanding (except for DHI Common Stock that was transferred by the MD Stockholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than an (i) individual or entity described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other stockholder, all of such stockholder’s DHI Common Stock, all of its Affiliates’ DHI Common Stock and all of its Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such stockholder and as being outstanding.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Incorporation.

“Capital Stock Committee” means the standing committee of the Board of Directors as provided for in the Bylaws.

“Certificate of Incorporation” means this Fifth Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

“Class V Group” means, as of any date:

(i) the direct and indirect economic rights of the Corporation in all of the shares of common stock of VMware owned by the Corporation as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the Effective Date and as shall be determined by the Board of Directors; and

(iii) all net income and net losses arising in respect of the foregoing, including dividends received by the Corporation with respect to common stock of VMware, and the proceeds of any Disposition of any of the foregoing;

provided, that the Class V Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the Class V Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such Disposition, (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Class V Group to the DHI Group, from and after the date of such transfer or allocation, or (D) any Retained Interest Dividend Amount or Retained Interest Redemption Amount, from and after the date of such transfer or allocation.

“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group Disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Class V Group Net Proceeds of such Class V Group Disposition, by (y) the Outstanding Interest Fraction as of such date.

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“Class V Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Class V Group Conversion Date” means any date and time fixed by the Board of Directors for a conversion of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Conversion Selection Date” means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of Class V Common Stock will be selected for conversion pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Conversion Date).

“Class V Group Disposition” means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more Persons.

“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, without duplication, (i) any taxes, including withholding taxes, payable by the Corporation or any of its Subsidiaries (currently, or otherwise as a result of the utilization of the Corporation’s tax attributes) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 5.2(m)(3)(A), (B) or (D), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (iii) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation or any of its Subsidiaries incurred in connection with or resulting from such Disposition or otherwise, and any liabilities for future purchase price adjustments and (iv) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such Disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

“Class V Group Redemption Date” means any date and time fixed by the Board of Directors for a redemption of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for redemption pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for exchange pursuant to Section 5.2(m)(1) (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.

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“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries (including for this purpose VMware and its subsidiaries) who is also a director, officer, employee, managing director or other Affiliate of MSDC or SLP, (ii) MSDC and the MSD Partners Stockholders, and (iii) SLP and the SLP Stockholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.

“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Denali Finance” means Denali Finance Corp., a Delaware corporation.

“Designation Rights Trigger Event” means the earliest to occur of the following: (i) with respect to both the Class A Common Stock and the Class B Common Stock, an IPO, (ii) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero (0) and (iii) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero (0).

“DHI Group” means, as of any date:

(i) the direct and indirect interest of the Corporation and any of its Subsidiaries (including EMC) as of the Effective Date in all of the businesses, assets (including the VMware Notes), properties, liabilities and preferred stock of the Corporation and any of its Subsidiaries, other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of DHI Common Stock, or indebtedness or Preferred Stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any Inter-Group Interest in the Class V Group), in each case, after the Effective Date and as determined by the Board of Directors;

(iii) all net income and net losses arising in respect of the foregoing and the proceeds of any Disposition of any of the foregoing; and

(iv) an Inter-Group Interest in the Class V Group equal to one (1) minus the Outstanding Interest Fraction as of such date;

provided, that the DHI Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the DHI Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of DHI Common Stock or in redemption of shares of DHI Common Stock, from and after the date of such Disposition, or (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the DHI Group to the Class V Group (other than through the DHI Group’s Inter-Group Interest in the Class V Group, if any, pursuant to clause (iv) above), from and after the date of such transfer or allocation.

“DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

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“Disability” means any physical or mental disability or infirmity that prevents the performance of MD’s duties as a director or Chief Executive Officer of the Corporation or any Domestic Specified Subsidiary (if, in the case of a Domestic Specified Subsidiary, MD is at the time of such disability or infirmity serving as a director or the Chief Executive Officer of such Domestic Specified Subsidiary) for a period of one hundred eighty (180) consecutive days.

“Disabling Event” means either the death, or the continuation of any Disability, of MD.

“Disposition” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term “Disposition” does not include a pledge of assets not foreclosed, or, notwithstanding the foregoing, the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole or any internal restructuring or reorganization.

“Domestic Specified Subsidiary” means each of (i) Intermediate, (ii) Denali Finance, (iii) Dell, (iv) EMC, (v) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), and (vi) any successors and assigns of any of Intermediate, Denali Finance, Dell, EMC and Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) that are Subsidiaries of the Corporation and are organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means September 7, 2016.

“EMC” means EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation.

“Excluded Transaction” means, with respect to the Class V Group:

(i) the Disposition by the Corporation of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 5.2(f);

(ii) the Disposition of the businesses, assets, properties, liabilities and preferred stock of such Group as contemplated by Section 5.2(m)(1) or (2) or otherwise to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such class or series outstanding;

(iii) the Disposition to any wholly-owned Subsidiary of the Corporation; or

(iv) a Disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Corporation’s Affiliates), voting as a separate voting group.

“Fair Market Value” means, as of any date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by MD (or, during the existence of a Disabling Event, the MD Stockholders) and the SLP Stockholders.

“Fair Value” means, as of any date:

(i) in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

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(ii) in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis (excluding any illiquidity discount), as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

(iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

(iv) in the case of assets or property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

“Group” means the DHI Group or the Class V Group.

“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).

“Initial SLP Stockholders” means the SLP Stockholders who purchased Series B Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer Series B Stock and/or DHI Common Stock.

“Initial SLP Stockholders’ Investment” means the Initial SLP Stockholders’ initial investment in the Corporation and its Subsidiaries on October 29, 2013.

“Inter-Group Interest in the Class V Group” means, as of any date, the proportionate undivided interest, if any, that the DHI Group may be deemed to hold as of such date in the assets, liabilities, properties and businesses of the Class V Group in accordance with this Certificate of Incorporation. An Inter-Group Interest in the Class V Group held by the DHI Group is expressed in terms of the Number of Retained Interest Shares.

“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.

“IPO” means the consummation of the “Merger” as defined in that certain Agreement and Plan of Merger, dated as of July 1, 2018, by and between the Corporation and Teton Merger Sub Inc., a Delaware corporation, as it may be amended and/or restated from time to time.

“IRR” means, as of any date of determination, the discount rate at which the net present value of all of the Initial SLP Stockholders’ investments in the Corporation and its Subsidiaries on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) to the date of determination and the Return to the Initial SLP Stockholders through such time equals zero, calculated for each such date that an investment was made in the Corporation or its Subsidiaries from the actual date such investment was made and for any Return, from the date such Return was received by the Initial SLP Stockholders.

“Market Value” of a share of any Publicly Traded stock on any Trading Day means the volume weighted average price of reported sales prices regular way of a share of such stock on such Trading Day, or in case no

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such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on any tier of the Nasdaq Stock Market, provided that, for purposes of determining the Average Market Value for any period, (i) the “Market Value” of a share of stock on any day during such period prior to the “ex” date or any similar date for any dividend paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the “Market Value” of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the “ex” date or any similar date for any dividend with respect to any such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

“Marketable Securities” means securities that (i) are traded on an Approved Exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act) and (iv) the aggregate amount of which securities received by the Sponsor Stockholders (other than the MD Stockholders), collectively, with those received by its Affiliates, in any Qualified Sale Transaction do not constitute 10% or more of the issued and outstanding securities of such class on a pro forma basis after giving effect to such transaction. For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

“MD” means Michael S. Dell.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Related Parties” means any or all of MD, the MD Stockholders, the MSD Partners Stockholders, any Permitted Transferee of the MD Stockholders or the MSD Partners Stockholders, any Affiliate or family member of any of the foregoing and/or any business, entity or Person which any of the foregoing controls, is controlled by or is under common control with; provided, that neither the Corporation nor any of its Subsidiaries (including for this purpose VMware and its subsidiaries) shall be considered an “MD Related Party” regardless of the number of shares of Common Stock beneficially owned by the MD Stockholders.

“MD Stockholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.

“Merger” means the merger of Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of the Corporation, with and into EMC, with EMC surviving as a wholly-owned subsidiary of the Corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 12, 2015, among the Corporation, Dell, Merger Sub and EMC, as amended through the date of this Certificate of Incorporation.

“Merger Sub” means Universal Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of the Corporation.

“Minimum Return Requirement” means, with respect to the Initial SLP Stockholders, a Return with respect to their aggregate equity investment on and after October 29, 2013 in the Corporation and its Subsidiaries through

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the Anticipated Closing Date (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) equal to or greater than both (i) two (2.0) multiplied by the SLP Invested Amount and (ii) the amount necessary to provide the Initial SLP Stockholders with an IRR of 20.0% on the SLP Invested Amount. Whether a proposed Qualified Sale Transaction satisfies the Minimum Return Requirement will be determined as of the Applicable Date, and, for purposes of determining whether the Minimum Return Requirement has been satisfied, the Fair Market Value of any Marketable Securities (A) received prior to the Applicable Date shall be determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders and (B) to be received in the proposed Qualified Sale Transaction shall be determined as of the Applicable Date. For purposes of determining the Minimum Return Requirement, for the avoidance of doubt, other payments received by the Initial SLP Stockholders, or in respect of which the Initial SLP Stockholders have been reimbursed or indemnified shall be disregarded and shall not be considered payments received in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries.

“MSDC” means MSD Partners, L.P. and its Affiliates (other than MD for so long as MD serves as the Chief Executive Officer of the Corporation).

“MSD Partners Stockholders” means, collectively, (a) MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the MSD Partners Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with this Certificate of Incorporation, which shall be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by the Corporation and its Subsidiaries on the Effective Date minus the number of shares of Class V Common Stock to be issued on the Effective Date, and will from time to time thereafter be (without duplication):

(i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

(ii) decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Common Stock pursuant to Section 5.2(e)(2)(B); (B) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to Section 5.2(m)(3)(B) or (D), as applicable, by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (C) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Retained Interest Shares and (D) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets attributed to the Class V

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Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (y) the Fair Value of a share of Class V Common Stock as of the date of such transfer or allocation;

(iii) increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the DHI Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (z) following their conversion into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D); (B) in accordance with the applicable provisions of Section 5.2(e)(1)(B)(II); (C) by the number of shares of Class V Common Stock into or for which Convertible Securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to Section 5.2(o), and (D) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (II) the Fair Value of a share of Class V common Stock as of the date of such contribution; and

(iv) increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of Section 5.2 to reflect the economic substance of any other event or circumstance; provided, that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Whenever a change in the Number of Retained Interest Shares occurs, the Corporation will promptly thereafter prepare and file a statement of such change and the amount to be allocated to the DHI Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

“outstanding,” when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding, with respect to the Corporation, which are attributable to the Number of Retained Interest Shares.

“Outstanding Interest Fraction” as of any date, means a fraction, the numerator of which is the aggregate number of shares of Class V Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Class V Common Stock outstanding on such date, plus (ii) the Number of Retained Interest Shares as of such date, provided, that such fraction will in no event be greater than one.

“Permitted Transferee” means:

1.	In the case of the MD Stockholders:

a.	MD, SLD Trust or any Immediate Family Member of MD;

b.	any MD Charitable Entity;

c.

one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

d.

any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clause (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or

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e.	from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution;

provided, that:

i.

in the case of any Transfer of Securities to a Permitted Transferee of MD during MD’s life, MD would have, after such Transfer, voting control in any capacity over a majority of the aggregate number of Securities owned by the MD Stockholders and owned by the Persons or entities described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” as a result of Transfers hereunder;

ii.

any such transferee enters into a joinder agreement as may be required under one or more binding contracts, commitments or agreements or in such other form and substance reasonably satisfactory to the SLP Stockholders;

iii.

in the case of any Transfer of Securities to a Permitted Transferee of MD that is a Person described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” during MD’s life, such Transfer is gratuitous; and

iv.

MD shall have a validly executed power-of-attorney designating an attorney-in-fact or agent, or with respect to any Securities Transferred to a trust revocable by MD, a MD Fiduciary, that is authorized to act on MD’s behalf with respect to all rights held by MD relating to Securities in the event that MD has become incapacitated.

For the avoidance of doubt, the foregoing clauses (i) through (iv) of the foregoing proviso are applicable only to Transfers of Securities by MD to his Permitted Transferees, do not apply to any other Transfers of Securities, and shall not be applicable after the consummation of an IPO.

2.

In the case of the MSD Partners Stockholders, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of the MSD Partners Stockholders that remains such an Affiliate or affiliated private equity fund of such MSD Partners Stockholder; provided, that for the avoidance of doubt, except as otherwise agreed in writing between the Sponsor Stockholders, the MD Stockholders and Permitted Transferees of the MD Stockholders shall not be Permitted Transferees of any MSD Partners Stockholder.

3.

In the case of any other stockholder (other than the MD Stockholders or the MSD Partners Stockholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of such stockholder that remains such an Affiliate or affiliated private equity fund of such stockholder.

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder, (y) each MSD Partners Stockholder will be a Permitted Transferee of each other MSD Partners Stockholder and (z) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange.

“Qualified Sale Transaction” means any Sale Transaction (i) pursuant to which more than 50% of the DHI Common Stock and other debt securities exercisable or exchangeable for or convertible into DHI Common Stock, or any option, warrant or other right to acquire any DHI Common Stock or such debt securities of the

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Corporation will be acquired by a Person that is not an MD Related Party, nor the Corporation or any Subsidiary of the Corporation, (ii) in respect of which each Sponsor Stockholder other than the MD Stockholders has the right to participate in such Sale Transaction on the same terms as the MD Stockholders, (iii) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the SLP Stockholders will receive consideration for their DHI Common Stock and any other securities acquired pursuant to the exercise of any participation rights to which such SLP Stockholders are contractually entitled, if any, that consists entirely of cash and/or Marketable Securities and (iv) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the net proceeds of cash and Marketable Securities to be received by the Initial SLP Stockholders will, as of the Applicable Date, result in the Minimum Return Requirement being satisfied.

“Reference Number” means ninety-eight million, one-hundred eighty-one thousand, eight hundred eighteen (98,181,818) shares of DHI Common Stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the Merger).

“Retained Interest Dividend” and “Retained Interest Dividend Amount” have the respective meanings ascribed to them in Section 5.2(e)(1)(B)(I).

“Retained Interest Redemption Amount” and “Retained Interest Partial Redemption” have the respective meanings ascribed to them in Section 5.2(m)(3).

“Return” means, as of any date of determination, the sum of (i) all cash, (ii) the Fair Market Value of all Marketable Securities (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders if not received in a Qualified Sale Transaction, or if received in a Qualified Sale Transaction, the Applicable Date) and (iii) the Fair Market Value of all other securities or assets (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders), in each such case, paid to or received by the Initial SLP Stockholders prior to such date pursuant to (A) any dividends or distributions of cash and/or Marketable Securities by the Corporation or its Subsidiaries to the Initial SLP Stockholders in respect of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries, (B) a transfer of equity securities of the Corporation and/or its Subsidiaries by the Initial SLP Stockholders to any Person and/or (C) a Qualified Sale Transaction; provided, that in the case of a Qualified Sale Transaction, if the Initial SLP Stockholders retain any portion of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries following such Qualified Sale Transaction, the Fair Market Value of such portion immediately following such Qualified Sale Transaction (x) shall be deemed consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return,” and (y) shall be based on the per security price of such DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries to be transferred or sold in such Qualified Sale Transaction, assuming (1) full payment of all fees and expenses payable by or on behalf of the Corporation or its Subsidiaries to any Person in connection therewith, including to any financial advisors, consultants, accountants, legal counsel and/or other advisors or representatives and/or otherwise payable, and (2) no earn-out payments, contingent payments (other than, in the case of a Qualified Sale Transaction, payments contingent upon the satisfaction or waiver of customary conditions to closing of such Qualified Sale Transaction), and/or deferred consideration, holdbacks and/or escrowed proceeds will be received by the Initial SLP Stockholders; provided, further, that notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) all payments received by the Initial SLP Stockholders, or reimbursed or indemnified pursuant to this Certificate of Incorporation, the Bylaws, any stockholder agreement or any similar contractual arrangement, in each case, on account of the SLP Stockholders holding Securities, shall be disregarded and shall not be considered consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return” and (ii) in no event shall the reclassification of the Original Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) contemplated by Section 5.2(c) of the Corporation’s Fourth Amended and Restated Certificate of Incorporation be deemed to have resulted in any “Return.”

“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Corporation or any Specified Subsidiary with or into any Person, (ii) the sale of DHI Common Stock and/or other

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voting equity securities of the Corporation that represent (A) a majority of the DHI Common Stock on a fully-diluted basis and/or (B) a majority of the aggregate voting power of the DHI Common Stock and/or (iii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in calculating the aggregate voting power of the DHI Common Stock for the purpose of clause (ii) of this definition of “Sale Transaction,” the voting power attaching to any shares of Class A Common Stock and/or Class B Common Stock that will convert into Class C Common Stock in connection with such transaction shall be determined as if such conversion had already taken place; provided, further, that in each case, any transaction solely between and among the Corporation and/or its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP III” means Silver Lake Partners III, L.P., a Delaware limited partnership.

“SLP Invested Amount” means an amount equal to the aggregate investment by the Initial SLP Stockholders (without duplication) on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) in the equity securities of the Corporation and its Subsidiaries. For purposes of determining the SLP Invested Amount all payments made by the SLP Stockholders for which they are subsequently reimbursed or indemnified and for which they do not or did not purchase or acquire equity securities of the Corporation or its Subsidiaries shall be disregarded and shall not be considered payments made or investments in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries or their respective equity securities.

“SLP Stockholders” means, collectively, (a) SLP III, SLTI III, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P., a Delaware limited partnership, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“SLTI III” means Silver Lake Technology Investors III, L.P., a Delaware limited partnership.

“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Denali Finance, (iv) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), (v) EMC, (vi) any successors and assigns of any of Intermediate, Dell, Denali Finance, Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) and EMC, (vii) any other borrowers under the senior secured indebtedness and/or issuer of the debt securities, in each case, incurred or issued to finance the Merger and the transactions contemplated thereby and by the related transactions entered into in connection therewith and (viii) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.

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“Sponsor Stockholders” means, collectively, the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders.

“Stock Plan” means each of (i) the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan and (ii) such other equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards, including the Dell Technologies Inc. Amended and Restated 2013 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, VMware and its subsidiaries shall not be considered Subsidiaries of the Corporation and its Subsidiaries for so long as VMware is not a direct or indirect wholly-owned subsidiary of the Corporation.

“Tax Event” means receipt by the Corporation of an opinion in writing of its tax counsel to the effect that, as a result of (i) (a) any amendment or change to the Internal Revenue Code of 1986, as amended, or any other federal income tax statute, (b) any amendment or change to the Treasury Regulations (including the issuance or promulgation of temporary regulations), (c) any administrative pronouncement or other ruling or guidance (including guidance from the Internal Revenue Service or the U.S. Department of Treasury) published in the Internal Revenue Bulletin that applies, advances or articulates a new or different interpretation or analysis of federal income tax law or (d) any decision in regards to U.S. federal tax law of a U.S. federal court that has not been reversed by a higher federal court that applies, advances or articulates a new or different interpretation or analysis of federal income tax law, or (ii) a proposed amendment, modification, addition or change in or to the provisions of, or in the interpretation of, U.S. federal income tax law or regulations contained in legislation proposed by Congress or administrative notice or pronouncement published in the Internal Revenue Bulletin, it is more likely than not that (A) the Class V Common Stock is not, or at any time in the future will not be, treated solely as common stock of the Corporation and such treatment would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences or (B) the issuance or existence of any Class V Common Stock would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences.

For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market.

“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or

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otherwise (or the entry into any agreement with respect to any of the foregoing); provided, however, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2, (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2 nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.

“VMware” means VMware, Inc., a Delaware corporation.

“VMware Notes” means each of (A) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (B) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (C) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC.

[Remainder of Page Intentionally Left Blank]

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Exhibit B

Form of Second Amended and Restated Bylaws of the Company

SECOND AMENDED AND RESTATED

BYLAWS

OF

DELL TECHNOLOGIES INC.

(Effective [●], 2018)

ARTICLE I

OFFICES

SECTION 1.01 Registered Office. The registered office and registered agent of Dell Technologies Inc. (the “Corporation”) shall be as set forth in the Amended and Restated Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

STOCKHOLDERS

SECTION 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

SECTION 2.02 Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors or by directors representing a majority of the voting power of the Board of Directors, and shall be called by the Chief Executive Officer, President or Secretary of the Corporation (the “Secretary”) upon the written request of stockholders, stating the purpose or purposes of the meeting, signed by the holders of at least fifty percent (50%) of the voting power of the issued and outstanding stock entitled to vote at such meeting. Special meetings may be held at such place, if any, either within or without the State of Delaware and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously called by the Board of Directors.

SECTION 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the MD Stockholder Agreement, dated as of [●], 2018 between the Corporation and the stockholders party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “MD Stockholders

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Agreement”), the SLP Stockholders Agreement, dated as of [●], 2018 between the Corporation and the stockholders party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “SLP Stockholders Agreement” and together with the MD Stockholders Agreement, the “Sponsor Stockholders Agreements”), and the Corporation’s amended and restated certificate of incorporation as then in effect (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Amended and Restated Certificate of Incorporation”), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof, or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who is a stockholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3) Such stockholder’s notice shall set forth (a) in the case where a stockholder proposes to nominate an individual for election or re-election as a member of the Board of Directors, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) a representation that the stockholder is a holder of record at the time of the giving of the notice and will be entitled to vote at such meeting (A) the requisite shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class V Common Stock (each as defined in the Amended and Restated Certificate of Incorporation) if the nominee is nominated to be a Group I Director (as defined in the Amended and Restated Certificate of Incorporation), (B) the requisite shares of Class A Common Stock if the nominee is nominated to be a Group II Director (as defined in the Amended and Restated Certificate of Incorporation), (C) the requisite shares of Class B Common Stock if the nominee is nominated to be a Group III Director (as defined in the Amended and Restated Certificate of Incorporation), and/or (D) the requisite shares of Class C Common Stock if the nominee is nominated to be a Group IV Director (as defined in the Amended and Restated Certificate of Incorporation); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a

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proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including any contract to purchase or sell, the acquisition or grant of any option, right or warrant to purchase or sell or any swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The foregoing notice requirements of this Section 2.03 shall be deemed satisfied by a stockholder with respect to business other than a nomination of a person for election to the Board of Directors if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at

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an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) as provided in the Sponsor Stockholders Agreements and the Amended and Restated Certificate of Incorporation, (2) by or at the direction of the Board of Directors or any committee thereof or (3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in this Section 2.03 and who is a stockholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Sponsor Stockholders Agreements shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on stockholder approvals. Notwithstanding the foregoing provisions

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of this Section 2.03, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided that such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) hereof), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph (C)(3) of this Section 2.03, business other than nominations brought properly under and in compliance with Rule 14a-8 under the Exchange Act, as may be amended from time to time). Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

(4) Notwithstanding anything to the contrary contained in this Section 2.03, (a) for as long as the MD Stockholders Agreement remains in effect with respect to the MD Stockholders (as defined in the Amended and Restated Certificate of Incorporation), the MD Stockholders shall not be subject to the notice procedures set forth in paragraph (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders and (b) for as long as the SLP Stockholders Agreement remains in effect with respect to the SLP Stockholders (as defined in the Amended and Restated Certificate of Incorporation), the SLP Stockholders shall not be subject to the notice procedures set forth in paragraph (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

SECTION 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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SECTION 2.05 Quorum. Unless otherwise required by applicable law, the Amended and Restated Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Unless required by the Amended and Restated Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such a proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Amended and Restated Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Amended and Restated Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07 Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or upon his or her disability, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08 Secretary of Meetings. The Secretary shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the chairman of the meeting shall appoint a person to act as secretary at such meetings.

SECTION 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Amended and Restated Certificate of Incorporation and in accordance with the DGCL.

SECTION 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereat on the matters in question, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned

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meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.12 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 Powers. Except as otherwise provided by the Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

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SECTION 3.02 Number and Term; Chairman. The Board of Directors shall consist of such number of directors, not less than three (3) nor more than twenty-one (21), as shall from time to time be fixed by resolution of the Board of Directors, subject to the provisions of the Amended and Restated Certificate of Incorporation and the Sponsor Stockholders Agreements; provided, however, that (a) the number of Group IV Directors shall be one (1) and (b) the number of Group I Directors shall not be less than three (3) nor more than twenty (20). The term of each director shall be as set forth in the Amended and Restated Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, directors representing a majority of the voting power of the directors present at such meeting shall elect one (1) of their members to preside.

SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Amended and Restated Certificate of Incorporation and the DGCL.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Amended and Restated Certificate of Incorporation and the Sponsor Stockholders Agreements. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Chief Executive Officer or the Secretary if directed by directors representing a majority of the voting power of the Board of Directors, and any such meeting shall be at such place, date and time as may be fixed by the person or persons at whose direction the meeting is called. Notwithstanding the foregoing, to the extent the Group II Directors and/or the Group III Directors are permitted or required to approve any matter or take any action without the participation of any other members of the Board of Directors, a special meeting may be called by members representing a majority of the voting power of all Group II Directors and/or Group III Directors, as the case may be. Notice need not be given of regular meetings of the Board of Directors. At least forty-eight (48) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director entitled to attend such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, the attendance as contemplated in any manner permitted by the DGCL, of (A) members of the Board of Directors who are entitled to vote a majority of the aggregate number of votes of the total number of directors of the Board of Directors, (B) at least one of the Group II Directors for so long as the MD Stockholders (as defined in the Amended and Restated Certificate of Incorporation) are entitled to nominate at least one such director and (C) at least one of the Group III Directors for so long as the SLP Stockholders are entitled to nominate at least one such director shall constitute a quorum for the transaction of

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business of the Board of Directors, and the affirmative vote of a majority of the aggregate number of votes of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Notwithstanding the immediately preceding sentence, but subject to this Section 3.07, if a quorum does not exist at any meeting of a Board of Directors due solely to the lack of attendance of at least one Group II Director and/or one Group III Director at a properly called meeting of the Board of Directors, (x) such meeting shall be adjourned and, following notice to all members of the Board of Directors in accordance with Section 3.06 as if such adjournment were a newly called special meeting, recalled for the same purpose on a date not less than four (4) calendar days (or two (2) calendar days solely in the event that a bona fide emergency would result in a material adverse effect on the Corporation and its Subsidiaries (as defined in the Amended and Restated Certificate of Incorporation), taken as a whole) and not more than ten (10) calendar days from the date of adjournment, and (y) the attendance of at least one Group II Director and one Group III Director shall not be required to establish a quorum for such recalled meeting (so long as the purpose and agenda of such recalled meeting are identical to those of the adjourned meeting and no matters not set forth on such agenda are considered at such meeting, and so long as a quorum is otherwise present at such recalled meeting); provided that in no event may such adjourned meeting be convened unless there are present directors entitled to cast at least one-third of the aggregate number of votes of the total number of directors of the Board of Directors. Each director shall be entitled to a number of votes as determined pursuant to the Amended and Restated Certificate of Incorporation.

SECTION 3.08 Action Without a Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.09 Remote Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.10 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity. Notwithstanding the foregoing, the Corporation shall reimburse the Sponsor Stockholders in connection with meetings of the Board of Directors and its committees as provided in the Sponsor Stockholders Agreements.

SECTION 3.11 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

COMMITTEES

SECTION 4.01 Committees; Committee Rules. Subject to the provisions of the Sponsor Stockholders Agreements, the Board of Directors may designate from time to time one or more committees, including, without

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limitation, an Audit Committee, a Capital Stock Committee and such other committees as may be required by the Sponsor Stockholders Agreements, each such committee to consist of one or more of the directors of the Corporation, in each case subject to the provisions of the Sponsor Stockholders Agreements. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee, in each case subject to the provisions of the Sponsor Stockholders Agreements. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee and consistent with the provisions of the Sponsor Stockholders Agreements, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee and in each case consistent with the provisions of the Sponsor Stockholders Agreements. Unless otherwise provided in such a resolution, the presence of directors representing a majority of the voting power of the members of the committee shall be necessary to constitute a quorum, provided that (i) if a committee has one or more Group II Directors as its members, the presence of at least one Group II Director shall be necessary to constitute a quorum and (ii) if a committee has one or more Group III Directors as its members, the presence of at least one Group III Director shall be necessary to constitute a quorum; and, unless otherwise provided in these Bylaws or the Sponsor Stockholders Agreements, all matters shall be determined by a vote of members representing a majority of the voting power of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member consistent with the provisions of the Sponsor Stockholders Agreements.

SECTION 4.02 Capital Stock Committee. For so long as any shares of Class V Common Stock remain outstanding, the Board of Directors shall maintain a Capital Stock Committee, which committee shall consist of at least three members, and shall at all times be composed of directors a majority of whom the Board of Directors has determined satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed or, if the Class V Common Stock is not so listed, then of a company listed on the New York Stock Exchange. Each member of the Capital Stock Committee shall have one vote on all matters to come before the committee.

The Capital Stock Committee shall have and may exercise such powers, authority and responsibilities as may be granted by the Board of Directors in connection with the adoption of general policies governing the relationship between business groups or otherwise, including such powers, authority and responsibilities as are granted by the Board of Directors with respect to, among other things: (a) the business and financial relationships between the DHI Group (or any business or subsidiary allocated thereto) and the Class V Group (or any business or subsidiary allocated thereto) and (b) any matters arising in connection therewith. In addition, the Board of Directors shall not approve any (i) investment made by or attributed to the Class V Group, including any investment of any dividends received on the VMware, Inc. shares attributed to the Class V Group, other than (A) investments made by VMware, Inc. or (B) any reallocation related to the Retained Interest Dividend Amount or Retained Interest Redemption Amount, (ii) allocation of any acquired assets, businesses or liabilities to the Class V Group, (iii) allocation or reallocation of any assets, businesses or liabilities from one Group to the other (other than a pledge of any assets of one Group to secure obligations of the other, or any foreclosure on the assets subject to such a pledge), or (iv) resolution, or the submission to the shareholders of the Company of any

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resolution, setting forth an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class V Common Stock or any series thereof at any time the common stock of VMware, Inc. is publicly traded on a U.S. securities exchange and VMware, Inc. is required to file reports under Sections 13 and 15(d) of the Exchange Act, in the case of each of clause (i)-(iv), without the consent of the Capital Stock Committee. Any Board of Directors determination to amend, modify or rescind such general policies shall be effective only with the approval of the Capital Stock Committee.

Notwithstanding anything to the contrary contained herein, for so long as any shares of Class V Common Stock remain outstanding, this Section 4.02 shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates (as defined in the Amended and Restated Certificate of Incorporation), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon voting together as a separate class and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

For purposes of this Section 4.02, all capitalized terms used in this Section 4.02 but not defined herein shall have the respective meanings assigned thereto in the Amended and Restated Certificate of Incorporation.

ARTICLE V

OFFICERS

SECTION 5.01 Number. The officers of the Corporation shall include a Chief Executive Officer (who shall also be President for the purpose of the DGCL, unless otherwise determined by the Board of Directors), a Chief Financial Officer, a Chief Legal Officer or General Counsel and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 5.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors. The Board of Directors may appoint one or more officers called a Vice Chairman, each of whom does not need to be a member of the Board of Directors.

SECTION 5.03 Chief Executive Officer. The Chief Executive Officer shall have general executive charge, management and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. The selection of the Chief Executive Officer shall be subject to the provisions of the Amended and Restated Certificate of Incorporation and the Sponsor Stockholders Agreements.

SECTION 5.04 President/Vice Presidents. The President and each Vice President, if any are elected (of whom one or more may be designated an Executive Vice President or Senior Vice President), shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

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SECTION 5.05 Chief Financial Officer. The Chief Financial Officer shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.06 Chief Legal Officer/General Counsel. The Chief Legal Officer or General Counsel shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.07 Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. He or she shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.08 Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

SECTION 5.09 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

SECTION 5.10 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 5.11 Contracts and Other Documents. The Chief Executive Officer, the Secretary and such other officer or officers as may from time to time be authorized by the Chief Executive Officer, the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors to authorize such action, shall each have the power to sign and execute on behalf of the Corporation deeds, conveyances, contracts and any and all other documents requiring execution by the Corporation.

SECTION 5.12 Ownership of Securities of Another Entity. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or

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equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation, in each case consistent with the provisions of the Sponsor Stockholders Agreements.

SECTION 5.13 Delegation of Duties. In the absence or upon the disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 5.14 Resignation and Removal. Subject to the provisions of the Amended and Restated Certificate of Incorporation, any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03.

SECTION 5.15 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE VI

STOCK

SECTION 6.01 Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, (a) the Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 6.02 Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

SECTION 6.03 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives in the manner prescribed by law, the Amended and Restated Certificate of Incorporation, these Bylaws and the Sponsor Stockholders Agreements, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation.

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SECTION 6.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 6.05 List of Stockholders Entitled To Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then, in addition to the foregoing requirements, a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then, in addition to the foregoing requirements, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 6.06 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change,

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conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 6.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, to the fullest extent permitted by applicable law, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by applicable law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VII

NOTICE AND WAIVER OF NOTICE

SECTION 7.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 7.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Right to Indemnification. Each person who was or is a party, is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or

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proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including any and all appeals (hereinafter a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or an officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each, a “Person”), or by reason of any action alleged to have been taken or omitted by such person in any such capacity or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), from and against all loss and liability suffered and expenses (including, without limitation, attorneys’ fees, costs and expenses), judgments, fines ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred by or on behalf of an indemnitee in connection with such action, suit or proceeding, including any appeals or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to serve in the capacity which initially entitled such indemnitee to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 8.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors; provided, further, that the Corporation shall not be obligated under this Section 8.01: (a) to indemnify an indemnitee under these Bylaws for any amounts paid in settlement of an action, suit or proceeding unless the Corporation consents to such settlement, which consent shall not be unreasonably withheld, delayed or conditioned, or (b) to indemnify an indemnitee for any disgorgement of profits made from the purchase or sale by indemnitee of securities of the Corporation under Section 16(b) of the Exchange Act.

In addition, subject to Section 8.04, the Corporation shall not be liable under this Article VIII to make any payment of amounts otherwise indemnifiable hereunder (including, without limitation, judgments, fines and amounts paid in settlement) if and to the extent that the indemnitee has otherwise actually received such payment under this Article VIII or any insurance policy, contract, agreement or otherwise.

SECTION 8.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01, an indemnitee shall also have the right, to the fullest extent permitted by the DGCL, to be paid by the Corporation the expenses (including attorney’s fees, costs and expenses) incurred by the indemnitee in appearing at, participating in or defending, or otherwise arising out of or related to, any action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII pursuant to Section 8.03 (hereinafter an “advancement of expenses”); provided, however, that,

(a) if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay any amounts so advanced (without interest) to the extent that it is determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 8.01 and 8.02 or otherwise;

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(b) with respect to any action suit or proceeding of which the Corporation is so notified, the Corporation shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to indemnitee, upon the delivery to indemnitee of written notice of its election to do so.

SECTION 8.03 Right of Indemnitee to Bring Suit. In the event that (i) following a final adjudication, the Corporation determines in accordance with this Article VIII that the indemnitee is not entitled to indemnification, (ii) following a final adjudication, the Corporation denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within thirty (30) days following receipt of a request for indemnification as described above, (iii) payment of a claim under Section 8.01 or 8.02 is not paid in full by the Corporation within (a) ninety (90) days after a written claim for indemnification has been received by the Corporation following a final adjudication or (b) fifteen (15) days after a written claim for an advancement of expenses has been received by the Corporation or (iv) any other person takes or threatens to take any action designed to deny, or to recover from, the indemnitee the benefits provided or intended to be provided to the indemnitee under this Article VIII, the indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense (including attorneys’ fees, costs and expenses) of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder following a final adjudication (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

SECTION 8.04 Indemnification Not Exclusive. (a) The provisions for indemnification to or the advancement of expenses and costs to any indemnitee under this Article VIII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VIII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by applicable law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, the Amended and Restated Certificate of Incorporation, other agreements or arrangements, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation shall be fully and primarily responsible for payments to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of (i) the DGCL, (ii) the Amended and Restated Certificate of Incorporation, (iii) this

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Article VIII, (iv) any other agreement between the Corporation or any of the Corporation’s Affiliates (as defined in the Amended and Restated Certificate of Incorporation) and the indemnitee pursuant to which the indemnitee is indemnified, (v) the laws of the jurisdiction of incorporation or organization of the Corporation or any of its Affiliates and/or (vi) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of the Corporation or any of its Affiliates irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation or any of its Affiliates be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation or any of its Affiliates hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 8.04(b) and entitled to enforce this Section 8.04(b).

For purposes of this Section 8.04(b), the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Corporation and any indemnity-related entity pursuant to the DGCL, any agreement with and/or any certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

SECTION 8.05 Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 8.06 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. Subject to Section 8.04, in the event of any payment by the Corporation under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee with respect to any insurance policy or any other indemnity agreement covering the indemnitee. The indemnitee shall execute all papers required and take all reasonable action necessary to secure such rights, including

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execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by the indemnitee in connection with such subrogation.

SECTION 8.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, individually or as a group, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 8.08 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 9.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 9.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall consist of the 52- or 53-week period ending on the Friday nearest January 31.

SECTION 9.04 Construction; Section Headings. For purposes of these Bylaws, unless the context otherwise requires, (i) references to “Articles” and “Sections” refer to articles and sections of these Bylaws and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 9.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Amended and Restated Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE X

AMENDMENTS

SECTION 10.01 Amendments. Subject to any approvals required by the Sponsor Stockholders Agreements or Section 4.02 herein, the Board of Directors is authorized to make, alter, amend, repeal and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Amended and Restated Certificate of Incorporation.

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Annex S-B

~~FOURTH~~FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DELL TECHNOLOGIES INC.1

~~(Pursuant to Sections 242 and 245 of the General Corporation Law~~

~~of the State of Delaware)~~

~~Dell Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation ”), hereby certifies as follows:~~

~~(a)    The name of the Corporation is Dell Technologies Inc. Dell Technologies Inc. was originally incorporated under the name Denali Holding Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 31, 2013, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2013, the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 10, 2013, the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2013 and a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2016.~~

~~(b)    This Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245, and by written consent of stockholders in accordance with Section 228, of the General Corporation Law of the State of Delaware (the “DGCL”).~~

~~(c)    This Fourth Amended and Restated Certificate of Incorporation shall become effective at 7:30 a.m. EDT on September 7, 2016.~~

~~(d)    This Fourth Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation in its entirety as follows:~~

ARTICLE I

The name of the Corporation is “Dell Technologies Inc.”

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

[1]	Note: The Fourth Amended and Restated Certificate of Incorporation, as set forth in this Annex S-B, reflects the amendments thereto effected by the Certificate of Amendment dated as of June 27, 2017.

ARTICLE IV

The total authorized number of shares of capital stock of the Corporation shall be nine billion, one-hundred forty-four million, twenty-five thousand, three-hundred and eight (9,144,025,308) shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”); and (ii) nine billion, one-hundred forty-three million, twenty-five thousand, three-hundred and eight (9,143,025,308) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

ARTICLE V

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Incorporation:

Section 5.1    Preferred Stock.

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a certificate of designation executed, acknowledged, and filed in accordance with Sections 103 and 151 of the DGCL. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

(b) To the fullest extent permitted by the DGCL, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Incorporation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.

(c) Subject to the provisions of this Article V and to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2    Common Stock.

There shall be five series of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a) DHI Common Stock. One series of common stock of the Corporation is ~~hereby created and~~ designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, par value $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is ~~hereby created and~~ designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, par value $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is ~~hereby created and~~ designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, par value $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is ~~hereby created and~~ designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, par value $0.01 per share (the “Class D Common Stock,” and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “DHI Common Stock”).

(b) Class V Common Stock. One series of common stock of the Corporation is ~~hereby created and~~ designated as “Class V Common Stock” consisting of three-hundred forty-three million, twenty-five thousand, three hundred and eight (343,025,308) shares, par value $0.01 per share (the “Class V Common Stock”). Each share of Class V

Common Stock shall be identical in all respects and will have equal rights, powers and privileges to each other share of Class V Common Stock. From and after the time of effectiveness of this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not issue any shares of Class V Common Stock.

(c) [Reserved].

~~(c)    Reclassification. Upon the effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Incorporation, (a) each share of Series A Common Stock of the Corporation, par value $0.01 per share (the “Series A Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class A Common Stock on a one-for-one basis, (b) each share of Series B Common Stock of the Corporation, par value $0.01 per share (the “Series B Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class B Common Stock on a one-for-one basis, and (c) each share of Series C Common Stock of the Corporation, par value $0.01 per share (together with the Series A Stock and the Series B Stock, the “Original Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class C Common Stock on a one-for-one basis, in each case without any action by any holder thereof.~~

(d) Restrictions on Corporate Actions.

(1) From the Effective Date through the two-year anniversary of the Effective Date, the Corporation and its Subsidiaries will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, in each case unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Corporation for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

(2) For so long as any shares of Class V Common Stock remain outstanding, the Corporation shall not authorize or issue any class or series of common stock (other than (i) Class V Common Stock or (ii) common stock of the Corporation with an Inter-Group Interest in the Class V Group) intended to reflect an economic interest of the Corporation in assets comprising the Class V Group, including common stock of VMware.

(e) Dividends. Subject to the provisions of any Preferred Stock Series Resolution:

(1) Dividends on Class V Common Stock.

(A) Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Class V Group Available Dividend Amount.

(B) If the Number of Retained Interest Shares is greater than zero on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

(I) if such dividend consists of cash, Publicly Traded securities (other than shares of Class V Common Stock) or other assets, the Corporation will attribute to the DHI Group (a “Retained Interest Dividend”) an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Board of Directors (the “Retained Interest Dividend Amount”), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) a fraction, the numerator of which is the Fair Value of such dividend payable to the holders of outstanding shares of Class V Common Stock, as determined in good faith by the Board of Directors, and the denominator of which is the number of shares of Class V Common Stock outstanding as of such record date; or

(II) if such dividend consists of shares of Class V Common Stock (including dividends of Convertible Securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) the number of shares (including any fraction of a share) of Class V Common Stock issuable to a holder for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to Section 5.2(m)(3)(D), in connection with a Class V Group Disposition, the Retained Interest Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Class V Common Stock received in connection with such Class V Group Disposition.

A Retained Interest Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

(2) Dividends on DHI Common Stock.

(A) Dividends on the DHI Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the DHI Group Available Dividend Amount.

(B) Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the DHI Common Stock out of the assets or funds of the Corporation legally available therefor; provided, however, that in the event that any such dividend is paid in the form of shares of DHI Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of DHI Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.

(C) Dividends of Class V Common Stock (or dividends of Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Common Stock if the Number of Retained Interest Shares is greater than zero on the record date for any such dividend, but only if the sum of:

(I) the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

(II) the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group is less than or equal to the Number of Retained Interest Shares.

(3) Discrimination between DHI Common Stock and Class V Common Stock. The Board of Directors shall have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Common Stock, in equal or unequal amounts, or only on the DHI Common Stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Common Stock or the Class V Common Stock, or any other factor.

(f) Liquidation and Dissolution.

(1) General. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation (regardless of the Group to which such shares are attributed), the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Common Stock and Class V Common Stock.

Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(f).

(2) Liquidation Units. The liquidation units per share of Class V Common Stock in relation to the DHI Common Stock shall be as follows:

(A) each share of DHI Common Stock shall have one liquidation unit; and

(B) each share of Class V Common Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period commencing on (and including) the first Trading Day on which the Class V Common Stock trades in the “regular way” market, by (y) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period (unless such shares of Class C Common Stock are not Publicly Traded, in which case the Fair Value of a share of Class C Common Stock, determined as of the fifth Trading Day of such period, shall be used for purposes of (y));

provided, that if, after the Effective Date, the Corporation, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

Whenever an adjustment is made to liquidation units under this Section 5.2(f), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

(g) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any series of DHI Common Stock, the outstanding shares of the other series of DHI Common Stock will be subdivided or combined in the same manner.

(h) Voting Rights.

(1) Voting Generally. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder shall be entitled to one vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote); and (v) each holder of record of Class V Common Stock shall be entitled to one vote per share of Class V Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except (A) as may otherwise be provided in this Certificate of Incorporation, or (B) as may otherwise be required by the laws of the State of Delaware, the holders of shares of all classes of Common Stock will vote as one class with respect to the election of Group I Directors (as defined below) and with respect to all other matters to be voted on by stockholders of the Corporation; provided, that the holders of Class A Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group II Directors ~~and~~(as defined below), the holders of Class B Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group III Directors (as defined below), and the holders of Class C Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of the Group IV Director (as defined below).

(2) Special Voting Rights.

(A) If the Corporation proposes to (i) amend this Certificate of Incorporation (A) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (B) to make any amendment, change or alteration to the restrictions on corporate actions described in Section 5.2(d), in each case whether by merger, consolidation or otherwise, or (ii) effect any merger or business combination as a result of which (A) the holders of all classes and series of Common Stock shall no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (B) the holders of Class V Common Stock do not receive consideration of the same type as the other classes or series of Common Stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate Fair Value of the outstanding Class V Common Stock over the 30-Trading Day period ending on the Trading Day preceding the date of the first public announcement of such merger or business combination to the aggregate Fair Value of the other outstanding classes or series of Common Stock over the same 30-Trading Day period (unless such securities are not Publicly Traded, in which case the aggregate Fair Value of such securities shall be determined as of the fifth Trading Day of such period), then in each case, such action will be subject to receipt by the Corporation of, and will not be undertaken unless the Corporation has received, the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any vote taken pursuant to this Section 5.2(h)(2)(A) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by law to be taken with respect to the applicable action.

(B) For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Bylaws shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock

present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class, and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

(C) Except as expressly provided herein, no class or series of Common Stock shall be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Incorporation that (i) would increase (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter; provided, that this Section 5.2(h)(2)(C) shall only apply to a proposed increase in the number of authorized shares of Class V Common Stock when such increase has received the approval of the Capital Stock Committee of the Board of Directors in such circumstances and as provided in the Bylaws.

(i) Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of DHI Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of DHI Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of DHI Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of DHI Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with a merger, consolidation, other business combination, or tender or exchange offer involving the Corporation.

(j) Senior, Parity or Junior Stock.

(1) Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2) Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank junior to the Preferred Stock.

(k) Reservation and Retirement of Shares.

(1) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2) Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(l) No Preemptive Rights.

Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(m) Other Provisions Relating to the Exchange of Class V Common Stock.

(1) Redemption for VMware Stock. At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock of VMware (the “Distributed VMware Shares”), as provided herein. Each outstanding share of Class V Common Stock shall be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this Section 5.2(m)(1) shall occur on the date set forth in the public notice made pursuant to Section 5.2(m)(4)(B) (the “Class V Group VMware Redemption Date”). The Corporation shall not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this Section 5.2(m)(1) without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with this Section 5.2(m)(1).

(2) Redemption for Securities of Class V Group Subsidiary. At any time at which a wholly-owned Subsidiary of the Corporation (the “Class V Group Subsidiary”) holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of such Class V Group Subsidiary, as provided herein; provided, that the common stock received is the only outstanding equity security of such Class V Group Subsidiary, and provided, further, that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group Subsidiary to be delivered in redemption of each outstanding share of Class V Common Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the product of (I) the number of outstanding shares of common stock of the Class V Group Subsidiary and (II) the Outstanding Interest Fraction, by (y) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date. The Corporation shall not redeem shares of Class V Common Stock for shares of common stock of the Class V Group Subsidiary pursuant to this Section 5.2(m)(2) without redeeming all outstanding shares of Class V Common Stock in accordance with this Section 5.2(m)(2).

Any redemption pursuant to this Section 5.2(m)(2) will occur on a Class V Group Redemption Date set forth in a notice to holders of Class V Common Stock pursuant to Section 5.2(m)(4)(B).

If the Board of Directors determines to effect a redemption of the Class V Common Stock pursuant to this Section 5.2(m)(2), shares of Class V Common Stock shall be redeemed in exchange for a common stock of the Class V Group Subsidiary, as determined by the Board of Directors, on an equal per share basis.

(3) Dividend, Redemption or Conversion in Case of Class V Group Disposition. In the event of a Class V Group Disposition (other than in one or a series of Excluded Transactions), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Class V Group Disposition and in accordance with the applicable provisions of this Section 5.2, take the actions referred to in one of Section 5.2(m)(3)(A), (B), (C) or (D) below, as elected by the Board of Directors:

(A) Subject to Section 5.2(e)(1), the Corporation may declare and pay a dividend payable in cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e).

(B) Provided that there are assets of the Corporation legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to Section 5.2(m)(3)(A) in lieu of effecting the redemption provided for in this Section 5.2(m)(3)(B), the Corporation may apply an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the Class V Group Redemption Selection Date (the “Class V Group Redemption Amount”) to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C); provided, that if such Class V Group Disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption pursuant to this Section 5.2(m)(3)(B) shall be a redemption of all outstanding shares of Class V Common Stock in exchange for an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof, with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition, on an equal per share basis.

(C) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) into an aggregate number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) by (II) the Average Market Value of one share of Class C Common Stock over the same 10-Trading Day period.

(D) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by Section 5.2(m)(3)(C) with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in Section 5.2(m)(3)(A) (in the case of a dividend) or Section 5.2(m)(3)(B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate of Incorporation referred to therein).

In the event the Board of Directors elects the option described in this Section 5.2(m)(3)(D), the portion of the outstanding shares of Class V Common Stock to be converted into validly issued, fully paid and non-assessable shares of Class C Common Stock shall be determined by the Board of Directors and shall be so converted at the conversion rate determined in accordance with Section 5.2(m)(3)(C) and the Corporation shall (x) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e), or (y) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, shall be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group Disposition in accordance with this Section 5.2(m)(3)(D) and any related adjustment to the Number of Retained Interest Shares, by (II) one (1) minus a fraction, the numerator of which shall be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with this Section 5.2(m)(3)(D) and the denominator of which shall be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of all (not merely substantially all) of the assets of the Class V Group, then all remaining outstanding shares of Class V Common Stock shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this Section 5.2(m)(3)(D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed shall be determined in accordance with Section 5.2(m)(3)(B), substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this Section 5.2(m)(3)(D), and such shares shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the case of a redemption, the allocation of the cash, Publicly Traded securities (other than securities of the Corporation) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed shall be made in the manner contemplated by Section 5.2(m)(3)(B).

For purposes of this Section 5.2(m)(3) and the definition of “Class V Group Disposition” provided in Article XV:

(1) as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Class V Group as of such date;

(2) in the case of a Class V Group Disposition effected in a series of related transactions, such Class V Group Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

(3) if the Board of Directors seeks the approval of the holders of Class V Common Stock entitled to vote on thereon to qualify a Class V Group Disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this Section 5.2(m)(3) and Section 5.2(m)(4), and no subsequent vote may be taken to qualify such Class V Group Disposition as an Excluded Transaction; and

(4) in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) at a time when the Number of Retained Interest Shares is greater than zero, the Corporation will attribute to the DHI Group concurrently with such redemption an aggregate amount (the “Retained Interest Redemption Amount”) of cash, securities (other than securities of the Corporation) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Class V Group Net Proceeds and (y) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with Section 5.2(m)(3)(B) or (D) (such attribution, the “Retained Interest Partial Redemption”). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in subparagraph (ii)(B) of the definition of “Number of Retained Interest Shares” provided in Article XV. The Retained Interest Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

(4) General.

(A) If the Corporation determines to convert all of the shares of Class V Common Stock pursuant to Section 5.2(r), not less than 10 days prior to the Class V Group Conversion Date the Corporation shall announce publicly by press release:

(I) that all outstanding shares of Class V Common Stock shall be converted pursuant to Section 5.2(r) on the Class V Group Conversion Date;

(II) the Class V Group Conversion Date, which shall not be more than 45 days following the Determination Date;

(III) the number of shares of Class C Common Stock to be received with respect to each share of Class V Common Stock; and

(IV) instructions as to how shares of Class V Common Stock may be surrendered for conversion.

(B) If the Corporation determines to exchange shares of Class V Common Stock pursuant to Section 5.2(m)(1) or to redeem shares of Class V Common Stock pursuant to Section 5.2(m)(2), the Corporation shall announce publicly by press release:

(I) that the Corporation intends to exchange or redeem, as applicable, all outstanding shares of Class V Common Stock for Distributed VMware Shares pursuant to Section 5.2(m)(1) or common stock of the Class V Group Subsidiary pursuant to Section 5.2(m)(2), as applicable, subject to any applicable conditions;

(II) the class or series of securities to be received with respect to the shares of Class V Common Stock to be exchanged or redeemed, as applicable, and the Outstanding Interest Fraction as of the date of such notice;

(III) the Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date, as applicable, which shall not be earlier than the 10th day following the date of such press release;

(IV) the Class V Group VMware Redemption Date or Class V Group Redemption Date, as applicable, which shall not be earlier then the 10th day following the date of such press release and shall not be later than the 120th Trading Day following the date of such press release;

(V) if the Board of Directors so determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such press release may specify) immediately preceding the specified Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date;

(VI) the number of shares of VMware common stock or of the Class V Group Subsidiary, as applicable, attributable to the DHI Group, and the Number of Retained Interest Shares used in determining such number; and

(VII) instructions as to how shares of Class V Common Stock may be surrendered for exchange or redemption, as applicable.

(C) Not later than the 10th Trading Day following the consummation of a Class V Group Disposition referred to in Section 5.2(m)(3), the Corporation shall announce publicly by press release the Class V Group Net Proceeds of such Class V Group Disposition. Not later than the 30th Trading Day following the consummation of such Class V Group Disposition (and in the event a 10-Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to Section 5.2(m)(3), not earlier than the 12th Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in the first sentence of this Section 5.2(m)(4)(C)), the Corporation shall announce publicly by press release (to the extent applicable):

(I) which of the actions specified in Section 5.2(m)(3)(A), (B), (C) or (D) the Corporation has irrevocably determined to take;

(II) as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to Section 5.2(m)(3)(A) or (D), the Class V Group Redemption Selection Date for the redemption of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) or the Class V Group Conversion Selection Date for the partial conversion of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(D), which record date, Class V Group Redemption Selection Date or Class V Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

(III) the Outstanding Interest Fraction as of the date of such notice;

(IV) the anticipated dividend payment date, Class V Group Redemption Date, and/or Class V Group Conversion Date, as applicable, which in either case shall not be more than 85 Trading Days following such Class V Group Disposition; and

(V) unless the Board of Directors otherwise determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) immediately preceding the specified Class V Group Redemption Selection Date or the Class V Group Conversion Selection Date.

If the Corporation determines to undertake a redemption of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(B) or (D), or a conversion of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(C) or (D), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Class V Group Redemption Date or Class V Group Conversion Date, and will announce, as applicable:

(I) the Class V Group Redemption Date or Class V Group Conversion Date, which in each case shall not be more than 85 Trading Days following such Class V Group Disposition;

(II) the number of shares of Class V Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Class V Common Stock will be redeemed or converted;

(III) the kind and amount of per share consideration to be received with respect to each share of Class V Common Stock to be redeemed or converted and the Outstanding Interest Fraction as of the date of such notice;

(IV) with respect to a partial redemption under Section 5.2(m)(3)(B) or (D), the Number of Retained Interest Shares as of the Class V Group Redemption Selection Date;

(V) with respect to a dividend under Section 5.2(m)(3)(D), the Number of Retained Interest Shares as of the record date for the dividend and the Retained Interest Dividend Amount attributable to the DHI Group; and

(VI) instructions as to how shares of Class V Common Stock may be surrendered for redemption or conversion.

(D) The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Class V Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Class V Common Stock pursuant to this Section 5.2, as applicable.

(E) All public announcements made pursuant to Section 5.2(m)(4)(A), (B) or (C) shall include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal U.S. securities exchange on which the Class V Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

(F) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class V Common Stock; provided, however, that, except as otherwise contemplated by Section 5.2(m)(3)(D), if the Class V Group Conversion Date or the Class V Group Redemption Date with respect to any shares of Class V Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Class V Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

(G) Before any holder of shares of Class V Common Stock shall be entitled to receive certificate(s) or book-entry interests representing shares of any kind of capital stock or cash, Publicly Traded securities or other assets to be received by such holder with respect to shares of Class V Common Stock pursuant to Section 5.2(r) or this Section 5.2(m), such holder shall surrender certificate(s) or book-entry interests representing such shares of Class V Common Stock in such manner and with such written instruments or transfer as the Corporation shall specify. The Corporation will, as soon as practicable after such surrender of certificate(s) or book-entry interests representing shares of Class V Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Class V Common Stock were so surrendered, or to the nominee or nominees of such holder, certificate(s) or book-entry interests representing the number of shares of the kind of capital stock or cash, Publicly Traded securities or other assets to which such Person shall be entitled as aforesaid, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I). If less than all of the shares of Class V Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares (including fractional shares) of Class V Common Stock not redeemed.

(H) From and after any applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, all rights of a holder of shares of Class V Common Stock that were converted, redeemed or exchanged on such Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware ~~RedemptionDate~~Redemption Date, as applicable, shall cease except for the right, upon surrender of certificate(s) or book-entry interests representing such shares of Class V Common Stock, to receive certificate(s) or book-entry interests representing shares of the kind and amount of capital stock or cash, Publicly Traded securities or other assets for which such shares were converted, redeemed or exchanged, as applicable, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I), and such holder shall have no other or further rights in respect of the shares of Class V Common Stock so converted, redeemed or exchanged. No holder of a certificate or book-entry interest which immediately prior to the applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date represented shares of Class V Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Class V Common Stock was converted, redeemed or exchanged until surrender of such holder’s certificate or book-entry interest for certificate(s) or book-entry interests representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date prior to the Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of shares of the kind of capital stock represented by the certificate(s) or book-entry interests issued upon such surrender. Notwithstanding the foregoing, from and after a Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, the Corporation will be entitled to treat certificates and book-entry interests representing shares of Class V Common Stock that have not yet been surrendered for conversion, redemption or exchange in accordance with Section 5.2(m)(4)(G) as evidencing the ownership of the number of shares of the kind or kinds of capital stock for which the shares of Class V Common Stock represented by such certificates or book-entry interests shall have been converted, redeemed or exchanged in accordance with Section 5.2(r) or this Section 5.2(m), notwithstanding the failure of the holder thereof to surrender such certificates or book-entry interests.

(I) The Corporation shall not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Class V Common Stock upon any conversion, redemption, exchange, dividend or other distribution pursuant to this Section 5.2. In connection with the determination of the number of shares of any class or series of capital stock that shall be issuable or the amount of other securities that shall be deliverable to any holder of record of Class V Common Stock upon any such conversion, redemption, exchange, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Class V Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Class V Common Stock includes a fraction, the Corporation shall pay, or shall cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the Fair Value of such fraction (without interest).

(J) Any deadline for effecting a redemption, conversion, or exchange prescribed by Section 5.2(r) or this Section 5.2(m) may be extended in the discretion of the Board of Directors if deemed necessary or appropriate to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

(n) Treatment of Convertible Securities. After any Class V Group Redemption Date or Class V Group Conversion Date on which all outstanding shares of Class V Common Stock are redeemed or converted, any share of Class V Common Stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

(1) in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to Section 5.2(m)(3)(B) or Section 5.2(m)(2), be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

(2) in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D) or Section 5.2(r), be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence of this Section 5.2(n) shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of Class V Common Stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

(o) Deemed Conversion of Certain Convertible Securities. To the extent Convertible Securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an Inter-Group Interest in the Class V Group, in addition to making an adjustment pursuant to Section 5.2(e)(1)(B)(II), the Corporation may, when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to subparagraph (iii) of the definition of “Number of Retained Interest Shares” provided in Article XV, and must do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the DHI Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Class V Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by the DHI Group and such Convertible Securities shall no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise shall be filed with the Secretary of the Corporation and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

(p) Certain Determinations by the Board of Directors.

(1) General. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (b) the application of the provisions of this Certificate of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Common Stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 5.2(p); provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be effective only if made in accordance with the Bylaws. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

(A) Upon any acquisition by the Corporation or its Subsidiaries of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either Group, the Board of Directors shall determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) shall be for the benefit of the DHI Group or the Class V Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of DHI Group or Class V Group set forth in Article XV, as the case may be.

(B) Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Board of Directors shall determine, based on whether the cash or other assets paid in such repurchase were attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased shall increase such Number of Retained Interest Shares.

(C) Upon any issuance by the Corporation or any Subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such Convertible Securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto shall, in whole or in part, reduce such Number of Retained Interest Shares.

(D) Upon any issuance of any shares of preferred stock (or stock other than Common Stock) of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Common Stock) in the business of either Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

(E) Upon any redemption or repurchase by the Corporation or any Subsidiary thereof of shares of preferred stock (or stock other than Common Stock) of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Common Stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

(F) Upon any transfer to either Group of businesses, assets or properties attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(G) Upon any assumption by either Group of liabilities or preferred stock attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the assuming Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(2) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 5.2(p) or any other provision in this Certificate of Incorporation, at any time when there are no shares of Class V Common Stock outstanding (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), the Corporation need not:

(A) attribute any of the businesses, assets, properties, liabilities or preferred stock of the Corporation or any of its Subsidiaries to the DHI Group or the Class V Group; or

(B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Section 5.2(p), and in such circumstances the holders of the shares of DHI Common Stock outstanding shall (unless otherwise specifically provided in this Certificate of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

(3) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 5.2(p) or otherwise in furtherance of the application of this Section 5.2 shall be final and binding; provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be final and binding only if made in accordance with the Bylaws.

(q) Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(1) At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.

(2) If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(q), such written election shall be delivered by certified mail or courier, postage prepaid, to the Corporation or the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) be accompanied by the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer). The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, and any other instruments required by this Section 5.2(q)(2).

(3) Upon receipt by the Corporation’s transfer agent of a written election accompanied by the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer), the Corporation shall deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares of Class C Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, and (ii) if applicable, a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares (including any fractional share) of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.

(4) Notwithstanding anything in this Certificate of Incorporation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, (x) in a transfer pursuant to a Qualified Sale Transaction or (y) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the MSD Partners Stockholders and their Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(r) Conversion of Class V Common Stock into Class C Common Stock at the Option of the Corporation.

(1) At the option of the Corporation, exercisable at any time the Class C Common Stock is then Publicly Traded, the Board of Directors may authorize (the date the Board of Directors makes such authorization, the “Determination Date”) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable Publicly Traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage as of the Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period.

(2) At the option of the Corporation, if a Tax Event occurs, the Board of Directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period; provided, that such conversion shall only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

(3) If the Corporation determines to convert shares of Class V Common Stock into Class C Common Stock pursuant to this Section 5.2(r), such conversion shall occur on a Class V Group Conversion Date on or prior to the 45th day following the Determination Date and shall otherwise be effected in accordance with the provisions of Section 5.2(m)(4).

(4) The Corporation shall not convert shares of Class V Common Stock into shares of Class C Common Stock pursuant to this Section 5.2(r) without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock in accordance with this Section 5.2(r).

(s) Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

ARTICLE VI

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of:

(1) The Group I directors (the “Group I Directors”)~~, who shall initially number three (3)~~. The holders of Common Stock (other than the holders of Class D Common Stock), voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors ~~may be increased (to no more than seven (7)) or decreased (to no~~shall not be less than three (3)~~) by action of the Board of Directors that includes the affirmative vote of (i) a majority of the Board of Directors, (ii) a majority of the Group II Directors (as defined below) and (iii) a majority of the~~ nor more than twenty (20) as shall be determined in accordance with the Bylaws. Notwithstanding the immediately preceding sentence, upon the occurrence of a Designation Rights Trigger Event, the number of directors constituting the Group I Directors shall automatically be increased by the number of Group II Directors and Group III Directors ~~(as defined~~that shall become Group I directors pursuant to paragraph (f) of this Article VI below~~)~~. Any newly-created directorship on the Board of Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided, that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock), voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote. ~~In~~Until a Designation Rights Trigger Event, in the event that the Board of Directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven (7), the number of Group I Directors shall automatically be increased to such number as is necessary to ensure that the voting power of the Board of Directors is equal to an aggregate of seven (7) votes (assuming, for each such calculation, full attendance by each director);

(2) Until a Designation Rights Trigger Event has occurred with respect to the Class A Common Stock, the ~~Group II directors (the “Group II Directors”), who shall initially number one (1). The initial Group II Director shall be the person who was serving immediately prior to the Effective Time as the Series A Director (as such term is defined in the Third Amended and Restated Certificate of Incorporation of the Corporation) and shall hold office until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal. The~~ holders of Class A Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group II Directors~~,~~”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock pursuant to this paragraph (2) shall immediately terminate and no right to elect Group II Directors shall thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three (3)) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class A Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group II Directors, such vacancy shall only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a series. The holders of Class A Common Stock, voting separately as a series, shall be entitled to remove any Group II Director with or without cause at any time. Each Group II Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group II Director Votes by (ii) the number of Group II Directors then in office; and

(3) Until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, the ~~Group III directors (the “Group III Directors”), who shall initially number two (2). The initial Group III Directors shall be the persons who were serving immediately prior to the Effective Time as the Series B Directors (as such term is defined in the Third Amended and Restated Certificate of Incorporation of the Corporation) and shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal. The~~ holders of Class B Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group III Directors~~,~~”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock pursuant to this paragraph (3) shall immediately terminate and no right to elect Group III Directors shall thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three (3)) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class B Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group III Directors, such vacancy or newly-created directorship shall only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a series. The holders of Class B Common Stock, voting separately as a series, shall be entitled to remove any Group III Director with or without cause at any time. Each Group III Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group III Director Votes by (ii) the number of Group III Directors then in office.

(4) Effective upon the second annual meeting of stockholders of the Corporation occurring after the consummation of the IPO, the holders of Class C Common Stock shall have the right, voting separately as a series, to elect one (1) director (the “Group IV Director”), and, voting separately as a series, shall solely be entitled to vote to remove any Group IV Director. In connection with each annual meeting of the stockholders of the Corporation, beginning with the second annual meeting of stockholders of the Corporation occurring after the consummation of the IPO, the Board of Directors will nominate one nominee as the Group IV Director, whose election will be subject to such vote of the holders of the Class C Common Stock, voting separately as a series. In the case of any vacancy occurring with respect to the Group IV Director, such vacancy may be filled by the affirmative vote of a majority of the Board of Directors then in office until the next annual meeting of stockholders of the Corporation or until the Group IV Director’s earlier removal. The holders of Class C Common Stock, voting separately as a series, shall be entitled to remove the Group IV Director with or without cause at any time. The Group IV Director shall be entitled to cast one (1) vote.

(c) No stockholders of the Corporation other than the holders of Class A Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group II Director. No stockholders of the Corporation other than the holders of the Class B Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group III Director. ~~At any~~No stockholders of the Corporation other than the holders of the Class C Common Stock shall be entitled to vote with respect to the election or the removal without cause of the Group IV Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class A Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group II Directors by such series ~~and~~, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class B Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group III Directors by such series, and the presence in person or by proxy of the holders of a majority of the outstanding shares of Class C Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of the Group IV Director by such series. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class A Common Stock, the Class B Common Stock and/or the Class ~~B~~C Common Stock shall not prevent the election of directors other than the Group II Directors, the Group III Directors, and/or the Group ~~III Directors~~IV Director, as applicable, and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group II Directors ~~and/or~~, the Group III Directors, and/or the Group IV Director, as applicable.

(d) In the event that the Group II Directors and the Group III Directors are entitled to an equal aggregate number of votes that is greater than zero (0) (assuming, for such calculation, full attendance by each applicable Group II Director and Group III Director), any matter that requires approval by the Board of Directors will require the approval of (i) a majority of the votes entitled to be cast by all directors, (ii) a majority of the votes entitled to be cast by the Group II Directors and (iii) a majority of the votes entitled to be cast by the Group III Directors.

(e) As long as (a) no IPO has occurred, (b) the number of shares of Common Stock beneficially owned by the MD Stockholders exceeds either (x) 35% of the issued and outstanding DHI Common Stock or (y) the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders and (c) no Disabling Event has occurred and is continuing, then (x) removal of the Chief Executive Officer of the Corporation shall require the approval of the holders of Class A Common Stock, voting separately as a series, and (y) unless otherwise consented to by the holders of Class A Common Stock, voting separately as a series, the Chief Executive Officer of the Corporation shall also serve as Chairman of the Board of Directors (provided, the Chief Executive Officer is a director).

(f) Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, ~~the terms of office the Group II Directors shall terminate and the number of directors comprising the Board of Directors shall be reduced accordingly~~each Group II Director then serving as a director shall become a Group I Director, and the Aggregate Group II Director Votes shall thereafter be zero (0). Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, ~~the terms of office of the Group III Directors shall terminate and the number of directors comprising the Board of Directors shall be reduced accordingly.~~each Group III Director then serving as a director shall become a Group I Director, and the Aggregate Group III Director Votes shall thereafter be zero (0).

(g) To the extent that this Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors. Notwithstanding the foregoing, each director when serving on a committee or subcommittee of the Board of Directors shall be entitled to cast that number of votes in respect of the total votes on any matter coming before such committee or subcommittee as shall be specified pursuant to the Bylaws, or if not so specified, then as may be set forth in a resolution of the Board of Directors designating such committee not inconsistent with the Bylaws or any stockholder agreement or similar contractual arrangement to which the Corporation is a party.

ARTICLE VII

Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earliest of (i) the date such director’s successor is elected and qualified, (ii) the date of such director’s death, resignation, disqualification or removal, (iii) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, and (iv) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common

Stock. In the event that Group II Directors and Group III Directors become Group I Directors pursuant to Article VI, paragraph (f), then each such director shall serve until the earliest of (i) the date such director’s successor is elected and qualified and (ii) the date of such director’s death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, shall be signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the DHI Common Stock beneficially owned by the MD Stockholders and a majority of the DHI Common Stock beneficially owned by the SLP Stockholders, if any, that are stockholders at such time, and shall be delivered to the Corporation by delivery to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

Subject to any limitations set forth in this Certificate of Incorporation, including, without limitation, pursuant to Section 5.2(h)(2)(B), and to obtaining any required stockholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the stockholders subject to any limitations set forth in this Certificate of Incorporation.

ARTICLE X

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d) If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries (which for all purposes of this Article XI shall include VMware and its subsidiaries), (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

(b) Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V and/or Article VI hereof and, (B) for so long as the MD Stockholders or the SLP Stockholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X, Article VI or this paragraph (b) of Article XII hereof.

(c) Notwithstanding anything herein to the contrary, the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class C Common Stock shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of paragraph (b)(4) of Article VI hereof that would have a material adverse effect on the powers or special rights of the Class C Common Stock pursuant to such paragraph.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XIV

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation (except as used in Section 5.2(h)(2) and the definition of “Excluded Transactions” provided in this Article XV), (i) the Corporation, its Subsidiaries and its other controlled Affiliates (including VMware and its subsidiaries) shall not be considered Affiliates of any of the Sponsor Stockholders or any of such party’s Affiliates (other than the Corporation, its Subsidiaries and its other controlled Affiliates), (ii) none of the MD Stockholders and the MSD Partners

Stockholders, on the one hand, and/or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) except with respect to Article XI, none of the Sponsor Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Stockholders or their affiliated investment funds.

“Aggregate Group II Director Votes” means, as of the date of measurement:

(i) seven (7) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Common Stock; or, so long as the foregoing subclause (i) is not applicable,

(ii) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 66 2/3% of the Reference Number;

(iii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iv) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(v) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock representing less than 10% of the Reference Number;

provided, that subject to the immediately succeeding sentence, at any time that the MD Stockholders beneficially own a number of shares of DHI Common Stock equal to or greater than 1.5 times the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders, the Aggregate Group II Director Votes will equal seven (7) votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to at least 50% of the Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes; provided, that if the Disabling Event is a Disability of MD, then this sentence shall cease to apply, and the number of votes of the Group II Directors and the Group III Directors shall be calculated without regard to this sentence, upon the cessation of such Disabling Event; provided, further, that following and during the continuance of a Disabling Event, if the MD Stockholders beneficially own at least a majority of the outstanding DHI Common Stock and an MD Stockholder enters into a Qualified Sale Transaction which requires approval of the Board of Directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Board of Directors on any such Qualified Sale Transaction, definitive agreements and filings related thereto and/or the consummation thereof shall be determined without giving effect to such Disabling Event.

“Aggregate Group III Director Votes” means, as of the date of measurement:

(i) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) equal to more than 66 2/3% of the Reference Number;

(ii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iii) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(iv) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

“Anticipated Closing Date” means the anticipated closing date of any proposed Qualified Sale Transaction, as determined in good faith by the Board of Directors on the Applicable Date.

“Applicable Conversion Percentage” means (i) from the first date the Class C Common Stock is Publicly Traded until the first anniversary thereof, 120%, (ii) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (iii) from and after the second anniversary of such date, 110%.

“Applicable Date” means, with respect to any proposed Qualified Sale Transaction, (i) the date that the applicable notice is delivered to the SLP Stockholders by the Corporation that the MD Stockholder has entered into a Qualified Sale Transaction; provided, that a definitive agreement providing for such Qualified Sale Transaction on the terms specified in such notice has been entered into with the applicable purchaser prior to delivering such notice, and (ii) in all instances other than those specified in clause (i), the date that a definitive agreement is entered into with the applicable purchaser providing for such Qualified Sale Transaction.

“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.

“Average Market Value” of a share of any class of common stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such class of common stock or such other capital stock over the applicable period prescribed in this Certificate of Incorporation.

“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to DHI Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of DHI Common Stock.

“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided, however, that no stockholder shall be deemed to beneficially own any Securities held by any other stockholder solely by virtue of the provisions of any stockholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Stockholders, all of the MD Stockholders’ DHI Common Stock, the MSD Partners Stockholders’ DHI Common Stock, all of their respective Affiliates’ DHI Common Stock and all of their respective Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Stockholders and as being outstanding (except for DHI Common Stock that was transferred by the MD Stockholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than an (i) individual or entity described in clause (1)(~~A~~a), (1)(~~B~~b), (1)(~~C~~c) or (1)(~~D~~d) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other stockholder, all of such stockholder’s DHI Common Stock, all of its Affiliates’ DHI Common Stock and all of its Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such stockholder and as being outstanding.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Incorporation.

“Capital Stock Committee” means the standing committee of the Board of Directors as provided for in the Bylaws.

“Certificate of Incorporation” means this ~~Fourth~~Fifth Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

“Class V Group” means, as of any date:

(i) the direct and indirect economic rights of the Corporation in all of the shares of common stock of VMware owned by the Corporation as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the Effective Date and as shall be determined by the Board of Directors; and

(iii) all net income and net losses arising in respect of the foregoing, including dividends received by the Corporation with respect to common stock of VMware, and the proceeds of any Disposition of any of the foregoing;

provided, that the Class V Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the Class V Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such Disposition, (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Class V Group to the DHI Group, from and after the date of such transfer or allocation, or (D) any Retained Interest Dividend Amount or Retained Interest Redemption Amount, from and after the date of such transfer or allocation.

“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group Disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Class V Group Net Proceeds of such Class V Group Disposition, by (y) the Outstanding Interest Fraction as of such date.

“Class V Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Class V Group Conversion Date” means any date and time fixed by the Board of Directors for a conversion of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Conversion Selection Date” means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of Class V Common Stock will be selected for conversion pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Conversion Date).

“Class V Group Disposition” means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more Persons.

“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, without duplication, (i) any taxes, including withholding taxes, payable by the Corporation or any of its Subsidiaries (currently, or otherwise as a result of the utilization of the Corporation’s tax attributes) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 5.2(m)(3)(A), (B) or (D), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (iii) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation or any of its Subsidiaries incurred in connection with or resulting from such Disposition or otherwise, and any liabilities for future purchase price adjustments and (iv) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such Disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

“Class V Group Redemption Date” means any date and time fixed by the Board of Directors for a redemption of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for redemption pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for exchange pursuant to Section 5.2(m)(1) (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.

“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries (including for this purpose VMware and its subsidiaries) who is also a director, officer, employee, managing director or other Affiliate of MSDC or SLP, (ii) MSDC and the MSD Partners Stockholders, and (iii) SLP and the SLP Stockholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.

“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Denali Finance” means Denali Finance Corp., a Delaware corporation.

“Designation Rights Trigger Event” means the earliest to occur of the following: (i) with respect to both the Class A Common Stock and the Class B Common Stock, an IPO, (ii) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero (0) and (iii) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero (0).

“DHI Group” means, as of any date:

(i) the direct and indirect interest of the Corporation and any of its Subsidiaries (including EMC) as of the Effective Date in all of the businesses, assets (including the VMware Notes), properties, liabilities and preferred stock of the Corporation and any of its Subsidiaries, other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of DHI Common Stock, or indebtedness or Preferred Stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any Inter-Group Interest in the Class V Group), in each case, after the Effective Date and as determined by the Board of Directors;

(iii) all net income and net losses arising in respect of the foregoing and the proceeds of any Disposition of any of the foregoing; and

(iv) an Inter-Group Interest in the Class V Group equal to one (1) minus the Outstanding Interest Fraction as of such date;

provided, that the DHI Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the DHI Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of DHI Common Stock or in redemption of shares of DHI Common Stock, from and after the date of such Disposition, or (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the DHI Group to the Class V Group (other than through the DHI Group’s Inter-Group Interest in the Class V Group, if any, pursuant to clause (iv) above), from and after the date of such transfer or allocation.

“DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Disability” means any physical or mental disability or infirmity that prevents the performance of MD’s duties as a director or Chief Executive Officer of the Corporation or any Domestic Specified Subsidiary (if, in the case of a Domestic Specified Subsidiary, MD is at the time of such disability or infirmity serving as a director or the Chief Executive Officer of such Domestic Specified Subsidiary) for a period of one hundred eighty (180) consecutive days.

“Disabling Event” means either the death, or the continuation of any Disability, of MD.

“Disposition” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term “Disposition” does not include a pledge of assets not foreclosed, or, notwithstanding the foregoing, the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole or any internal restructuring or reorganization.

“Domestic Specified Subsidiary” means each of (i) Intermediate, (ii) Denali Finance, (iii) Dell, (iv) EMC, (v) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), and

(vi) any successors and assigns of any of Intermediate, Denali Finance, Dell, EMC and Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) that are Subsidiaries of the Corporation and are organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means ~~the date on which this Certificate of Incorporation is filed with the Secretary of State of Delaware~~September 7, 2016.

“EMC” means EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation.

“Excluded Transaction” means, with respect to the Class V Group:

(i) the Disposition by the Corporation of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 5.2(f);

(ii) the Disposition of the businesses, assets, properties, liabilities and preferred stock of such Group as contemplated by Section 5.2(m)(1) or (2) or otherwise to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such class or series outstanding;

(iii) the Disposition to any wholly-owned Subsidiary of the Corporation; or

(iv) a Disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Corporation’s Affiliates), voting as a separate voting group.

“Fair Market Value” means, as of any date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by MD (or, during the existence of a Disabling Event, the MD Stockholders) and the SLP Stockholders.

“Fair Value” means, as of any date:

(i) in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

(ii) in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis (excluding any illiquidity discount), as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

(iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

(iv) in the case of assets or property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

“Group” means the DHI Group or the Class V Group.

“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).

“Initial SLP Stockholders” means the SLP Stockholders who purchased Series B Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer Series B Stock and/or DHI Common Stock.

“Initial SLP Stockholders’ Investment” means the Initial SLP Stockholders’ initial investment in the Corporation and its Subsidiaries on October 29, 2013.

“Inter-Group Interest in the Class V Group” means, as of any date, the proportionate undivided interest, if any, that the DHI Group may be deemed to hold as of such date in the assets, liabilities, properties and businesses of the Class V Group in accordance with this Certificate of Incorporation. An Inter-Group Interest in the Class V Group held by the DHI Group is expressed in terms of the Number of Retained Interest Shares.

“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.

“IPO” means the consummation of ~~an initial underwritten public offering that is registered under the Securities Act of DHI Common Stock.~~the “Merger” as defined in that certain Agreement and Plan of Merger, dated as of July 1, 2018, by and between the Corporation and Teton Merger Sub Inc., a Delaware corporation, as it may be amended and/or restated from time to time.

“IRR” means, as of any date of determination, the discount rate at which the net present value of all of the Initial SLP Stockholders’ investments in the Corporation and its Subsidiaries on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) to the date of determination and the Return to the Initial SLP Stockholders through such time equals zero, calculated for each such date that an investment was made in the Corporation or its Subsidiaries from the actual date such investment was made and for any Return, from the date such Return was received by the Initial SLP Stockholders.

“Market Value” of a share of any Publicly Traded stock on any Trading Day means the volume weighted average price of reported sales prices regular way of a share of such stock on such Trading Day, or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on any tier of the Nasdaq Stock Market, ~~providedthat~~provided that, for purposes of determining the Average Market Value for any period, (i) the “Market Value” of a share of stock on any day during such period prior to the “ex” date or any similar date for any dividend paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the “Market Value” of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the “ex” date or any similar date for any dividend with respect to any such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

“Marketable Securities” means securities that (i) are traded on an Approved Exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act) and (iv) the aggregate amount of which securities received by the Sponsor Stockholders (other than the MD Stockholders), collectively, with those received by its Affiliates, in any Qualified Sale Transaction do not constitute 10% or more of the issued and outstanding securities of such class on a pro forma basis after giving effect to such transaction. For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

“MD” means Michael S. Dell.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Related Parties” means any or all of MD, the MD Stockholders, the MSD Partners Stockholders, any Permitted Transferee of the MD Stockholders or the MSD Partners Stockholders, any Affiliate or family member of any of the foregoing and/or any business, entity or Person which any of the foregoing controls, is controlled by or is under common control with; provided, that neither the Corporation nor any of its Subsidiaries (including for this purpose VMware and its subsidiaries) shall be considered an “MD Related Party” regardless of the number of shares of Common Stock beneficially owned by the MD Stockholders.

“MD Stockholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.

“Merger” means the merger of Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of the Corporation, with and into EMC, with EMC surviving as a wholly-owned subsidiary of the Corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 12, 2015, among the Corporation, Dell, Merger Sub and EMC, as amended through the date of this Certificate of Incorporation.

“Merger Sub” means Universal Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of the Corporation.

“Minimum Return Requirement” means, with respect to the Initial SLP Stockholders, a Return with respect to their aggregate equity investment on and after October 29, 2013 in the Corporation and its Subsidiaries through the Anticipated Closing Date (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) equal to or greater than both (i) two (2.0) multiplied by the SLP Invested Amount and (ii) the amount necessary to provide the Initial SLP Stockholders with an IRR of 20.0% on the SLP Invested Amount. Whether a proposed Qualified Sale Transaction satisfies the Minimum Return Requirement will be determined as of the Applicable Date, and, for purposes of determining whether the Minimum Return Requirement has been satisfied, the Fair Market Value of any Marketable Securities (A) received prior to the Applicable Date shall be determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders and (B) to be received in the proposed Qualified Sale Transaction shall be determined as of the Applicable Date. For purposes of determining the Minimum Return Requirement, for the avoidance of doubt, other payments received by the Initial SLP Stockholders, or in respect of which the Initial SLP Stockholders have been reimbursed or indemnified shall be disregarded and shall not be considered payments received in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries.

“MSDC” means MSD Partners, L.P. and its Affiliates (other than MD for so long as MD serves as the Chief Executive Officer of the Corporation).

“MSD Partners Stockholders” means, collectively, (a) MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the MSD Partners Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with this Certificate of Incorporation, which shall be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by the Corporation and its Subsidiaries on the Effective Date minus the number of shares of Class V Common Stock to be issued on the Effective Date, and will from time to time thereafter be (without duplication):

(i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

(ii) decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Common Stock pursuant to Section 5.2(e)(2)(B); (B) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to Section 5.2(m)(3)(B) or (D), as applicable, by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (C) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Retained Interest Shares and (D) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (y) the Fair Value of a share of Class V Common Stock as of the date of such transfer or allocation;

(iii) increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the DHI Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (z) following their conversion into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D); (B) in accordance with the applicable provisions of Section 5.2(e)(1)(B)(II); (C) by the number of shares of Class V Common Stock into or for which Convertible Securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to Section 5.2(o), and (D) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (II) the Fair Value of a share of Class V common Stock as of the date of such contribution; and

(iv) increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of Section 5.2 to reflect the economic substance of any other event or circumstance; provided, that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Whenever a change in the Number of Retained Interest Shares occurs, the Corporation will promptly thereafter prepare and file a statement of such change and the amount to be allocated to the DHI Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

“outstanding,” when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding, with respect to the Corporation, which are attributable to the Number of Retained Interest Shares.

“Outstanding Interest Fraction” as of any date, means a fraction, the numerator of which is the aggregate number of shares of Class V Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Class V Common Stock outstanding on such date, plus (ii) the Number of Retained Interest Shares as of such date, provided, that such fraction will in no event be greater than one.

“Permitted Transferee” means:

1.	In the case of the MD Stockholders:

a.	MD, SLD Trust or any Immediate Family Member of MD;

b.	any MD Charitable Entity;

c.

one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

d.

any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clause (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or

e.	from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution;

provided, that:

~~a~~i.

in the case of any Transfer of Securities to a Permitted Transferee of MD during MD’s life, MD would have, after such Transfer, voting control in any capacity over a majority of the aggregate number of Securities owned by the MD Stockholders and owned by the Persons or entities described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” as a result of Transfers hereunder;

~~b~~ii.

any such transferee enters into a joinder agreement as may be required under one or more binding contracts, commitments or agreements or in such other form and substance reasonably satisfactory to the SLP Stockholders;

~~c~~iii.

in the case of any Transfer of Securities to a Permitted Transferee of MD that is a Person described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” during MD’s life, such Transfer is gratuitous; and

~~d~~iv.

MD shall have a validly executed power-of-attorney designating an attorney-in-fact or agent, or with respect to any Securities Transferred to a trust revocable by MD, a MD Fiduciary, that is authorized to act on MD’s behalf with respect to all rights held by MD relating to Securities in the event that MD has become incapacitated.

For the avoidance of doubt, the foregoing clauses (~~1)(a~~i) through (~~1)(e~~iv) of ~~this definition of “Permitted Transferee”~~the foregoing proviso are applicable only to Transfers of Securities by MD to his Permitted Transferees, do not apply to any other Transfers of Securities, and shall not be applicable after the consummation of an IPO.

2.

In the case of the MSD Partners Stockholders, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of the MSD Partners Stockholders that remains such an Affiliate or affiliated private equity fund of such MSD Partners Stockholder; provided, that for the avoidance of doubt, except as otherwise agreed in writing between the Sponsor Stockholders, the MD Stockholders and Permitted Transferees of the MD Stockholders shall not be Permitted Transferees of any MSD Partners Stockholder.

3.

In the case of any other stockholder (other than the MD Stockholders or the MSD Partners Stockholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of such stockholder that remains such an Affiliate or affiliated private equity fund of such stockholder.

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder, (y) each MSD Partners Stockholder will be a Permitted Transferee of each other MSD Partners Stockholder and (z) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange.

“Qualified Sale Transaction” means any Sale Transaction (i) pursuant to which more than 50% of the DHI Common Stock and other debt securities exercisable or exchangeable for or convertible into DHI Common Stock, or any option, warrant or other right to acquire any DHI Common Stock or such debt securities of the Corporation will be acquired by a Person that is not an MD Related Party, nor the Corporation or any Subsidiary of the Corporation, (ii) in respect of which each Sponsor Stockholder other than the MD Stockholders has the right to participate in such Sale Transaction on the same terms as the MD Stockholders, (iii) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the SLP Stockholders will receive consideration for their DHI Common Stock and any other securities acquired pursuant to the exercise of any participation rights to which such SLP Stockholders are contractually entitled, if any, that consists entirely of cash and/or Marketable Securities and (iv) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the net proceeds of cash and Marketable Securities to be received by the Initial SLP Stockholders will, as of the Applicable Date, result in the Minimum Return Requirement being satisfied.

“Reference Number” means ninety-eight million, one-hundred eighty-one thousand, eight hundred eighteen (98,181,818) shares of DHI Common Stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the Merger).

“Retained Interest Dividend” and “Retained Interest Dividend Amount” have the respective meanings ascribed to them in Section 5.2(e)(1)(B)(I).

“Retained Interest Redemption Amount” and “Retained Interest Partial Redemption” have the respective meanings ascribed to them in Section 5.2(m)(3).

“Return” means, as of any date of determination, the sum of (i) all cash, (ii) the Fair Market Value of all Marketable Securities (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders if not received in a Qualified Sale Transaction, or if received in a Qualified Sale Transaction, the Applicable Date) and (iii) the Fair Market Value of all other securities or assets (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders), in each such case, paid to or received by the Initial SLP Stockholders prior to such date pursuant to (A) any dividends or distributions of cash and/or Marketable Securities by the Corporation or its Subsidiaries to the Initial SLP Stockholders in respect of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries, (B) a transfer of equity securities of the Corporation and/or its Subsidiaries by the Initial SLP Stockholders to any Person and/or (C) a Qualified Sale Transaction; provided, that in the case of a Qualified Sale Transaction, if the Initial SLP Stockholders retain any portion of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries following such Qualified Sale Transaction, the Fair Market Value of such portion immediately following such Qualified Sale Transaction (x) shall be deemed consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return,” and (y) shall be based on the per security price of such DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries to be transferred or sold in such Qualified Sale Transaction, assuming (1) full payment of all fees and expenses payable by or on behalf of the Corporation or its Subsidiaries to any Person in connection therewith, including to any financial advisors, consultants, accountants, legal counsel and/or other advisors or representatives and/or otherwise payable, and (2) no earn-out payments, contingent payments (other than, in the case of a Qualified Sale Transaction, payments contingent upon the satisfaction or waiver of customary conditions to closing of such Qualified Sale Transaction), and/or deferred consideration, holdbacks and/or escrowed proceeds will be received by the Initial SLP Stockholders; provided, further, that notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) all payments received by the Initial SLP Stockholders, or reimbursed or indemnified pursuant to this Certificate of Incorporation, the Bylaws, any stockholder agreement or any similar contractual arrangement, in each case, on account of the SLP Stockholders holding Securities, shall be disregarded and shall not be considered consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return” and (ii) in no event shall the reclassification of the Original Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) contemplated by Section 5.2(c) of the Corporation’s Fourth Amended and Restated Certificate of Incorporation be deemed to have resulted in any “Return.”

“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Corporation or any Specified Subsidiary with or into any Person, (ii) the sale of DHI Common Stock and/or other voting equity securities of the Corporation that represent (A) a majority of the DHI Common Stock on a fully-diluted basis and/or (B) a majority of the aggregate voting power of the DHI Common Stock and/or (iii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in calculating the aggregate voting power of the DHI Common Stock for the purpose of clause (ii) of this definition of “Sale Transaction,” the voting power attaching to any shares of Class A Common Stock and/or Class B Common Stock that will convert into Class C Common Stock in connection with such transaction shall be determined as if such conversion had already taken place; provided, further, that in each case, any transaction solely between and among the Corporation and/or its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP III” means Silver Lake Partners III, L.P., a Delaware limited partnership.

“SLP Invested Amount” means an amount equal to the aggregate investment by the Initial SLP Stockholders (without duplication) on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) in the equity securities of the Corporation and its Subsidiaries. For purposes of determining the SLP Invested Amount all payments made by the SLP Stockholders for which they are subsequently reimbursed or indemnified and for which they do not or did not purchase or acquire equity securities of the Corporation or its Subsidiaries shall be disregarded and shall not be considered payments made or investments in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries or their respective equity securities.

“SLP Stockholders” means, collectively, (a) SLP III, SLTI III, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P., a Delaware limited partnership, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“SLTI III” means Silver Lake Technology Investors III, L.P., a Delaware limited partnership.

“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Denali Finance, (iv) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), (v) EMC, (vi) any successors and assigns of any of Intermediate, Dell, Denali Finance, Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) and EMC, (vii) any other borrowers under the senior secured indebtedness and/or issuer of the debt securities, in each case, incurred or issued to finance the Merger and the transactions contemplated thereby and by the related transactions entered into in connection therewith and (viii) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.

“Sponsor Stockholders” means, collectively, the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders.

“Stock Plan” means each of (i) the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel

Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan and (ii) such other equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards, including the Dell Technologies Inc. Amended and Restated 2013 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, VMware and its subsidiaries shall not be considered Subsidiaries of the Corporation and its Subsidiaries for so long as VMware is not a direct or indirect wholly-owned subsidiary of the Corporation.

“Tax Event” means receipt by the Corporation of an opinion in writing of its tax counsel to the effect that, as a result of (i) (a) any amendment or change to the Internal Revenue Code of 1986, as amended, or any other federal income tax statute, (b) any amendment or change to the Treasury Regulations (including the issuance or promulgation of temporary regulations), (c) any administrative pronouncement or other ruling or guidance (including guidance from the Internal Revenue Service or the U.S. Department of Treasury) published in the Internal Revenue Bulletin that applies, advances or articulates a new or different interpretation or analysis of federal income tax law or (d) any decision in regards to U.S. federal tax law of a U.S. federal court that has not been reversed by a higher federal court that applies, advances or articulates a new or different interpretation or analysis of federal income tax law, or (ii) a proposed amendment, modification, addition or change in or to the provisions of, or in the interpretation of, U.S. federal income tax law or regulations contained in legislation proposed by Congress or administrative notice or pronouncement published in the Internal Revenue Bulletin, it is more likely than not that (A) the Class V Common Stock is not, or at any time in the future will not be, treated solely as common stock of the Corporation and such treatment would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences or (B) the issuance or existence of any Class V Common Stock would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences.

For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market.

“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or otherwise (or the entry into any agreement with respect to any of the foregoing); provided, however, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2, (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2 nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.

“VMware” means VMware, Inc., a Delaware corporation.

“VMware Notes” means each of (A) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (B) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (C) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC.

[Remainder of Page Intentionally Left Blank]

~~IN WITNESS WHEREOF, the Corporation has executed this Fourth Amended and Restated Certificate of Incorporation on this 6th day of September, 2016.~~

~~By:~~	~~/s/ Janet B. Wright~~
~~Name:~~	 ~~Janet B. Wright~~
~~Title:~~	~~Vice President and Assistant Secretary~~

~~[Signature Page to Fourth Amended and Restated Certificate of Incorporation of Dell Technologies Inc.]~~

Annex S-C

SECOND AMENDED AND RESTATED

BYLAWS

OF

DELL TECHNOLOGIES INC.

(Effective ~~September 7~~[●], ~~2016~~2018)

ARTICLE I

OFFICES

SECTION 1.01 Registered Office. The registered office and registered agent of Dell Technologies Inc. (the “Corporation”) shall be as set forth in the Amended and Restated Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

STOCKHOLDERS

SECTION 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

SECTION 2.02 Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors or by directors representing a majority of the voting power of the Board of Directors, and shall be called by the Chief Executive Officer, President or Secretary of the Corporation (the “Secretary”) upon the written request of stockholders, stating the purpose or purposes of the meeting, signed by the holders of at least fifty percent (50%) of the voting power of the issued and outstanding stock entitled to vote at such meeting. Special meetings may be held at such place, if any, either within or without the State of Delaware and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously called by the Board of Directors.

SECTION 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the

~~Amended and Restated Sponsor Stockholders~~MD Stockholder Agreement, dated as of ~~September 7, 2016~~[●], 2018 between the Corporation and the stockholders party thereto (~~the “Sponsor~~as the same may be amended, supplemented, restated or otherwise modified from time to time, the “MD Stockholders Agreement”) ~~and~~, the SLP Stockholders Agreement, dated as of [●], 2018 between the Corporation and the stockholders party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “SLP Stockholders Agreement” and together with the MD Stockholders Agreement, the “Sponsor Stockholders Agreements”), and the Corporation’s amended and restated certificate of incorporation as then in effect (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Amended and Restated Certificate of Incorporation”), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof, or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who is a stockholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting ~~(which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Class V Common Stock (as defined in the Amended and Restated Certificate of Incorporation) are first publicly traded, be deemed to have occurred on July 15, 2016)~~; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3) Such stockholder’s notice shall set forth (a) in the case where a stockholder proposes to nominate an individual for election or re-election as a member of the Board of Directors, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) a representation that the stockholder is a holder of record at the time of the giving of the notice and will be entitled to vote at such meeting (A) the requisite shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class V Common Stock (each as defined in the Amended and Restated Certificate of Incorporation) if the nominee is nominated to be a Group I Director (as defined in the Amended and Restated Certificate of Incorporation), (B) the requisite shares of Class A Common Stock if the nominee is nominated to be a Group II Director (as defined in the Amended and Restated Certificate of Incorporation), ~~and/or~~ (C) the

requisite shares of Class B Common Stock if the nominee is nominated to be a Group III Director (as defined in the Amended and Restated Certificate of Incorporation), and/or (D) the requisite shares of Class C Common Stock if the nominee is nominated to be a Group IV Director (as defined in the Amended and Restated Certificate of Incorporation); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including any contract to purchase or sell, the acquisition or grant of any option, right or warrant to purchase or sell or any swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The foregoing notice requirements of this Section 2.03 shall be deemed satisfied by a stockholder with respect to business other than a nomination of a person for election to the Board of Directors if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) as provided in the Sponsor Stockholders ~~Agreement~~Agreements and the Amended and Restated Certificate of Incorporation, (2) by or at the direction of the Board of Directors or any committee thereof or (3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in this Section 2.03 and who is a stockholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Sponsor Stockholders ~~Agreement~~Agreements shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on stockholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided that such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) hereof), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph (C)(3) of this Section 2.03, business other than nominations brought properly under and in compliance with Rule 14a-8 under the Exchange Act, as may be amended from time to time). Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

(4) Notwithstanding anything to the contrary contained in this Section 2.03, (a) for as long as the ~~Sponsor~~MD Stockholders Agreement remains in effect with respect to ~~any Sponsor Stockholder~~the MD Stockholders (as defined in the Amended and Restated Certificate of Incorporation), ~~such Sponsor Stockholder~~the MD Stockholders shall not be subject to the notice procedures set forth in paragraph (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders and (b) for as long as the SLP Stockholders Agreement remains in effect with respect to the SLP Stockholders (as defined in the Amended and Restated Certificate of Incorporation), the SLP Stockholders shall not be subject to the notice procedures set forth in paragraph (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

SECTION 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

SECTION 2.05 Quorum. Unless otherwise required by applicable law, the Amended and Restated Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Unless required by the Amended and Restated Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such a proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Amended and Restated Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Amended and Restated Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07 Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or upon his or her disability, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08 Secretary of Meetings. The Secretary shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the chairman of the meeting shall appoint a person to act as secretary at such meetings.

SECTION 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Amended and Restated Certificate of Incorporation and in accordance with the DGCL.

SECTION 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereat on the matters in question, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.12 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 Powers. Except as otherwise provided by the Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 3.02 Number and Term; Chairman. The Board of Directors shall consist of such number of directors ~~shall~~, not less than three (3) nor more than twenty-one (21), as shall from time to time be fixed ~~in the manner provided in~~by resolution of the Board of Directors, subject to the provisions of the Amended and Restated Certificate of Incorporation~~.~~ and the Sponsor Stockholders Agreements; provided, however, that (a) the number of Group IV Directors shall be one (1) and (b) the number of Group I Directors shall not be less than three (3) nor more than twenty (20). The term of each director shall be as set forth in the Amended and Restated Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, directors representing a majority of the voting power of the directors present at such meeting shall elect one (1) of their members to preside.

SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Amended and Restated Certificate of Incorporation and the DGCL.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Amended and Restated Certificate of Incorporation and the Sponsor Stockholders ~~Agreement~~Agreements. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Chief Executive Officer or the Secretary if directed by directors representing a majority of the voting power of the Board of Directors, and any such meeting shall be at such place, date and time as may be fixed by the person or persons at whose direction the meeting is called. Notwithstanding the foregoing, to the extent the Group II Directors and/or the Group III Directors ~~(each as defined in the Amended and Restated Certificate of Incorporation)~~ are permitted or required to approve any matter or take any action without the participation of any other members of the Board of Directors, a special meeting may be called by members representing a majority of the voting power of all Group II Directors and/or Group III Directors, as the case may be. Notice need not be given of regular meetings of the Board of Directors. At least forty-eight (48) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director entitled to attend such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, the attendance as contemplated in any manner permitted by the DGCL, of (A) members of the Board of Directors who are entitled to vote a majority of the aggregate number of votes of the total number of directors of the Board of Directors, (B) at least one of the Group II Directors for so long as the MD Stockholders (as defined in the Amended and Restated Certificate of Incorporation) are entitled to nominate at least one such director and (C) at least one of the Group III Directors for so long as the SLP Stockholders ~~(as defined in the Amended and Restated Certificate of Incorporation)~~ are entitled to nominate at least one such director shall constitute a quorum for the transaction of business of the Board of Directors, and the affirmative vote of a majority of the aggregate number of votes of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Notwithstanding the immediately preceding sentence, but subject to this Section 3.07, if a quorum does not exist at any meeting of a Board of Directors due solely to the lack of attendance of at least one Group II Director and/or one Group III Director at a properly called meeting of the Board of Directors, (x) such meeting shall be adjourned and, following notice to all members of the Board of Directors in accordance with Section 3.06 as if such adjournment were a newly called special meeting, recalled for the same purpose on a date not less than four (4) calendar days (or two (2) calendar days solely in the event that a bona fide emergency would result in a material adverse effect on the Corporation and its Subsidiaries (as defined in the Amended and Restated Certificate of Incorporation), taken as a whole) and not more than ten (10) calendar days from the date of adjournment, and (y) the attendance of at least one Group II Director and one Group III Director shall not be required to establish a quorum for such recalled meeting (so long as the purpose and agenda of such recalled meeting are identical to those of the adjourned meeting and no matters not set forth on such agenda are considered at such meeting, and so long as a quorum is otherwise present at such recalled meeting); provided that in no event may such adjourned meeting be convened unless there are present directors entitled to cast at least one-third of the aggregate number of votes of the total number of directors of the Board of Directors. Each director shall be entitled to a number of votes as determined pursuant to the Amended and Restated Certificate of Incorporation.

SECTION 3.08 Action Without a Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.09 Remote Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.10 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity. Notwithstanding the foregoing, the Corporation shall reimburse the Sponsor Stockholders in connection with meetings of the Board of Directors and its committees as provided in the Sponsor Stockholders ~~Agreement~~Agreements.

SECTION 3.11 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

COMMITTEES

SECTION 4.01 Committees; Committee Rules. Subject to the provisions of the Sponsor Stockholders ~~Agreement~~Agreements, the Board of Directors may designate from time to time one or more committees, including, without limitation, an Audit Committee, a Capital Stock Committee and such other committees as may be required by the Sponsor Stockholders ~~Agreement~~Agreements, each such committee to consist of one or more of the directors of the Corporation, in each case subject to the provisions of the Sponsor Stockholders ~~Agreement~~Agreements. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee, in each case subject to the provisions of the Sponsor Stockholders ~~Agreement~~Agreements. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee and consistent with the provisions of the Sponsor Stockholders ~~Agreement~~Agreements, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee and in each case consistent with the provisions of the Sponsor Stockholders ~~Agreement~~Agreements. Unless otherwise provided in such a resolution, the presence of directors representing a majority of the voting power of the members of the committee shall be necessary to constitute a quorum, provided that (i) if a committee has one or more Group II Directors ~~(as defined in the Amended and Restated Certificate of Incorporation)~~ as its members, the presence of at least one Group II Director shall be necessary to constitute a quorum and (ii) if a committee has one or more Group III Directors ~~(as defined in the Amended and Restated Certificate of Incorporation)~~ as its members, the presence of at least one Group III Director shall be necessary to constitute a quorum; and, unless otherwise provided in these Bylaws or the Sponsor Stockholders ~~Agreement~~Agreements, all matters shall be determined by a vote of members representing a majority of the voting power of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member consistent with the provisions of the Sponsor Stockholders ~~Agreement~~Agreements.

SECTION 4.02 Capital Stock Committee. For so long as any shares of Class V Common Stock remain outstanding, the Board of Directors shall maintain a Capital Stock Committee, which committee shall consist of at least three members, and shall at all times be composed of directors a majority of whom the Board of Directors has determined satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed or, if the Class V Common Stock is not so listed, then of a company listed on the New York Stock Exchange. Each member of the Capital Stock Committee shall have one vote on all matters to come before the committee.

The Capital Stock Committee shall have and may exercise such powers, authority and responsibilities as may be granted by the Board of Directors in connection with the adoption of general policies governing the relationship between business groups or otherwise, including such powers, authority and responsibilities as are granted by the Board of Directors with respect to, among other things: (a) the business and financial relationships between the DHI Group (or any business or subsidiary allocated thereto) and the Class V Group (or any business or subsidiary allocated thereto) and (b) any matters arising in connection therewith. In addition, the Board of Directors shall not approve any (i) investment made by or attributed to the Class V Group, including any investment of any dividends received on the VMware, Inc. shares attributed to the Class V Group, other than (A) investments made by VMware, Inc. or (B) any reallocation related to the Retained Interest Dividend Amount or Retained Interest Redemption Amount, (ii) allocation of any acquired assets, businesses or liabilities to the Class V Group, (iii) allocation or reallocation of any assets, businesses or liabilities from one Group to the other (other than a pledge of any assets of one Group to secure obligations of the other, or any foreclosure on the assets subject to such a pledge), or (iv) resolution, or the submission to the shareholders of the Company of any resolution, setting forth an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class V Common Stock or any series thereof at any time the common stock of VMware, Inc. is publicly traded on a U.S. securities exchange and VMware, Inc. is required to file reports under Sections 13 and 15(d) of the Exchange Act, in the case of each of clause (i)-(iv), without the consent of the Capital Stock Committee. Any Board of Directors determination to amend, modify or rescind such general policies shall be effective only with the approval of the Capital Stock Committee.

Notwithstanding anything to the contrary contained herein, for so long as any shares of Class V Common Stock remain outstanding, this Section 4.02 shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates (as defined in the Amended and Restated Certificate of Incorporation), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon voting together as a separate class and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

For purposes of this Section 4.02, all capitalized terms used in this Section 4.02 but not defined herein shall have the respective meanings assigned thereto in the Amended and Restated Certificate of Incorporation.

ARTICLE V

OFFICERS

SECTION 5.01 Number. The officers of the Corporation shall include a Chief Executive Officer (who shall also be President for the purpose of the DGCL, unless otherwise determined by the Board of Directors), a Chief Financial Officer, a Chief Legal Officer or General Counsel and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 5.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors. The Board of Directors may appoint one or more officers called a Vice Chairman, each of whom does not need to be a member of the Board of Directors.

SECTION 5.03 Chief Executive Officer. The Chief Executive Officer shall have general executive charge, management and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. The selection of the Chief Executive Officer shall be subject to the provisions of the Amended and Restated Certificate of Incorporation and the Sponsor Stockholders ~~Agreement~~Agreements.

SECTION 5.04 President/Vice Presidents. The President and each Vice President, if any are elected (of whom one or more may be designated an Executive Vice President or Senior Vice President), shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.05 Chief Financial Officer. The Chief Financial Officer shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.06 Chief Legal Officer/General Counsel. The Chief Legal Officer or General Counsel shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.07 Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. He or she shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.08 Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

SECTION 5.09 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

SECTION 5.10 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 5.11 Contracts and Other Documents. The Chief Executive Officer, the Secretary and such other officer or officers as may from time to time be authorized by the Chief Executive Officer, the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors to authorize such action, shall each have the power to sign and execute on behalf of the Corporation deeds, conveyances, contracts and any and all other documents requiring execution by the Corporation.

SECTION 5.12 Ownership of Securities of Another Entity. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation, in each case consistent with the provisions of the Sponsor Stockholders ~~Agreement~~Agreements.

SECTION 5.13 Delegation of Duties. In the absence or upon the disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 5.14 Resignation and Removal. Subject to the provisions of the Amended and Restated Certificate of Incorporation, any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03.

SECTION 5.15 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE VI

STOCK

SECTION 6.01 Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, (a) the Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 6.02 Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

SECTION 6.03 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives in the manner prescribed by law, the Amended and Restated Certificate of Incorporation, these Bylaws and the Sponsor Stockholders ~~Agreement~~Agreements, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation.

SECTION 6.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 6.05 List of Stockholders Entitled To Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then, in addition to the foregoing requirements, a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then, in addition to the foregoing requirements, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 6.06 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 6.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, to the fullest extent permitted by applicable law, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by applicable law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VII

NOTICE AND WAIVER OF NOTICE

SECTION 7.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 7.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Right to Indemnification. Each person who was or is a party, is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including any and all appeals (hereinafter a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or an officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each, a “Person”), or by reason of any action alleged to have been taken or omitted by such person in any such capacity or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), from and against all loss and liability suffered and expenses (including, without limitation, attorneys’ fees, costs and expenses), judgments, fines ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred by or on behalf of an indemnitee in connection with such action, suit or proceeding, including any appeals or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to serve in the capacity which initially entitled such indemnitee to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 8.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors; provided, further, that the Corporation shall not be obligated under this Section 8.01: (a) to indemnify an indemnitee under these Bylaws for any amounts paid in settlement of an action, suit or proceeding unless the Corporation consents to such settlement, which consent shall not be unreasonably withheld, delayed or conditioned, or (b) to indemnify an indemnitee for any disgorgement of profits made from the purchase or sale by indemnitee of securities of the Corporation under Section 16(b) of the Exchange Act.

In addition, subject to Section 8.04, the Corporation shall not be liable under this Article VIII to make any payment of amounts otherwise indemnifiable hereunder (including, without limitation, judgments, fines and amounts paid in settlement) if and to the extent that the indemnitee has otherwise actually received such payment under this Article VIII or any insurance policy, contract, agreement or otherwise.

SECTION 8.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01, an indemnitee shall also have the right, to the fullest extent permitted by the DGCL, to be paid by the Corporation the expenses (including attorney’s fees, costs and expenses) incurred by the indemnitee in appearing at, participating in or defending, or otherwise arising out of or related to, any action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII pursuant to Section 8.03 (hereinafter an “advancement of expenses”); provided, however, that,

(a) if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay any amounts so advanced (without interest) to the extent that it is determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 8.01 and 8.02 or otherwise;

(b) with respect to any action suit or proceeding of which the Corporation is so notified, the Corporation shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to indemnitee, upon the delivery to indemnitee of written notice of its election to do so.

SECTION 8.03 Right of Indemnitee to Bring Suit. In the event that (i) following a final adjudication, the Corporation determines in accordance with this Article VIII that the indemnitee is not entitled to indemnification, (ii) following a final adjudication, the Corporation denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within thirty (30) days following receipt of a request for indemnification as described above, (iii) payment of a claim under Section 8.01 or 8.02 is not paid in full by the Corporation within (a) ninety (90) days after a written claim for indemnification has been received by the Corporation following a final adjudication or (b) fifteen (15) days after a written claim for an advancement of expenses has been received by the Corporation or (iv) any other person takes or threatens to take any action designed to deny, or to recover from, the indemnitee the benefits provided or intended to be provided to the indemnitee under this Article VIII, the indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense (including attorneys’ fees, costs and expenses) of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder following a final adjudication (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

SECTION 8.04 Indemnification Not Exclusive. (a) The provisions for indemnification to or the advancement of expenses and costs to any indemnitee under this Article VIII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VIII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by applicable law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, the Amended and Restated Certificate of Incorporation, other agreements or arrangements, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation shall be fully and primarily responsible for payments to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of (i) the DGCL, (ii) the Amended and Restated Certificate of Incorporation, (iii) this Article VIII, (iv) any other agreement between the Corporation or any of the Corporation’s Affiliates (as defined in the Amended and Restated Certificate of Incorporation) and the indemnitee pursuant to which the indemnitee is indemnified, (v) the laws of the jurisdiction of incorporation or organization of the Corporation or any of its Affiliates and/or (vi) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of the Corporation or any of its Affiliates irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation or any of its Affiliates be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation or any of its Affiliates hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 8.04(b) and entitled to enforce this Section 8.04(b).

For purposes of this Section 8.04(b), the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Corporation and any indemnity-related entity pursuant to the DGCL, any agreement with and/or any certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

SECTION 8.05 Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 8.06 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. Subject to Section 8.04, in the event of any payment by the Corporation under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee with respect to any insurance policy or any other indemnity agreement covering the indemnitee. The indemnitee shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by the indemnitee in connection with such subrogation.

SECTION 8.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, individually or as a group, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 8.08 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 9.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 9.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall consist of the 52- or 53-week period ending on the Friday nearest January 31.

SECTION 9.04 Construction; Section Headings. For purposes of these Bylaws, unless the context otherwise requires, (i) references to “Articles” and “Sections” refer to articles and sections of these Bylaws and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 9.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Amended and Restated Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE X

AMENDMENTS

SECTION 10.01 Amendments. Subject to any approvals required by the Sponsor Stockholders ~~Agreement~~Agreements or Section 4.02 herein, the Board of Directors is authorized to make, alter, amend, repeal and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Amended and Restated Certificate of Incorporation.

Annex S-D

November 14, 2018

The Special Committee of the Board of Directors of

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Members of the Special Committee:

We understand that Dell Technologies Inc., a Delaware corporation (the “Company”), proposes to enter into an amendment, dated as of the date hereof (the “Amendment”), to the agreement and plan of merger, dated as of July 1, 2018 (as amended, the “Agreement”). Pursuant to the Agreement, each share of the Company’s Class V common stock (“Class V Common Stock”) will be converted (the “Transaction”) into the right to receive no less than 1.5043 shares of the Company’s Class C common stock (“Class C Common Stock”) and no more than 1.8130 shares of Class C Common Stock, subject to the right of the holder of such share to elect to receive $120.00 in cash, without interest, subject to the proration and the terms and conditions set forth in the Agreement (collectively, the “Consideration”). The number of shares of Class C Common Stock to be received for each share of Class V Common Stock is dependent on the volume weighted average trading price of shares of Class V Common Stock during the seventeen (17) consecutive trading day period ending on the Election Deadline, as well as the aggregate cash elections made by the holders of Class V Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement, and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Special Committee has asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to the holders of shares of Class V Common Stock (other than the Company and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available business and financial information relating to the Company and VMware, Inc., a Delaware corporation and a non-wholly owned subsidiary of the Company (“VMware”), that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and VMware prepared and furnished to us by management of the Company or VMware, as applicable;

(iii)

reviewed certain alternative business assumptions and an analysis furnished to us by a consultant retained by the Special Committee and which were used at the direction of the Special Committee to prepare a Sensitivity Case; such assumptions and analyses addressed (a) certain financial forecasts and other financial and operating data of the Company (including Company management’s assumptions for VMware), (b) certain industry and market research and (c) other information;

(iv)	reviewed certain non-public projected financial and operating data relating to the Company and VMware prepared and furnished to us by management of the Company or VMware, as applicable;

(v)

discussed the operations, financial projections and financial condition of the Company and VMware with management of the Company and VMware (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed the reported prices and the historical trading activity of the Class V Common Stock;

2460 SAND HILL ROAD, SUITE 200, MENLO PARK, CA 94025 TEL: 650.561.0100 FAX: 650.561.0101

Letter to The Special Committee of the Board of Directors of Dell Technologies Inc.

November 14, 2018

(vii)

compared the financial performance of the Company and VMware and, as to VMware, its stock market trading multiples, with the financial performance and stock market trading multiples of certain other publicly traded companies that we deemed relevant;

(viii)	considered certain attributes of the Class V Common Stock as provided for in the Company’s organizational and governance documents and policies that we deemed relevant;

(ix)	reviewed the Amendment, which we were informed was in final form, and the Agreement; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and VMware referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the entity preparing such data as to such future financial performance under the business assumptions reflected therein. With respect to the alternative business assumptions and analysis prepared by a consultant retained by the Special Committee and furnished to us referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the party preparing such data. We express no view as to any projected financial data relating to the Company or VMware, or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction to the holders of shares of Class V Common Stock. We have further assumed that any exercise of appraisal rights, if any, will not affect the value of the Company or the Consideration in any respect material to our analysis.

We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, VMware or any other entity, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company, VMware or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of shares of Class V Common Stock (other than the Company and its affiliates), from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, VMware or any other person or entity, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors

Letter to The Special Committee of the Board of Directors of Dell Technologies Inc.

November 14, 2018

or employees of the Company, VMware or any other person or entity, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that the structure of the Transaction will not vary or be modified in any respect material to our analysis. Our opinion does not address the relative merits or timing of the Transaction as compared to other business or financial strategies that might be available to the Company or the Special Committee, nor does it address the underlying business decision of the Company or the Special Committee to engage in the Transaction, nor does it address the decision of any holder of shares of the Company to exercise appraisal rights, if any. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company or Class V Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors, the Special Committee or any other persons in respect of the Transaction, including as to how any holder of shares of Class V Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which any shares of the Company, VMware or any other entity will trade at any time, including following the announcement or completion of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company, the Special Committee and their respective advisors with respect to legal, regulatory, accounting and tax matters.

We received a fee for our services upon the rendering of our opinion, dated July 1, 2018, in connection with the Company entering into the Agreement before it was amended. We will not receive a fee for our services in connection with the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates provided financial advisory services to the Company and its predecessor and had received fees for the rendering of these services including the reimbursement of expenses. At the request of the Company, we have provided the Special Committee written disclosure as to prior matters. We may provide financial or other services to the Company or VMware in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates (including VMware), for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the members of the Special Committee in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of shares of Class V Common Stock (other than the Company and its affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ J. Stuart Francis
J. Stuart Francis
Senior Managing Director

Annex S-E

DGCL § 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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